UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

Preliminary Copy

[—], 2015

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders of NetScout Systems, Inc., or NetScout, to be held on [—], 2015 at [—] local time, at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts to vote on actions associated with a strategic acquisition that your board of directors has determined represents an unprecedented opportunity to strengthen NetScout and position it to deliver enhanced, sustainable shareholder value. A notice of the special meeting and the proxy statement follow.

As previously announced, on October 12, 2014, NetScout entered into a definitive agreement with Danaher Corporation, or Danaher, under which NetScout will acquire Danaher’s Communications Business, comprising Tektronix Communications, Arbor Networks, and certain parts of Fluke Networks, which we refer to as the Communications Business.

We believe the acquisition is highly compelling strategically, operationally and financially, and that it will create shareholder value well in excess of what NetScout could achieve on its own, based on benefits that include:

•	a broader portfolio of best-in-class solutions that will roughly double NetScout’s total addressable market to over $8 billion;

•	acceleration of our plans to participate more substantially in growth-oriented market sectors such as cyber intelligence and business intelligence analytics;

•	stronger go-to-market capabilities to support a broader, more global and diverse customer base of service provider and enterprise customers; and

•	notable operating synergies arising from our greater scale that will enable us to improve efficiencies across a number of key functional areas, along with the resources necessary to fund continued innovation and key sales, marketing and support programs.

In combination, we believe that these benefits will enable NetScout to sustain strong growth on a substantially larger revenue base, which, in combination with notable operating synergies and prudent investment, will enable us to drive our profitability to new levels.

At the special meeting, you will be asked to approve a proposal to issue shares of NetScout common stock in connection with the transactions necessary to combine the Communications Business with the business of NetScout. You will also be asked to approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the acquisition. If the proposal to approve the issuance of shares of NetScout common stock is not approved, the proposed acquisition cannot be completed.

After consummation of the transactions described in the proxy statement, approximately 59.5% of NetScout common stock is expected to be held by pre-transaction holders of Danaher common stock and approximately 40.5% of NetScout common stock is expected to be held by pre-transaction NetScout stockholders. After the transactions, NetScout common stock issued will continue to be listed on NASDAQ under NetScout’s current symbol, “NTCT.”

The NetScout board of directors recommends that you vote “FOR” the proposal to issue shares of NetScout common stock to facilitate the completion of the acquisition and “FOR” the proposal to approve adjournments or postponements of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock.

Your proxy is being solicited by the board of directors of NetScout. After careful consideration, our board of directors unanimously approved the definitive agreement and determined that this agreement and the other transactions associated with it are advisable and fair to, and in the best interests of, NetScout and its stockholders.

We urge all NetScout stockholders to read the accompanying proxy statement carefully and in its entirety. In particular, we urge you to read carefully the matters discussed under “Risk Factors” beginning on page 31.

Your vote is very important, regardless of the number of shares you own. We cannot complete the acquisition unless the proposal to issue NetScout shares in the transaction is approved by the affirmative vote of a majority of the outstanding shares of common stock that are voted at the special meeting. Regardless of your plans to attend the special meeting in person, please vote by proxy over the telephone, on the internet or by mail as described in the enclosed proxy materials. If you submit your proxy without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals presented at the special meeting. If you do not vote by telephone, by using the internet or by mail, or if you do not specifically instruct your bank, broker or other nominee how to vote any shares held for you in “street name,” your shares will not be voted at the special meeting.

On behalf of our Board of Directors, we thank you for your support and appreciate your consideration of this matter. We look forward to reporting the results from the special meeting to you.

Very truly yours,

Anil Singhal
Chairman, President, and Chief Executive Officer

This document is dated [—], 2015 and is first being mailed to NetScout’s stockholders on or about [—], 2015.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about NetScout from documents filed with the SEC that have not been included or delivered with this document. This information is available to NetScout stockholders without charge by accessing the SEC’s website maintained at www.sec.gov, or upon written or oral request to NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886, Attention: Investor Relations, telephone: (978) 614-4000. See “Where You Can Find More Information; Incorporation by Reference.”

All information contained or incorporated by reference in this document with respect to NetScout, Merger Sub and Merger Sub II and their respective subsidiaries, as well as information on NetScout after the consummation of the Transactions, has been provided by NetScout. All other information contained or incorporated by reference in this document with respect to Danaher, Newco or their respective subsidiaries, or the Communications Business and with respect to the terms and conditions of Danaher’s exchange offer and/or spin-off has been provided by Danaher. This document contains or incorporates by reference references to trademarks, trade names and service marks, including AIRMAGNET®, FLUKE NETWORKS®, ARBOR NETWORKS®, TEKTRONIX® Communications and VSS MONITORING® that are owned by Danaher and its related entities.

The information included in this document regarding Danaher’s exchange offer is being provided for informational purposes only and does not purport to be complete. For additional information on Danaher’s exchange offer and the terms and conditions of Danaher’s exchange offer, NetScout’s stockholders are urged to read Newco’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-200711), NetScout’s registration statement on Form S-4 (Reg. No. 333-200704), when each is available, and all other documents Newco or NetScout file with the SEC relating to the Mergers. This document constitutes only a proxy statement for NetScout stockholders relating to the special meeting and is not an offer to sell or a solicitation of an offer to purchase shares of NetScout common stock, Danaher common stock or Newco common units.

EXPLANATORY NOTE

This proxy statement relates to the special meeting of stockholders of NetScout Systems, Inc. (“NetScout”) to approve the issuance of shares of NetScout common stock, par value $0.001 per share, that will be issued in the two-step merger process whereby (i) RS Merger Sub I, Inc., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of NetScout Systems, Inc., a Delaware corporation (“NetScout”), will merge with and into Newco, with Newco continuing as the surviving company (the “First Merger”) and (ii) immediately following the First Merger, Newco will merge with and into RS Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), which is a wholly-owned subsidiary of NetScout, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout (the “Second Merger”, and together with the First Merger, the “Mergers”). Prior to the Mergers, Danaher will transfer certain assets and liabilities related to the communications business of Danaher, including Tektronix Communications, Arbor Networks and certain parts of Fluke Networks Enterprise, but excluding Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business (the “Communications Business”), to Newco or one of its subsidiaries. In exchange therefor, Danaher will receive all of the issued and outstanding Newco common units. Newco is a newly formed, wholly-owned subsidiary of Danaher that was organized specifically for the purpose of effecting the Separation (as defined below). Newco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions (as defined below). The Newco common units will be immediately converted into shares of NetScout common stock in the First Merger. NetScout has filed this proxy statement that relates to the special meeting of stockholders of NetScout to approve the issuance of shares of NetScout common stock in the First Merger. In addition, NetScout has filed a registration statement on Form S-4 (Registration No. 333-200704) to register the shares of its common stock, which will be issued in the First Merger.

Based on market conditions prior to the closing of the Mergers, Danaher will determine whether the Newco common units will be distributed to Danaher’s stockholders in a spin-off or a split-off. In a spin-off, all Danaher stockholders would receive a pro rata number of Newco common units. In a split-off, Danaher would offer its stockholders the option to exchange their shares of Danaher common stock for Newco common units in an exchange offer. If the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because fewer than all Newco common units owned by Danaher are exchanged, the remaining Newco common units owned by Danaher would be distributed on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. After the distribution of Newco common units in a split-off and/or spin-off, as applicable, Newco common units would immediately be converted into shares of NetScout common stock in the First Merger, resulting in a reduction in Danaher’s outstanding shares.

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held [—]

To the Stockholders of NetScout Systems, Inc.:

A special meeting of stockholders (the “special meeting”) of NetScout Systems, Inc. (“NetScout”) will be held at [—] a.m. local time, on [—], 2015, at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886. The special meeting will be held for the following purposes:

1.	To approve the issuance of shares of NetScout common stock in the First Merger;

2.	To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger; and

3.	To transact any other business that may properly come before the special meeting or any adjourned or postponed session of the special meeting.

NetScout’s board of directors has unanimously approved the Mergers, the Merger Agreement, and the other Transactions (each as defined in this proxy statement), and determined that the Transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, NetScout and its stockholders. NetScout’s board of directors recommends that stockholders vote “FOR” the proposal to issue shares of NetScout common stock in the First Merger and “FOR” the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate. If the proposal to approve the issuance of shares of NetScout common stock in the First Merger is not approved, the Mergers cannot be completed.

Holders of record at the close of business on [—], 2015, the Record Date for determining stockholders entitled to vote at the special meeting, will be entitled to vote at the meeting and any adjournments or postponements of the special meeting.

The attached proxy statement contains a description of the Merger Agreement and the proposed Transactions.

All NetScout stockholders are cordially invited to attend the special meeting in person. However, whether or not NetScout stockholders plan to attend the meeting, we urge each NetScout stockholder to vote by proxy by following the instructions on the enclosed proxy card to ensure its vote is counted. A NetScout stockholder may still attend the meeting in person even if it has already voted by proxy. If your shares are held in the name of a bank, broker or other nominee, you may be eligible to vote electronically or by phone—please refer to the voting instruction form provided to you by your bank, broker or other nominee. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing.

By Order of the Board of Directors,

Anil K. Singhal

Chairman, President, and Chief Executive Officer

Westford, Massachusetts

[—], 20[—]

i

HELPFUL INFORMATION

Certain abbreviations and terms used in the text and notes are defined below:

Abbreviation/Term	Description
Ancillary Agreements	The Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the DBS License Agreement, the IP License Agreement, the Lease Agreement and any other agreements mutually agreed to by the parties pursuant to the Distribution Agreement

Audited Financial Statements	The audited combined financial statements of (x) the Communications Business and (y) Newco (before giving effect to the internal restructuring described in the Distribution Agreement), including the combined balance sheets of (x) the Communications Business and (y) Newco (before giving effect to the internal restructuring described in the Distribution Agreement) as of December 31, 2013 and December 31, 2012 and the three years in the period ended December 31, 2013 together with a report on the financial statements from the independent registered public accounting firm for the Communications Business

Code	The Internal Revenue Code of 1986, as amended

Communications Business	The communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its subsidiaries; provided, however, that the “Communications Business” shall exclude Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business

Danaher	Danaher Corporation

Danaher common stock	The common stock, par value $0.01 per share, of Danaher

Danaher Equity Award	Any Danaher Option that is issued and unexercised and any Danaher RSU that is issued and unvested, in each case at the effective time of the First Merger, and which is treated in each case in accordance with the Employee Matters Agreement

Danaher group	Danaher and each of its subsidiaries, but excluding any member of the Newco group

Danaher Option	Options to purchase shares of Danaher common stock from Danaher, whether granted by Danaher pursuant to the Danaher Stock Plans, assumed by Danaher in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Danaher RSU	Each restricted stock unit representing the right to vest in and be issued shares of Danaher common stock by Danaher, whether granted by Danaher pursuant to a Danaher Stock Plan, assumed by Danaher in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested

Danaher Shared Contract	Any contract relating to (but not relating primarily to) the Communications Business that also relates to any business or business function of the Danaher group to which Danaher, Newco or any member of their respective groups is a party or by which any of their respective assets is bound

Abbreviation/Term	Description
Danaher Stock Plans	Danaher’s 1998 Stock Option Plan, Danaher’s 2007 Stock Incentive Plan, Tektronix 2002 Stock Incentive Plan and Tektronix 2005 Stock Incentive Plan

DBS License Agreement	The DBS License Agreement substantially in the form attached as Exhibit E to the Distribution Agreement

Debt Financing	Any debt financing entered into by the NetScout Companies in connection with the Mergers, the Distribution and other transactions contemplated by the Transaction Documents, including the amendment of that certain Credit and Security Agreement, dated as of December 21, 2007, by and among NetScout, KeyBank National Association, Wells Fargo Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Silicon Valley Bank, Comerica Bank, and the lenders party thereto, as amended by First Amendment Agreement, dated as of December 4, 2009

DGCL	General Corporation Law of the State of Delaware

The Distribution	The distribution by Danaher, pursuant to the Merger Agreement, of 100% of the Newco common units to Danaher’s stockholders in either an exchange offer followed, if necessary, by a spin-off or in a spin-off distribution not including an exchange offer. Danaher expects for the Distribution to be effected through an exchange offer, but the ultimate structure selected will be based on market conditions

The Distribution Agreement	The Separation and Distribution Agreement, dated as of October 12, 2014, by and among Danaher, NetScout and Newco (as the same may be amended from time to time)

Distribution Date	The date selected by the Danaher board or its designee for the distribution of Newco common units to holders of Danaher common stock as of the record date in connection with the Distribution

Employee Matters Agreement	The Employee Matters Agreement substantially in the form attached as Exhibit C to the Distribution Agreement

Exchange Act	The Securities Exchange Act of 1934, as amended

The exchange offer	An exchange offer whereby Danaher is offering to its stockholders the option to exchange all or a portion of their shares of Danaher common stock for all of the Newco common units, which Newco common units will be immediately exchanged for NetScout common stock in the Mergers

The First Merger	The merger of Merger Sub with and into Newco, with Newco surviving the merger as a wholly-owned subsidiary of NetScout, as contemplated by the Merger Agreement

GAAP	Generally accepted accounting principles in the United States

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended

Internal Restructuring	The corporate structuring steps contemplated by the Plan of Reorganization

IP License Agreement	The Intellectual Property Cross-License Agreement substantially in the form attached as Exhibit G to the Distribution Agreement

Abbreviation/Term	Description
IRS	Internal Revenue Service

IRS ruling	Private letter ruling from the IRS with respect to certain aspects of the anticipated non-taxable nature of the Transactions

Lease Agreement	The Commercial Lease Agreement substantially in the form attached as Exhibit F to the Distribution Agreement

The Merger Agreement	The Agreement and Plan of Merger and Reorganization, dated as of October 12, 2014, by and among Danaher, Newco, NetScout, Merger Sub and Merger Sub II (as the same may be amended from time to time)

The Mergers	The First Merger together with the Second Merger

Merger Sub	RS Merger Sub I, Inc., which is a wholly-owned subsidiary of NetScout

Merger Sub II	RS Merger Sub II, LLC, which is a wholly-owned subsidiary of NetScout

NASDAQ	The NASDAQ Global Select Market

NetScout	NetScout Systems, Inc.

NetScout Bylaws	NetScout’s Amended and Restated Bylaws

NetScout Charter	NetScout’s Third Amended and Restated Certificate of Incorporation

NetScout common stock	The common stock, par value $0.001 per share, of NetScout

NetScout Companies	NetScout and each of NetScout’s subsidiaries, including Merger Sub and Merger Sub II

NetScout Products	Products or services (i) both (x) designated or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the NetScout Companies as of October 12, 2014, including the products listed in the NetScout disclosure letter to the Merger Agreement

NetScout Superior Offer	An unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of NetScout common stock or at least a majority of the assets of NetScout (whether through a tender offer, merger or otherwise), that is determined by the NetScout board of directors, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to NetScout’s stockholders than the combination with Newco, (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the NetScout board of directors determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the NetScout board of directors determines to be relevant, and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed

Newco	Potomac Holding LLC, which is a Delaware limited liability company and currently a wholly-owned subsidiary of Danaher Corporation

Newco Assets	Has the meaning ascribed to the Communications Assets in the Distribution Agreement

Abbreviation/Term	Description
Newco common units	Common units representing limited liability company interests in Newco

Newco Companies	Newco and its subsidiaries after giving effect to the transactions and transfer of assets and liabilities as set forth in the Distribution Agreement

Newco Employee	Each employee who as of the date of the Separation is an employee of Danaher’s Tektronix Communications business or Danaher’s Arbor Networks business and each employee of Danaher’s Fluke Networks Enterprise business who is determined to be either primarily dedicated to the Communications Business in the ordinary course or required for the ongoing operation of the Communications Business, and in all cases regardless of whether any such employee is actively at work as of the date of the Separation or is not actively at work as of the date of the Separation as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence

Newco group	Newco, and each of the subsidiaries of Danaher contemplated to be owned (directly or indirectly) by Newco immediately prior to the Separation Time pursuant to the Plan of Reorganization

Newco Indemnitees	Newco, each member of the Newco group, NetScout (from and after the Separation Time), each of their respective successors and assigns, all persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns

Newco Independent Contractor	Each independent contractor who as of the date of the Separation provides services to Danaher’s Tektronix Communications business or Danaher’s Arbor Networks business and each independent contractor providing services to Danaher’s Fluke Networks Enterprise business who is determined to be either primarily dedicated to the Communications Business in the ordinary course or required for the ongoing operation of the Communications Business

Newco IP	(a) All intellectual property constituting, and all intellectual property rights embodied by, the Newco Products and for which Danaher has (or purports to have, including as a result of the transfers under the Distribution Agreement) ownership rights; and (b) all other material intellectual property rights with respect to which any of the Newco Companies has (or purports to have, including as a result of the transfers under the Distribution Agreement) an ownership interest

Newco Products	Products or services (i) both (x) designated or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the Communications Businesses or Newco Companies as of October 12, 2014, including the products listed in the Danaher disclosure letter to the Merger Agreement

Newco Shared Contract	Any contract primarily relating to the Communications Business that also relates to any business or business function of the Danaher group to which Danaher, Newco or any member of their respective groups is a party or by which any of their respective assets is bound

Abbreviation/Term	Description
NYSE	The New York Stock Exchange

Operating Profit	The earnings before income taxes of the Communications Business, taken as a whole, for the fiscal year ended December 31, 2013, calculated in a manner consistent with GAAP consistently applied but before (1) impairment of intangible assets, (2) intangible amortization, (3) stock based compensation, (4) corporate allocations and (5) allocations from Fluke Industrial or Tektronix Instruments, calculated in a manner consistent with the schedules to the Merger Agreement

Plan of Reorganization	The plan to allocate and convey to Newco (or the applicable Newco Sub) the Communications Assets, the Communications Liabilities and ownership of the Newco Subs to reach the Newco structure as it will exist immediately prior to the Distribution

The Second Merger	After the First Merger, the merger of Newco with and into Merger Sub II, with Merger Sub II surviving the merger, as contemplated by the Merger Agreement

Securities Act	The Securities Act of 1933, as amended

The Separation	The internal restructuring to separate and consolidate certain assets and liabilities used in the Communications Business under Newco pursuant to the Distribution Agreement

Separation Date	The effective date of the Separation

Separation Time	The effective time of the Separation

Tax Matters Agreement	The Tax Matters Agreement substantially in the form attached as Exhibit A to the Distribution Agreement

Tax Opinion	The tax opinion of Danaher’s tax counsel, dated as of the closing date of the Mergers

The Transactions	The Separation, the Distribution, the Mergers and related transactions

Trademark License Agreement	The Trademark License Agreement substantially in the form attached as Exhibit D to the Distribution Agreement

Transaction Documents	The Merger Agreement, the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement and the Voting Agreement

Transition Services Agreement	The Transition Services Agreement substantially in the form attached as Exhibit B to the Distribution Agreement

Voting Agreement	The Voting Agreement, dated as of October 12, 2014, between Danaher and Anil Singhal

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions that NetScout stockholders may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. NetScout urges its stockholders to read this document in its entirety prior to making any decision.

Q:	Why am I receiving these materials?

A:	NetScout and Danaher have entered into the Merger Agreement pursuant to which the Communications Business will combine with NetScout’s business. NetScout is holding a special meeting of its stockholders in order to obtain stockholder approval of the issuance of shares of NetScout common stock in the First Merger. NetScout cannot complete the Mergers unless the proposal relating to the issuance of NetScout common stock in the First Merger is approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum exists). The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger must also be approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy.

This document includes important information about the Transactions and the special meeting of the stockholders of NetScout. NetScout stockholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached as Annex A to this document. The enclosed proxy materials allow NetScout stockholders to vote their shares without attending the NetScout special meeting. The vote of NetScout stockholders is very important and NetScout encourages its stockholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or on the voting instruction form provided by the record holder if shares of NetScout stock are held in the name of a bank, broker or other nominee).

Q:	Who can vote at the special meeting?

A:	Only holders of record at the close of business on [—] will be entitled to vote at the special meeting. On this record date, there were [—] shares of common stock outstanding and entitled to vote.

Holder of Record

If, on [—], a NetScout stockholder’s shares were registered directly in that stockholder’s name with NetScout’s transfer agent, Computershare, then that stockholder is a holder of record. As a holder of record, a NetScout Stockholder may vote in person at the meeting or vote by proxy. Whether or not NetScout stockholders plan to attend the meeting, we urge NetScout Stockholders to vote by returning the enclosed proxy card or voting by proxy over the telephone or on the internet as instructed below to ensure their vote is counted.

Beneficial Owner

If, on [—], a NetScout stockholder holds shares of NetScout common stock in “street name” or “beneficial name” (that is, the NetScout stockholder holds its shares through a bank, broker or other nominee), a voting instruction form has been forwarded to that stockholder by its bank, broker or other nominee, or its agent which is considered the holder of record with respect to these shares. As the beneficial owner, a NetScout stockholder has the right to direct its bank, broker or other nominee as to how to vote its shares by following the instructions in the voting instruction form or by voting via the internet or by telephone, but the scope of its rights depends upon the voting processes of the bank, broker or other nominee. Please carefully follow the voting instructions provided by the bank, broker or other nominee or its respective agent.

Q:	What is NetScout proposing?

A:	NetScout is proposing to combine the Communications Business with NetScout’s business. The combination will be effected through a series of Transactions that are described in more detail below and elsewhere in this document. At the consummation of these Transactions:

•	the Communications Business will be owned by Merger Sub II, which will be a wholly-owned subsidiary of NetScout; and

•	approximately 59.5% of NetScout common stock is expected to be held by pre-First Merger holders of Danaher common stock and approximately 40.5% of NetScout common stock is expected to be held by pre-First Merger NetScout stockholders.

In the First Merger, NetScout expects to issue an aggregate number of shares of common stock of NetScout equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. Based upon the reported closing sale price of $[—] per share for NetScout common stock on NASDAQ on [—], the total value of the shares expected to be issued by NetScout would have been approximately $[—] billion. The value of the consideration to be paid by NetScout in the First Merger will fluctuate with the market price of NetScout common stock until the Mergers are consummated.

Q:	What are the “Transactions” referenced above?

A:	On October 12, 2014, NetScout and Danaher agreed to enter into Transactions to effect the transfer of the Communications Business to NetScout. These Transactions provide for the Separation and the Distribution of the Communications Business and the subsequent mergers of (a) Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout and (b) Newco with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In order to effect the Separation, the Distribution and the Mergers, Danaher, Newco, NetScout, Merger Sub and Merger Sub II entered into the Merger Agreement and Danaher, Newco and NetScout entered into the Distribution Agreement. In addition, Danaher, Newco, NetScout and certain of their respective affiliates have entered into, or will enter into, various ancillary agreements in connection with the Transactions. These agreements, which are described in greater detail in this document, govern the relationship among Danaher, Newco, NetScout and their respective affiliates after the Separation, the Distribution and the Mergers.

Immediately after the Distribution and on the closing date of the Mergers, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout. Afterwards, Newco will merge with and into Merger Sub II, whereby the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout. After the Mergers, NetScout will own and operate the Communications Business through Merger Sub II and will also continue its current businesses. All shares of NetScout common stock, including those issued in the First Merger, will be listed on NASDAQ under NetScout’s current trading symbol “NTCT.”

Q:	What are NetScout’s reasons for pursuing the Transactions described in this proxy statement?

A:	The board of directors of NetScout considered the following factors as generally supporting its decision to approve the Merger Agreement and recommend that NetScout stockholders approve the issuance of shares of NetScout common stock in the First Merger:

Advances Strategic Objectives. The acquisition advances NetScout’s strategic objectives of expanding its product portfolio across service assurance and performance analytics, business intelligence and cyber security solutions for communications service providers and large and small enterprises, and government organizations. Consequently, NetScout believes that the acquisition will enhance its ability to create long-term value for its stockholders, including by providing the following benefits:

•	The acquisition enables NetScout to grow to a combined non-GAAP annual revenue base of more than $1.2 billion with an expanded range of complementary products, which is expected to position NetScout to drive strong revenue growth and improved profitability over the long term. Over the long term, NetScout management believes that the combined company will be capable of growing revenue at an approximate compounded annual growth rate of 10 percent.

•	The acquisition increases NetScout’s addressable market and broadens both its service provider and enterprise customer base. The acquisition significantly expands NetScout’s total addressable market to more than $8 billion. International Data Corporation (IDC) estimated that spending on network and application performance management solutions, NetScout’s core market prior to the acquisition, was approximately $5.0 billion in 2013. However, NetScout did not have the requisite offerings to fully address key segments within its core market. The acquisition provides NetScout with new capabilities to fill gaps in its product portfolio and target parts of these markets that were previously not available to NetScout such as radio access network optimization and the low-mid tier of the enterprise network performance management market. Additionally, the acquisition enables NetScout to enter the cyber security market and further enhance its capabilities in the advanced analytics (business intelligence) market, in which such markets global spending was estimated by IDC to be over $3 billion in 2013.

•	The acquisition of the Tektronix Communications business provides NetScout with broader access to service provider customers.

•	The acquired portions of the Fluke Networks Enterprise business allow NetScout to expand into serving mid-tier and smaller enterprise customers.

•	The acquisition of Arbor Networks allows NetScout to immediately enter the cyber intelligence and cyber security market.

•	NetScout will gain complementary, award-winning technologies, capabilities and offerings that can better position it to deliver high-value products and services.

•	NetScout will expand its geographical footprint outside of North America.

•	The combined company is expected to have more than 35% of the workforce composed of research and development personnel.

Cost Synergies. NetScout expects to achieve initial annualized run-rate cost synergies of approximately five percent of the combined cost base, or approximately $45 to $55 million within two years from the consummation of the Transactions as a result of increased size, economies of scale, and elimination of redundancies after the Transactions. NetScout expects to generate additional cost synergies in subsequent years by using common infrastructure platforms, and by eliminating or reducing expenses associated with programs and capabilities already in place as NetScout aligns its go-to-market and related support programs and initiatives. However, the magnitude and timing of such synergies has yet to be determined. NetScout’s initial estimates of cost synergies were based on NetScout’s prior experience in integrating acquired companies and an analysis of the cost base of NetScout and the Communications Business. NetScout anticipates that a significant portion of the initial cost savings will result from improved gross margins due to improved purchasing power, rationalization of consulting and support services, and opportunities for the combined company to sell lower cost of goods sold products. The remainder of the initial cost savings will be realized as a result of operating expense reduction from sales force rationalization and product roadmap integration.

Accretive Transaction. NetScout expects the Transactions to be accretive on a non-GAAP basis in the first full year of operations.

Transaction Terms and Other Considerations. The board of directors of NetScout also considered the other facts about the Transactions and combined company, such as the fixed share nature of the merger consideration, that the Merger Agreement and the consideration to be paid by NetScout was the result of extensive arm’s-length negotiations, that the Transaction would not require NetScout to deplete cash resources or incur debt, the opinion, dated October 12, 2014, of RBC Capital Markets, LLC (“RBC Capital Markets”) to NetScout’s board of directors as to the fairness, from a financial point of view and as of such date, to NetScout of the merger consideration to be paid by NetScout in the First Merger, the modest changes to NetScout’s governance structure and the ability of the board of directors of NetScout, subject to the payment of a termination fee, to withdraw or modify its recommendation to the NetScout stockholders to approve the issuance of the NetScout common stock in the First Merger in certain circumstances.

Q:	What are the key steps of the Transactions?

A:	Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Mergers. Each of these events is discussed in more detail elsewhere in this proxy statement.

1.	Step #1—Internal Restructuring; The Separation. Prior to the Distribution and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, including certain subsidiaries of Danaher, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) its specified excluded assets and excluded liabilities.

2.	Step #2—The Distribution—Exchange Offer and/or Spin-Off. On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders either through an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution or in a spin-off distribution not including an exchange offer. Danaher expects for the Distribution to be effected through an exchange offer, but the ultimate structure selected will be based on market conditions. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

3.	Step #3—The Mergers. In the First Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout. Immediately thereafter, in the Second Merger, Newco will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger.

Q:	Why will the ownership of NetScout following the first merger between Danaher stockholders and NetScout stockholders be approximately 59.5% and 40.5%, respectively?

A:	Immediately after the First Merger, Danaher stockholders will collectively own approximately 59.5% of NetScout common stock on a fully-diluted basis and NetScout stockholders will collectively own approximately 40.5% of NetScout common stock on a fully-diluted basis (subject to adjustment in limited circumstances as provided in the Merger Agreement). The ownership of NetScout following the First Merger was the result of a negotiated value exchange between Danaher and NetScout, which was based upon each party’s valuations, prior to the First Merger, of NetScout and the Communications Business. The proposed Transactions are structured as a Reverse Morris Trust acquisition, which is intended to allow a parent company (here, Danaher) to distribute a subsidiary or a business (here, Newco and the Communications Business) in a tax-efficient manner. The first step of such a transaction is the distribution through a dividend (a “spin-off”), exchange (a “split-off”) or a combination of a spin-off and split-off of the subsidiary stock to or with the parent company stockholders that is intended to qualify under Section 355 of the Code. The distributed subsidiary then merges with the acquiring third party (here, Merger Sub, a wholly-owned subsidiary of NetScout) in a reorganization that is intended to qualify under Section 368 of the Code. Such a transaction can qualify as tax-free for U.S. federal income tax purposes for the parent company, its stockholders and the acquiring third party’s stockholders if the transaction structure meets all applicable requirements, including that the parent company stockholders own more than 50% of the stock of the combined entity immediately after the merger. Therefore, in order to meet all applicable requirements of the Code, Danaher stockholders must own more than 50% of the NetScout common stock outstanding immediately following the First Merger.

Q:	What are the material U.S. federal income tax consequences to NetScout and NetScout’s stockholders resulting from the Transactions?

A:	NetScout will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers. Because NetScout stockholders will not participate in the Distribution or the Mergers, NetScout stockholders will generally not recognize gain or loss upon either the Distribution (including the exchange offer) or the Mergers. NetScout stockholders should consult their own tax advisor for a full understanding of the tax consequences to them of the Distribution and the Mergers. The material U.S. federal income tax consequences of the Distribution and the Mergers are described in more detail in the section of the document entitled “The Transactions—Material U.S. Federal Income Tax Consequences of the Transactions.”

Q:	What will NetScout stockholders receive in the Mergers?

A:	NetScout stockholders will not directly receive any consideration in the Mergers. All shares of NetScout common stock issued and outstanding immediately before the Mergers will remain issued and outstanding after consummation of the Mergers. Immediately after the Mergers, NetScout stockholders will continue to own shares in NetScout, which will include the Communications Business.

Q:	What is the estimated total value of the consideration to be paid by NetScout in the Transactions?

A:	In the Mergers, NetScout expects to issue approximately 62.5 million shares of NetScout common stock, assuming no adjustment pursuant to the Merger Agreement. Based upon the reported closing sale price of $[—] per share for NetScout common stock on NASDAQ on [—], the total value of the shares expected to be issued by NetScout would have been approximately $[—] billion. The value of the consideration to be paid by NetScout in the Mergers will fluctuate with the market price of NetScout common stock until the Mergers are consummated.

Q:	What are the principal adverse consequences of the Transactions to NetScout stockholders?

A:	Following the consummation of the Transactions, NetScout stockholders will participate in a company that holds the Communications Business, but their percentage interest in this company will be diluted. Immediately after the consummation of the Mergers, pre-First Merger NetScout stockholders are expected to own approximately 40.5% of NetScout common stock. Under limited circumstances described in the section of this document entitled “The Merger Agreement—Merger Consideration,” pre-First Merger NetScout stockholders could own less than approximately 40.5% of NetScout common stock following the consummation of the Mergers and under such circumstances, there is no minimum percentage of NetScout common stock that pre-First Merger NetScout stockholders may own. Therefore, the voting power represented by the shares held by pre-First Merger NetScout stockholders will be lower immediately following the Mergers than immediately prior to the First Merger. In addition, in the event that the Distribution is structured as an exchange offer, Danaher stockholders that participate in the exchange offer will be exchanging their shares of Danaher common stock for Newco common units at a discount to the per-share value of NetScout common stock. The existence of a discount, along with the issuance of shares of NetScout common stock pursuant to the First Merger, may negatively affect the market price of NetScout common stock. NetScout also expects to incur significant one-time costs in connection with the Transactions, including advisory, legal, accounting and other professional fees related to the Transactions, transition and integration expenses, such as consulting professionals’ fees, information technology implementation costs and relocation costs, that NetScout management believes are necessary to realize anticipated annualized cost synergies. The incurrence of these costs may have an adverse impact on NetScout’s liquidity or operating results in the periods in which they are incurred. Finally, NetScout will be required to devote a significant amount of time and attention to the process of integrating the operations of NetScout and the Communications Business. If NetScout is not able to effectively manage the process, NetScout’s business could suffer and its stock price may decline. In addition, the market price of NetScout common stock could decline as a result of sales of a large number of shares of NetScout common stock in the market after the consummation of the Transactions or even the perception that these sales could occur. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Q:	What is NetScout’s dividend policy?

A:	NetScout currently intends to retain its future earnings, if any, to finance the development and expansion of its business and is limited in its ability to pay cash dividends under the terms of its current credit facility. Therefore, NetScout does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of NetScout’s board of directors and will depend on NetScout’s financial condition, results of operations and capital requirements, restrictions contained in any financing instruments and such other factors as the NetScout board of directors deems relevant.

Q:	What will Danaher stockholders receive in the Transactions?

A:

If the Distribution is structured as an exchange offer, Danaher will offer to Danaher stockholders the right to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute in the spin-off the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after the consummation of the exchange offer. If the Distribution is structured as a spin-off not including an exchange offer, Danaher will distribute in the spin-off the Newco common units owned by Danaher on a pro rata basis to Danaher stockholders. In the First Merger, the Newco common units will be converted into the right to receive NetScout common stock. Thus, each Danaher stockholder will ultimately receive shares of NetScout common stock in the Distribution and the First Merger. Danaher stockholders will not be required to pay for the Newco common units distributed in the spin-off or the shares of NetScout common stock issued in the

First Merger. If the Distribution is structured as an exchange offer, Danaher stockholders will receive cash from the exchange offer agent in lieu of any fractional shares of NetScout common stock to which such stockholders would otherwise be entitled. All shares of NetScout common stock issued in the First Merger will be issued in book entry form. Calculated based on the number of outstanding shares and the closing price on NASDAQ of NetScout common stock as of [—], 2015, the shares of NetScout common stock that NetScout expects to issue to Danaher stockholders as a result of the Transactions would have had a market value of approximately $[—] billion in the aggregate (the actual value will not be known until the closing date of the Mergers). For more information, see “The Transactions—The Separation and Distribution,” “The Transactions—The Mergers,” and “The Transactions—Calculation of the Merger Consideration.”

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. Consummation of the Transactions is subject to a number of conditions, including:

•	the approval of NetScout’s stockholders of the issuance of shares of NetScout common stock in the First Merger;

•	the receipt by Danaher of the IRS ruling (unless Danaher has not obtained the IRS ruling by June 30, 2015, in which case the condition will be considered waived);

•	the receipt by Danaher of the Tax Opinion;

•	the completion of the various transaction steps contemplated by the Merger Agreement and the Distribution Agreement, including the Separation and the Distribution;

•	termination of any waiting period applicable to the Mergers under applicable antitrust or competition laws in the United States;

•	the absence of any Material Adverse Effect (as this term is described in the section of this document entitled “The Merger Agreement—Representations and Warranties”) with respect to NetScout or the Newco Companies; and

•	other customary conditions.

If NetScout waives the satisfaction of a material condition to the consummation of the Transactions, NetScout will evaluate the appropriate facts and circumstances at that time and resolicit stockholder approval of the issuance of shares of NetScout common stock in the First Merger if required to do so by law.

This proxy statement describes these conditions in more detail under “The Merger Agreement—Conditions to the Merger.”

Q:	When will the Transactions be completed?

A:	NetScout and Danaher are working to complete the Mergers as quickly as possible after satisfaction of the closing conditions, including receipt of applicable regulatory approvals and receipt of NetScout stockholder approval. In addition, other important conditions to the closing of the Separation and the Mergers exist, including, among other things, the completion of the internal restructuring necessary to separate Danaher’s communications assets and liabilities from Danaher’s other business, the receipt of the IRS ruling unless Danaher has not obtained the IRS ruling by June 30, 2015, in which case the condition will be considered waived, and the receipt of the Tax Opinion. It is possible that factors outside NetScout’s and Danaher’s control could require Danaher to complete the Separation and the Distribution and NetScout and Danaher to complete the Mergers at a later time or not complete them at all. For a discussion of the conditions to the Separation and the Mergers, see “The Transactions—Regulatory Approvals” beginning on page 125, “The Merger Agreement—Conditions to the Merger” beginning on page 140, and “The Distribution Agreement—Conditions to the Separation” beginning on page 149.

Q:	When is the termination date of the Merger Agreement?

A:	Subject to specified qualifications and exceptions, either Danaher or NetScout may terminate the Merger Agreement at any time prior to the consummation of the First Merger if the First Merger has not been consummated by October 12, 2015.

Q:	Are there risks associated with the Transactions?

A:	Yes. The material risks and uncertainties associated with the Transactions are discussed in the section entitled “Risk Factors” beginning on page 31 and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 38. Those risks include, among others, the possibility that NetScout may fail to realize the anticipated benefits of the Mergers, the uncertainty that NetScout will be able to integrate the Communications Business successfully, the possibility that NetScout may be unable to provide benefits and services or access to equivalent financial strength and resources to the Communications Business that historically have been provided by Danaher, and the substantial dilution to the ownership interest of current NetScout stockholders following the consummation of the Mergers.

Q:	Will there be any change to the board of directors or the executive officers of NetScout after the Transactions?

A:	Yes. Those directors of NetScout serving on its board of directors immediately before the effective time of the First Merger are expected to continue to serve as directors of NetScout immediately following the closing of the Mergers. In addition, as of immediately following the effective time of the First Merger, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Danaher’s designated director: (i) is unwilling or unable to serve at the effective time of the First Merger; (ii) is unwilling or unable to serve when such new term starts; or (iii) is not nominated to serve such new term, then Danaher will designate a replacement, acceptable to NetScout in its sole discretion, for such director before the effective time of the First Merger or the start of such new term, as applicable.

Q:	Will NetScout’s current senior management team manage the business of NetScout after the Transactions?

A:	Yes. It is expected that NetScout’s management team will remain intact for the combined business. The executive officers of NetScout immediately prior to the closing of the Mergers are expected to be the executive officers of NetScout immediately following the closing of the Mergers. The Merger Agreement provides that NetScout and Newco will take all necessary action to appoint certain specified individuals to management positions at NetScout or Newco as of the effective time of the Mergers.

Q:	What stockholder approvals are needed in connection with the Transactions?

A:	NetScout cannot complete the Transactions unless the proposal relating to the issuance of shares of NetScout common stock in the First Merger is approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum is present). NetScout intends to hold its stockholder meeting as promptly as possible. No vote of Danaher stockholders is required or being sought in connection with the Transactions.

Q:	Where will the NetScout shares issued in connection with the Mergers be listed?

A:	NetScout common stock is listed on NASDAQ under “NTCT.” After consummation of the Transactions, all shares of NetScout common stock issued in the Mergers, and all other outstanding shares of NetScout common stock, will continue to be listed on NASDAQ.

Q:	What is the current relationship between Newco and NetScout?

A:	Newco is currently a wholly-owned subsidiary of Danaher and was formed as a Delaware limited liability company in September 29, 2014 to effectuate the Separation, the Distribution and the Mergers. Other than in connection with the Transactions, there is no relationship between Newco and NetScout.

Q:	Have any NetScout stockholders already agreed to vote for the issuance of shares of NetScout common stock in the First Merger?

A:	Anil K. Singhal, NetScout’s Chief Executive Officer, has agreed with Danaher to vote the shares of NetScout common stock that he owns, representing approximately [—]% of the outstanding shares of NetScout common stock as of [—], 2015, in favor of the issuance of shares of NetScout common stock. In addition, Danaher intends to vote the shares of NetScout common stock that Danaher owns, representing approximately [—]% of the outstanding shares of NetScout common stock as of [—], 2015, in favor of the issuance of shares of NetScout common stock in the First Merger.

Q:	Do Danaher stockholders have to vote to approve the Transactions?

A:	No.

Q:	How does the NetScout board of directors recommend stockholders vote?

A:	The NetScout board of directors recommends that the stockholders of NetScout vote “FOR” approval of the issuance of shares of NetScout common stock in the First Merger and, if necessary or appropriate, “FOR” the adjournment or postponement of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger.

Q:	How can NetScout stockholders cast their vote?

A:	The procedures for voting are fairly simple:

Holder of Record

NetScout holders of record may vote in person at the special meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy by mail using the enclosed proxy card. Whether or not NetScout stockholders plan to attend the meeting, we urge each NetScout stockholder to vote by proxy to ensure its vote is counted. A NetScout stockholder may still attend the meeting in person even if it has already voted by proxy.

•	To vote in person, a NetScout stockholder should come to the special meeting and we will give it ballot when it arrives.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly by mail in the envelope provided. If a NetScout stockholder returns a signed proxy card to us before the special meeting, we will vote that NetScout stockholder’s shares as directed.

•	To vote over the telephone, dial the toll-free number specified on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. NetScout stockholders will be asked to provide the company number and control number from the proxy card. Telephone votes must be received by 11:59 p.m. Eastern Time on [—] to be counted.

•	To vote through the internet, go to the website specified on the enclosed proxy card to complete an electronic proxy card. NetScout stockholders will be asked to provide the company number and control number from the proxy card. Internet votes must be received by 11:59 p.m. Eastern time on [—] to be counted.

Beneficial Owner

If a NetScout stockholder is a beneficial owner of shares registered in the name of a bank, broker or other nominee, that NetScout stockholder should have received a notice containing voting instructions from that organization rather than from NetScout. A NetScout stockholder should simply follow the voting instructions to ensure that its vote is counted. Alternatively, a NetScout stockholder may vote by telephone or over the internet as instructed by its bank, broker or other nominee. To vote in person at the special meeting, a NetScout stockholder must obtain a valid proxy from its bank, broker or other nominee. A NetScout stockholder should follow the instructions from its bank, broker or other nominee included with these proxy materials, or contact its bank, broker or other nominee to request a proxy form.

Q:	How is a quorum determined?

A:	A quorum of stockholders is necessary to conduct any business at the special meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote at the special meeting are present at the meeting in person or represented by proxy. On the Record Date, there were [—] shares outstanding and entitled to vote.

To determine a quorum, NetScout includes abstentions and broker non-votes. Broker non-votes occur when a beneficial owner does not give instructions to the broker, bank or other nominee as to how to vote on matters deemed “non-routine.” A NetScout stockholder’s shares will be counted towards the quorum only if such stockholder submits a valid proxy or one is submitted on such stockholder’s behalf by such stockholder’s bank, broker or other nominee or if such NetScout stockholder votes in person at the meeting. If there is no quorum, the meeting may adjourn to another date.

Q:	What if a NetScout stockholder does not vote on the issuance of shares of NetScout common stock in the First Merger?

A:	The outcome depends on how the NetScout common stock is held and whether any vote is cast or not:

Holder of Record

•	if a NetScout stockholder submits a proxy to NetScout but the proxy does not indicate how it should be voted on the proposals, the proxy will be counted as a vote “FOR” the proposals;

•	if a NetScout stockholder submits a proxy to NetScout and the proxy indicates that the stockholder abstains from voting, it will have the same effect as a vote against the proposals;

•	if a NetScout stockholder fails to submit a proxy to NetScout, it will have the same effect as a vote against the proposals and that stockholder’s shares will not count towards the required quorum;

Beneficial Owner

•	if a NetScout stockholder does not instruct its bank, broker or other nominee as to how to vote its shares on the proposal to approve the issuance of shares of NetScout common stock in the First Merger, the bank, broker or other nominee may not vote such shares on this proposal because it is a “non-routine matter,” and the resulting broker non-vote will have no effect on this proposal; and

•	if a NetScout stockholder does not instruct its bank, broker or other nominee as to how to vote its shares on the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger, the bank, broker or other nominee may not vote such shares on this proposal because it is a “non-routine matter” and the resulting broker non-vote will have no effect on this proposal.

Q:	If a NetScout stockholder is not going to attend the special meeting, should that stockholder return its proxy card or otherwise vote its shares?

A:	Yes. Returning the proxy card by mail, voting by calling the toll-free number shown on the proxy card or voting instruction form, as applicable, or logging on to the website specified on the proxy card or voting instruction form, as applicable, ensures that the shares will be represented and voted at the special meeting, even if a NetScout stockholder will be unable to or does not attend.

Q:	If a NetScout stockholder’s shares are held in “street name” through its bank, broker or other nominee, will that bank, broker or other nominee vote those shares?

A:	Banks, brokers or other nominees will vote shares of a NetScout stockholder with respect to the proposals at the special meeting only if the NetScout stockholder instructs its bank, broker or other nominee how to vote. A NetScout stockholder should follow the directions provided by its bank, broker or other nominee regarding how to instruct its bank, broker or other nominee to vote its shares. If a NetScout stockholder does not provide its bank, broker or other nominee with instructions, that bank, broker or other nominee will not be authorized to vote with respect to the proposal to approve the issuance of shares of NetScout common stock in the First Merger or with respect to the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of NetScout common stock in the First Merger.

Shares registered in the name of a bank, broker or other nominee may be voted in person at the special meeting by contacting the bank, broker or other nominee to request a letter confirming its beneficial ownership of the shares and that the bank, broker or other nominee will not vote the shares at the special meeting, and bringing that letter to the special meeting.

Q:	Can a NetScout stockholder change its vote after submitting its proxy?

A:	Yes. If a holder of record of NetScout common stock has properly completed and submitted its proxy card, the NetScout stockholder can change its vote in any of the following ways:

•	by sending a signed notice of revocation to the Secretary of NetScout that is received prior to the special meeting stating that the NetScout stockholder revokes its proxy;

•	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•	by logging onto the internet website specified on the proxy card in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card prior to the special meeting, in each case if the NetScout stockholder is eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting and voting in person.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting.

If a NetScout stockholder holds shares in “street name” through its bank, broker or other nominee, and has directed such person to vote its shares, it should instruct such person to change its vote, or if in the alternative a NetScout stockholder wishes to vote in person at the special meeting, it must bring to the special meeting a letter from the bank, broker or other nominee confirming its beneficial ownership of the shares and that the bank, broker or other nominee is not voting the shares at the special meeting.

Q:	What should NetScout stockholders do now?

A:	After carefully reading and considering the information contained in this document, NetScout stockholders should vote their shares as soon as possible so that their shares will be represented and voted at the NetScout special meeting. NetScout stockholders should follow the instructions set forth on the enclosed proxy card (or on the voting instruction form provided by the record holder if their shares are held in the name of a bank, broker or other nominee). The NetScout board of directors recommends that the stockholders of NetScout vote “FOR” approval of the issuance of shares of NetScout common stock in the First Merger, and, if necessary or appropriate, “FOR” the adjournment or postponement of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger.

Q:	Can NetScout stockholders dissent and require appraisal of their shares?

A:	No.

Q:	Will the instruments that govern the rights of NetScout stockholders with respect to their shares of NetScout common stock after the Transactions be different from those that govern the rights of current NetScout stockholders?

A:	No. The rights of NetScout stockholders with respect to their shares of NetScout common stock after the consummation of the Transactions will continue to be governed by federal and state laws and NetScout’s governing documents, including:

•	the corporate law of the State of Delaware, including the Delaware General Corporation Law (the “DGCL”);

•	the Third Amended and Restated Certificate of Incorporation of NetScout Systems, Inc. (the “NetScout Charter”); and

•	the Amended and Restated Bylaws of NetScout Systems, Inc. (the “NetScout Bylaws”).

Q:	Who can answer my questions?

A:	If NetScout stockholders have any questions about the Transactions or the special meeting, need assistance in voting their shares or need additional copies of this document, the proxy card or voting instruction form, they should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Or

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Attention: Investor Relations

Telephone: (978) 614-4000

Q:	Where can I find more information about NetScout and the Communications Business?

A:	NetScout stockholders can find more information about NetScout and the Communications Business in the sections of this document entitled “Information on NetScout,” “Information on the Communications Business” and from the various sources described in the section of this document entitled “Where You Can Find More Information; Incorporation by Reference.”

SUMMARY

The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

NetScout Systems, Inc.

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Telephone: (978) 614-4000

NetScout was founded in 1984 and is headquartered in Westford, Massachusetts. NetScout is an industry leader for advanced network, application and service assurance solutions, providing high-quality performance analytics and operational intelligence solutions that facilitate the evolution toward new computing paradigms, including virtualization, mobility and cloud. NetScout designs, develops, manufactures, markets, licenses, sells and supports products focused on assuring service delivery quality, performance and availability for some of the world’s largest, most demanding and complex internet protocol (IP) based service delivery environments. NetScout manufactures and markets these products in integrated hardware and software solutions that are used by commercial enterprises, large governmental agencies and telecommunication service providers worldwide.

RS Merger Sub I, Inc.

RS Merger Sub I, Inc.

c/o NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Telephone: (978) 614-4000

RS Merger Sub I, Inc., a Delaware corporation referred to in this document as Merger Sub, is a newly formed, direct wholly-owned subsidiary of NetScout that was organized specifically for the purpose of completing the Mergers. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

RS Merger Sub II, LLC

RS Merger Sub II, LLC

c/o NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Telephone: (978) 614-4000

RS Merger Sub II, LLC, a Delaware limited liability company referred to in this document as Merger Sub II, is a newly formed, direct wholly-owned subsidiary of NetScout that was organized specifically for the purpose of completing the Mergers. Merger Sub II has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

Danaher Corporation

Danaher Corporation

2200 Pennsylvania Ave., NW—Suite 800W

Washington, DC 20037-1701

Telephone: (202) 828-0850

Danaher Corporation, referred to as Danaher, designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. Danaher’s research and development, manufacturing, sales, distribution, service and administrative facilities are located in more than 50 countries. For the 2013 fiscal year, Danaher had sales of over $19.11 billion and approximately 66,000 employees employed globally. Danaher operates its business in five segments: Test & Measurement, Environmental, Life Sciences & Diagnostics, Dental and Industrial Technologies.

Potomac Holding LLC

Potomac Holding LLC

c/o Danaher Corporation

2200 Pennsylvania Ave., NW—Suite 800W

Washington, DC 20037-1701

Telephone: (202) 828-0850

Potomac Holding LLC, a Delaware limited liability company referred to in this document as Newco, is a newly formed, direct wholly-owned subsidiary of Danaher that was organized specifically for the purpose of effecting the Separation. Newco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions.

Newco is a holding company. In the Transactions, Danaher will transfer the assets and liabilities related to the Communications Business, including certain subsidiaries of Danaher, to Newco or one of its subsidiaries. In exchange therefor, Danaher will receive all the issued and outstanding Newco common units. The Communications Business is the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its subsidiaries; provided, however, that the Communications Business excludes Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business. For the fiscal year ended December 31, 2013, the Communications Business generated total sales of $834,891,000 and net earnings of $83,806,000.

The Transactions

On October 12, 2014, NetScout and Danaher agreed to enter into Transactions to effect the transfer of the Communications Business to NetScout. These Transactions provide for the Separation and the Distribution of the Communications Business and the subsequent mergers of (a) Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout and (b) Newco with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In order to effect the Separation, the Distribution and the Mergers, Danaher, Newco, NetScout, Merger Sub and Merger Sub II entered into the Merger Agreement and Danaher, Newco and NetScout entered into the Distribution Agreement. In addition, Danaher, Newco, NetScout and certain of their respective affiliates have entered into, or will enter into, various ancillary agreements in connection with the Transactions. These agreements, which are described in greater detail in this document, govern the relationship among Danaher, Newco, NetScout and their respective affiliates after the Separation, the Distribution and the Mergers.

Immediately after the Distribution and on the closing date of the Mergers, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout. Afterwards, Newco will merge with and into Merger Sub II, whereby the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout. After the Mergers, NetScout will own and operate the Communications Business through Merger Sub II and will also continue its current businesses. All shares of NetScout common stock, including those issued in the First Merger, will be listed on NASDAQ under NetScout’s current trading symbol “NTCT.”

Transaction Timeline

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Mergers. Each of these events is discussed in more detail elsewhere in this document.

Step #1—Internal Restructuring; The Separation. Prior to the Distribution and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, including certain subsidiaries of Danaher, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) its specified excluded assets and excluded liabilities.

Step #2—The Distribution—Exchange Offer and/or Spin-Off. On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders either through an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution or in a spin-off distribution not including an exchange offer. Danaher expects for the Distribution to be effected through an exchange offer, but the ultimate structure selected will be based on market conditions. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

Step #3—The Mergers. In the First Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout. Immediately thereafter, in the Second Merger, Newco will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the First Merger, the corporate structure immediately following the consummation of the First Merger, and the corporate structure immediately following the consummation of the Second Merger.

The Separation and the Distribution

Prior to the First Merger, pursuant to the terms of the Distribution Agreement, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities, in order to separate and consolidate the Communications Business under Newco. Immediately thereafter, Danaher will contribute all the equity interests in each subsidiary of Newco to Newco in exchange for a number of common units representing limited liability company interests in Newco, referred to herein as the Newco common units.

On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders through either an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution or in a spin-off distribution not including an exchange offer. In the case of an exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. If the Distribution is structured as a spin-off not including an exchange offer, Danaher will distribute in the spin-off the Newco common units owned by Danaher on a pro rata basis to Danaher stockholders.

An agent appointed by Danaher will hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the outstanding Newco common units pending the consummation of the First Merger. Newco common units will not be traded during this period.

The Mergers; Merger Consideration

Under the Merger Agreement and in accordance with the DGCL and the DLLCA, at the effective time of the First Merger, Merger Sub will merge with and into Newco. As a result of the First Merger, the separate corporate existence of Merger Sub will terminate and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL and the DLLCA. The certificate of formation and the limited liability company operating agreement of Newco in effect immediately prior to the First Merger will be amended and restated in their entirety following the consummation of the First Merger. Immediately following the First Merger, Newco will merge with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of Newco will terminate and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Newco in accordance with the DLLCA.

The Merger Agreement provides that, at the effective time of the First Merger, each issued and outstanding Newco common unit (except Newco common units held by Danaher, NetScout, Merger Sub or Newco) will be automatically converted into a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. Prior to the consummation of the Distribution, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the First Merger equaling one and, as a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in Newco’s members immediately prior to the merger collectively holding approximately 59.5% of the outstanding equity interests of NetScout on a fully-diluted basis immediately following the First Merger and NetScout’s stockholders immediately prior to the First Merger collectively holding approximately 40.5% of such equity interests on a fully-diluted basis.

No fractional shares of NetScout common stock will be issued pursuant to the First Merger. Any holder of Newco common units who would otherwise be entitled to receive a fraction of a share of NetScout common stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout common stock on NASDAQ on the last business day prior to the closing of the First Merger.

Risk Factors

In deciding how to vote your shares, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this document and the other documents to which you have been referred.

Board of Directors and Management of NetScout Following the Transactions

Directors of NetScout serving on its board of directors immediately before the effective time of the First Merger are expected to continue to serve as directors of NetScout immediately following the closing of the Mergers. In addition, as of immediately following the effective time of the First Merger, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Danaher’s designated director: (i) is unwilling or unable to serve at the effective time of the First Merger; (ii) is unwilling or unable to serve when such new term starts; or (iii) is not nominated to serve such new term, then Danaher will designate a replacement, acceptable to NetScout in its sole discretion, for such director before the effective time of the First Merger or the start of such new term, as applicable.

Interests of Certain Persons in the Transactions

As of [—], 2015, Danaher’s directors and executive officers owned approximately [—]% of the outstanding shares of Danaher’s common stock and, as of such date, NetScout’s directors and executive officers owned approximately [—]% of the outstanding shares of NetScout common stock. None of NetScout’s or Newco’s executive officers will receive any severance or other compensation as a result of the Transactions. The directors and officers of Danaher, Newco and NetScout will receive no extra or special benefit that is not shared on a pro rata basis by all other Newco common unit holders and NetScout stockholders in connection with the Transactions. As with all holders of shares of Danaher common stock, if a director or officer of Danaher, Newco or NetScout owns shares of Danaher common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other holders of shares of Danaher common stock. As of [—], 2015, Danaher owned approximately [—]% of the outstanding shares of NetScout common stock.

In connection with the execution of the Merger Agreement, Steven M. Rales, Chairman of the Board of Directors of Danaher, and Mitchell P. Rales, Chairman of the Executive Committee of Danaher, delivered separate letters to NetScout, in which they each agreed not to exchange more than the number of shares of Danaher common stock in an exchange offer for Newco common units that would result (after taking into consideration any Newco common units distributed in a pro-rata spin off to Danaher stockholders in the event the exchange offer is not fully subscribed) in his receiving more than 5% of the issued and outstanding shares of NetScout common stock after giving effect to the closing under the Merger Agreement.

NetScout’s Stockholders Vote

NetScout cannot complete the Transactions unless the proposal relating to the issuance of shares of NetScout common stock in the First Merger is approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum is present). Anil K. Singhal, NetScout’s Chief Executive Officer, has agreed with Danaher to vote the shares of NetScout common stock that he owns, representing approximately [—]% of the outstanding shares of NetScout common stock as of [—], 2015, in favor of the issuance of shares of NetScout common stock. In addition, Danaher intends to vote the shares of NetScout common stock that Danaher owns, representing approximately [—]% of the outstanding shares of NetScout common stock as of [—], 2015, in favor of the issuance of shares of NetScout common stock in the First Merger. No vote of Danaher stockholders is required or being sought in connection with the Transactions.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Mergers, the entity that issues the interests (NetScout in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of significant shareholders and the ability of any of those shareholders to exercise control over the consolidated entity after the Transactions. In this case, it was determined that the shareholder bases of both entities are dispersed such that no single shareholder or group of related shareholders would control the entity after the Transactions.

•	The composition of the governing body of NetScout after the Transactions. In this case, the board of directors of NetScout immediately following the Mergers is expected to consist of the members of the board of directors of NetScout immediately prior to the consummation of the Mergers. In addition, as of the consummation of the Mergers, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term.

•	The composition of the senior management of NetScout after the Transactions. In this case, NetScout’s executive officers following the Mergers are expected to consist of NetScout’s executive officers immediately prior to the Mergers.

NetScout’s management has determined that NetScout will be the accounting acquiror in the Mergers based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, NetScout will apply acquisition accounting to the assets acquired and liabilities assumed of Newco upon consummation of the Mergers. Upon consummation of the Mergers, the historical financial statements will reflect only the operations and financial condition of NetScout.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and observe specified waiting period requirements before consummating the Mergers. NetScout and Danaher each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on October 24, 2014. NetScout withdrew its filing on November 24, 2014 and refiled on November 26, 2014.

On December 24, 2014, NetScout received a request for additional information (“second request”) from the U.S. Department of Justice. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after both NetScout and Danaher have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the U.S. Department of Justice.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary combined financial data of the Communications Business and summary consolidated financial data of NetScout are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Communications Business,” “Information on the Communications Business,” “Information on NetScout,” and “Selected Financial Statement Data.”

Summary Historical Combined Financial Data of the Communications Business

Newco is a newly-formed holding company organized for the purpose of holding the Communications Business and consummating the Transactions with NetScout. The following data, insofar as it relates to each of the years 2011 through 2013, has been derived from annual financial statements, including the combined balance sheets at December 31, 2013 and December 31, 2012 and the related combined statements of earnings for each of the three years in the period ended December 31, 2013 and notes thereto appearing elsewhere herein. The data as of December 31, 2011 and as of and for the years ended December 31, 2010 and December 31, 2009 has been derived from unaudited combined financial information not included or incorporated by reference into this document. The data as of and for the nine months ended September 26, 2014 and September 27, 2013 has been derived from unaudited combined condensed financial statements included herein and is not necessarily indicative of the results or financial condition for the remainder of the year or any future period. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Communications Business” and the financial statements of the Communications Business and the notes thereto included elsewhere in this document ($ in thousands).

	Nine Months Ended		Year Ended December 31
	September 26, 2014	September 27, 2013	2013	2012	2011	2010	2009
Sales
Product	$399,191	$457,285	$623,632	$594,770	$483,782	$367,141	$284,095
Service	167,625	154,237	211,259	190,968	185,497	121,204	92,584

Total sales	$566,816	$611,522	$834,891	$785,738	$669,279	$488,345	$376,679
Earnings before income taxes	51,170	112,313	116,598	157,881	106,722	43,707	8,506

Net earnings	35,194	80,128	83,806	103,798	74,371	28,028	5,571
Total assets	$1,189,415	$1,168,640	$1,235,903	$1,185,543	$998,760	$1,047,998	$774,961

Summary Historical Consolidated Financial Data of NetScout

The following summary historical consolidated financial data of NetScout for the years ended March 31, 2014, 2013 and 2012, and as of such dates, has been derived from NetScout’s audited consolidated financial statements as of and for the years ended March 31, 2014, 2013 and 2012. The following summary historical consolidated financial data as of and for the nine-month periods ended December 31, 2014 and 2013 has been derived from the unaudited consolidated financial statements of NetScout and is not necessarily indicative of the results or financial condition to be expected for the remainder of the year or for any future period. NetScout’s management believes that the unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for the results and the financial condition as of and for the interim periods presented to be fairly stated. This information is only a summary and should be read in conjunction with the financial statements of NetScout and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in NetScout’s annual report on Form 10-K for the year ended March 31, 2014 and quarterly report on Form 10-Q for the period ended December 31, 2014, each of which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for the Nine Months Ended December 31,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012
	(In thousands, except per share data)
Results of Operations:
Revenue:
Product	$198,765	$163,895	$234,268	$198,749	$168,141
Service	135,519	120,435	162,379	151,801	140,538

Total revenue	334,284	284,330	396,647	350,550	308,679

Cost of revenue:
Product	45,015	36,117	51,219	45,752	39,271
Service	26,158	24,111	33,294	28,256	26,401

Total cost of revenue	71,173	60,228	84,513	74,008	65,672

Gross profit	263,111	224,102	312,134	276,542	243,007

Operating expenses:
Research and development	56,872	50,951	70,454	61,546	49,478
Sales and marketing	104,304	96,184	129,611	116,807	109,624
General and administrative	33,211	22,367	30,623	29,718	27,488
Amortization of acquired intangible assets	2,539	2,571	3,432	2,877	2,131
Restructuring charges	—	—	—	1,065	603

Total operating expenses	196,926	172,073	234,120	212,013	189,324

Income from operations	66,185	52,029	78,014	64,529	53,683
Interest and other expense, net	(1,186)	(88)	(158)	(793)	(2,765)

Income before income tax expense	64,999	51,941	77,856	63,736	50,918
Income tax expense	24,661	19,511	28,750	23,127	18,490

Net income	$40,338	$32,430	$49,106	$40,609	$32,428

Basic net income per share	$0.98	$0.78	$1.19	$0.97	$0.77
Diluted net income per share	$0.97	$0.77	$1.17	$0.96	$0.76

Financial Highlights:
Cash, cash equivalents and short and long-term marketable securities	$240,726	$182,213	$218,794	$154,091	$213,516
Total assets	$638,928	$577,877	$607,763	$552,176	$567,757
Debt	$—	$—	$—	$—	$62,000
Total stockholders’ equity	$432,118	$395,598	$409,161	$371,903	$342,369

	As of and for the Nine Months Ended December 31,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012
	(In thousands, except per share data)
Cash Flow Data:
Cash from operating activities	$57,322	$60,767	$110,946	$95,412	$68,307
Purchases of fixed assets	$(8,630)	$(8,709)	$(13,066)	$(11,671)	$(11,088)
Purchases of intangible assets	$(131)	$(713)	$(1,086)	$(277)	$(200)
Non-GAAP free cash flow	$48,561	$51,345	$96,794	$83,464	$57,019

Other Selected Data:
Weighted average common shares outstanding–basic	41,128	41,417	41,366	41,665	42,035
Weighted average common shares outstanding–diluted	41,679	41,969	41,955	42,322	42,750
Non-GAAP revenue(1)	$334,302	$284,749	$397,205	$351,765	$308,991
Non GAAP net income(1)	$56,445	$43,992	$64,218	$56,014	$46,970
Non-GAAP net income per share(1)	$1.35	$1.05	$1.53	$1.32	$1.10

(1)	For the reconciliation of GAAP to non-GAAP revenue, GAAP to non-GAAP net income, and GAAP to non-GAAP net income per share, see “Selected Financial Statement Data—Selected Historical Consolidated Financial Data of NetScout.”

Summary Unaudited Combined Pro Forma Financial Data of NetScout and the Communications Business

The following summary unaudited pro forma combined financial information of NetScout and the Communications Business is being presented for illustrative purposes only, and this information should not be relied upon for purposes of making any investment or other decisions. The following summary unaudited pro forma combined financial data assumes that the Communications Business had been owned by NetScout for all periods, and at the date presented. NetScout and the Communications Business may have performed differently had they actually been combined for all periods or on the date presented. You should also not rely on the following summary unaudited pro forma combined financial data as being indicative of the results or financial condition that would have been achieved had NetScout and the Communications Business been combined other than during the periods or on the date presented or of the actual future results or financial condition of NetScout to be achieved following the Transactions.

	As of and for the Nine Months Ended December 31, 2014	As of and for the Year Ended March 31, 2014
	(In thousands, except per share data)

Results of Operations:

Revenue:
Product	$594,200	$843,658
Service	292,322	335,931

Total revenue	886,522	1,179,589

Cost of revenue
Product	205,420	282,293
Service	65,613	81,806

Total cost of revenue	271,033	364,099

Gross profit	615,489	815,490

	As of and for the Nine Months Ended December 31, 2014	As of and for the Year Ended March 31, 2014
	(In thousands, except per share data)
Operating expenses:
Research and development	180,507	220,149
Sales and marketing	247,407	308,033
General and administrative	88,355	133,113
Amortization of acquired intangible assets	56,180	47,311
Restructuring charges	—	—
Impairment of intangible assets	—	31,063

Total operating expenses	572,449	739,669

Income from operations	43,040	75,821
Total other income (expense)	(1,186)	(158)

Income before income tax expense	41,854	75,663
Income tax expense	12,397	16,402

Net income	29,457	59,261

Per share information:
Basic net income per share:	$0.28	$0.57
Diluted net income per share:	$0.28	$0.57
Weighted average common shares outstanding used in computing
Net income per share - Basic	103,628	103,866
Net income per share - Diluted	104,211	104,497

December 31, 2014
(In thousands, except per share data)
Financial Highlights:
Cash and cash equivalents and short and long-term marketable securities	$246,243
Total Assets	$3,638,308
Debt	$—
Total stockholders’ equity	$2,804,669

Summary Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for NetScout. The NetScout historical data has been derived from and should be read together with NetScout’s audited consolidated financial statements and related notes thereto contained in NetScout’s annual report on Form 10-K for the fiscal year ended March 31, 2014, and NetScout’s unaudited consolidated financial statements and related notes thereto contained in NetScout’s quarterly report on Form 10-Q for the period ended December 31, 2014, each of which are incorporated by reference into this document. The pro forma data has been derived from the unaudited pro forma combined financial statements of NetScout and the Communications Business included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference.”

This summary comparative historical and pro forma per share data is being presented for illustrative purposes only. NetScout and the Communications Business may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NetScout and the Communications

Business been combined during the periods or at the date presented or of the actual future results or financial condition of NetScout or the Communications Business to be achieved following the Transactions.

	As of and for the Nine Months Ended December 31, 2014		As of and for the Year Ended March 31, 2014
(shares in thousands)	Historical	Pro Forma	Historical	Pro Forma
Basic earnings per share	$0.98	$0.28	$1.19	$0.57
Diluted earnings per share	$0.97	$0.28	$1.17	$0.57
Weighted average common shares outstanding—Basic	41,128	103,628	41,366	103,866
Weighted average common shares outstanding—Diluted	41,679	104,211	41,955	104,497
Book value per share of common stock	$10.48	$27.04	$9.94	Not available

Historical Common Stock Market Price Data

Historical market price data for Newco has not been presented because the Communications Business is currently operated by Danaher and there is no established trading market in Newco common units. Newco common units do not currently trade separately from Danaher common stock.

Shares of NetScout common stock currently trade on NASDAQ under the symbol “NTCT.” On October 10, 2014, the last trading day before the announcement of the Transactions, the last sale price of NetScout’s common stock reported by NASDAQ was $41.91. On [—], 2015, the last trading day prior to the date of this document, the last sale price of NetScout common stock reported by NASDAQ was $ [—].

The following table sets forth for the periods indicated, the high and low sale prices of NetScout common stock on NASDAQ. The quotations are as reported in published financial sources.

	NetScout Common Stock
	High	Low
Calendar Year Ending December 31, 2015
First Calendar Quarter (through February 4, 2015)	$38.30	$33.53
Calendar Year Ending December 31, 2014
First Calendar Quarter	$39.10	$28.64
Second Calendar Quarter	$44.54	$33.30
Third Calendar Quarter	$48.13	$41.15
Fourth Calendar Quarter	$46.17	$31.59
Calendar Year Ended December 31, 2013
First Calendar Quarter	$28.28	$23.74
Second Calendar Quarter	$24.92	$21.22
Third Calendar Quarter	$27.55	$23.22
Fourth Calendar Quarter	$30.76	$24.04
Calendar Year Ended December 31, 2012
First Calendar Quarter	$22.49	$15.72
Second Calendar Quarter	$21.85	$17.75
Third Calendar Quarter	$26.59	$18.96
Fourth Calendar Quarter	$26.31	$23.05

RISK FACTORS

You should carefully consider the following risks, together with the other information contained or incorporated by reference in this document and the annexes hereto. Some of the risks described below relate principally to the business and the industry in which NetScout, including the Communications Business, will operate after the Transactions, while others relate principally to the Transactions. The remaining risks relate principally to the securities markets generally and ownership of shares of NetScout common stock. For a discussion of additional uncertainties associated with forward-looking statements in this document, please see the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” In addition, you should consider the risks associated with NetScout’s business that appear in NetScout’s Annual Report on Form 10-K for the year ended March 31, 2014 and NetScout’s Quarterly Report on Form 10-Q for the period ended December 31, 2014, which are incorporated by reference into this document.

Risks Related to the Transactions

The risk to NetScout stockholders that the calculation of the merger consideration will not be adjusted if the value of the business or assets of the Communications Business declines or if the value of NetScout increases before the Mergers are completed.

The calculation of the number of shares of NetScout common stock to be distributed in the Mergers will not be adjusted if the value of the business or assets of the Communications Business declines prior to the consummation of the Mergers or the value of NetScout increases prior to the Mergers. NetScout will not be required to consummate the Mergers if there has been any Material Adverse Effect on the Communications Business. However, NetScout will not be permitted to terminate the Merger Agreement or resolicit the vote of NetScout stockholders because of any changes in the market prices of NetScout’s common stock or any changes in the value of the Communications Business that do not constitute a Material Adverse Effect with respect to the Communications Business.

NetScout’s estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Management will make significant accounting judgments and estimates for the application of acquisition accounting under US generally accepted accounting principles, and the underlying valuation models. NetScout’s business, operating results and financial condition could be materially and adversely impacted in future periods if NetScout’s accounting judgments and estimates related to these models prove to be inaccurate.

NetScout may be required to recognize impairment charges for goodwill and other intangible assets.

The proposed transaction will add approximately $2.7 billion of goodwill and other intangible assets to NetScout’s consolidated balance sheet. In accordance with US generally accepted accounting principles, management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to NetScout’s business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect results of operations in the periods recognized.

NetScout and Danaher may be unable to satisfy the conditions or obtain the approvals required to complete the Mergers or such approvals may contain material restrictions or conditions.

The consummation of the Mergers is subject to numerous conditions, as described in this document, including (i) consummation of certain transactions contemplated by the Merger Agreement and the Distribution Agreement (such as the separation of the Communications Business from Danaher’s other business) and (ii) the receipt of certain regulatory approvals without imposing a condition (other than as specifically set forth in the Distribution Agreement or any Ancillary Agreement) on any of NetScout, Danaher, Merger Sub or Newco to divest or agree to divest (or cause any of its subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its subsidiaries to take or agree to take) any other material action or agree (or cause any of its subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets, except as would not, or as would not reasonably be expected to, involve the divestiture of assets that generated in the aggregate more than 10% of the combined gross revenues of the Newco and its subsidiaries and the NetScout Companies for the 12 months ending June 27, 2014 (a “Burdensome Condition”). Neither Danaher nor NetScout can make any assurances that the Mergers and related transactions will be consummated on the terms or timeline currently contemplated, or at all. Each of Danaher and NetScout has and will continue to expend time and resources and incur expenses related to the proposed Transactions.

Governmental agencies may not approve the Mergers or the related transactions necessary to complete the Mergers or may impose conditions to the approval of such transactions or require changes to the terms of such transactions. Any such conditions or changes could have the effect of delaying completion of the Mergers, imposing costs on or limiting the revenues of the combined company following the Mergers or otherwise reducing the anticipated benefits of the Mergers. Any condition or change which results in a Burdensome Condition on the Communications Business and/or NetScout under the Merger Agreement might cause Danaher and/or NetScout to restructure or terminate the Mergers or the related transactions.

If completed, the Mergers may not be successful or achieve their anticipated benefits.

If the Mergers are completed NetScout may not be able to successfully realize anticipated growth opportunities or integrate NetScout’s business and operations with the Communications Business’ business and operations. After the Mergers, NetScout will have significantly more revenue, expenses, assets and employees than NetScout did prior to the Mergers. In the Separation, NetScout will also be assuming certain liabilities of the Communications Business and taking on other obligations (including collective bargaining agreements and certain non-U.S. pension obligations with respect to transferred employees). NetScout may not successfully or cost-effectively integrate the Communications Business’ business and operations into NetScout’s existing business and operations. Even if the combined company is able to integrate the combined businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth and other opportunities that NetScout currently expects from the Mergers within the anticipated time frame, or at all.

NetScout is required to abide by potentially significant restrictions which could limit NetScout’s ability to undertake certain corporate actions (such as the issuance of NetScout common stock or the undertaking of a merger or consolidation) that otherwise could be advantageous.

To preserve the tax-free treatment to Danaher and/or its stockholders of the Distribution and certain related transactions, under the Tax Matters Agreement, NetScout is restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit NetScout’s ability to pursue certain strategic transactions or engage in other transactions, including using NetScout common stock to make acquisitions and in connection with equity capital market transactions that might increase the value of NetScout’s business. See “Other Agreements—Tax Matters Agreement” for a detailed description of these restrictions.

The Distribution could result in significant tax liability, and NetScout may be obligated to indemnify Danaher for any such tax liability imposed on Danaher.

Danaher will receive the Tax Opinion from Skadden to the effect that the Distribution offer will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and that the Mergers will qualify as a tax-free transaction under Section 368(a)(1)(A) of the Code. Assuming that the Distribution and the Mergers so qualify, for U.S. federal income tax purposes, no gain or loss will be recognized by a holder of Danaher common stock upon the receipt of Newco common units in the Distribution or upon the exchange of Newco common units for NetScout common stock pursuant to the First Merger other than with respect to cash received in lieu of fractional shares, and Danaher will not recognize gain or loss with respect to the transfer of Newco units pursuant to the Distribution. Danaher also intends to seek a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes.

Although the IRS ruling, if received, will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. Also, as part of the IRS’s general policy with respect to rulings on spin-off and split-off transactions (including the Distribution), the IRS will not rule on the overall qualification of the transaction for tax-free treatment, but instead only on certain significant issues related thereto. As a result of this IRS policy, Danaher will obtain the opinion of counsel described above. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Danaher and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Danaher and its stockholders could be materially unfavorable.

If the Distribution were determined not to qualify for non-recognition of gain and loss under Sections 355 and 368(a)(1)(D) of the Code, Danaher would generally recognize gain with respect to the transfer of Newco common units in the Distribution.

The Distribution and certain aspects of the Separation could be taxable to Danaher if Newco, its unit holders, NetScout or NetScout’s stockholders were to engage in a Disqualifying Action (as defined in the Tax Matters Agreement). In such cases, under the Tax Matters Agreement, Newco and NetScout will be required to indemnify Danaher against any taxes resulting from the Distribution or certain aspects of the Separation that arise as a result of a Disqualifying Action. If Danaher were to recognize gain on the Distribution or certain aspects of the Separation for reasons not related to a Disqualifying Action by Newco or NetScout, Danaher would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to Danaher could have a material adverse effect on Danaher. If Newco or NetScout were required to indemnify Danaher as a result of the Distribution or certain aspects of the Separation being taxable, this indemnification obligation would likely be substantial and could have a material adverse effect on NetScout, including with respect to its financial condition and results of operations.

Upon completion of the Transactions, NetScout will incur significant expenses in connection with the integration of the Communications Business.

Upon completion of the Transactions, NetScout expects to incur significant expenses in connection with the integration of the Communications Business, including integrating products and technology, personnel, information technology systems, accounting systems, suppliers, and channel partners of each business and implementing consistent standards, policies, and procedures, and may possibly be subject to material write downs in assets and charges to earnings, which may include severance pay and other costs.

Failure to consummate the Transactions could adversely impact the market price of NetScout’s common stock as well as NetScout’s business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of NetScout’s common stock may decline. In addition, NetScout may be subject to additional risks, including:

•	depending on the reasons for and the timing of the termination of the Merger Agreement, the requirement in the Merger Agreement that NetScout pay Danaher a termination fee of $55 million or reimburse Danaher for certain out-of-pocket costs relating to the Transactions; and

•	substantial costs related to the Transactions, such as legal, accounting, regulatory filing, financial advisory and financial printing fees, which must be paid regardless of whether the Transactions are completed.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire NetScout. In addition, NetScout will have more shares of its common stock outstanding after the Transactions, which may discourage other companies from trying to acquire NetScout.

The Merger Agreement contains provisions that may discourage a third-party from submitting a business combination proposal to NetScout prior to the closing of the Transactions that might result in greater value to NetScout stockholders than the Transactions. For example, the Merger Agreement generally prohibits NetScout from soliciting any takeover proposal. In addition, if the Merger Agreement is terminated by NetScout or Danaher in circumstances that obligate NetScout to pay a termination fee or to reimburse transaction expenses to Danaher, NetScout’s liquidity or financial condition may be materially adversely affected as a result of such payment, and the requirement to make such a payment might deter third parties from proposing alternative business combination proposals. In addition, the Merger Agreement requires that NetScout seek stockholder approval for the issuance of shares of NetScout common stock in the Merger, even if the NetScout board of directors changes its recommendation regarding the issuance of shares of NetScout common stock in the Merger.

NetScout expects to issue 62.5 million shares of its common stock as part of the Transactions, assuming no adjustments pursuant to the Merger Agreement. Because NetScout will be a significantly larger company and have significantly more shares of its common stock outstanding after the Transactions, an acquisition of NetScout may become more expensive. As a result, some companies may not seek to acquire NetScout, and the reduction in potential parties that may seek to acquire NetScout could negatively impact the prices at which NetScout’s common stock trades.

Risks Related to the Combined Company’s Business Following the Transactions.

NetScout will assume certain non-U.S. pension benefit obligations associated with the Communications Business. Future funding obligations related to these liabilities could restrict cash available for NetScout’s operations, capital expenditures or other requirements, or require NetScout to borrow additional funds.

In the Transactions, NetScout will assume certain funded and unfunded non-U.S. pension obligations related to non-U.S. employees of the Communications Business who become employees of Newco to the extent the assumption is required by applicable law. In connection therewith, Danaher will transfer to NetScout all assets set aside by Danaher to fund such non-U.S. pension obligations related to the Communications Business. If the non-U.S. pension liabilities transferred by Danaher exceed the assets transferred by Danaher, Danaher is obligated to transfer an amount of cash to NetScout equal to the difference between the non-U.S. pension liabilities transferred and the assets transferred. The transfers of assets and non-U.S. pension liabilities will be governed by applicable law, provided that if the mechanism for the transfers is not mandated by applicable law, the assets and liabilities will be transferred on a projected benefit obligation basis in accordance with GAAP.

Funding obligations with respect to non-U.S. pension plans change due to, among other things, the actual investment return on plan assets. Continued volatility in the capital markets may have a further negative impact on the funded status of the non-U.S. pension plans, which may in turn increase attendant funding obligations. Changing economic conditions, poor pension investment returns or other factors may require NetScout to make substantial cash contributions to the pension plans in the future, preventing the use of increased cash contributions for other purposes and adversely affecting NetScout’s liquidity.

While NetScout intends to comply with any future funding obligations for its non-U.S. pension benefit plans through the use of cash from operations, there can be no assurance that NetScout will generate enough cash to do so and also meet its other required or intended cash uses. NetScout’s inability to fund these obligations through cash from operations could require it to seek funding from other sources, including through additional borrowings, which could materially increase NetScout’s outstanding debt or debt service requirements.

Current NetScout stockholders’ ownership interest in NetScout will be substantially diluted in the Mergers.

Following the consummation of the Mergers, NetScout’s stockholders will, in the aggregate, own a significantly smaller percentage of NetScout than they will own of NetScout immediately prior to the Mergers. Following the consummation of the Mergers, NetScout’s stockholders immediately prior to the Mergers are expected to collectively hold no more than approximately 40.5% of NetScout’s common stock immediately after the Mergers. Consequently, NetScout’s current stockholders, as a group, will be able to exercise less influence over the management and policies of NetScout following the Mergers than they will exercise over the management and policies of NetScout immediately prior to the Mergers.

Sales of NetScout common stock after the Transactions may negatively affect the market price of NetScout common stock.

The shares of NetScout common stock to be issued in the Transactions to holders of Newco common units will generally be eligible for immediate resale. The market price of NetScout common stock could decline as a result of sales of a large number of shares of NetScout common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

It is expected that immediately after consummation of the First Merger, pre-First Merger holders of Newco common units will hold approximately 59.5% of NetScout’s common stock on a fully-diluted basis and NetScout’s existing stockholders will hold approximately 40.5% of NetScout’s common stock on a fully-diluted basis, subject to potential adjustment under limited circumstances as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Currently, Danaher stockholders may include index funds that have performance tied to certain stock indices and institutional investors subject to various investing guidelines. Because NetScout may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the NetScout common stock that they receive in the Transactions. In addition, the investment fiduciaries of Danaher’s defined contribution and defined benefit plans may decide to sell any NetScout common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the exchange offer, if applicable, in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for NetScout to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical financial information of the Communications Business may not be representative of its results or financial condition if it had been operated independently of Danaher and, as a result, may not be a reliable indicator of its future results.

The Communications Business is currently operated by Danaher. Consequently, the financial information of the Communications Business included in this document has been derived from the consolidated financial statements and accounting records of the Communications Business and reflects all direct costs as well as assumptions and allocations made by management of Danaher. The financial position, results of operations and cash flows of the Communications Business presented may be different from those that would have resulted had the Communications Business been operated independently of Danaher during the applicable periods or at the applicable dates. For example, in preparing the financial statements of the Communications Business, Danaher made allocations of costs and Danaher corporate expenses deemed to be attributable to the Communications Business. However, these costs and expenses reflect the costs and expenses attributable to the Communications Business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the Communications Business had it been operated independently. As a result, the historical financial information of the Communications Business may not be a reliable indicator of future results.

NetScout’s business, financial condition and results of operations may be adversely affected following the Transactions if NetScout cannot negotiate terms that are as favorable as those Danaher has received when NetScout replaces contracts after the closing of the Transactions.

Prior to consummation of the Transactions, certain functions (such as purchasing, information systems, sales, logistics and distribution) for the Communications Business are generally being performed under centralized systems that will not be transferred to NetScout and, in some cases, under contracts that are also used for Danaher’s other businesses and which are not intended to be assigned to NetScout with the Communications Business. In addition, some other contracts that Danaher or its subsidiaries are a party to on behalf of the Communications Business require consents of third parties to assign them to Newco. While Danaher, under the Transition Services Agreement, will agree to provide NetScout with certain services, there can be no assurance that NetScout will be able to obtain those consents or negotiate terms that are as favorable as those Danaher received when and if NetScout replaces these services with its own agreements for similar services. Although NetScout believes that it will be able to obtain any such consents or enter into new agreements for similar services, it is possible that the failure to obtain consents for or replace a significant number of these agreements for any of these services or to replace them on terms that as are as favorable as those Danaher has received could have a material adverse impact on NetScout’s business, financial condition and results of operations following the Transactions.

NetScout’s failure to successfully integrate the Communications Business into its business within its expected timetable could adversely affect the combined company’s future results and the market price of NetScout’s common stock following the completion of the Transactions.

The success of the Transactions will depend, in large part, on NetScout’s ability, as a combined company following the completion of the Transactions to realize the anticipated benefits and on the sales and profitability of the combined company. To realize these anticipated benefits, the combined company must successfully integrate its respective businesses. This integration will be complex and time-consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in NetScout’s failure to achieve some or all of the anticipated benefits of the Transactions.

Potential difficulties that may be encountered in the integration process include the following:

•	lost sales and customers as a result of customers of NetScout or the Communications Business deciding not to do business with the combined company;

•	complexities associated with managing the larger, more complex, combined business;

•	integrating personnel of NetScout and the Communications Business while maintaining focus on providing consistent, high quality products and service to customers;

•	the loss of key employees; and

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Transactions.

If any of these events were to occur, NetScout’s ability to maintain relationships with customers, channel partners, suppliers and employees or NetScout’s ability to achieve the anticipated benefits of the Transactions could be adversely affected, or could reduce NetScout’s sales or earnings or otherwise adversely affect NetScout’s business and financial results after the Transactions and, as a result, adversely affect the market price of NetScout’s common stock.

The success of the combined company will also depend on relationships with third parties and pre-existing customers and channel partners of NetScout and the Communications Business, which relationships may be affected by customer, channel partner or third-party preferences or public attitudes about the Transactions. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s success will depend on NetScout’s ability to maintain and renew relationships with pre-existing customers, channel partners, suppliers, and other third-parties of both NetScout and the Communications Business and NetScout’s ability to establish new relationships. There can be no assurance that the business of the combined company will be able to maintain and renew pre-existing contracts and other business relationships, or enter into or maintain new contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on NetScout’s business, financial condition or results of operations as a combined company.

The growth of the combined company could suffer if the markets into which the combined company sells its products and services experience cyclicality.

The growth of the combined company will depend in part on the growth of the markets which the Communications Business serves. The Communications Business serves certain industries that have historically been cyclical and have experienced periodic downturns that have had a material adverse impact on demand for the products, software and services that the Communications Business offers. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company in any given period.

Defects, quality issues, inadequate disclosure or misuse with respect to the products, software or services of the combined company could adversely affect the business, reputation and financial statements of the combined company.

Defects in, quality issues with respect to or inadequate disclosure of risks relating to the use of the combined company’s products, software and services, or the misuse of the combined company’s products, software and services, could lead to lost profits and other economic damage, property damage, violation of privacy rights, personal injury or other liability resulting in third party claims, criminal liability, significant costs, damage to its reputation and loss of business. Any of these factors could adversely affect the business, financial condition and results of operations of the combined company.

International economic, political, legal, compliance and business factors could negatively affect the financial statements and growth of the combined company.

The Communications Business derives significant sales from customers outside the U.S. and certain manufacturing operations, suppliers and employees of the Communications Business are located outside the U.S. The Communications Business expects to continue to increase its sales and presence outside the U.S., particularly in the high-growth markets. The Communications Business’ international business (and particularly its business in high-growth markets) is subject to risks that are customarily encountered in non-U.S. operations, any of which could negatively affect the business, financial condition and results of operations of the combined company.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information included or incorporated by reference herein) contains certain statements relating to future events and NetScout’s intentions, beliefs, expectations and predictions for the future, including, but not limited to, statements concerning future business conditions and prospects, growth opportunities and estimates of growth, the outlook for NetScout’s business, the expected benefits of the Transactions, integration plans and expected synergies therefrom and the expected timing of consummation of the Transactions described in this document based upon information currently available. Any such statements, other than statements of historical fact, are forward-looking statements. Wherever possible, these “forward-looking” statements have been identified by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “targets,” “forecasts,” and similar phrases. These forward-looking statements are based upon current assumptions and expectations of NetScout’s management. Such forward-looking statements are subject to risks and uncertainties that could cause NetScout’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements included in this document. These risks and uncertainties include risks relating to:

•	NetScout’s ability to obtain requisite stockholder approval to complete the Transactions;

•	Danaher being unable to obtain the IRS ruling and other regulatory approvals required to complete the Transactions, or such required approvals delaying the Transactions or resulting in the imposition of conditions that could have a material adverse effect on the combined company or causing the companies to abandon the Transactions;

•	other conditions to the closing of the Transactions not being satisfied;

•	a material adverse change, event or occurrence affecting NetScout or the Communications Business prior to the closing of the Transactions delaying the Transactions or causing the companies to abandon the Transactions;

•	problems arising in successfully integrating the Communications Business and NetScout, which may result in the combined company not operating as effectively and efficiently as expected;

•	the possibility that the Transactions may involve other unexpected costs, liabilities or delays;

•	the possibility that there may be delays in consummating the Transactions, or the Transactions may not be consummated at all;

•	the possibility that the failure to complete the Transactions could adversely affect the market price of NetScout common stock as well as NetScout’s business, financial condition and results of operations;

•	the possibility that if completed, the Transactions may not be successful or achieve their anticipated benefits;

•	the business of NetScout being negatively impacted as a result of uncertainty surrounding the Transactions;

•	disruptions from the Transactions harming relationships with customers, employees or suppliers;

•	dependence upon broad-based acceptance of the combined company’s products and services;

•	the presence of competitors with greater financial resources than the combined company and their strategic response to the combined company’s products;

•	the possibility that conditions of the capital markets during the periods covered by the forward-looking statements may have an adverse effect on NetScout’s business, financial condition, results of operations and cash flows; and

•	other risk factors discussed herein and listed from time to time in NetScout’s public filings with the SEC.

In addition, other factors besides those listed here could adversely affect NetScout’s business and results of operations.

Because forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond NetScout’s control or are subject to change, actual results could be materially different and any or all of these forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions NetScout might make or by known or unknown risks and uncertainties. Many factors mentioned in this document and in NetScout’s annual and quarterly reports will be important in determining future results. Consequently, NetScout cannot assure you that expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, NetScout does not undertake, and expressly disclaims, any obligation to update any forward-looking or other statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON THE SPECIAL MEETING

General; Date; Time and Place; Purposes of the Meeting

NetScout is furnishing this proxy statement to its stockholders in connection with the solicitation of proxies by its board of directors for use at a special meeting of stockholders to be held at [—] a.m. local time, on [—], 2015, or at any adjournments or postponements of the special meeting, for the purposes set forth in this document and in the accompanying notice of special meeting. The special meeting will be held at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts. At the special meeting, stockholders will be asked to:

•	approve the issuance of shares of NetScout common stock in the First Merger;

•	adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger; and

•	transact any and all other business that may properly come before the special meeting or any adjourned or postponed session of the special meeting.

A copy of the Merger Agreement is attached to this document as Annex A. All stockholders of NetScout are urged to read the Merger Agreement carefully and in its entirety.

NetScout does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

When this document refers to the “special meeting,” it is also referring to any adjourned or postponed session of the special meeting, if necessary or appropriate.

Record Date; Quorum; Voting Information; Required Votes

Holders of record of NetScout common stock at the close of business on [—], 2015, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjourned or postponed session thereof. At the close of business on the record date, [—] shares of NetScout common stock were outstanding and entitled to vote. Stockholders are entitled to one vote on each matter submitted to the stockholders for each share of NetScout common stock held as of the record date.

Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of NetScout common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, it will be deemed present for purposes of determining whether a quorum exists. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. “Broker non-votes” refer to votes that could have been cast on a matter in question by a bank, broker or other nominee with respect to uninstructed shares if the bank, broker or other nominee had received their customers’ instructions.

The issuance of NetScout common stock in the First Merger must be approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy. If NetScout’s stockholders fail to approve the issuance of shares of NetScout common stock in the First Merger upon a vote at the NetScout special meeting, each of Danaher and NetScout will have the right to terminate the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Termination.”

The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger must also be approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy.

As of [—], 2015, NetScout’s directors and executive officers held [—]% of the shares entitled to vote at NetScout’s special meeting of the stockholders. As of [—], 2015, no affiliates of NetScout’s directors and executive officers held shares entitled to vote at NetScout’s special meeting of the stockholders. As of [—], 2015, Danaher owned approximately [—]% of the outstanding shares of NetScout common stock. As of [—], 2015, Newco’s directors, executive officers and their affiliates did not hold shares entitled to vote at NetScout’s special meeting of the stockholders. Newco’s stockholders are not required to vote on any of the proposals, and Newco will not hold a special meeting of stockholders in connection with the Transactions.

Under the terms of the Voting Agreement between Anil Singhal and Danaher, Anil Singhal has agreed in writing to vote his shares, and has granted Danaher a proxy to vote his shares, in favor of the Mergers and against any competing or superior proposals or proposals that would hinder or delay the completion of the Mergers. NetScout estimates that Anil Singhal holds approximately [—]% of the outstanding shares of NetScout common stock as of [—], 2015. For a more complete description of the Voting Agreement, see “Other Agreements—Voting Agreement.” In addition, Danaher intends to vote the shares of NetScout common stock that Danaher owns, representing approximately [—]% of the outstanding shares of NetScout common stock as of [—], 2015, in favor of the issuance of shares of NetScout common stock in the First Merger.

Recommendation of Board of Directors

After careful consideration, the board of directors of NetScout resolved that the Transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, NetScout and its stockholders and unanimously approved the Merger Agreement, the Mergers and the other Transactions. The NetScout board of directors recommends that the stockholders of NetScout vote “FOR” approval of the issuance of shares of NetScout common stock in the First Merger, and, if necessary or appropriate, “FOR” the adjournment or postponement of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger.

How to Vote

NetScout stockholders can vote in person by completing a ballot at the NetScout special meeting, or NetScout stockholders can vote before the NetScout special meeting by proxy. Even if NetScout stockholders plan to attend the special meeting, NetScout encourages its stockholders to vote their shares as soon as possible by proxy. NetScout stockholders can vote by proxy using the enclosed proxy card, or by internet or by telephone as discussed below.

Holder of Record

NetScout holders of record may vote in person at the special meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy by mail using the enclosed proxy card. Whether or not NetScout stockholders plan to attend the meeting, we urge each NetScout stockholder to vote by proxy to ensure its vote is counted. A NetScout stockholder may still attend the meeting in person even if it has already voted by proxy.

•	To vote in person, a NetScout stockholder should come to the special meeting and we will give it ballot when it arrives.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly by mail in the envelope provided. If a NetScout stockholder returns a signed proxy card to us before the special meeting, we will vote that NetScout stockholder’s shares as directed.

•	To vote over the telephone, dial the toll-free number specified on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. NetScout stockholders will be asked to provide the company number and control number from the proxy card. Telephone votes must be received by 11:59 p.m. Eastern Time on [—], 2015 to be counted.

•	To vote through the internet, go to the website specified on the enclosed proxy card to complete an electronic proxy card. NetScout stockholders will be asked to provide the company number and control number from the proxy card. Internet votes must be received by 11:59 p.m. Eastern time on [—] to be counted.

Beneficial Owner

If a NetScout stockholder is a beneficial owner of shares registered in the name of a bank, broker or other nominee, that NetScout stockholder should have received a notice containing voting instructions from that organization rather than from NetScout. A NetScout stockholder should simply follow the voting instructions to ensure that its vote is counted. Alternatively, a NetScout stockholder may vote by telephone or over the internet as instructed by its bank, broker or other nominee. To vote in person at the special meeting, a NetScout stockholder must obtain a valid proxy from its bank, broker or other nominee. A NetScout stockholder should follow the instructions from its bank, broker or other nominee included with these proxy materials, or contact its bank, broker or other nominee to request a proxy form.

If a NetScout stockholder returns a signed and dated proxy card or otherwise votes without marking voting selections, its shares will be voted “FOR” approval of the issuance of shares of NetScout common stock in the First Merger and “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the NetScout board of directors on any other matters properly brought before the special meeting for a vote or any adjourned or postponed session of the special meeting.

Solicitation of Proxies

NetScout will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on NetScout’s website by NetScout’s directors, officers and employees, who will not receive additional compensation for these services. NetScout has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an initial fee of $25,000 plus reimbursement for various expenses incurred in conjunction with the delivery of its services. Bankers, brokers and other nominees will be requested to forward soliciting material to beneficial owners of stock held of record by them, and NetScout will reimburse those persons for their reasonable expenses in doing so.

Revocation of Proxies

If a holder of record of NetScout common stock has properly completed and submitted its proxy card, the NetScout stockholder can change its vote in any of the following ways:

•	by sending a signed notice of revocation to the Secretary of NetScout that is received prior to the special meeting stating that the NetScout stockholder revokes its proxy;

•	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•	by logging onto the internet website specified on the proxy card in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card prior to the special meeting, in each case if the NetScout stockholder is eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting and voting in person.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the special meeting.

If a NetScout stockholder holds shares in “street name” through its bank, broker or other nominee, and has directed such person to vote its shares, it should instruct such person to change its vote, or if in the alternative a NetScout stockholder wishes to vote in person at the special meeting, it must bring to the special meeting a letter from the bank, broker or other nominee confirming its beneficial ownership of the shares and that the bank, broker or other nominee is not voting the shares at the special meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger. Any adjournment or postponement may be made from time to time by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy, without further notice other than by an announcement made at the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow NetScout stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The adjournment or postponement proposal relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for the approval of the issuance of shares of NetScout common stock in the First Merger. NetScout’s board of directors retains full authority to adjourn or postpone the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of any stockholders.

Attending the Special Meeting

All NetScout stockholders, including holders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the NetScout special meeting. Holders of record can vote in person at the special meeting. Cell phones must be turned off prior to entering the special meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the special meeting, other than for NetScout purposes.

NetScout does not expect representatives of either PricewaterhouseCoopers LLP or Ernst & Young LLP to be present at the special meeting.

Householding

SEC rules allow delivery of a single document to households at which two or more stockholders reside. Accordingly, stockholders sharing an address who have been previously notified by their bank, broker or other nominee or its agent will receive only one copy of this document, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as NetScout’s expenses. Stockholders having multiple accounts may have received householding notifications from their respective banks, brokers or other nominees and, consequently, such stockholders may receive only one document.

Stockholders who prefer to receive separate copies of the document may request to receive separate copies of the document by notifying NetScout’s Secretary in writing or by telephone at the following address: NetScout Systems, Inc., Attn: Secretary, 310 Littleton Road, Westford, Massachusetts 01886, telephone: (978) 614-4000.

NetScout will provide the document promptly upon request. Stockholders currently sharing an address with another stockholder who wish to have only one proxy statement and annual report delivered to the household in the future should also contact NetScout’s Secretary.

Questions and Additional Information

If NetScout stockholders have more questions about the Transactions or how to submit their proxies, or if they need additional copies of this document or the proxy card or voting instructions, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

or

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

Attention: Investor Relations

Telephone: (978) 614-4000

The vote of NetScout stockholders is important. Please promptly sign, date, and return the enclosed proxy card or vote by internet or telephone by following the instructions on the proxy card or voting instruction form, as applicable.

INFORMATION ON THE DISTRIBUTION

In the Transactions, Danaher will distribute 100% of the Newco common units to Danaher stockholders through either an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution or in a spin-off distribution not including an exchange offer. In the case of an exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. If the Distribution is structured as a spin-off not including an exchange offer, Danaher will distribute in the spin-off the Newco common units owned by Danaher on a pro rata basis to Danaher stockholders. See “The Transactions.” Newco has filed a registration statement on Form S-4 and Form S-1 to register the Newco common units, which will be distributed to Danaher stockholders pursuant to the Distribution. The Newco common units will be immediately converted into shares of NetScout common stock in the First Merger. NetScout has filed a registration statement on Form S-4 to register the shares of its common stock, which will be issued in the First Merger. NetScout and NetScout stockholders are not a party to the Distribution and are not being asked to separately vote on the exchange offer, the spin-off or to otherwise participate in the exchange offer.

Upon consummation of the Distribution, Danaher will irrevocably deliver to an agent selected by Danaher a global certificate representing all of the Newco common units being distributed. Shares of NetScout common stock will be delivered immediately following the Distribution and the effectiveness of the Merger, pursuant to the procedures determined by the agent and Danaher’s transfer agent.

In the Mergers, NetScout expects to issue an aggregate number of shares of common stock of NetScout equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. Based upon the reported closing sale price of $[—] per share for NetScout common stock on NASDAQ on [—], 2015, the total value of the consideration to be paid by NetScout in the Transactions would have been approximately $[—] billion. The value of the consideration to be paid by NetScout in the Mergers will fluctuate with the market price of NetScout common stock until the Mergers are consummated.

The information included in this section regarding Danaher’s exchange offer, if applicable, is being provided to NetScout’s stockholders for informational purposes only and does not purport to be complete. For additional information on Danaher’s exchange offer and the terms and conditions of Danaher’s exchange offer, NetScout stockholders are urged to read Newco’s registration statement on Form S-4 and Form S-1, or NetScout’s registration statement on Form S-4, and all other documents Newco will file with the SEC. This document constitutes only a proxy statement for NetScout stockholders relating to the approval of the issuance of shares of NetScout common stock in the Mergers and is not an offer to sell or an offer to purchase shares of NetScout common stock.

INFORMATION ON NETSCOUT

Overview

NetScout was founded in 1984 and is headquartered in Westford, Massachusetts. NetScout is an industry leader for advanced network, application and service assurance solutions, providing high-quality performance analytics and operational intelligence solutions that facilitate the evolution toward new computing paradigms, such as virtualization, mobility and cloud. NetScout designs, develops, manufactures, markets, licenses, sells and supports these products focused on assuring service delivery quality, performance and availability for some of the world’s largest, most demanding and complex internet protocol (IP) based service delivery environments. NetScout manufactures and markets these products in integrated hardware and software solutions that are used by commercial enterprises, large governmental agencies and telecommunication service providers worldwide. NetScout has a single operating segment and substantially all of its identifiable assets are located in the United States.

NetScout’s Business After the Transactions

NetScout believes that the Transactions will help support the following key elements of its growth strategy:

Drive technology innovation. NetScout will continue to invest in research and development, and leverage the strong technical and domain expertise across its organization. As a result of the acquisition of the Communications Business, NetScout’s base of research and development professionals will more than quadruple from its current level of over 350 people and the combined company’s engineering teams will be focused on advancing technical innovation across its broad product portfolio. By capitalizing on NetScout’s extensive experience with global enterprise, service provider and government organizations with IP-based networks, NetScout will be well positioned to cross-leverage its technology development across all major platforms and relevant technologies to address the evolving demands of current and prospective customers. NetScout works closely with its largest enterprise and service provider customers to better understand and address their near-term and longer-term requirements. By better understanding the key, time-sensitive needs of NetScout’s global customer base, NetScout will continue to enhance and extend its product line to meet the increasing challenges of managing a diverse range of services over an increasingly global network environment.

Enable pervasive visibility. NetScout intends to continue to expand its intelligent data source family to enable its customers to achieve greater visibility into more places across their end-to-end network environment. NetScout plans to integrate various capabilities, including its Adaptive Session Intelligence software, across the combined company’s product portfolio to enable wider deployment of NetScout’s technology within virtual computing environments, network devices and computing platforms and to support a broader range of network and application performance management, security and business intelligence requirements. This includes fortifying and enhancing NetScout’s capabilities and technologies by supporting new and innovative ways to address the ongoing challenges associated with the increasing volume of data traffic and enable scalable support for 40 Gigabit, 100 Gigabit topologies and increasing global deployments of IPv6. Advancing these capabilities will enable NetScout to cross-sell a wider range of solutions into NetScout’s existing base of customers using solutions from the Communications Business, as well as increase business with the current base of Communications Business customers by cross-selling NetScout solutions.

Continued portfolio enhancements. NetScout plans to continue to enhance its products and solutions to address the management challenges associated with virtualization, cloud computing, service-oriented architectures, VoIP, video, and telepresence technologies. In addition, NetScout will continue to drive its solutions to help IT organizations address the challenges of complex service delivery, datacenter consolidation, branch office consolidation and optimization, increasing mobility and the move to a more process-oriented operating environment. The acquisition will add Tektronix Communications’ high-value troubleshooting capabilities, which targets service providers, with Fluke Networks’ troubleshooting capabilities, which targets small to mid-sized enterprises. These capabilities are expected to complement NetScout’s traditional strengths in monitoring large, complex IP-based networks and the mission-critical services that run across them. Over the longer term, NetScout anticipates that the post-acquisition product roadmap integration would support migrating key features and functionalities from various product platforms into new, higher value solutions at more attractive price points that will appeal to a broader range of customers globally.

Extension into Adjacent Markets: By enhancing and expanding NetScout’s product portfolio, NetScout can also enter complementary adjacent markets that will help it further expand its customer relationships and increase its total addressable market. For example, the acquisition of the Arbor Networks business will bring new security offerings that complement NetScout’s core range of solutions by helping customers identify, mitigate and remediate complex technical threats and unauthorized intrusions into their network and IT infrastructures. The Arbor business will accelerate NetScout’s entry into cyber security with market-leading solutions used by leading service providers and enterprises to prevent and mitigate distributed denial of service (DDoS) attacks. In addition, the acquisition will bring new solutions for optimizing the radio access networks (RANs) of service providers and sophisticated business intelligence analytics that are used by service providers to increase customer satisfaction, reduce churn, and increase profits.

Leverage NetScout’s direct sales force and pursue cross-selling opportunities. As a result of the acquisition, NetScout will have a larger direct sales force with specialized expertise in targeting the enterprise, service provider and government markets. Each of these markets has different technology issues, challenges and sales cycles. To augment NetScout’s direct sales resources, particularly in key international markets, NetScout plans to leverage relationships with a range of value-added resellers and systems integrators that have historically supported the Tektronix Communications, Arbor Networks and acquired portions of the Fluke Networks Enterprise businesses. These firms possess specialized technical capabilities and local market knowledge, and NetScout believes that they will be important partners to support NetScout following the Transactions. Consequently, NetScout will be very well positioned to better meet the needs of these diverse markets. Additionally, NetScout believes that the Transactions will help create a range of attractive opportunities for the direct sales force to cross-sell various products into NetScout’s customer base. For example, NetScout will seek to leverage its strong relationships with its enterprise customers to accelerate adoption of Arbor Networks’ cyber security solutions and bring additional cyber security solutions to the marketplace that can take advantage of Arbor’s established customer relationships; NetScout also will focus on broadening its relationships with its existing service provider customers by driving sales of the Tektronix Communications’ RAN solutions and cross-selling Tektronix Communications’ business intelligence analytics into new departments.

Increase market relevance and awareness. The acquisition will substantially expand NetScout’s customer base around the world. To generate increased demand for NetScout’s products, NetScout will implement marketing campaigns aimed at promoting its thought leadership and driving lead generation for its technology, products and solutions among both enterprise and service provider customers. In addition, NetScout will continue to drive industry initiatives around managing service delivery.

Extend NetScout’s technology partner alliance ecosystem. Supporting a larger, more global customer base as a result of the acquisition will require alliances with complementary solutions providers. NetScout plans to continue to enhance its technology value, product capabilities and customer relevance through the continued integration of NetScout’s products into technology partner products. This includes both interoperability integration efforts, as well as embedding NetScout’s technology into alliance partner products to gain a more pervasive footprint across both enterprise and service provider networks.

Pursue strategic acquisitions. Prior to the Transactions, NetScout completed five acquisitions in recent years that helped broaden the Company’s capabilities, products and technologies, and better position the Company to meet the needs of its customers and prospects. Following the Transactions, NetScout plans to be opportunistic in pursuing strategic acquisitions in order to achieve key business and technology objectives.

Improve cost structure and drive efficiencies. NetScout believes that the Transactions will create a range of opportunities to further improve the Company’s operating profitability by pursuing cost synergies. NetScout will seek to leverage its purchasing power and extend its proven manufacturing techniques in ways that can improve product gross margin. In addition, NetScout plans to integrate certain operations that have previously been managed separately across various business and product lines. NetScout also expects to achieve synergies by using common infrastructure platforms, and by eliminating or reducing redundancies associated with pre-existing resources, programs and capabilities.

NetScout’s Liquidity and Capital Resources After the Transactions

Overview

NetScout’s principal use of its liquidity and capital for nine months ended December 31, 2014 was to support its operations, including the payment of routine liabilities, to maintain and improve NetScout’s facilities and systems and to pay variable and incentive compensation to its employees. NetScout’s capital deployment priorities included investments in product development as well as a share repurchase program focusing on the repurchase of incremental shares issued in relation to NetScout’s employee stock compensation programs. For the nine months ended December 31, 2014, cash provided by operating activities was approximately $57 million, capital expenditures were approximately $9 million and free cash flow, a non-GAAP measure defined as net cash provided by operating activities less capital expenditures and the purchase of intangible assets, was $48 million. Net cash used in investing activities was approximately $26 million, net cash used in financing activities was approximately $27 million primarily because of share repurchases of approximately $32 million. NetScout’s cash, cash equivalents and marketable securities were approximately $241 million as of December 31, 2014.

For the nine-month period ended September 26, 2014, cash provided by the operating activities of the Communications Business was approximately $62 million, capital expenditures were approximately $12 million, and free cash flow (as defined above) was approximately $50 million. Net cash used in investing activities was approximately $12 million and net cash paid for financing activities was approximately $50 million, including payments to its parent of approximately $47 million. Danaher has historically provided various services to the Communications Business including cash management and other treasury services. As such, the cash and liquidity is maintained at the Danaher corporate level.

Following the consummation of the Transactions, NetScout expects cash from operating activities to be in the range of $200.0 million to $250.0 million during the first year of the combined operations. Due to the low capital intensive nature of the combined business, NetScout expects that capital expenditures will continue to be less than 5 percent of total combined revenue following the consummation of the Transactions. NetScout expects to incur approximately $11 million of investment banking fees. Since the integration planning is in the beginning phases, there is no estimate of costs associated with achieving any of the projected synergies or the consolidation of any operations and systems as well as professional fees associated with these activities. Additionally, as part of the Merger Agreement, the Communications Business will enter into a Transition Services Agreement with Danaher, under which Danaher will provide the Communications Business specified support services and other assistance for a limited time following the closing of the Transactions. Certain of the services covered under the Transition Services Agreement are costs that are currently included as operating costs in the Communications Business Combined Statements of Earnings, however, there is no guarantee that the Communications Business will not incur higher operating costs than those reflected in those financial statements and NetScout may incur certain costs to replace services at the end of the Transition Services Agreement.

NetScout anticipates that its primary sources of liquidity for working capital and operating activities will be cash provided by operations as well as a financing arrangement which is being reviewed. While NetScout has an existing Revolving Credit Agreement for $250 million that is fully available, NetScout is reviewing alternative financing arrangements including amending the existing facility to cover the requirements of the combined company. NetScout expects these sources of liquidity will be sufficient to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above.

For more information on the Communications Business’ and NetScout’s existing sources of liquidity, see the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results

of Operations for the Communications Business” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in NetScout’s annual report on Form 10-K for the year ended March 31, 2014 and quarterly report on Form 10-Q for the quarter ended December 31, 2014, each filed with the SEC and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of NetScout Before and After the Transactions

Board of Directors

The Merger Agreement provides that the NetScout board of directors will take all actions necessary such that, effective as of the effective time of the First Merger, one person selected by Danaher and approved by NetScout will be elected to the NetScout board of directors. NetScout and Danaher currently anticipate that such individual will be James A. Lico, age 48, Danaher’s Executive Vice President. In accordance with the Merger Agreement, this individual will also, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election to the board of directors of NetScout at NetScout’s 2015 annual meeting of stockholders. Listed below is the biographical information for each person who is currently a member of the board of directors of NetScout.

Anil Singhal, age 61, co-founded NetScout in June 1984 and has served as NetScout’s Chief Executive Officer and as a director on the Company’s Board since inception. In January 2007, Mr. Singhal was appointed Chairman of the Board, and has been serving as NetScout’s President, CEO and Chairman since that time. In his current role, Mr. Singhal is focused on providing strategic leadership and vision, as well as setting operational priorities for the Company’s management team. Mr. Singhal’s vision of “traffic-based instrumentation” has guided NetScout’s product direction and focus for the past three decades, helping to shape the evolution for the industry in the process. Under Mr. Singhal’s leadership, NetScout has grown substantially during the past three decades, completing its initial public offering in 1999 and reaching nearly $400 million in revenue in fiscal year 2014. He is credited with numerous innovations in the field of network traffic monitoring and analysis that have helped NetScout gain several of industry accolades. During the past decade, Mr. Singhal has also been an instrumental part of a number of strategic acquisitions that have fortified and enhanced NetScout’s technology, customer base and go-to-market capabilities. Mr. Singhal has earned notable recognition for his entrepreneurial success, including the TiE (The Indus Entrepreneur) Boston Lifetime Achievement in 2013, Enterprise Bank’s 2013 George L. Duncan Award of Excellence and Ernst & Young’s New England Entrepreneur of the Year in 1997. Mr. Singhal holds a BSEE from BITS, Pilani, India and an MS in Computer Science from the University of Illinois, Urbana-Champaign.

Victor A. DeMarines, age 77, has been a NetScout director since June 2004. Mr. DeMarines was the President and Chief Executive Officer of MITRE from 1994 until his retirement in 2000. He continued to serve as a member of the Board of Trustees and as Chairman of the Technology Committee of MITRE until his retirement from the Board in 2010. He continues his relationship as a consultant to MITRE Corporation on its Department of Defense, Homeland Security, and cyber activity initiatives. Since February 2013, he has served as the Chairman of the Board of Directors of Verint Systems Inc., a publicly-held provider of systems to the internet security marketplace. He has been a member of the Board of Directors of Verint Systems since 2002 and is also currently a member of its Corporate Governance and Nominating Committee and its Audit Committee.

Robert E. Donahue, age 66, has been a NetScout director since March 2013. He currently serves on the board of directors of Sycamore Networks, Inc., an intelligent optical networking and multiservice access provider, where he has served since July 2007. Mr. Donahue served on the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions, from November 2007 to August 2010. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize. Net Holdings, Inc. (formerly Lightbridge Inc.), a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.

John R. Egan, age 57, has been a NetScout director since October 2000. Mr. Egan is a founding managing partner of Egan-Managed Capital, L.P., a Boston-based venture capital fund specializing in New England, information technology, and early-stage investments, which began in the fall of 1996, and is a managing partner of Carruth Associates. Since 1992, he has been a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee and member of the Finance Committee at EMC Corporation, a publicly-held provider of computer storage systems and software. Since 2007, Mr. Egan has served as a member of the Board of Directors and is currently the Chairman of the Mergers and Acquisitions Committee at VMWare, a publicly-held leader in virtualization and cloud infrastructure. Since 2011, Mr. Egan has served as a member of the Board of Directors and currently serves as Non-Executive Chairman of the Board of Directors and serves on the Compensation Committee at Progress Software Corp., a global software company. Since 2012, Mr. Egan has served as a member of the Board of Directors and is currently the Chairman of the Corporate Governance and Nominating Committee at Verint Systems, Inc., a publicly-held provider of systems to the internet security market. Mr. Egan also serves on the Board of Trustees at Boston College and as a director for two other privately held companies.

Joseph G. Hadzima, Jr., age 63, has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Since 2000, he has also been President of IPVision, Inc., a Main Street Partners portfolio company that provides intellectual property analysis systems and services. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management, of counsel at a law firm, and serves as a director on two private company boards.

Vincent J. Mullarkey, age 66, has been a NetScout director since November 2000. From May 2005 to June 2007, he was a member of the Board of Directors and the Chairman of the Audit Committee of webMethods, Inc., a then publicly-held business process integration software company that was acquired by Software AG in June 2007. Mr. Mullarkey was the Senior Vice President, Finance and Chief Financial Officer of Digital Equipment Corporation from 1994 until his retirement in September 1998.

Christopher Perretta, age 57, has been a NetScout director since September 2014. Mr. Perretta served as Executive Vice President and Chief Information Officer at State Street Corporation since September 2007 and as a member of State Street Corporation’s Management Committee since February 2013. From December 1996 to September 2007, Mr. Perretta served in various roles at General Electric Corporation, including as Chief Information Officer for the North American Consumer Financial Services unit, Chief Technology Officer for General Electric Capital, and most recently, from January 2003 to September 2007, as Chief Information Officer of General Electric Commercial Finance. Mr. Perretta also serves as a member of the board of directors of a privately-held company.

Executive Officers

Anil Singhal, age 61, co-founded NetScout in June 1984 and has served as NetScout’s Chief Executive Officer and as a director on the Company’s Board since inception. In January 2007, Mr. Singhal was appointed Chairman of the Board, and has been serving as NetScout’s President, CEO and Chairman since that time. In his current role, Mr. Singhal is focused on providing strategic leadership and vision, as well as setting operational priorities for the Company’s management team. Mr. Singhal’s vision of “traffic-based instrumentation” has guided NetScout’s product direction and focus for the past three decades, helping to shape the evolution for the industry in the process. Under Mr. Singhal’s leadership, NetScout has grown substantially during the past three decades, completing its initial public offering in 1999 and reaching nearly $400 million in revenue in fiscal year 2014. He is credited with numerous innovations in the field of network traffic monitoring and analysis that have helped NetScout gain several of industry accolades. During the past decade, Mr. Singhal has also been an instrumental part of a number of strategic acquisitions that have fortified and enhanced NetScout’s technology, customer base and go-to-market capabilities. Mr. Singhal has earned notable recognition for his entrepreneurial success, including the TiE (The Indus Entrepreneur) Boston Lifetime Achievement in 2013, Enterprise Bank’s 2013 George L. Duncan Award of Excellence and Ernst & Young’s New England Entrepreneur of the Year in

1997. Mr. Singhal holds a BSEE from BITS, Pilani, India and an MS in Computer Science from the University of Illinois, Urbana-Champaign.

Michael Szabados, age 62, has served as NetScout’s Chief Operating Officer since April 2007. In this role, Mr. Szabados is focused on executing NetScout’s vision and strategy. During his tenure, he has been critical in helping lead the Company’s key functional areas as the Company more than doubled in size. Mr. Szabados has also helped lead the integration of Network General and five other companies that NetScout has acquired. His career at NetScout began in 1997 when he joined the Company as vice president, marketing, charged with increasing the Company’s overall visibility and market awareness. His responsibilities expanded in 2001 to encompass product development, manufacturing and customer support when he was promoted to Senior Vice President, Product Operations. A veteran of the enterprise networking industry, Mr. Szabados held senior leadership roles with companies including UB Networks, SynOptics/Bay Networks and MIPS Corporation following engineering and product management roles at Intel Corporation and later at Apple. Mr. Szabados holds a BSEE from UC Irvine and an MBA from UC Santa Clara.

Jean Bua, age 56, has served as NetScout’s Chief Financial Officer and Treasurer since November 2011. She joined the company in September 2010 as Vice President, Finance, in conjunction with the Company’s succession planning. In her current role, Ms. Bua is responsible for investor relations, treasury, financial planning and analysis, real estate development, accounting and compliance. Ms. Bua has played a key role in executing on the financial aspects of the Company’s strategy during a period in which the Company’s market capitalization grew by 300%. During her tenure, the Company has successfully completed and integrated five acquisitions. Before joining NetScout, Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation, a leading provider of infrastructure for the wireless telecommunications industry. While at American Tower, she was a critical contributor to multiple equity and debt financings, and numerous acquisitions that enabled the company to more than double in revenue through both acquisition and organic growth. Prior to American Tower, Ms. Bua spent nine years at Iron Mountain, Inc., concluding as Senior Vice President, Chief Accounting Officer and Worldwide Controller. During her tenure, Iron Mountain successfully consolidated the records management industry and grew from annual revenue of $100 million to over $2 billion through more than 100 domestic and international acquisitions. Previously, she held senior positions at Duracraft Corp. and Keithley Instruments. She was a management consultant at Ernst & Young and an auditor at KPMG. Ms. Bua earned her Bachelor of Science in Business Administration, summa cum laude, from Bryant College and her Masters of Business Administration from the University of Rhode Island.

John W. Downing, age 56, has served as NetScout’s Senior Vice President, Worldwide Sales Operations, since 2007. In this role, Mr. Downing is responsible for directing the Company’s sales leadership in both the service provider and enterprise markets. Under Mr. Downing’s direction, NetScout has reported strong revenue growth and built vibrant, long-term relationships with leading telecommunications service providers, government agencies and many of the world’s largest corporations. He joined NetScout in 2000 as Vice President, Sales Operations, instituting and refining key go-to-market programs and sales processes that have underpinned the Company’s four-fold revenue growth during the past fourteen years. Prior to NetScout, from April 1998 until September 2000, Mr. Downing served as Vice President of Sales at Genrad Corporation, a $300 million manufacturer of electronic testing equipment and production solutions, and was Vice President of North American Sales from January 1996 until March 1998. Mr. Downing earned a Bachelor of Science in Engineering (BSE) in Computer Science and Applied Mathematics from Tufts University and a Master’s in Business Administration from Suffolk University.

INFORMATION ON THE COMMUNICATIONS BUSINESS

The Company

The Communications Business has been operated as Danaher Corporation’s Communications platform since 2008. Danaher created the Communications platform from the enterprise network performance management and diagnostics business of Fluke Networks Enterprise, which Danaher acquired in 1998, the telecommunications network monitoring, subscriber troubleshooting and diagnostics business of Tektronix, Inc., which Danaher acquired in 2007, the network security solutions business of Arbor Networks, Inc., which Danaher acquired in 2010, as well as from the acquisitions of AirMagnet and Aran Technologies in 2009, VSS Monitoring in 2012 and Newfield Wireless and PacketLoop in 2013. Danaher established its Communications platform primarily to address the market opportunities arising from the convergence of telecommunication and enterprise technologies, which historically had been relatively distinct but have converged as a result of the emergence of internet protocol as the predominant underlying technology for both applications.

Today, the Communications Business is a leading provider of products and solutions used in the design, deployment, monitoring and security of traditional, virtualized, mobile and cloud-based networks operated by communications service providers, hosting service providers, enterprises and government agencies worldwide. The Communications Business derives revenue principally by developing, manufacturing, and selling a broad range of hardware, software and support services. The Communications Business maintains operations and conducts business in all major geographies, including North America, Europe, Asia Pacific and Latin America.

The headquarters of the Communications Business is located at 3033 W. President George Bush Highway in Plano, Texas and the Communications Business’ telephone number is (469) 330-4000.

Markets, Customers and Products

The Communications Business designs, manufactures, markets, licenses, sells and supports innovative hardware and software solutions that help its customers deploy, manage and secure their communication network technologies and services. Communication networks include telecommunication and other service provider networks as well as enterprise networks. The Communications Business’ solutions collect and analyze massive volumes of voice, video and data traffic that traverse communication networks. The data the Communications Business collects is in the form of “packets” (also known as network data) and “flows” (also known as machine data). These forms of data provide granular detail regarding what is occurring within communication networks, both in real-time and historically. The Communications Business’ solutions allow its customers to analyze the large amount of packets and flows on their communication networks. From these packets and flows the Communications Business’ analytics solutions derive contextual and correlated insights about what is occurring at different physical points and times in a network. These insights help the Communications Business’ customers to:

•	improve the quality of their end users’ experience;

•	monitor the performance of their network infrastructure and the services it delivers;

•	troubleshoot customer service and operational problems across vast, complex networks;

•	enable and deliver location-based services for their mobile subscribers; and

•	detect and mitigate cyber security events in their network, including distributed denial-of-service (“DDoS”) attacks and advanced persistent threats (“APT”).

The Communications Business’ product offerings include the following:

•	telecommunications network monitoring systems for performance management and troubleshooting;

•	cyber security detection and mitigation systems for service provider and enterprise networks;

•	portable enterprise network analysis and optimization tools;

•	network packet brokering tools;

•	enterprise network performance management systems; and

•	geolocation systems for mobile telecommunications networks.

The Communications Business’ products are configured either as stationary solutions that continuously monitor packet and flow traffic, typically in a live network environment, or as handheld or portable tools used in laboratories and/or live networks to design, deploy or test specific types of equipment, services or points in a network.

Businesses in multiple industry verticals (including wireless and fixed-line communications service providers, hosting service providers, enterprises and governmental agencies) use the Communications Business’ solutions to reduce operating expenses and improve the performance and availability of their communication networks. The Communications Business’ broad portfolio of solutions addresses the “end-to-end” needs of large, physically diversified networks: from centralized information technology data centers and network operations centers to the remote access points of networks such as enterprise branch offices and mobile telecommunications “cell towers.”

Sales to the Communications Business’ two largest customers, AT&T and Verizon, were 25% and 11%, respectively, of total sales in 2013, 23% and 10%, respectively, of total sales in 2012 and 31% and 2%, respectively, of total sales in 2011. No other customer accounted for more than 10% of consolidated sales in 2013, 2012 or 2011.

The Communications Business’ products and solutions are marketed under the AIRMAGNET, ARBOR NETWORKS, FLUKE NETWORKS, TEKTRONIX COMMUNICATIONS and VSS MONITORING brands.

Strategy

The Communications Business’ management believes there are several key trends driving growth in the Communications Business’ served markets, including the:

•	proliferation of “smart” devices, including mobile phones and machine-to-machine and “Internet of Things” communications;

•	increasing sophistication of “real-time” communications services requiring superior network performance and availability;

•	growing prevalence of cyber security attacks (such as DDoS and APT) on network integrity and availability;

•	new investments in network function virtualization (“NFV”) and software defined networks (“SDN”);

•	continuing transition of “premise-based” infrastructures and services to “cloud-based” infrastructure and services; and

•	increasing demand for the extraction of insights from “Big Data” such as the traffic traversing communication networks.

The Communications Business’ management believes communications service providers, enterprises and government agency network operators worldwide will continue to invest in solutions like the Communications Business’ to address the increasing complexities associated with these trends.

The Communications Business’ strategy is to focus on facilitating the deployment, management and security of the Communications Business’ customers’ communication network technologies and services. As the

Communications Business’ customers migrate to new technologies and services the Communications Business seeks to adapt and enhance its solutions accordingly with the objective of offering a broad, complementary and best-in-class portfolio that addresses the Communications Business’ customers’ needs. The initiatives the Communications Business is pursuing to accomplish this strategy include:

•	improving the cost-effective, technical scalability of the Communications Business’ solutions to address the ever-increasing volumes of traffic customers need to monitor and analyze in real-time;

•	migrating the Communications Business’ hardware solutions to virtualized formats in a manner that preserves technical performance and financial attractiveness for the Communications Business’ customers;

•	embracing the opportunities presented by the “cloud,” to improve the Communications Business’ competitive positioning and expand the size of the Communications Business’ addressable market;

•	re-purposing the contextual and correlated insights the Communications Business derives from network traffic to serve not only the technical functions of the Communications Business’ customers but also the business and marketing functions; and

•	leveraging the Communications Business’ broad footprint in monitoring internet traffic to help the Communications Business’ security solutions deployed in customer networks around the world better identify cyber security threats and fortify network defenses.

To accomplish this strategy, the Communications Business is investing in internal product development, pursuing strategic acquisitions as appropriate to gain access to technology, products, or markets and leveraging the Communications Business’ strong industry brands, customer relationships and global distribution channels.

Manufacturing and Materials

The Communications Business’ primary manufacturing activities occur at facilities located in North America. The Communications Business performs installation and integration activities at customer sites using internal direct labor and third-party integration providers. These installation and integration activities occur primarily at network operator sites located in all of the major geographic regions that the Communications Business serves.

The Communications Business’ manufacturing operations employ a variety of raw materials that the Communications Business purchases from independent sources around the world. No single supplier is material, although for some components that require particular specifications or qualifications there may be a single supplier or a limited number of suppliers that can readily provide such components. The Communications Business utilizes a number of techniques to address potential disruption in and other risks relating to its supply chain, including in certain cases the use of safety stock, alternative materials and qualification of multiple supply sources. During 2013, the Communications Business had no raw material shortages that had a material effect on its business.

Sales, Distribution and Backlog

The Communications Business maintains a direct sales and field maintenance organization, staffed with technically trained personnel throughout the world. Sales to end-customers are made through the Communications Business’ direct sales organization and to a lesser extent through independent distributors and resellers located in principal market areas. The Communications Business’ distribution strategy is to align the sales channel with the Communications Business’ customer base, concentrating direct selling efforts in large or strategic geographies and markets, and utilizing distributors or other partners to expand geographic and customer reach.

The Communications Business’ unfilled product and service orders were $357,334,000 as of December 31, 2013 and $398,404,000 as of December 31, 2012. A large majority of the unfilled orders will be delivered to customers within one year.

Research and Development

The Communications Business conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of its existing products and expanding the applications for which uses of its products are appropriate. The Communications Business’ research and development efforts include internal initiatives and those that use licensed or acquired technology. Research and development activities occur in North America, Asia and Europe. The Communications Business anticipates that it will continue to make significant expenditures for research and development as it seeks to provide a continuing flow of innovative products to maintain and improve its competitive position. Expenditures for research and development during fiscal years 2013, 2012 and 2011 were $147,553,000, $130,872,000 and $111,898,000, respectively. Customer-sponsored research and development was not significant in 2013, 2012 or 2011.

Seasonality

General economic conditions impact the Communications Business’ business and financial results, but it is not subject to material seasonality.

Competition

The Communications Business’ primary competitors include Astellia SA, Empirix Inc., FireEye Inc., Gigamon, Inc., International Business Machines Corporation, Ixia, JDS Uniphase Corporation, NetScout, Polystar, Riverbed Technology, Inc., network equipment manufacturers (“NEMs”) and various in-house solutions. The Communications Business encounters a variety of competitors, including well-established regional competitors, competitors who are more specialized than the Communications Business is in particular markets, as well as larger companies or divisions of larger companies with substantial sales, marketing, research, and financial capabilities. The Communications Business is facing increased competition in a number of its served markets as a result of the entry of new, large companies into certain markets, the entry of competitors based in low-cost manufacturing locations, and increasing consolidation in particular markets. The Communications Business’ management believes that the Communications Business has a market leadership position in many of the markets it serves. Key competitive factors vary among its product and service lines, but include product scalability and performance, technology and product availability, price, quality, delivery speed, service and support, innovation, distribution network and brand name recognition.

Intellectual Property

The Communications Business owns numerous patents along with trademarks, copyrights, trade secrets and licenses to intellectual property owned by others. Although in aggregate the Communications Business’ intellectual property is important to its operations, the Communications Business’ management does not consider any single patent, trademark, copyright, trade secret or license to be of material importance to the Communications Business’ business. From time to time the Communications Business engages in litigation to protect its intellectual property rights.

Working Capital

The Communications Business maintains an adequate level of working capital to support its business needs. There are no unusual industry practices or requirements relating to working capital items. In addition, the Communications Business’ sales and payment terms are generally similar to those of its competitors.

Employee Relations

As of September 26, 2014, the Communications Business employed approximately 2,570 persons, of whom approximately 1,560 were employed in the United States and approximately 1,010 were employed outside of the

United States. In the United States, the Communications Business does not have any hourly-rated, unionized employees. Outside the United States, the Communications Business has government-mandated collective bargaining arrangements and union contracts in certain countries.

Regulatory Matters

The Communications Business faces government regulation both within and outside the United States relating to the development, manufacture, marketing, sale and distribution of its products, software and services. The following sections describe certain significant regulations that the Communications Business is subject to. These are not the only regulations that the Communications Business’ businesses must comply with.

Environmental, Health and Safety Laws and Regulations

The Communications Business’ operations, products and services are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the environment and establish standards for the generation, use, treatment, storage and disposal of hazardous and non-hazardous wastes. The Communications Business must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on the Communications Business’ capital expenditures, earnings or competitive position, and the Communications Business’ management does not anticipate material capital expenditures for environmental control facilities.

Export/Import Compliance

The Communications Business is required to comply with various U.S. export/import control and economic sanctions laws, including: (1) the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, which, among other things, impose licensing requirements on the export or re-export of certain dual-use goods, technology and software (which are items that potentially have both commercial and military applications); (2) the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments and persons based on United States foreign policy and national security considerations; and (3) the import regulatory activities of the U.S. Customs and Border Protection. Other nations’ governments have implemented similar export and import control regulations, which may affect the Communications Business’ operations or transactions subject to their jurisdictions.

International Operations

The Communications Business’ products, software and services are available worldwide, and the Communications Business’ principal markets outside the United States are in Europe, Asia and Latin America. The Communications Business’ management believes that the Communications Business’ future growth depends in part on its ability to continue developing products and sales models that successfully target emerging markets. Annual revenue derived from customers outside the United States (based on geographic destination) as a percentage of total annual revenue was 41% in 2013, 42% in 2012 and 44% in 2011. Long-lived assets located outside the United States as a percentage of total long-lived assets as of December 31, 2013, 2012 and 2011 were 8%, 8% and 10%, respectively.

The manner in which the Communications Business’ products and services are sold outside the United States differs by product and by region. Most of the Communications Business’ sales in non-U.S. markets are made directly from the U.S., but it also sells products through various representatives and distributors. In countries with low sales volumes, the Communications Business often sells through representatives and distributors as well as other partners such as third party system integrators. Financial information about the Communications Business’ international operations is contained in Note 15 of the Communications Business’ Combined Financial Statements for the year ended December 31, 2013.

Properties

The Communications Business’ headquarters is located in Plano, Texas. The following is a summary of the Communications Business’ significant operating locations.

Location	Own/Lease	Functional Use
Plano, Texas	Own[1]	R&D, service, manufacturing and administrative
Ann Arbor, Michigan	Lease	R&D and service
Burlington, Massachusetts	Lease	R&D, service, manufacturing and administrative
Atlanta, Georgia	Lease	R&D
Berlin, Germany	Lease	R&D and manufacturing
Frankfurt, Germany	Lease	Service and administrative
Dublin, Ireland	Lease	R&D, manufacturing and administrative
Padova, Italy	Lease	R&D
Shanghai, China	Lease	R&D
Sunnyvale, California	Lease	R&D, manufacturing and administrative
Berkeley, California	Lease	R&D and administrative
Colorado Springs, Colorado	Lease	R&D and administrative
Santa Clara, California	Lease	R&D and administrative
Beijing, China	Lease	R&D
Rockville, Maryland	Lease	Sales and service

[1]	As of the closing of the distribution of the Communications Business, the ownership of this facility will be transferred to Danaher or a subsidiary of Danaher and leased to NetScout or a subsidiary of NetScout.

Legal Proceedings

The Communications Business is, from time to time, subject to a variety of litigation and other legal and regulatory proceedings incidental to its business. Based upon the Communications Business’ management’s experience, current information and applicable law, the Communications Business’ management does not believe it is reasonably possible that these proceedings and claims will have a material effect on the Communications Business’ financial statements.

HISTORICAL MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for NetScout. The historical data has been derived from and should be read together with NetScout’s audited consolidated financial statements and related notes thereto contained in NetScout’s annual report on Form 10-K for the fiscal year ended March 31, 2014, and NetScout’s unaudited consolidated financial statements and related notes thereto contained in NetScout’s quarterly report on Form 10-Q for the period ended December 31, 2014, each of which are incorporated by reference into this document. The pro forma data has been derived from the unaudited pro forma combined financial statements of NetScout and the Communications Business included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference.”

This comparative historical and pro forma per share data is being presented for illustrative purposes only. NetScout and the Communications Business may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NetScout and the Communications Business been combined during the periods or at the date presented or of the actual future results or financial condition of NetScout or the Communications Business to be achieved following the Transactions.

	As of and for the Nine Months Ended December 31, 2014		As of and for the Year Ended March 31, 2014
(shares in thousands)	Historical	Pro Forma	Historical	Pro Forma
Basic earnings per share	$0.98	$0.28	$1.19	$0.57
Diluted earnings per share	$0.97	$0.28	$1.17	$0.57
Weighted average common shares outstanding—Basic	41,128	103,628	41,366	103,866
Weighted average common shares outstanding—Diluted	41,679	104,211	41,955	104,497
Book value per share of common stock	$10.48	$27.04	$9.94	Not available

Historical Common Stock Market Price and Dividend Data

Historical market price data for Newco has not been presented because the Communications Business is currently operated by Danaher and there is no established trading market in Newco common units. Shares of Newco common units do not currently trade separately from Danaher common stock.

Shares of NetScout common stock currently trade on NASDAQ under the symbol “NTCT.” On October 10, 2014, the last trading day before the announcement of the Transactions, the last sale price of NetScout’s common stock reported by NASDAQ was $41.91. On [—], 2015, the last trading day prior to the date of this document, the last sale price of NetScout common stock reported by NASDAQ was $[—].

The following table sets forth, for the periods indicated, the high and low sale prices of NetScout common stock on NASDAQ for the periods indicated. The quotations are as reported in published financial sources. For current price information, NetScout stockholders are urged to consult publicly available sources.

	NetScout Common Stock
	High	Low
Calendar Year Ending December 31, 2015
First Calendar Quarter (through February 4, 2015)	$38.30	$33.53
Calendar Year Ending December 31, 2014
First Calendar Quarter	$39.10	$28.64
Second Calendar Quarter	$44.54	$33.30
Third Calendar Quarter	$48.13	$41.15
Fourth Calendar Quarter	$46.17	$31.59
Calendar Year Ended December 31, 2013
First Calendar Quarter	$28.28	$23.74
Second Calendar Quarter	$24.92	$21.22
Third Calendar Quarter	$27.55	$23.22
Fourth Calendar Quarter	$30.76	$24.04
Calendar Year Ended December 31, 2012
First Calendar Quarter	$22.49	$15.72
Second Calendar Quarter	$21.85	$17.75
Third Calendar Quarter	$26.59	$18.96
Fourth Calendar Quarter	$26.31	$23.05

NetScout Dividend Policy

NetScout currently intends to retain its future earnings, if any, to finance the development and expansion of its business and is limited in its ability to pay cash dividends under the terms of its current credit facility. Therefore, NetScout does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of NetScout’s board of directors and will depend on NetScout’s financial condition, results of operations and capital requirements, restrictions contained in any financing instruments and such other factors as the NetScout board of directors deems relevant.

SELECTED FINANCIAL STATEMENT DATA

Selected Historical Combined Financial Data of the Communications Business

Newco is a newly-formed holding company organized for the purpose of holding the Communications Business and consummating the Transactions with NetScout. The following data, insofar as it relates to each of the years 2011 through 2013, has been derived from annual financial statements, including the combined balance sheets at December 31, 2013 and December 31, 2012 and the related combined statements of earnings for each of the three years in the period ended December 31, 2013 and notes thereto appearing elsewhere herein. The data as of December 31, 2011 and as of and for the years ended December 31, 2010 and December 31, 2009 has been derived from unaudited combined financial information not included or incorporated by reference into this document. The data as of and for the nine months ended September 26, 2014 and September 27, 2013 has been derived from unaudited combined condensed financial statements included herein and is not necessarily indicative of the results or financial condition for the remainder of the year or any future period. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Communications Business” and the financial statements of the Communications Business and the notes thereto included elsewhere in this document ($ in thousands).

	Nine Months Ended		Year Ended December 31
	September 26, 2014	September 27, 2013	2013	2012	2011	2010	2009
Sales
Product	$399,191	$457,285	$623,632	$594,770	$483,782	$367,141	$284,095
Service	167,625	154,237	211,259	190,968	185,497	121,204	92,584

Total sales	$566,816	$611,522	$834,891	$785,738	$669,279	$488,345	$376,679
Earnings before income taxes	51,170	112,313	116,598	157,881	106,722	43,707	8,506

Net earnings	35,194	80,128	83,806	103,798	74,371	28,028	5,571
Total assets	$1,189,415	$1,168,640	$1,235,903	$1,185,543	$998,760	$1,047,998	$774,961

Selected Historical Consolidated Financial Data of NetScout

The following selected historical consolidated financial data of NetScout for the years ended March 31, 2014, 2013 and 2012, and as of March 31, 2014 and 2013, has been derived from NetScout’s audited consolidated financial statements, which are incorporated by reference into this document. The following selected financial data as of and for the years ended March 31, 2011 and 2010 has been derived from NetScout’s audited historical consolidated financial statements, which are not included or incorporated by reference into this document. The following selected historical consolidated financial data as of and for the nine-month periods ended December 31, 2014 and 2013 has been derived from the unaudited consolidated financial statements of NetScout, which are incorporated by reference in this document. The selected historical combined financial data presented below is not necessarily indicative of the results or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with the financial statements of NetScout and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in NetScout’s annual report on Form 10-K for the year ended March 31, 2014 and quarterly report on Form 10-Q for the period ended December 31, 2014, each of which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for the Nine Months Ended December 31,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012	2011	2010
	(In thousands, except for share data)
Results of Operations:
Revenue:
Product	$198,765	$163,895	$234,268	$198,749	$168,141	$159,948	$142,113
Service	135,519	120,435	162,379	151,801	140,538	130,592	118,229

Total revenue	334,284	284,330	396,647	350,550	308,679	290,540	260,342

Cost of revenue:
Product	45,015	36,117	51,219	45,752	39,271	38,175	35,564
Service	26,158	24,111	33,294	28,256	26,401	23,186	20,500

Total cost of revenue	71,173	60,228	84,513	74,008	65,672	61,361	56,064

Gross profit	263,111	224,102	312,134	276,542	243,007	229,179	204,278

Operating expenses:
Research and development	56,872	50,951	70,454	61,546	49,478	40,628	36,650
Sales and marketing	104,304	96,184	129,611	116,807	109,624	105,271	99,059
General and administrative	33,211	22,367	30,623	29,718	27,488	23,308	20,609
Amortization of acquired intangible assets	2,539	2,571	3,432	2,877	2,131	1,907	2,057
Restructuring charges	—	—	—	1,065	603	—	—

Total operating expenses	196,926	172,073	234,120	212,013	189,324	171,114	158,375

Income from operations	66,185	52,029	78,014	64,529	53,683	58,065	45,903
Interest and other expense, net	(1,186)	(88)	(158)	(793)	(2,765)	(1,772)	(2,832)

Income before income tax expense	64,999	51,941	77,856	63,736	50,918	56,293	43,071
Income tax expense	24,661	19,511	28,750	23,127	18,490	19,028	15,154

Net income	$40,338	$32,430	$49,106	$40,609	$32,428	$37,265	$27,917

Basic net income per share	$0.98	$0.78	$1.19	$0.97	$0.77	$0.89	$0.69
Diluted net income per share	$0.97	$0.77	$1.17	$0.96	$0.76	$0.87	$0.67

Financial highlights:
Cash, cash equivalents and short and long-term marketable securities	$240,726	$182,213	$218,794	$154,091	$213,516	$228,478	$170,551
Total assets	$638,928	$577,877	$607,763	$552,176	$567,757	$527,570	$482,601
Debt	$—	$—	$—	$—	$62,000	$68,106	$79,356
Total stockholder’s equity	$432,118	$395,598	$409,161	$371,903	$342,369	$319,559	$266,843

	As of and for the Nine Months Ended December 31,		As of and for the Year Ended March 31,
	2014	2013	2014	2013	2012	2011	2010
	(In thousands, except for share data)
Cash flow data:
Cash from operating activities	$57,322	$60,767	$110,946	$95,412	$68,307	$67,189	$45,654
Purchases of fixed assets	$(8,630)	$(8,709)	$(13,066)	$(11,671)	$(11,088)	$(7,491)	$(5,242)
Purchases of intangible assets	$(131)	$(713)	$(1,086)	$(277)	$(200)	—	—
Non-GAAP free cash flow(1)	$48,561	$51,345	$96,794	$83,464	$57,019	$59,698	$40,412

Other Selected Data:
Weighted average common shares outstanding-basic	41,128	41,417	41,366	41,665	42,035	42,059	40,691
Weighted average common shares outstanding-diluted	41,679	41,969	41,955	42,322	42,750	42,973	41,915
Non-GAAP revenue(1)	$334,302	$284,749	$397,205	$351,765	$308,991	$289,743	$261,659
Non-GAAP net income(1)	$56,445	$43,992	$64,218	$56,014	$46,970	$44,881	$35,859
Non-GAAP net income per share(1)	$1.35	$1.05	$1.53	$1.32	$1.10	$1.04	$0.86

(1)	NetScout supplements the generally accepted accounting principles (GAAP) financial measures NetScout reports in quarterly and annual earnings announcements, investor presentations and other investor communications by reporting the following non-GAAP measures: non-GAAP revenue, non-GAAP net income, non-GAAP free cash flow and non-GAAP net income per diluted share. Non-GAAP revenue eliminates the GAAP effects of acquisitions by adding back revenue related to deferred revenue revaluation, and, for the fiscal year ended March 31, 2011, eliminates the revenue impact of recently adopted accounting guidance. Non-GAAP net income includes the foregoing adjustment and also removes expenses related to the amortization of acquired intangible assets, share-based compensation, restructuring, certain expenses relating to acquisitions including compensation for post-combination services, business development charges and loss on early extinguishment of debt, net of related income tax effects. Non-GAAP diluted net income per share also excludes these expenses as well as the related impact of all these adjustments on the provision for income taxes. Non-GAAP free cash flow is operating cash flow less cash outflows for PP&E and intangibles.

These non-GAAP measures are not in accordance with GAAP, should not be considered an alternative for measures prepared in accordance with GAAP (revenue, net income and diluted net income per share), and may have limitations in that they do not reflect all our results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of non-GAAP information is not meant to be considered superior to, in isolation from, or as a substitute for results prepared in accordance with GAAP.

NetScout management believes these non-GAAP financial measures enhance the reader’s overall understanding of NetScout’s current financial performance and its prospects for the future by providing a higher degree of transparency for certain financial measures and providing a level of disclosure that helps investors understand how NetScout plans and measures its business. NetScout believes that providing these non-GAAP measures affords investors a view of NetScout’s operating results that may be more easily compared to its peer companies and also enables investors to consider NetScout’s operating results on both a GAAP and non-GAAP basis during and following the integration period of NetScout’s acquisitions. Presenting the GAAP measures on their own may not be indicative of our core operating results. Furthermore, management believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures provide useful information to management and investors regarding present and future business trends relating to NetScout’s financial condition and results of operations.

The following table reconciles revenue, net income and net income per share on a GAAP and non-GAAP basis (in thousands, except for per share amounts):

	Nine Months Ended December 31,		Year ended March 31,
	2014	2013	2014	2013	2012	2011	2010
GAAP revenue	$334,284	$284,330	$396,647	$350,550	$308,679	$290,540	$260,342
Revenue adjustments	18	419	558	1,215	312	(797)	1,317

Non-GAAP revenue	$334,302	$284,749	$397,205	$351,765	$308,991	$289,743	$261,659

GAAP net income	$40,338	$32,430	$49,106	$40,609	$32,428	$37,265	$27,917
Revenue adjustments	18	419	558	1,215	312	(797)	1,317
Inventory fair value amortization	—	—	—	453	—	—	—
Share based compensation expense	11,947	9,959	12,930	9,580	8,702	6,439	5,456
Amortization of acquired intangible assets	5,301	5,051	6,765	7,424	6,782	5,887	6,037
Business development and integration expense	6,175	482	523	1,618	4,715	755	—
Compensation for post combination services	1,393	1,685	2,215	2,721	438	—	—
Restructuring charges	—	—	—	1,065	603	—	—
Loss on extinguishment of debt	—	—	—	—	690	—	—
Income tax adjustments	(8,727)	(6,034)	(7,879)	(8,671)	(7,700)	(4,668)	(4,868)

Non-GAAP net income	$56,445	$43,992	$64,218	$56,014	$46,970	$44,881	$35,859

GAAP diluted net income per share	$0.97	$0.77	$1.17	$0.96	$0.76	$0.87	$0.67
Per share impact of non-GAAP adjustments identified above	0.38	0.28	0.36	0.36	0.34	0.17	0.19

Non-GAAP diluted net income per share	$1.35	$1.05	$1.53	$1.32	$1.10	$1.04	$0.86

Unaudited Pro Forma Combined Consolidated Information of NetScout and the Communications Business

The following unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of NetScout and the combined financial statements of the Communications Business. The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the following historical financial statements and accompanying notes for the applicable periods, which are incorporated by reference or included in this document:

•	NetScout’s audited consolidated financial statements for the fiscal year ended March 31, 2014 (fiscal year 2014) included in NetScout’s Annual Report on Form 10-K which was filed with the SEC on May 20, 2014 (incorporated by reference);

•	NetScout’s unaudited consolidated financial statements for the nine month period ended December 31, 2014 included in NetScout’s Quarterly Report on Form 10-Q which was filed with the SEC on January 27, 2015 (incorporated by reference);

•	The Communications Business’ audited combined financial statements for the year ended December 31, 2013 included in this document; and

•	The Communications Business’ unaudited condensed combined financial statements for the nine month period ended September 26, 2014 included in this document.

The accompanying unaudited pro forma combined financial statements give pro forma effect to the acquisition of all of the outstanding common units of the Communications Business by NetScout assuming an equity consideration of $2,380.6 million, paid in NetScout Systems, Inc. common stock based on the closing price of NetScout common stock as of November 21, 2014 (the “Communications Business Acquisition”).

NetScout’s fiscal year 2014 ended on March 31, 2014. The Communications Business’ corresponding fiscal year ended on December 31, 2013. The unaudited interim pro forma combined balance sheet assumes that the

Communications Business Acquisition took place on December 31, 2014 and combines NetScout’s historical consolidated balance sheet as of December 31, 2014 with the Communications Business’ historical unaudited combined condensed balance sheet as of September 26, 2014 (Communications Business’ interim period end) and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined statements of operations for the fiscal year ended March 31, 2014, and the nine month period ended December 31, 2014 assume that the Communications Business Acquisition took place on the first day of fiscal year 2014 (April 1, 2013). The unaudited pro forma combined statement of operations for the year ended March 31, 2014 combines NetScout’s historical consolidated statement of operations for the fiscal year 2014 with the Communications Business’ historical combined statement of operations for the fiscal year ended December 31, 2013 and applies pro forma adjustments to the resulting amounts. The unaudited pro forma combined statement of operations for the nine months ended December 31, 2014 combines NetScout’s historical consolidated statement of operations for the nine months ended December 31, 2014 with the Communications Business’ historical unaudited combined condensed statement of operations for the nine month fiscal period ended September 26, 2014 and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined financial information has been prepared by NetScout management and is based on the estimates and assumptions set forth in the notes to such information. The unaudited pro forma combined financial information is being presented for illustrative purposes only and, therefore, is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved by the combined company for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position of the combined company that may occur in the future.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. The unaudited pro forma adjustments related to the Communications Business Acquisition are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of the Communications Business. The final purchase price and allocation of the purchase price will be based on the fair value of assets and liabilities that exist at the closing date of the Communications Business Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analysis is performed. Upon closing of the acquisition, final valuations will be performed. The completion of the valuation, accounting for the Communications Business Acquisition and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the combined statements of operations. There can be no assurance that NetScout will not alter the financing structure of the Communications Business Acquisition described herein.

The unaudited pro forma combined financial information contains only adjustments that are factually supportable, directly attributable to the Transactions and with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined business. The unaudited pro forma combined financial information does not reflect any cost savings or synergies that NetScout may realize after the completion of the Communications Business Acquisition.

NETSCOUT SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(Dollar information in thousands)

	NetScout Systems, Inc. As of December 31, 2014	Communications Business As of September 26, 2014	Transaction Adjustments		Pro Forma Adjustments		Pro Forma As of December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$106,704	$—	$5,517	(B)	$—		$112,221
Marketable Securities	87,967	—	—		—		87,967
Accounts receivable, net	83,415	150,486	13,592	(D)	—		247,493
Inventories	10,274	41,152	—		22,317	(F)	73,743
Prepaid income taxes	2,864	—	—		2,926	(L)	5,790
Deferred income taxes	14,174	—	19,125	(A)	(10,282	)(K)	23,017
Prepaid expenses and other current assets	9,846	25,443	(19,125	)(A)	21,625	(H)	37,789

Total current assets	315,244	217,081	19,109		36,586		588,020

NONCURRENT ASSETS:
Fixed assets, net	23,016	46,241	(15,815	)(C)	1,617	(G)	55,059
Goodwill	200,271	708,999	—		919,696	(H)	1,828,966
Intangible assets, net	52,469	211,372	—		841,928	(I)	1,105,769
Deferred income taxes	—	—	4,634	(A)	—		4,634
Long-term marketable securities	46,055	—	—		—		46,055
Other assets	1,873	5,722	2,210	(A)(E)	—		9,805

Total assets	$638,928	$1,189,415	$10,138		$1,799,827		$3,638,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,927	$40,012	$—		$—		$50,939
Accrued compensation	39,369	—	35,484	(A)	—		74,853
Accrued other	11,026	68,192	(35,594	)(A)	11,000	(L)	54,624
Income taxes payable	—	—	—		—		—
Deferred income taxes	—	—	110	(A)	—		110
Deferred revenue	107,595	143,039	—		(57,112	)(J)	193,522

Total current liabilities	168,917	251,243	—		(46,112)		374,048

NONCURRENT LIABILITIES:
Other long-term liabilities	2,147	86,395	(70,785	)(A)	—		17,757
Deferred tax liability - noncurrent	2,679	—	65,268	(A)	318,795	(K)	386,742
Accrued long-term retirement benefits	1,586	—	5,517	(A)	—		7,103
Long-term deferred revenue	27,036	32,281	—		(15,773	)(J)	43,544
Contingent liabilities, net of current portion	4,445	—	—		—		4,445

Total liabilities	206,810	369,919	—		256,910		833,639
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—		—		—
Parent’s investment	—	829,644	10,138	(B)(C)(D)(E)	(839,782	)(L)	—
Common stock	51	—	—		63	(L)	114
Additional paid-in capital	292,059	—	—		2,380,562	(L)(H)	2,672,621
Treasury stock	(149,345)	—	—		—		(149,345)
Retained earnings	290,905	—	—		(8,074	)(L)	282,831
Accumulated other comprehensive income (loss)	(1,552)	(10,148)	—		10,148	(L)	(1,552)

Total stockholders’ equity	432,118	819,496	10,138		1,542,917		2,804,669

Total liabilities and stockholders’ equity	$638,928	$1,189,415	$10,138		$1,799,827		$3,638,308

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

NETSCOUT SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Dollar and share information in thousands except per share data)

	NetScout Systems, Inc. Fiscal Year ended March 31, 2014	Communications Business Fiscal Year ended December 31, 2013	Pro Forma Adjustments		Pro Forma Fiscal Year ended March 31, 2014
Revenue:
Product	$234,268	$623,632	$(14,242	)(P)	$843,658
Service	162,379	211,259	(37,707	)(M)	335,931

Total revenue	396,647	834,891	(51,949)		1,179,589
Cost of revenue
Product	51,219	195,077	35,997	(O)(P)(S)	282,293
Service	33,294	48,043	469	(S)	81,806

Total cost of revenue	84,513	243,120	36,466		364,099
Gross profit	312,134	591,771	(88,415)		815,490

Operating expenses:
Research and development	70,454	147,553	2,142	(S)	220,149
Sales and marketing	129,611	276,896	(98,474	)(A)(S)	308,033
General and administrative	30,623	—	102,490	(A)(S)	133,113
Amortization of acquired intangible assets	3,432	19,661	24,218	(P)	47,311
Impairment of intangible assets	—	31,063	—		31,063

Total operating expenses	234,120	475,173	30,376		739,669

Income from operations	78,014	116,598	(118,791)		75,821

Interest and other expense, net:
Interest income	309	—	—		309
Interest expense	(768)	—	—		(768)
Other income/(expense), net	301	—	—		301

Total other income (expense)	(158)	—	—		(158)

Income (loss) before income tax expense	77,856	116,598	(118,791)		75,663

Income tax expense	28,750	32,792	(45,140	)(Q)	16,402

Net income (loss)	$49,106	$83,806	$(73,651)		$59,261

Per share information:
Earnings per share:
Basic	$1.19	—	—		$0.57
Diluted	$1.17	—	—		$0.57
Weighted average shares outstanding:
Basic	41,366	—	62,500	(R)	103,866
Diluted	41,955	—	62,542	(R)	104,497

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

NETSCOUT SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Dollar and share information in thousands except per share data)

	NetScout Systems, Inc. Nine months ended December 31, 2014	Communications Business Nine months ended September 26, 2014	Pro Forma Adjustments		Pro Forma Nine months ended December 31, 2014
Revenue:
Product	$198,765	$399,191	$(3,756	)(P)	$594,200
Service	135,519	167,625	(10,822	)(M)	292,322

Total revenue	334,284	566,816	(14,578)		886,522
Cost of revenue
Product	45,015	136,304	24,101	(O)(P)(S)	205,420
Service	26,158	39,415	40	(S)	65,613

Total cost of revenue	71,173	175,719	24,141		271,033
Gross profit	263,111	391,097	(38,719)		615,489

Operating expenses:
Research and development	56,872	123,454	181	(S)	180,507
Sales and marketing	104,304	204,083	(60,980	)(A)(S)	247,407
General and administrative	33,211	—	55,144	(A)(N)(S)	88,355
Amortization of acquired intangible assets	2,539	12,390	41,251	(P)	56,180

Total operating expenses	196,926	339,927	35,596		572,449

Income (loss) from operations	66,185	51,170	(74,315)		43,040

Interest and other expense, net:
Interest income	298	—	—		298
Interest expense	(580)	—	—		(580)
Other income/(expense), net	(904)	—	—		(904)

Total other income (expense)	(1,186)	—	—		(1,186)

Income (loss) before income tax expense	64,999	51,170	(74,315)		41,854

Income tax expense	24,661	15,976	(28,240	)(Q)	12,397

Net income (loss)	$40,338	$35,194	$(46,075)		$29,457

Per share information:
Earnings (loss) per share:
Basic	$0.98	—	—		$0.28
Diluted	$0.97	—	—		$0.28
Weighted average shares outstanding:
Basic	41,128	—	62,500	(R)	103,628
Diluted	41,679	—	62,532	(R)	104,211

See accompanying notes to unaudited pro forma combined financial information, including Note 2 for an explanation of the preliminary pro forma adjustments.

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

On October 13, 2014, Danaher announced a definitive agreement with NetScout to combine the Communications Business with NetScout (the “Transaction” solely for purposes of this section). The Transaction will be structured as a distribution of the Communications Business to Danaher stockholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its stockholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher stockholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its stockholders will elect whether to exchange Danaher shares for common units of Newco. If the split-off exchange offer is not fully subscribed, the additional Newco common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher stockholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher stockholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. NetScout will be the legal and accounting acquirer. The Transaction is expected to be completed in 2015.

In connection with the Merger Acquisition Agreements, it is currently expected that Newco common unit holders will receive, in aggregate, 62.5 million shares of NetScout, or a ratio of one NetScout share for each Newco common unit.

The pro forma combined financial information has been prepared for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by NetScout if the Communications Business Acquisition had already occurred for the periods presented or that will be achieved in the future.

The accompanying unaudited pro forma combined balance sheet assumes the Communications Business Acquisition took place on December 31, 2014 and combines NetScout’s historical consolidated balance sheet as of December 31, 2014 with the Communications Business’ historical unaudited combined condensed balance sheet as of September 26, 2014 and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined statements of operations for the fiscal year ended March 31, 2014 and the nine months ended December 31, 2014 assume that the Communications Business Acquisition took place on the first day of the earliest period presented (April 1, 2013). The unaudited pro forma combined statement of operations for the year ended March 31, 2014 combines NetScout’s historical consolidated statement of operations for the fiscal year 2014 with the Communications Business’ historical combined condensed statement of operations for the fiscal year ended December 31, 2013 and applies pro forma adjustments to the resulting amounts. The unaudited pro forma combined statement of operations for the nine months ended December 31, 2014 combines NetScout’s historical consolidated statement of operations for the nine months ended December 31, 2014 with the Communication Business’ historical combined condensed statement of operations for the nine months ended September 26, 2014 and applies pro forma adjustments to the resulting amounts.

The unaudited pro forma combined statement of operations for the year ended March 31, 2014 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Regulation S-X. Omitted from the unaudited pro forma combined statement of operations for the year ended March 31, 2014 are the results of operations of the Communications Business for the three months ended March 28, 2014 (“Communications Business’ Fiscal Q1 2014”). The results of operations of the Communications Business for the three months ended March 29, 2013 (“Communications Business’ Fiscal Q1 2013”) have been included in lieu of the omitted period. The Communications Business’ Fiscal Q1 2014 reflected product revenue, service revenue, gross profit

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

and income from operations of $168.9 million, $54.6 million, $159.8 million, and $43.5 million, respectively. The Communications Business’ Fiscal Q1 2013 reflected product revenue, service revenue, gross profit and income from operations of $171.0 million, $48.1 million, $156.4 million, and $51.6 million, respectively.

Certain reclassifications have been included within the pro forma adjustments to conform the Communications Business’ historical financial statements to NetScout’s financial statement classifications. Upon completion of the Communications Business Acquisition, NetScout will perform a further review of the Communication Business’ accounting policies. As a result of that review, NetScout may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2—Unaudited Pro Forma Adjustments

The pro forma adjustments included in the accompanying information do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the net assets of the Communications Business. The fair value assigned to the various tangible and intangible assets acquired, including goodwill, is preliminary and subject to change. Final adjustments may result in a materially different purchase price and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and the depreciation and amortization expense recorded in the consolidated statements of operations.

Unaudited Pro Forma Combined Balance Sheet

Transaction Adjustments

(A)	Represents reclassifications within the balance sheet and statements of operations of the Communications Business to conform them to the classifications of the financial statements of NetScout. The reclassifications relate to breaking out financial statement captions not separately disclosed in the financial statements of the Communications Business.

(B)	Represents the funding by Danaher of certain pension and post-retirement plans that are being assumed by NetScout such that the cash to be received from Danaher is equivalent to the projected benefit obligation as of December 31, 2014.

(C)	Represents the elimination of the carrying value of certain property from the historic balance sheet of the Communications Business, which will be retained by Danaher after the Transactions.

(D)	Represents a receivable related to the pre-closing liabilities of the Communications Business that are to be paid by NetScout and fully reimbursed by Danaher pursuant to the Merger Agreement.

(E)	Represents a contingent receivable of $6.8 million related to income tax matters for which NetScout has been indemnified by Danaher pursuant to the Merger Agreement. The actual amounts that NetScout may be obligated to pay and ultimately reimbursed by Danaher could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

Pro Forma Adjustments

(F)

Represents the adjustment to the inventory at Communications Business, in order to record the inventory of Communications Business at its estimated fair value. The related inventory is expected to be sold within the

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

next three months; therefore the adjustment has not been reflected in the accompanying pro forma combined statements of operations, as it will not have a continuing impact on the combined entity.

(G)	Represents the adjustment to the net book value of the plant, property and equipment of the Communications Business, in order to record it at its fair value as of the assumed acquisition date.

(H)	Represents the elimination of the historical goodwill of the Communications Business of $709.0 million and the addition of goodwill of $1,628.7 million related to the Communications Business Acquisition. A preliminary calculation of the goodwill based on the excess of estimated purchase price over the fair values of the assets acquired and liabilities assumed resulting from the Communications Business Acquisition is shown below (in thousands):

Purchase Price Allocation:
Total equity consideration	2,380,625	(1)
Less: Equity consideration for replacement awards	(21,625	)(2)

Estimated purchase price	2,359,000

Estimated fair value of assets acquired and liabilities assumed:
Cash	5,517
Accounts Receivable	164,078
Inventories	63,470
Prepaid Expenses and Other Assets	14,250
Property, Plant and Equipment	32,043
Trademarks	47,200
Customer Relationships	751,400
Developed Technology	228,800
Other Intangible Assets	25,900
Accounts Payable	(40,012)
Accrued Compensation	(35,484)
Accrued Other	(48,209)
Deferred Revenue	(102,435)
Accrued Retirement Benefits	(5,517)
Deferred tax liabilities, net	(370,696)

Goodwill	1,628,695

(1)	Represents 62.5 million new shares of common stock of NetScout, expected to be issued to the existing common unit holders of Newco based on the November 21, 2014 NetScout common stock closing share price of $38.09 per share. The final consideration could significantly differ from the amounts presented in the unaudited pro forma financial information due to movement in the price of NetScout common stock as of the closing of the Merger.

(2)	Represents the value of certain outstanding Danaher equity awards held by Newco employees for which continuing employees will receive value after the closing date. A portion of this amount relates to awards that have been modified such that the awards are expected to be vested in Danaher shares after the anticipated closing date of the Merger. These future compensation amounts will be settled in shares other than shares of the acquired business. The balance of this amount also represents future compensation expense and relates to a cash award to be paid by NetScout to acquired Newco employees on the later of the first anniversary of the transaction closing date or August 4, 2016. The cash payment by NetScout will be reimbursed by Danaher. These items are further described in the Separation and Distribution Agreement and have been accounted for separately from the Communications Business Acquisition.

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

The final purchase price will vary based on the trading price of NetScout common stock on the date that the Transactions close. For purposes of this unaudited pro forma combined financial information, it has been assumed to be the closing share price as of November 21, 2014. For each $1 change in the price of NetScout common stock, the estimated purchase price will increase or decrease by approximately $62.5 million. Such an increase or decrease would result in an increase or decrease to goodwill from that shown in the unaudited pro forma combined balance sheet as of December 31, 2014. The final allocation of the purchase price may have a material impact on the pro forma combined balance sheet and therefore final goodwill recorded could be materially different than the amount calculated.

The proposed transaction results in the recognition of significant intangible assets which requires management to make assumptions and estimates to determine the fair value of these assets. The following discussion sets forth the methodologies, assumptions and estimates used in the preliminary determination set forth in these pro forma financial statements:

Trademarks have been valued using the relief from royalty method for each significant portfolio of trademarks to be acquired. This method requires management to estimate the future revenues associated with trademarks, estimate a market royalty rate for the use of the trademarks, estimate an effective tax rate, and estimate a discount rate used to calculate the present value of the savings generated by purchasing the trademarks versus paying projected royalty payments to third parties.

Customer relationships have been valued using an excess earnings approach. This method requires management to estimate the future revenues associated with each existing customer base, estimate a customer attrition rate, estimate contributory asset charges, estimate operating expenses associated with obtaining new customers and developing new products, estimate an effective tax rate, and estimate a discount rate used to calculate the present value of the future expected cash inflows from the existing customer base.

Developed technology assets have been valued using the relief from royalty method. This method requires management to estimate the future revenues associated with the technologies to be acquired, estimate technology migration curves for the identified technologies, estimate a market royalty rate for the use of the technologies being acquired, estimate an effective tax rate, and estimate a discount rate used to calculate the present value of the savings generated by purchasing the technology versus paying projected royalty payments to third parties.

Other intangibles primarily relate to projected backlog. Valuing the backlog intangibles required management to estimate the revenues associated with in-process orders and the costs associated with fulfilling those orders.

Future revenues were estimated using both projections provided by the Communications Business and NetScout’s own assumptions and projections. Royalty rates were estimated by calculating an average of selected market observable royalty rates for similar trademarks and technologies. Discount rates were estimated by adjusting the implied discount rate from NetScout’s deal model for risks associated with individual assets based on the characteristics of each asset. Management estimated the tax rate at 38% which approximates a blended effective rate for the tax jurisdictions where these assets reside. Customer attrition and technology migration curves were calculated using historical information of the Communications Business about changes in the customer base and in technology source code. Finally, costs to fulfill orders were estimated based on existing financial metrics and costs associated with the intangible assets being acquired. These assumptions are considered reasonable by management and are Level Three fair value measures under US generally accepted accounting principles.

(I)	Represents the elimination of $211.4 million of the historical Communications Business’ intangible assets and the allocation of $1,053.3 million of the estimated purchase price of the Communications Business Acquisition to intangible assets comprising of the asset classes shown in Note (H) above.

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

(J)	Represents the adjustment necessary to recognize the fair value of the performance obligations assumed by NetScout for deferred revenue of the Communications Businesses.

(K)	Represents a net increase to deferred tax liabilities resulting from the assignment of a portion of the estimated purchase price allocation to identifiable tangible and intangible assets which are not expected to be deductible for tax purposes ($323.1 million), as well as the valuation of historical deferred tax assets of the Communications Business ($6.0 million).

(L)	Reflects the (i) elimination of the historical equity of the Communications Business (which results in a reduction to pro forma equity of $829.6 million after consideration of funding of certain liabilities by Danaher as noted in notes (B)(D) and (E) as well as other transaction adjustments noted in note (C)); (ii) addition of equity recorded for the issuance of 62.5 million shares of NetScout common stock issued as Equity Consideration at the November 21, 2014 price of $38.09 per share (which results in an increase in pro forma equity of $2,380.6 million); and (iii) an $8.1 million (after tax) impact to retained earnings of transaction costs associated with the Communication Business Acquisition. As these transaction costs are not expected to have a continuing impact on the combined entity, they were not included in the pro forma combined statements of operations for any period presented; however, pro forma effect has been given to the incurrence of all expected transaction costs in the pro forma combined balance sheet as of December 31, 2014. The net effect of these adjustments to pro forma equity is an increase of $1,542.9 million.

Unaudited Pro Forma Combined Statements of Operations

(M)	Represents the adjustment to revenues to reflect the measurement of deferred revenue based upon the fair value of the performance obligation assumed.

(N)	Represents the elimination of non-recurring transaction costs incurred during the nine month period ended December 31, 2014 of $6.2 million that are directly related to the Transactions. No transaction costs were incurred during the fiscal year ended March 31, 2014.

(O)	Represents the net adjustment necessary to reflect the elimination of depreciation of certain property that is being retained by Danaher as part of the transactions and the additional lease expense that will be incurred in relation to such buildings pursuant to the Merger Agreements. Depreciation expense recorded in the Communications Businesses for this property not acquired was $1.0 million and $0.7 million for the year ended December 31, 2013 and the nine months ended September 26, 2014, respectively. Total rent expense to be recorded for the year ended March 31, 2014 and the nine months ended December 31, 2014 is $2.3 million and $1.7 million, respectively.

(P)	Reflects the pro forma adjustments for the amortization expense resulting from the allocation of a portion of the estimated purchase price of the Communications Business Acquisition to intangible assets.

NetScout has estimated the pro forma amortization expense of acquired intangibles for the following periods based upon the estimated fair value and expected remaining useful lives (in thousands):

Acquired Intangible Asset Amortization:	Classification of Expense	Nine Months Ended December 31, 2014	Year Ended March 31, 2014
Leasehold Interest	Amortization of intangible assets	$1,506	$2,008
Customer Relationships	Amortization of intangible assets	45,750	33,741
Backlog	Revenue	3,756	14,242
Trademarks	Amortization of intangible assets	6,385	8,130
Developed Technology	Cost of sales	30,630	43,916

Total Acquired Intangible Asset Amortization		$88,027	$102,037

NETSCOUT SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—(Continued)

In addition, this adjustment reflects the elimination of the Communications Business’ historical intangible amortization as follows (in thousands):

Historical Intangible Asset Amortization:	Classification of Expense	Nine Months Ended December 31, 2014	Year Ended March 31, 2014
Technology	Cost of sales	$7,553	$9,344
Customer relationships and Other Intangible Assets	Amortization of intangible assets	12,390	19,661

Total Historical Intangible Asset Amortization		$19,943	$29,005

(Q)	Reflects the estimated tax effect of pro forma adjustments to income before provision for income taxes using an estimated blended statutory rate of 38.0% for the periods presented based on the impact of the Communications Business Acquisition on the combined company, as the effective rate approximates the statutory rate for the periods presented.

(R)	Reflects the pro forma total number of shares outstanding giving effect to the common stock issued as consideration for the Communications Business Acquisition and the Retention Awards. The pro forma weighted average number of shares of NetScout common stock outstanding for the fiscal year ended March 31, 2014 and the nine months ended December 31, 2014 have been calculated as if the common stock issued as part of the Communications Business Acquisition and the replacement equity awards had been issued or purchased as of April 1, 2013. The following table sets forth the computation of pro forma adjustment to basic and diluted shares for the following periods (in thousands):

	Nine Months Ended December 31, 2014		Year Ended March 31, 2014
	Basic	Diluted	Basic	Diluted
NetScout, Inc. common shares outstanding	41,128	41,679	41,366	41,955
Record new equity issued to Danaher Shareholders	62,500	62,500	62,500	62,500
Dilutive impact of replacement awards	—	32	—	42

Pro Forma Common Shares Outstanding	103,628	104,211	103,866	104,497

(S)	Reflects the incremental expense related to compensation arrangements entered into pursuant to the Communications Business Acquisition Agreements of $6.7 million for the year ended March 31, 2014 and $0.6 million for the nine months ended December 31, 2014. The incremental expense for each period is classified within the unaudited pro forma combined statement of operations as follows:

	Nine Months Ended December 31, 2014	Year Ended March 31, 2014
Cost of product	$6	$67
Cost of service	40	469
Research & development	181	2,142
Sales & marketing	158	1,874
General & administrative	181	2,142

Total Incremental Expense	$566	$6,694

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR THE COMMUNICATIONS BUSINESS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide a reader of the financial statements with a narrative from the perspective of the management of the Communications Business. The MD&A should be read in conjunction with the Communications Business’ Combined Financial Statements for the nine months ended September 26, 2014 and the year ended December 31, 2013. The MD&A is divided into five sections:

•	Basis of Presentation and Overview

•	Results of Operations

•	Risk Management

•	Liquidity and Capital Resources

•	Critical Accounting Estimates

BASIS OF PRESENTATION

The Communications Business consists of the Tektronix Communications and Arbor Networks businesses, and certain parts of the Fluke Networks Enterprise business of Danaher and is a leading provider of products and solutions used in the design, deployment, monitoring and security of traditional, virtualized, mobile and cloud-based networks operated by communications service providers, hosting service providers, enterprises and government agencies worldwide. The Communications Business derives revenue principally by developing, manufacturing, and selling a broad range of hardware, software and support services.

On October 13, 2014, Danaher announced a definitive agreement with NetScout to combine the Communications Business with NetScout whereby Danaher will distribute to its stockholders all of the common units of Newco, a wholly owned subsidiary. Prior to the closing of the distribution, Danaher will cause specified assets used in, and liabilities of, the Communications Business to be conveyed to Newco (the “Transaction” solely for purposes of this section). The distribution of Newco common units to Danaher stockholders will be effected as either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its stockholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher stockholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its stockholders will elect whether to exchange Danaher shares for common units of Newco. If the split-off exchange offer is not fully subscribed, the additional Newco common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher stockholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher stockholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

The accompanying combined financial statements present the historical financial position, results of operations, changes in Parent’s equity and cash flows of the Communications Business of Danaher in accordance with GAAP for the preparation of carved-out combined financial statements.

The Communications Business has historically operated as part of Danaher and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Communications Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to the Communications Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Communications Business been an entity that operated independently of Danaher. Related party allocations are discussed further in Note 16 of the Notes to the Combined Financial Statements for the year ended December 31, 2013.

As part of Danaher, the Communications Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Communications Business are accounted for through the Parent investment account of the Communications Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Communications Business in the financial statements.

Net parent investment, which includes retained earnings, represents Danaher’s interest in the recorded net assets of the Communications Business. All significant transactions between the Communications Business and Danaher have been included in the accompanying Combined Financial Statements for the year ended December 31, 2013. Transactions with Danaher are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers from (to) parent” and in the accompanying Combined Balance Sheets within “Net parent investment”.

All significant intercompany accounts and transactions between the operations comprising the Communications Business have been eliminated in the accompanying Combined Financial Statements for the year ended December 31, 2013.

OVERVIEW

General

Please see “—Information on the Communications Business” for a discussion of the Communications Business’ products and services, customer base, and the strategy of the business. The Communications Business is a multinational corporation that serves communication service providers and enterprise networks in all major geographic regions. During 2013, approximately 41% of the Communications Business’ sales were derived from customers outside the United States. As a global business, the Communications Business’ operations are affected by worldwide, regional and industry-specific economic and political factors, as well as technology trends in the markets served. As a result of the Communications Business’ geographic diversity, as well as the breadth of product offerings across a broad segment of communication industry customers, the Communications Business faces a variety of opportunities and challenges, including rapid technological development, the increasing bandwidth requirement of networks, a concentration of customers in North America, the expansion and evolution of opportunities in high-growth markets, trends and costs associated with a global labor force, and competition from local competitors as well as new market entrants. The Communications Business operates in a highly competitive business environment, and the Communications Business’ long-term growth and profitability will depend in particular on its ability to maintain and expand business with existing customers in both North America and on a global basis and to provide continually enhanced technology solutions that address customer needs.

Restructuring Activities

In light of shifts in demand and consistent with the Communications Business’ approach of positioning itself to provide superior products and services to its customers in a cost efficient manner, the Communications Business will, from time to time, initiate actions to improve productivity and reduce cost, incurring severance and other reorganization costs to do so. As a result of these actions, the Communications Business recorded restructuring and other related charges of $5,529,000, $2,340,000 and $3,421,000, in 2013, 2012 and 2011, respectively; of which approximately 91%, 55% and 89%, in each respective year was included in selling general and administrative expenses in the accompanying Combined Statements of Earnings, with the remaining amount charged to cost of sales. In each year, the amounts are predominantly cash charges.

Acquisitions

During 2013, the Communications Business acquired two businesses for total consideration of $74,719,000 in cash, net of cash acquired. The businesses acquired enhanced the technology platforms and research and development capabilities of the Communications Business. The aggregate annual sales of these two businesses at the time of their respective acquisitions, in each case based on the business’ revenues for its last completed fiscal year prior to the acquisition, were approximately $13,100,000.

There were no business acquisitions during the nine months ended September 26, 2014. For a discussion of the Communications Business’ 2012 and 2011 acquisition activity, refer to “Liquidity and Capital Resources—Investing Activities.”

RESULTS OF OPERATIONS

Comparison of Results of Operations for the Nine Months Ended September 26, 2014 and September 27, 2013

	Nine Months Ended
($ in thousands)	September 26, 2014	September 27, 2013
Sales:
Products	$399,191	$457,285
Services	167,625	154,237

Total sales	566,816	611,522
Cost of sales:
Products	(136,304)	(143,248)
Services	(39,415)	(35,035)

Total cost of sales	(175,719)	(178,283)
Gross profit:
Products	262,887	314,037
Services	128,210	119,202

Total gross profit	391,097	433,239

Operating costs and other
Selling, general and administrative expenses	(204,083)	(197,279)
Research and development expenses	(123,454)	(108,923)
Amortization of intangible assets	(12,390)	(14,724)

Earnings before income taxes	51,170	112,313
Income Taxes	(15,976)	(32,185)

Net Earnings	$35,194	$80,128

Product gross profit as a % of product sales	65.9%	68.7%
Service gross profit as a % of service sales	76.5%	77.3%
Total gross profit as a % of sales	69.0%	70.8%
Selling, general and administrative expenses as a % of sales	36.0%	32.3%
Research and development expenses as a % of sales	21.8%	17.8%
Earnings before income taxes as a % of sales	9.0%	18.4%

Sales and Backlog

The Communications Business’ total sales decreased $44,706,000, or 7.3%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. Price increases contributed approximately 1.0% to sales growth during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Product sales decreased $58,094,000, or 12.7%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013, due primarily to lower product sales of telecommunications network monitoring systems in North America. Certain of the Communications Business’ large customers are in the process of migrating to a next-generation communication network technology infrastructure, and as a result have delayed capital spending on their networks. The Communications Business is actively working with these customers to support this transition, including by increasing research and development investments to bring to market solutions for these customers’ next generation technology requirements. The Communications Business anticipates this technology migration will continue to adversely impact product shipments for the remainder of 2014 and into the first half of 2015. This revenue decline was partially offset by increased product sales from recently acquired businesses which contributed $14,155,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013 as well as mid-single digit sales growth from existing businesses in enterprise performance management and cyber security products.

Sales of services increased $13,388,000, or 8.7%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. This sales growth was primarily as a result of continued strong demand for maintenance and service for the Communications Business’ growing installed base of communications network monitoring systems, cyber security systems and growth in new service offerings, including those from recently acquired businesses.

Geographically, sales decreased significantly in North America and grew moderately in Europe, Latin America, the Middle East and Africa during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Backlog at September 26, 2014 was $299,060,000, a decrease of $58,274,000 as compared to the balance at December 31, 2013. Orders booked during the nine months ended September 26, 2014 decreased $21,190,000 as compared to the comparable period in 2013. These decreases are due primarily to the North American customer capital spending delays described above.

Cost of Sales

Cost of products sales decreased $6,944,000, or 4.8%, during the nine months ended September 26, 2014 as compared to the comparable period in 2013, due primarily to the decrease in demand for communications network monitoring systems, partially offset by increased cost of sales from recent acquisitions of approximately $6,574,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Cost of services sales increased $4,380,000 or 12.5% during the nine months ended September 26, 2014 and grew faster than service sales due primarily to higher service costs associated with recently acquired businesses which contributed $3,080,000. Cost of sales related to service sales from existing businesses grew at a rate comparable to revenues for the nine months ended September 26, 2014.

Gross Profit

Gross profit declined $42,142,000 or 180 basis points as a percent of sales during the nine months ended September 26, 2014 as compared to the comparable period in 2013.

Products gross profit as a percent of products sales decreased 280 basis points during the nine months ended September 26, 2014 as compared to the comparable period in 2013 primarily as a result of North American sales (where margins are typically higher than in other geographies) comprising a lower percentage of total products sales as well as the dilutive impact of recent acquisitions.

Services gross profit as a percent of service sales decreased 80 basis points during the nine months ended September 26, 2014 as compared to the comparable period in 2013 as a result of the dilutive impact of recent acquisitions.

Operating Costs and Other Expenses

Selling, general and administrative expenses increased $6,804,000, or 370 basis points as a percent of sales, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. This increase was due primarily to the following factors:

•	Growth investments to expand the reach of the Communications Business’ direct sales force in developed and emerging markets increased selling, general and administrative expenses by 270 basis points as a percent of sales.

•	Recent acquisitions increased selling, general and administrative expenses by 100 basis points as a percent of sales.

Research and development expenses increased $14,531,000, or 400 basis points as a percent of sales, during the nine months ended September 26, 2014 as compared to the comparable period in 2013. The Communications Business’ investments in new product development, including the next-generation telecommunications monitoring platform that management anticipates will support the customer technology migration described above and expansion of the Communications Business’ cyber security product offerings into advanced persistent threat (“APT”), increased research and development expenses as a percent of sales by 240 basis points during the nine months ended September 26, 2014 as compared to the comparable period of 2013. In addition, recent acquisitions increased research and development expenses as a percent of sales by 160 basis points during the nine months ended September 26, 2014 as compared to the comparable period of 2013.

Amortization of intangible assets decreased $2,334,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013. Increased amortization associated with intangible assets recorded in connection with the 2013 acquisitions were more than offset by a decrease in amortization driven by the impairment of certain finite-lived intangible assets in the fourth quarter of 2013 that reduced the amortizable asset base by $31,063,000 as well as certain intangible assets associated with the acquisition of Tektronix in 2007 becoming fully amortized during 2013. For more information regarding this impairment charge see “—Results of Operations—Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012.”

Earnings Before Income Taxes

The Communications Business’ earnings before income taxes declined $61,143,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, or 940 basis points as a percent of sales. The reduction in earnings before income taxes as a percent of sales is due to the following factors:

•	The year-over-year decline in sales and incremental year-over-year costs associated with new product development, sales and marketing growth investments, net of incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2014 and 2013, negatively impacted earnings before income taxes as a percent of sales by 770 basis points

•	The dilutive impact of recent acquisitions, due primarily to higher research and development costs, negatively impacted earnings before income taxes as a percent of sales by 170 basis points.

Comparison of Results of Operations for the Years Ended December 31, 2013 and December 31, 2012

	Year Ended December 31
($ in thousands)	2013	2012
Sales:
Products	$623,632	$594,770
Services	211,259	190,968

Total sales	834,891	785,738
Cost of sales:
Products	(195,077)	(189,711)
Services	(48,043)	(44,544)

Total cost of sales	(243,120)	(234,255)
Gross profit:
Products	428,555	405,059
Services	163,216	146,424

Total gross profit	591,771	551,483

Operating costs and other
Selling, general and administrative expenses	(276,896)	(245,403)
Research and development expenses	(147,553)	(130,872)
Amortization of intangible assets	(19,661)	(17,327)
Impairment of intangible assets	(31,063)	—

Earnings before income taxes	116,598	157,881
Income Taxes	(32,792)	(54,083)

Net Earnings	$83,806	$103,798

Product gross profit as a % of product sales	68.7%	68.1%
Service gross profit as a % of service sales	77.3%	76.7%
Gross profit as a % of sales	70.9%	70.2%
Selling, general and administrative expenses as a % of sales	33.2%	31.2%
Research and development expenses as a % of sales	17.7%	16.7%
Earnings before income taxes as a % of sales	14.0%	20.1%

Sales and Backlog

The Communications Business’ total sales increased $49,153,000, or 6.3%, during 2013 as compared to 2012. Price increases contributed approximately 1.0% to sales growth during 2013 as compared to 2012.

Product sales grew $28,862,000, or 4.9%, in 2013 as compared to 2012 due to strong demand for telecommunications network monitoring systems, primarily in North America, as carriers continued to expand wireless telecommunication service offerings and increase the capacity of their networks. Increased demand for enterprise network performance management products and enterprise cyber security systems also contributed to growth. Recent acquisitions contributed slightly to product sales growth.

The Communications Business’ service sales increased by $20,291,000, or 10.6%, in 2013 as compared to 2012. This sales growth was primarily a result of continued strong demand for maintenance and service for the Communications Business’ growing installed base (which installed base increased significantly in 2012 as a result of strong year-over-year product sales growth) of communications network monitoring systems, cyber security systems and growth in new service offerings, including those from recently acquired businesses.

Geographically, the Communications Business sales for products and services increased significantly in North America and Latin America during 2013 as compared to 2012, which was offset somewhat by declines in Europe and Asia.

Backlog at December 31, 2013 was $357,334,000, a decrease of $41,070,000 as compared to the balance at December 31, 2012. However, orders booked during 2013 increased $103,494,000 compared to 2012 bookings. Order growth rates can vary significantly due to the size and timing of receipt of customer orders.

Cost of Sales

Cost of products sales increased $5,366,000, or 2.8%, during 2013 as compared to 2012, due primarily to the increase in demand for communications network monitoring systems. Cost of products sales increased at a lower rate than product sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Cost of services sales increased $3,499,000, or 7.9%, during 2013 as compared to 2012 consistent with increased demand for the Communications Business’ service offerings. Cost of services sales increased at a lower rate than services sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Gross Profit

Gross profit increased $40,288,000 or 70 basis points as a percent of sales during 2013 as compared to 2012.

Product gross profit as a percent of product sales increased 60 basis points during 2013 as compared to 2012 primarily as a result of strong demand in North America for communications network management products and resulting fixed cost leverage, offset slightly by the dilutive impact of product sales from recently acquired businesses.

Service gross profit as a percent of service sales increased 60 basis points during 2013 as compared to 2012 primarily as result of strong demand for the Communications Business’ service offerings as discussed above.

Operating Costs and Other Expenses

Selling, general and administrative expenses increased $31,493,000, or 200 basis points as a percent of sales, during 2013 as compared to 2012, due to sales and marketing growth investments to expand the reach of the Communications Business’ direct sales force in developed and emerging markets and the acquisition of VSS Monitoring, Inc. (“VSS”), which contributed 100 basis points to selling, general and administrative expenses as a percent of sales during 2013 as compared to 2012.

Research and development expenses increased $16,681,000, or 100 basis points as a percent of sales, during 2013 as compared to 2012. This increase was due primarily to investments in new product development, including the next-generation telecommunications monitoring platform that management anticipates will support the customer technology migration described above and expansion of the Communications Business’ cyber security offering into APT as well as continued product development for recently acquired businesses.

Amortization of intangibles increased $2,334,000 during 2013 as compared to 2012 primarily due to the amortization of intangible assets from the acquisition of VSS in the second quarter 2012 and to a lesser extent from business acquisitions in 2013.

The Communications Business recorded an impairment charge of $31,063,000 in 2013 to reduce certain customer relationship assets associated with an acquisition to their fair value. These customer relationship assets were deemed to be impaired because, as of December 31, 2013, orders and financial results of the business had not materialized according to the original expectations of the Communications Business as of the date of acquisition. For additional information regarding the impairment charge see Note 6 to the Combined Financial Statements for the year ended December 31, 2013.

Earnings Before Income Taxes

The Communications Business’ earnings before income taxes declined $41,283,000 during 2013 as compared to 2012, and as a percent of sales, declined from 20.1% of sales in 2012 to 14.0% of sales in 2013. The reduction in earnings before income taxes as a percent of sales is due to the following factors:

•	The dilutive impact of recent acquisitions negatively impacted earnings before income taxes by 220 basis points.

•	Intangible asset impairment negatively impacted earnings before income taxes by 370 basis points.

•	The year-over-year increase in sales, and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2013 and 2012, offset by incremental year-over-year costs associated with new product development, sales and marketing growth investments negatively impacted earnings before income taxes as a percent of sales by 20 basis points.

Comparison of Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

	Year Ended December 31
($ in thousands)	2012	2011
Sales:
Products	$594,770	$483,782
Services	190,968	185,497

Total sales	785,738	669,279
Cost of sales:
Products	(189,711)	(168,349)
Services	(44,544)	(44,543)

Total cost of sales	(234,255)	(212,892)
Gross profit:
Products	405,059	315,433
Services	146,424	140,954

Total gross profit	551,483	456,387

Operating costs and other
Selling, general and administrative expenses	(245,403)	(217,196)
Research and development expenses	(130,872)	(111,898)
Amortization of intangible assets	(17,327)	(15,624)
Impairment of intangible assets	—	(4,947)

Earnings before income taxes	157,881	106,722
Income Taxes	(54,083)	(32,351)

Net Earnings	$103,798	$74,371

Product gross profit as a % of product sales	68.1%	65.2%
Service gross profit as a % of service sales	76.7%	76.0%
Total gross profit as a % of sales	70.2%	68.2%
Selling, general and administrative expenses as a % of sales	31.2%	32.5%
Research and development expenses as a % of sales	16.7%	16.7%
Earnings before income taxes as a % of sales	20.1%	15.9%

Sales and Backlog

The Communications Business’ total sales increased $116,459,000, or 17.4%, during 2012 as compared to 2011. Price increases contributed approximately 1.0% to sales growth during 2012 as compared to 2011.

Product sales increased $110,988,000, or 22.9%, during 2012 as compared to 2011 due to robust demand for the Communications Business’ telecommunications network monitoring systems, primarily in North America, as well as increased demand for cyber security systems. The acquisition of VSS during the second quarter of 2012 also contributed $29,143,000 to product sales.

Sales of the Communications Business’ services increased by $5,471,000, or 2.9%, in 2012 as compared to 2011. This sales growth was primarily a result of continued demand for maintenance and service for the Communications Business’ growing installed base of communications network monitoring systems, cyber security systems and growth in new service offerings, including from the acquisition of VSS which contributed $1,020,000 to service sales in 2012.

Geographically, the Communications Business sales for products and services increased significantly in North America, Europe and Asia during 2012 as compared to 2011. Growth was moderate in Latin America during 2012 as compared to 2011.

Backlog at December 31, 2012 was approximately $398,404,000, a decrease of $95,411,000 as compared to the balance at December 31, 2011. Orders booked during 2012 decreased $66,034,000 as compared to 2011. This decrease is due primarily to the timing of orders received from large telecommunications network providers in 2011.

Cost of Sales

Cost of products sales increased $21,362,000, or 12.7%, during 2012 as compared to 2011, due primarily to the increase in sales volume as a result of higher demand for communications network monitoring systems. Cost of products sales increased at a lower rate than product sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Cost of services sales were flat during 2012 as compared to 2011. Cost of services sales did not increase at the same rate as services sales for the period due to the leveraging of certain fixed costs on higher sales levels.

Gross Profit

Gross profit increased $95,096,000 or 200 basis points as a percent of sales in 2012 as compared to 2011.

Product gross profit as a percent of product sales increased 290 basis points during 2012 as compared to 2011 as a result of increased leverage due to strong demand for communications network management products in North America and the impact of acquisitions in 2012, which had higher overall gross profit margins than the existing businesses.

Service gross profit as a percent of service sales increased 70 basis points during 2012 as compared to 2011 primarily as result of increased leverage due to strong demand for the Communications Business’ service offerings as discussed above.

Operating Costs and Other Expenses

Selling, general and administrative expenses increased $28,207,000 during 2012 as compared to 2011, due to sales and marketing growth investments to expand the reach of the Communications Business’ direct sales force in developed and emerging markets and the acquisition of VSS, which added approximately $14,022,000 to selling, general and administrative expenses during 2012. Selling, general and administrative expenses decreased 130 basis points as a percent of sales during 2012 as compared to 2011 due to improved leverage of expenses over a growing sales base.

Research and development expenses increased $18,974,000 during 2012 as compared to 2011. This increase was due primarily to investments in new product development, and the acquisition of VSS, which added approximately $6,451,000 to research and development expenses during 2012. Research and development expenses were essentially flat as a percent of sales during 2012 as compared to 2011.

Amortization of intangibles increased $1,703,000 during 2012 as compared to 2011 primarily due to the amortization of intangible assets from the acquisition of VSS in the second quarter 2012.

The Communications Business recorded an impairment charge of $4,947,000 in 2011 to reduce the value of certain customer relationship and technology assets arising from a prior business acquisition to their estimated fair value. These intangible assets were deemed to be impaired because as of December 31, 2011, financial results of the acquired business to which these assets relate had lagged behind the original expectations of the Communications Business as of the date of acquisition. For additional information regarding the impairment charge see Note 6 to the Combined Financial Statements for the year ended December 31, 2013.

Earnings Before Income Taxes

The Communications Business’ earnings before income taxes increased $51,159,000 during 2012 as compared to 2011, and as a percent of sales increased from 15.9% of sales in 2011 to 20.1% of sales in 2012. The increase in earnings before income taxes as a percent of sales is due to the following factors:

•	The year-over-year increase in sales and incremental year-over-year cost savings associated with the restructuring actions and continuing productivity improvement initiatives taken in 2012 and 2011, partially offset by incremental year-over-year costs associated with new product development and sales and marketing growth investments positively impacted earnings before income taxes as a percent of sales by 340 basis points.

•	The impact of recent acquisitions positively impacted earnings before income taxes by 10 basis points.

•	The intangible asset impairment recorded in 2011 positively impacted earnings before income taxes by 70 basis points.

INCOME TAXES

General

The Communications Business’ domestic and international earnings are included in tax returns filed by Danaher. The Communications Business accounts for income taxes under the separate returns method. Under this approach, income tax expense and deferred tax assets and liabilities are determined as if the Communication Business were filing separate returns. The Communications Business records the tax effect of discrete items in the period in which they occur.

The Communications Business’ effective tax rate can be affected by changes in the mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities and changes in tax laws.

As part of Danaher, the amount of income taxes the Communications Business pays is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. Management performs a comprehensive review of its global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions, and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary.

Comparison of the Nine Months Ended September 26, 2014 and September 27, 2013

The Communications Business’ effective tax rate for the nine months ended September 26, 2014 and September 27, 2013, was 31.2% and 28.7%, respectively. The effective tax rate for 2014 and 2013 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities

Deduction, partially offset by state income taxes. In addition, the effective tax rate in 2013 is also lower due to the research and experimentation credit, which includes the benefit from the retroactive reinstatement of the credit for the year-ended December 31, 2012 by the American Tax Relief Act of 2012.

Comparison of the Years Ended December 31, 2013 and December 31, 2012

The Communications Business’ effective tax rate for 2013 and 2012, was 28.1% and 34.3%, respectively. The Communications Business’ effective tax rate for each of 2013 and 2012 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction and the lapse of certain statutes of limitation with respect to uncertain tax positions, partially offset by state income taxes. For the year ended December 31, 2013, the effective tax rate is also lower due to the research and experimentation credit, which includes the 2013 benefit from the retroactive reinstatement of the credit for the year ended December 31, 2012 by the American Tax Relief Act of 2012.

Comparison of the Years Ended December 31, 2012 and December 31, 2011

The Communications Business’ effective tax rate for 2012 and 2011, was 34.3% and 30.3%, respectively. The Communications Business’ effective tax rate for each of 2012 and 2011 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction and the lapse of certain statutes of limitation with respect to uncertain tax positions, partially offset by state income taxes. For the year ended December 31, 2011 the effective tax rate is also lower due to the research and experimentation credit which was effective for 2011 but lapsed in 2012. This credit was reinstated in 2013 by the American Tax Relief Act of 2012.

INFLATION

The effect of inflation on the Communications Business’ revenues and net earnings was not significant in the years ended December 31, 2013, 2012 or 2011 nor in the nine months ended September 26, 2014 and September 27, 2013.

RISK MANAGEMENT

The Communications Business is exposed to market risk from changes in foreign currency exchange rates, credit risk, and commodity prices, each of which could impact its financial statements. The Communications Business generally addresses its exposure to these risks through its normal operating and financing activities.

Currency Exchange Rate Risk

The Communications Business faces transactional exchange rate risk from transactions with customers in countries outside the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than the Communications Business’ functional currency or the functional currency of an applicable subsidiary. The Communications Business also faces translational exchange rate risk related to the translation of financial statements of foreign operations into U.S. dollars, the Communications Business’ functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, the Communications Business is exposed to movements in the exchange rates of various currencies against the U.S. dollar, particularly the Euro. Therefore, when the Euro strengthens or weakens against the U.S. dollar, operating profits are increased or decreased, respectively. The effect of a change in currency exchange rates on the Communications Business’ net investment in international subsidiaries is reflected in the accumulated other comprehensive income (loss) component of Parent’s equity. A 10% depreciation in the Euro to the U.S. dollar at September 26, 2014 would have resulted in a reduction of parent’s equity of approximately $5,600,000.

The impact of currency exchange rates on reported sales during the nine months ended September 26, 2014 and the years ended December 31, 2013, 2012 and 2011 was negligible.

If the exchange rates in effect as of September 26, 2014 were to prevail throughout 2014, currency exchange rates would have a negligible impact on full-year 2014 estimated sales relative to the Communications Business’ performance in 2013. Any weakening of the U.S. dollar against other major currencies, particularly the Euro, would further positively impact the Communications Business’ sales and results of operations. Any strengthening of the U.S. dollar against other major currencies, particularly the Euro, would adversely impact the Communications Business’ sales and results of operations on an overall basis.

As part of Danaher, the Communications Business has generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales, profit, and assets and liabilities in the Communications Business’ financial statements.

Credit Risk

The Communications Business is exposed to potential credit losses in the event of nonperformance by counterparties to its financial instruments. Financial instruments that potentially subject the Communications Business to credit risk consist of receivables from customers.

Sales to the Communications Business’ largest two customers were 31% of total sales during the nine months ended September 26, 2014, 38% of total sales during the nine months ended September 27, 2013, 36% of total sales in 2013, 33% of total sales in 2012, and 33% in of total sales in 2011. No other individual customer accounted for more than 10% of combined sales during these periods. Accounts receivable from these customers was 18% of total receivables as of September 26, 2014, 11% as of December 31, 2013, and 9% at December 31, 2012.

The Communications Business’ management performs credit evaluations of their customers’ financial conditions as appropriate and also obtain collateral or other security when appropriate.

LIQUIDITY AND CAPITAL RESOURCES

As part of Danaher, the Communications Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Communications Business are accounted for through the Parent investment account of the Communications Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Communications Business in the financial statements. During the years ended December 31, 2013 and 2011, the nine months ended September 26, 2014 and September 27, 2013, the Communications Business generated sufficient cash from operating activities to fund its capital spending and acquisitions. During the year ended December 31, 2012, Danaher provided funding to the Communications Business to support the Communications Business’ investing activities.

The following is an overview of the Communications Business’ cash flows and liquidity:

Overview of Cash Flows and Liquidity

	Nine Months Ended		Years Ended December 31
($ in thousands)	September 26, 2014	September 27, 2013	2013	2012	2011
Total operating cash flows	$61,645	$81,950	$102,962	$172,132	$136,962

Cash paid for acquisitions	$—	$(12,500)	$(74,719)	$(189,138)	$—
Payments for additions to property, plant and equipment	(12,060)	(10,160)	(13,438)	(12,487)	(11,222)

Net cash (used in) investing activities	$(12,060)	$(22,660)	$(88,157)	$(201,625)	$(11,222)

Net transfers from (to) parent	$(47,085)	$(59,290)	$(14,805)	$29,493	$(100,740)
Payments relating to earn-out liability	(2,500)	—	—	—	(25,000)

Net cash (used in) provided by financing activities	$(49,585)	$(59,290)	$(14,805)	$29,493	$(125,740)

Operating cash flows decreased $20,305,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, principally due to lower net earnings partially offset by higher levels of customer deposits on future product and service deliveries. Cash used in investing activities decreased $10,600,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, as there were no acquisitions of businesses in the nine months ended September 26, 2014. Cash used in financing activities decreased $9,705,000 during the nine months ended September 26, 2014 as compared to the comparable period in 2013, as the Communications Business transferred less cash to Danaher as a result of the decrease in operating cash flows and the payment in the nine months ended September 26, 2014 of an earn-out liability related to a recent acquisition.

Operating cash flows decreased $69,170,000 during 2013 as compared to 2012 principally due to lower net earnings and the timing of customer deposits received in 2012. Cash used in investing activities decreased $113,468,000 during 2013 as compared to 2012, as cash paid for acquisitions decreased by $114,419,000. Cash used in financing activities increased $44,298,000 during 2013 as compared to 2012, as Danaher had funded a portion of the Communications Business’ investing activities in 2012.

Operating cash flows increased $35,170,000 during 2012 as compared to 2011 principally due to higher net earnings and the timing of customer deposits received in 2012. Cash used in investing activities increased $190,403,000 during 2012 as compared to 2011, as cash paid for acquisitions increased by $189,138,000 in connection with the acquisition of VSS. Cash provided by financing activities increased $155,233,000 during 2012 as compared to 2011, as Danaher had funded a portion of the Communications Business’ investing activities in 2012 and the payment in 2011 of an earn-out liability related to an acquisition.

Contractual Obligations

The following table sets forth, by period due or year of expected expiration, as applicable, a summary of the Communications Business’ contractual obligations as of December 31, 2013 under (1) leases, (2) purchase obligations and (3) other long-term liabilities reflected on the Communications Business’ balance sheet under GAAP. The amounts presented in the table below do not reflect $5,952,000 of gross unrecognized tax benefits, the timing of which is uncertain. Refer to Note 12 to the Combined Financial Statements for the year ended December 31, 2013 for additional information on unrecognized tax benefits.

($ in thousands)	Total	Less Than One Year	1-3 Years	3-5 Years	More Than 5 Years
Operating Lease Obligations (a)	$29,458	$6,696	$12,967	$7,492	$2,303
Other:
Purchase Obligations (b)	23,921	23,921	—	—	—
Other Long-Term Liabilities Reflected on the Communications Business’ Balance Sheet Under GAAP (c)	102,242	222	95,168	—	6,852

Total	$155,621	$30,839	$108,135	$7,492	$9,155

(a)	As described in Note 10 to the Combined Financial Statements for the year ended December 31, 2013, certain leases require the Communications Business to pay real estate taxes, insurance, maintenance and other operating expenses associated with the leased premises. These future costs are not included in the schedule above.
(b)	Consist of agreements to purchase goods or services that are enforceable and legally binding on the Communications Business and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction.
(c)	Primarily consist of obligations for earn-out and indemnification obligations, self-insurance and litigation claims, pension obligations, deferred tax liabilities (excluding unrecognized tax benefits) and deferred compensation obligations. The timing of cash flows associated with these obligations is based upon management’s estimates over the terms of these arrangements and is largely based upon historical experience.

Off-Balance Sheet Arrangements

In the normal course of business, the Communications Business periodically enters into agreements that require it to indemnify customers, suppliers or other business partners for specific risks, such as claims for injury or property damage arising out of the Communications Business’ products or services or claims alleging that Communications Business products, services or software infringe third party intellectual property. Historically, the Communications Business has not experienced significant losses on these types of indemnification obligations.

Legal Proceedings

Please refer to Note 11 to the Combined Financial Statements for the year ended December 31, 2013 for information regarding certain litigation matters.

In addition to the litigation matters noted under “— Information on the Communications Business” the Communications Business is, from time to time, subject to a variety of litigation and other proceedings incidental to its business, including lawsuits involving claims for damages arising out of the use of the Communications Business’ products, software and services, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. The Communications Business may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon the Communications Business’ experience, current information and applicable law, it does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While Danaher maintains workers compensation, property, cargo, automobile, crime, fiduciary, product, general liability, and directors’ and officers’ liability insurance on behalf of the Communications Business that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while the Communications Business believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. Danaher maintains third party insurance policies on behalf of the Communications Business up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For general liability risk (which includes product liability) and most other insured risks, Danaher purchases outside insurance coverage only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.

In accordance with accounting guidance, the Communications Business records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Communications Business’ specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While the Communications Business actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the risk insurance reserves established with respect to the Communications Business are inadequate, the Communications Business would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Communications Business’ net earnings.

In addition, the Communications Business’ operations are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes. Certain of the Communications Business’ operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Communications Business must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Communications Business’ capital expenditures, earnings or competitive position, and the Communications Business does not anticipate material capital expenditures for environmental control facilities.

For a discussion of additional risks related to legal proceedings, please refer to “Item 1A. Risk Factors.”

CRITICAL ACCOUNTING ESTIMATES

Management’s discussion and analysis of the Communications Business’ financial condition and results of operations is based upon the Communications Business’ Combined Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States for the preparation of carved-out, combined financial statements. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Communications Business bases these estimates and judgments on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.

The Communications Business believes the following accounting estimates are most critical to an understanding of its financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period to period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 2 in the Communications Business’ Combined Financial Statements for the year ended December 31, 2013.

Accounts Receivable— The Communications Business maintains allowances for doubtful accounts to reflect probable credit losses inherent in its portfolio of receivables. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the allowances for doubtful accounts and, therefore, net income. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Communications Business’ trade accounts, contract and finance receivable portfolios. The level of the allowances is based on many quantitative and qualitative factors including historical loss experience by receivable type, portfolio duration, delinquency trends, economic conditions and credit risk quality. The Communications Business regularly performs detailed reviews of its accounts receivable portfolio to determine if an impairment has occurred and to assess the adequacy of the allowances. If the financial condition of the Communications Business’ customers were to deteriorate with a severity, frequency and/or timing different from the Communications Business’ assumptions, additional allowances would be required and the Communications Business’ financial statements would be adversely impacted.

Inventories— The Communications Business records inventory at the lower of cost or market value. The Communications Business estimates the market value of its inventory based on assumptions of future demand and related pricing. Estimating the market value of inventory is inherently uncertain because levels of demand, technological advances and pricing competition in many of the Communications Business’ markets can fluctuate significantly from period to period due to circumstances beyond the Communications Business’ control. If actual market conditions are less favorable than those projected by management, the Communications Business could be required to reduce the value of its inventory, which would adversely impact the Communications Business’ financial statements.

Acquired Intangibles— The Communications Business’ acquisitions typically result in the recognition of goodwill, in-process research and development and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that the Communications Business may incur. Refer to Notes 2, 3 and 6 in the Communications Business’ Combined Financial Statements for the year ended December 31, 2013 for a description of the Communications Business’ policies relating to goodwill, acquired intangibles and acquisitions.

In performing its goodwill impairment testing, the Communications Business estimates the fair value of its reporting units primarily using a market based approach. The Communications Business estimates fair value based on appropriate multiples of sales or earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by current trading market multiples of earnings and/or sales for companies operating in businesses similar to each of the Communications Business’ reporting units, in addition to recent market available sale transactions of comparable businesses. In evaluating the estimates derived by the market based approach, management makes judgments about the relevance and reliability of the multiples by considering factors unique to its reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. In certain circumstances the Communications Business also estimates fair value utilizing a discounted cash flow analysis (i.e., an income approach) in order to validate the results of the market approach. The discounted cash flow model requires judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.

As of December 31, 2013, the Communications Business had four reporting units for goodwill impairment testing. Reporting units resulting from recent acquisitions generally present the highest risk of impairment. Management believes the impairment risk associated with these reporting units decreases as these businesses are integrated into the Communications Business and better positioned for potential future earnings growth. The carrying value of the goodwill included in each individual reporting unit ranges from $59,330,000 to $422,475,000. The Communications Business’ annual goodwill impairment analysis in 2013 indicated that in all instances, the fair values of the Communications Business’ reporting units exceeded their carrying values and consequently did not result in an impairment charge.

The Communications Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Communications Business also tests intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets.

As a result of these impairment analyses, the Communications Business recorded impairment charges of $31,063,000 in 2013 and $4,947,000 in 2011 related to the value of customer relationship and technology intangible assets. There were no impairments recorded in 2012. The 2013 impairment charge was recorded to reduce the value of certain customer relationship assets to their estimated fair value. These customer relationship assets were deemed to be impaired because as of December 31, 2013, orders and financial results of the acquired business to which these assets relate had not materialized according to the original expectations of the Communications Business as of the date of acquisition. The 2011 impairment charge was recorded to reduce the value of certain customer relationship and technology assets to their estimated fair value. These intangible assets were deemed to be impaired because as of December 31, 2011, financial results of the acquired business to which these assets relate had lagged behind the original expectations of the Communications Business as of the date of acquisition.

If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect the Communications Business’ financial statements.

Contingent Liabilities— As discussed above under “—Liquidity and Capital Resources - Legal Proceedings”, the Communications Business is, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to its business (or the business operations of previously owned entities). The Communications Business recognizes a liability for any contingency that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims and the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors, including those discussed above under “—Liquidity and Capital Resources—Legal Proceedings”. If the reserves established by the Communications Business with respect to these contingent liabilities are inadequate, the Communications Business would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Communications Business’ financial statements.

In connection with acquisitions, the Communications Business may enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations. These obligations are recorded at their fair value at the time of acquisition and require management to make judgments and estimates about the ultimate settlement amount. While the Communications Business believes it has made reasonable estimates and assumptions to calculate the fair value of these obligations, if actual results are not consistent with management’s estimates and assumptions, these obligations may be understated and a charge would need to be taken against net earnings.

Revenue Recognition— The Communications Business derives revenues from the sale of products and services. Refer to Note 2 to the Communications Business’ Combined Financial Statements for the year ended December 31, 2013 for a description of the Communications Business’ revenue recognition policies.

Certain commercial agreements contain multiple elements or non-standard terms and conditions. As a result, judgment is sometimes required to determine the appropriate accounting, including whether the deliverables specified in these agreements should be treated as separate units of accounting for revenue recognition purposes, and, if so, how the consideration should be allocated among the elements and when to recognize revenue for each element.

The Communications Business allocates revenue to each element in the contractual arrangement based on a selling price hierarchy that, in some instances, may require the Communications Business to estimate the selling price of certain deliverables that are not sold separately or where third party evidence of pricing is not observable. When it is required to estimate selling prices, the Communications Business considers relevant internal and external market and entity-specific factors including the relative technological advancement of the product offering, the historical pricing practices and profit objectives and the geographic region and nature of the customer. The Communications Business monitors, on at least an annual basis, its selling price estimates to ensure they are within a sufficiently narrow range within the geographies and customer classes served. Estimates of selling prices impact the amount and timing of revenue recognized in multiple element arrangements. If the Communications Business’ judgments regarding revenue recognition prove incorrect, the Communications Business’ revenues in particular periods may be adversely affected.

Corporate Allocations— The Communications Business has historically operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Communications Business and are reflected as expenses in the accompanying financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Communications Business for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Communications Business.

Stock-Based Compensation— For a description of the Communications Business’ stock-based compensation accounting practices, refer to Note 13 to the Communications Business’ Combined Financial Statements for the year ended December 31, 2013. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require subjective assumptions, including the expected life of the awards, stock price volatility and expected forfeiture rate. The assumptions used in calculating the fair value of stock-based payment awards represent the Communications Business’ best estimates, but these estimates involve inherent uncertainties and the application of management judgment. If actual results are not consistent with management’s assumptions and estimates, the Communications Business’ equity-based compensation expense could be materially different in the future.

Pension — For a description of the Communications Business’ pension benefit accounting practices, refer to Note 9 in the Communications Business’ Combined Financial Statements for the year ended December 31, 2013. Calculations of the amount of pension costs and obligations depend on the assumptions used in the actuarial valuations, including assumptions regarding discount rates, expected return on plan assets, rates of salary increases, mortality rates, and other factors. If the assumptions used in calculating pension costs and obligations are incorrect or if the factors underlying the assumptions change (as a result of differences in actual experience, changes in key economic indicators or other factors) the Communications Business’ financial statements could be materially affected.

The Communications Business’ pension plan assets consist of various insurance contracts, equity and debt securities as determined by the administrator of each plan. The estimated long-term rate of return for the plans was determined on a plan by plan basis based on the nature of the plan assets and ranged from 4% to 6%. If the expected long-term rate of return on plan assets for 2013 was reduced by 50 basis points, pension expense for the plans for 2013 would have increased $6,500 ($4,600 on an after-tax basis).

During 2014, the Communications Business’ cash contribution requirements for its defined benefit pension plans are expected to be approximately $93,000. The ultimate amounts to be contributed depend upon, among other things, legal requirements, underlying asset returns, the plan’s funded status, the anticipated tax deductibility of the contribution, local practices, market conditions, interest rates and other factors.

Income Taxes— For a description of the Communications Business’ income tax accounting policies, refer to Notes 2 and 12 of the Communications Business’ Combined Financial Statements for the year ended December 31, 2013. The Communications Business establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized which requires management to make judgments and estimates regarding: (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. Future changes to tax rates would also impact the amounts of deferred tax assets and liabilities and could have an adverse impact on the Communications Business’ financial statements.

The Communications Business provides for unrecognized tax benefits when, based upon the technical merits, it is “more-likely-than-not” that an uncertain tax position will not be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Communications Business re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires.

An increase in the nominal tax rate of 1% would have resulted in an additional income tax provision for continuing operations for the fiscal year ended December 31, 2013 of $1,166,000.

NEW ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Communications Business’ financial statements.

THE TRANSACTIONS

Overview

On October 12, 2014, NetScout and Danaher agreed to enter into the Transactions to effect the transfer of the Communications Business to NetScout. These Transactions provide for the separation and distribution of the Communications Business and the subsequent mergers of (a) Merger Sub with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout and (b) Newco with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In order to effect the Separation, the Distribution and the Mergers, Danaher, Newco, NetScout, Merger Sub and Merger Sub II entered into the Merger Agreement and Danaher, Newco and NetScout entered into the Distribution Agreement. In addition, Danaher, Newco, NetScout and certain of their respective affiliates have entered into, or will enter into, various ancillary agreements in connection with the Transactions. These agreements, which are described in greater detail in this document, govern the relationship among Danaher, Newco, NetScout and their respective affiliates after the Separation, the Distribution and the Mergers.

The Communications Business consists of the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its subsidiaries, but excluding Danaher’s data communications cable installation business and its communication service provider business. Prior to the consummation of the Distribution and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business.

Immediately after the Distribution and on the closing date of the Mergers, Merger Sub will merge with and into Newco, whereby the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout. In the First Merger, each Newco common unit will be converted into the right to receive NetScout common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Afterwards, Newco will merge with and into Merger Sub II, whereby the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout. After the Mergers, NetScout will own and operate the Communications Business through Merger Sub II and will also continue its current businesses. All shares of NetScout common stock, including those issued in the First Merger, will be listed on NASDAQ under NetScout’s current trading symbol “NTCT.”

In connection with the First Merger, NetScout expects to issue approximately 62.5 million shares of NetScout common stock to Danaher stockholders, assuming no adjustment pursuant to the Merger Agreement. Calculated based on the closing price on NASDAQ of NetScout common stock as of [—], 2015, the shares of NetScout common stock that NetScout expects to issue to Danaher stockholders as a result of the Transactions would have had a market value of approximately $[—] billion in the aggregate (the actual value will not be known until the closing date). See “—Calculation of Merger Consideration.”

Transaction Timeline

Below is a step-by-step list illustrating the material events relating to the Separation, the Distribution and the Mergers. Each of these events is discussed in more detail elsewhere in this document.

Step #1—Internal Restructuring; The Separation. Prior to the Distribution and the First Merger, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, including certain subsidiaries of Danaher, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) its specified excluded assets and excluded liabilities.

Step #2—The Distribution—Exchange Offer and/or Spin-Off. On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders either through an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution or in a spin-off distribution not including an exchange offer. Danaher expects for the Distribution to be effected through an exchange offer, but the ultimate structure selected will be based on market conditions. In the exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer.

Step #3—The Mergers. In the First Merger, Merger Sub will be merged with and into Newco, with Newco surviving as a wholly-owned subsidiary of NetScout. Immediately thereafter, in the Second Merger, Newco will be merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout. In the First Merger, each outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition after the date of the Merger Agreement and prior to the effective time of the First Merger, divided by (y) the aggregate number of Newco common units issued and outstanding as of immediately prior to the effective time of the First Merger.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and Distribution but before the First Merger, the corporate structure immediately following the consummation of the First Merger, and the corporate structure immediately following the consummation of the Second Merger.

The Separation and the Distribution

Prior to the First Merger, pursuant to the terms of the Distribution Agreement, Danaher will convey to Newco or one or more subsidiaries of Newco certain assets and liabilities constituting the Communications Business, and will cause any applicable subsidiary of Newco to convey to Danaher or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities, in order to separate and consolidate the Communications Business under Newco. Immediately thereafter, Danaher will contribute all the equity interests in each subsidiary of Newco to Newco in exchange for a number of common units representing limited liability company interests in Newco, referred to herein as the Newco common units.

The Distribution

On the closing date of the Mergers, Danaher will distribute 100% of the Newco common units to Danaher stockholders through either an exchange offer followed by, in the event the exchange offer is not fully subscribed, a spin-off distribution or in a spin-off distribution not including an exchange offer. In the case of an exchange offer, Danaher will offer its stockholders the option to exchange all or a portion of their shares of Danaher common stock for Newco common units. In the event the exchange offer is not fully subscribed, Danaher will distribute the remaining Newco common units owned by Danaher on a pro rata basis to Danaher stockholders whose shares of Danaher common stock remain outstanding after consummation of the exchange offer. If the Distribution is structured as a spin-off not including an exchange offer, Danaher will distribute in the spin-off the Newco common units owned by Danaher on a pro rata basis to Danaher stockholders.

An agent appointed by Danaher will hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the outstanding Newco common units pending the consummation of the First Merger. Newco common units will not be traded during this period. Following the consummation of the Distribution and as part of the First Merger, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into the right to receive fully paid and nonassessable shares of NetScout common stock, as further described below under “—Calculation of the Merger Consideration.”

The Mergers

Under the Merger Agreement and in accordance with the DGCL and the DLLCA, at the effective time of the First Merger, Merger Sub will merge with and into Newco. As a result of the First Merger, the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL and the DLLCA. In the First Merger, each Newco common unit will be converted into the right to receive NetScout common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” The certificate of formation and the limited liability company operating agreement of Newco in effect immediately prior to the First Merger will be amended and restated in their entirety following the consummation of the First Merger. Immediately following the First Merger, Newco will merge with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Newco in accordance with the DLLCA.

Calculation of the Merger Consideration

The Merger Agreement provides that, at the effective time of the First Merger, each issued and outstanding Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be automatically converted into a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. In addition, Newco will authorize the issuance of a number of Newco common units such that the total number of Newco common units outstanding immediately prior to the First Merger will be that number that results in the exchange ratio in the First Merger equaling one. As a result, each Newco common unit (except Newco common units held by Danaher, Newco, NetScout or Merger Sub) will be converted into one share of NetScout common stock in the First Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in Newco’s members immediately prior to the merger collectively holding approximately 59.5% of the outstanding equity interests of NetScout on a fully-diluted basis immediately following the First Merger and NetScout’s stockholders immediately prior to the First Merger collectively holding approximately 40.5% of such equity interests on a fully-diluted basis.

No fractional shares of NetScout common stock will be issued pursuant to the First Merger. Any holder of Newco common units who would otherwise be entitled to receive a fraction of a share of NetScout common stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout common stock on NASDAQ on the last business day prior to the closing of the First Merger.

Background of the Transactions

NetScout is a leader in application and network performance management solutions that enable enterprise and service provider organizations to assure the quality of the user experience for business and mobile services. NetScout’s technology helps these organizations manage service delivery and identify emerging performance problems, helping to quickly resolve issues that cause business disruptions or negatively affect users of information technology. NetScout’s current growth strategy includes, among other elements, continued innovation to enhance and expand its product portfolio, support pervasive visibility for customers through continued advancement of its Adaptive Session Intelligence software, the expansion of its customer base in the service provider and enterprise markets, and the growth of its sales force.

Danaher designs, manufactures and markets professional, medical, industrial and commercial products and services, which are typically characterized by strong brand names, innovative technology and major market positions. The Communications Business is run primarily through Danaher’s Tektronix Communications, Arbor Networks and Fluke Networks Enterprise businesses. As part of Danaher’s strategy, Danaher’s board of directors and senior management have reviewed Danaher’s portfolio of businesses and assets to determine whether changes might be advisable and to consider possible transactions, including possible disposition and merger opportunities, in order to maximize value for Danaher stockholders.

From time to time over a number of years, Anil K. Singhal, NetScout’s Chief Executive Officer, and representatives of Danaher engaged in preliminary, informal conversations regarding potential opportunities involving the two companies. Danaher’s management had from time to time informed Danaher’s board of directors of these discussions and of the potential opportunities between the two companies.

On July 1, 2014, Mr. Singhal and James A. Lico, Danaher’s Executive Vice President, had a telephonic discussion regarding the potential combination of NetScout and the Communications Business.

On July 11, 2014, Mr. Singhal and H. Lawrence Culp, Jr., Danaher’s then President and Chief Executive Officer, and Daniel L. Comas, Danaher’s Executive Vice President and Chief Financial Officer, met in Washington, D.C. and had a preliminary discussion about the potential combination of NetScout and the Communications Business.

On July 15, 2014, immediately after a regularly scheduled meeting of NetScout’s board of directors, Mr. Singhal met with NetScout’s Finance Committee, the committee historically used by NetScout’s board of directors to evaluate strategic opportunities, and informed the Finance Committee that he had preliminary discussions with Danaher about a possible transaction involving the Communications Business. The Finance Committee requested that Mr. Singhal obtain additional details about the potential transaction and authorized NetScout to begin conducting preliminary due diligence relating to the Communications Business.

On July 15, 2014, Jean Bua, NetScout’s Chief Financial Officer, and Mr. Comas, had a telephone call in which they discussed the potential business combination and the possible structure of the transaction.

On July 18, 2014, Mr. Singhal, Ms. Bua, Mr. Culp and Mr. Comas had a telephone call in which they discussed the respective businesses, the structure of a possible transaction and the general timing of a possible transaction.

While Danaher considered alternate structures for a combination of the Communications Business with Netscout (i.e., a carve-out or merger of the business with Netscout in exchange for cash or stock), the tax-related benefits to Danaher and its stockholders of a Reverse Morris Trust structure (as described in more detail in the immediately following paragraph), together with the ability for Danaher shareholders to continue to own shares representing a majority stake in the combined business, led Danaher to limit its proposal to a Reverse Morris Trust structure.

On July 21, 2014, Mr. Singhal met with NetScout’s Finance Committee and provided additional details about the proposed transaction, including the possibility that the transactions would be structured as a Reverse Morris Trust. In general, in a Reverse Morris Trust transaction, Danaher could dispose of the Communications Business to NetScout on a tax-free basis to Danaher and its stockholders through a spin-off or split-off distribution of the Communications Business to Danaher’s stockholders immediately followed by a merger of a newco entity owning the Communications Business with a subsidiary of NetScout in exchange for equity of NetScout. The Reverse Morris Trust structure was feasible in this case because the value of the Communications Business exceeded the value of NetScout’s existing business, and attractive because a taxable disposition of the Communications Business might otherwise have made the transaction financially unattractive to Danaher or have required NetScout to pay additional consideration. In addition, in a Reverse Morris Trust structure, NetScout would primarily be able to issue equity of NetScout as consideration in the transaction, relieving NetScout from incurring significant debt to fund a cash acquisition of this magnitude. Mr. Singhal noted the preliminary structure of the transaction under consideration and informed NetScout’s Finance Committee that he expected to determine whether the transaction was feasible or financially possible after an in-person meeting between certain members of the NetScout management team and the management team for Danaher and the Communications Business to be held before the end of the month of July.

Between July 25 and July 29, 2014, representatives of NetScout, NetScout’s outside counsel, Cooley LLP (“Cooley”), and Danaher had several telephone calls regarding a proposed confidentiality and non-disclosure agreement between the parties.

On July 29, 2014, NetScout and Danaher executed the confidentiality agreement.

On July 31 and August 1, 2014, members of each of the management teams of Danaher, including Messrs. Lico, Culp and Comas, and NetScout, including Mr. Singhal, Ms. Bua and Mr. Levinson, held in person meetings, at Danaher’s headquarters in Washington, D.C. At these meetings, representatives of Danaher reviewed the Communications Business, including its products, views on the industry, infrastructure and operations, potential synergies and a location-by-location overview, together with preliminary financial information. Representatives of NetScout also reviewed NetScout’s business, products and views on the industry. In addition, representatives of Danaher referenced an illustrative valuation of the Communications Business of $3.0 billion for discussion purposes, based on an assumed value of $44 per share of NetScout common stock. Representatives of NetScout did not comment on the illustrative price at such time and noted that they would revert with a response following further consideration.

On August 12, 2014, NetScout’s board of directors met to discuss NetScout’s progress on the proposed transaction with senior management, Cooley and NetScout’s financial advisor, RBC Capital Markets. Mr. Singhal discussed the strategic rationale for the proposed transaction. During the meeting, NetScout’s board of directors discussed financial aspects of the proposed transaction with RBC Capital Markets. Following the discussion, NetScout’s board of directors authorized management to prepare a non-binding letter of intent and continue discussions with Danaher. On August 15, 2014, NetScout furnished Danaher with a non-binding letter of intent for a possible acquisition by NetScout of the Communications Business through a Reverse Morris Trust structure, which would include the acquisition of the Communications Business through a reverse triangular merger immediately following a spin-off distribution of the Communications Business to Danaher’s stockholders, with consideration in the form of shares of NetScout common stock. The non-binding letter of intent contemplated, among other things, a proposed valuation for the Communications Business of $2.4 billion to $2.6 billion, based on NetScout’s then-closing stock price of approximately $44 per share.

Between August 15, 2014 and August 22, 2014, Messrs. Singhal, Culp and Comas discussed various terms of the non-binding letter of intent, including the proposed consideration for the Communications Business. On August 20, 2014, Mr. Culp indicated to Mr. Singhal that Danaher would be willing to accept a valuation of $2.8 billion for the Communications Business, based on an assumed value of $44 per share of NetScout common stock. On August 21, Mr. Singhal indicated to Mr. Culp that NetScout proposed a valuation of $2.7 billion for the Communications Business, based on an assumed value of $44 per share of NetScout common stock. Later on August 21, Mr. Comas indicated to Mr. Singhal that Danaher’s proposal remained at a valuation of $2.8 billion for the Communications Business, based on an assumed value of $44 per share of NetScout common stock. During such period, Mr. Singhal also conferred with John R. Egan, NetScout’s lead independent director, and RBC Capital Markets regarding financial matters pertaining to the Communications Business.

On August 22, 2014, Mr. Comas indicated that Danaher proposed a valuation of $2.75 billion for the Communications Business, equaling approximately 62.5 million shares of NetScout common stock at an assumed value of $44 per share of NetScout common stock, which proposal Mr. Singhal indicated he would find acceptable subject to review with the NetScout board of directors. Later on August 22, 2014, NetScout’s board of directors held a meeting with representatives of NetScout’s senior management and legal and financial advisors attending. During the meeting, Mr. Singhal updated NetScout’s board of directors on the recent discussions with Danaher regarding the proposed merger consideration, exclusivity periods and other matters. Later in the day, Danaher sent a revised non–binding letter of intent to NetScout, which contemplated an aggregate purchase price of $2.75 billion based on the issuance of 62.5 million shares of NetScout common stock at an assumed value of $44 per share, reflecting the proposal communicated by Mr. Comas to Mr. Singhal earlier that day and subsequently discussed with the NetScout board of directors.

On August 23 and August 24, 2014, Mr. Singhal had additional discussion with Danaher representatives regarding the non-binding letter of intent.

On August 24, 2014, Danaher’s board of directors received an update regarding the status of the potential transaction with NetScout.

On August 25, 2014, NetScout’s board of directors held a meeting, with representatives of NetScout’s senior management and legal and financial advisors attending, to discuss and obtain approval to enter into the proposed non-binding letter of intent. During the meeting, RBC Capital Markets discussed the financial terms and certain related aspects of the proposed letter of intent and Cooley discussed fiduciary duty and other legal considerations relating to the proposed transaction and structure. Following the discussion, the NetScout board of directors authorized the non-binding letter of intent. Later in the day, NetScout executed the non-binding letter of intent with Danaher.

On August 26, 2014, NetScout and its legal and financial representatives had a call with Danaher and its legal representatives to discuss the then-current structure of the Communications Business.

Between August 27 and September 1, 2014, representatives of NetScout and representatives of Danaher participated in multiple telephone calls relating to business and legal due diligence matters.

On September 2 and September 3, 2014, representatives of NetScout, including Mr. Singhal, Ms. Bua and Mr. Levinson, and representatives of Danaher, including Mr. Lico, met in Boston to discuss NetScout’s overall business and Danaher’s Tektronix Communications business.

On September 3, 2014, Ms. Bua and other representatives of NetScout’s finance team met separately in Boston with members of the senior finance teams of Danaher and Tektronix Communications to discuss various financial and accounting matters related to the Tektronix Communications business.

On September 4, 2014, Mr. Singhal, Ms. Bua, Mr. Levinson and other representatives of NetScout’s finance and technology team met in Boston with members of the senior team from Danaher and Arbor Networks to discuss various business, technology and financial matters related to Danaher’s Arbor Networks business.

On September 9, 2014, Danaher’s board of directors received a further update from Danaher’s management regarding the potential spin-off of the Communications Business and acquisition of such business by NetScout.

Also on September 9, 2014, NetScout’s board of directors met and discussed the status of the proposed transaction and certain business terms.

On September 10 and September 11, 2014, members of each of the management teams of Danaher and NetScout held a meeting in Washington, D.C. in which Mr. Singhal, Ms. Bua and other representatives of NetScout’s finance and technology team met with members of the senior management team from Danaher and Fluke Networks to discuss various business, technology and financial matters related to Danaher’s Fluke Networks Enterprise business.

Also on September 11, 2014, Cooley delivered the first draft of the Merger Agreement to Skadden, legal counsel to Danaher.

Between September 12 and September 28, 2014, representatives of NetScout and Danaher, and their respective legal, accounting and financial advisors, held multiple telephone conferences to discuss business, legal and accounting due diligence relating to both NetScout and the Communications Business, including steps needed for the preparation of an audit of the financial statements of Newco and the Communications Business as of and for the three-year period ended December 31, 2013.

On September 23, 2014, representatives of NetScout and Danaher and their respective legal and financial advisors held a telephone conference to discuss the proposed steps in the reorganization and separation of the Communications Business from Danaher. Skadden delivered the first draft of the Distribution Agreement to NetScout and its counsel. Skadden subsequently delivered a first draft of the Employee Matters Agreement and Tax Matters Agreement to NetScout and its counsel.

On September 25, 2014, Mr. Singhal updated NetScout’s board of directors as to the status of the proposed transaction and certain business due diligence matters.

Between September 25 and October 7, 2014, representatives of Cooley, Baker & McKenzie, NetScout’s counsel on tax matters and ex-US matters, and Wilson Sonsini, Goodrich & Rosati, NetScout’s counsel on intellectual property matters, as well as other NetScout representatives, engaged in various negotiations about the terms of the Merger Agreement, the Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement and other related transaction agreements with Skadden and other Danaher representatives. During this period, the parties identified but did not resolve a number of key items to be negotiated, including the precise calculation of the merger consideration (including whether and how such calculation would take into account the dilution to Danaher stockholders caused by shares issued, or equity awards granted, by NetScout between signing and closing), termination rights, termination fees, indemnification matters, an IRS private letter ruling, employee equity and employee benefit matters, the outside date by which the transactions must be consummated before NetScout and Danaher would have the right to terminate the Merger Agreement and the Distribution Agreement, and Danaher’s request for a voting agreement from Mr. Singhal to vote his shares in favor of the issuance of shares of NetScout common stock in the proposed transaction. During this period, the parties also exchanged and negotiated the disclosure letters applicable to the Merger Agreement.

Between September 29 and October 6, 2014, Mr. Singhal and members of the senior management teams of Danaher and the Communications Business had several meetings to discuss business due diligence matters and certain terms of the transaction.

On October 8, 2014, NetScout’s board of directors met with NetScout’s senior management and legal and financial advisors and discussed the rationale for the proposed transaction, the attributes of each company that formed part of the Communications Business and certain financial projections which are summarized under “The Transactions—Certain Financial Forecasts Prepared by NetScout.”

On October 10, 2014, NetScout’s board of directors met with NetScout’s senior management and legal and financial advisors to consider the proposed transaction. Members of NetScout’s management reviewed the strategic rationale for the proposed transaction, the progress of negotiations between the parties and the due diligence then conducted to date. Representatives of Cooley reviewed the principal terms of the Merger Agreement and discussed the unresolved issues. Also at this meeting, RBC Capital Markets reviewed financial aspects of the proposed transaction. NetScout’s board of directors then directed management, with the assistance of NetScout’s advisors, to continue negotiation of the remaining unresolved issues in the transaction.

Between October 11 and October 12, 2014, representatives of NetScout and Danaher, and their respective legal advisors, continued to negotiate the terms of the definitive documents providing for the Transactions. Key remaining issues that were resolved during that period included the precise manner for calculation of the exchange ratio, the circumstances under which a termination fee would be payable by NetScout, the size of the termination fee, closing conditions relating to the proposed IRS ruling, NetScout’s termination rights associated with tax matters, structural matters relating to the separation being structured as a spin-off or split-off, certain indemnification matters and the remedy for potential differences between the unaudited financial statements of the Communications Business provided prior to the signing of definitive agreements and the audited financial statements of the Communications Business to be completed after execution of the definitive agreements (each as described in more detail in the section of this document entitled “The Merger Agreement”). Final issues resolved during such time period included the negotiation of certain employee benefit matters and certain tax matters. Additionally, the parties completed their due diligence.

Following continued negotiations on October 11, 2014 and October 12, 2014, the parties finalized their negotiation of all the material terms of the definitive documents for the Transactions, and agreed to submit the Transactions for review and approval by their respective boards of directors.

On October 12, 2014, NetScout’s board of directors met, together with representatives of NetScout’s senior management and legal and financial advisors, to review the final structure and terms of the Transactions. NetScout’s legal advisors reviewed the principal terms of the Merger Agreement, the Distribution Agreement, the Employee Matters Agreement, the Tax Matters Agreement and other related agreements. Also at this meeting, RBC Capital Markets reviewed with NetScout’s board of directors its financial analysis of the merger consideration to be paid by NetScout in the First Merger and delivered to NetScout’s board of directors an oral opinion, confirmed by delivery of a written opinion dated October 12, 2014, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be paid by NetScout in the First Merger was fair, from a financial point of view, to NetScout. Following further discussion, NetScout’s board of directors, by unanimous vote, determined that the Merger Agreement and the proposed transactions with Danaher were advisable and fair to, and in the best interests of, NetScout and its stockholders, approved the Merger Agreement and unanimously recommended that NetScout stockholders approve the issuance of shares of NetScout common stock in the First Merger and approve any other transactions contemplated by the Merger Agreement, including the Mergers.

Also on October 12, 2014, the board of directors of Danaher met, together with representatives of management, to review the final structure and terms of the Transactions. Danaher’s management provided information on the due diligence that Danaher conducted with respect to NetScout as well as the terms, structure and strategic rationale of the proposed transactions and the anticipated financial and business impact thereof with respect to Danaher. Following discussion, the board of directors of Danaher, by unanimous vote of all members present, determined that the Merger Agreement and the transactions were advisable and in the best interests of Danaher and its stockholders and approved the Merger Agreement, the Distribution Agreement, the Voting Agreement and the forms of the other transaction agreements and the transactions contemplated thereby.

Following their respective board meetings, NetScout, Danaher and Newco, as the case may be, then signed the Merger Agreement and the Distribution Agreement and Mr. Singhal and Danaher signed the Voting Agreement.

On October 13, 2014, before the opening of trading on NASDAQ and the NYSE, NetScout and Danaher issued press releases announcing the Transactions.

NetScout’s Reasons for the Transactions

In reaching its decision to approve the Merger Agreement and recommend that NetScout stockholders approve the issuance of shares of NetScout common stock in the First Merger, the board of directors of NetScout considered, among other things, the strategic and financial benefits that could be expected to be achieved by combining NetScout and the Communications Business relative to the future prospects of NetScout on a standalone basis, the relative actual results of operations and prospects of NetScout and of the Communications Business, as well as other strategic alternatives that may be available to NetScout, and the risks and uncertainties associated with the Transactions and with such alternatives.

In that process, the board of directors of NetScout considered the following factors as generally supporting its decision to approve the Merger Agreement and recommend that NetScout stockholders approve the issuance of shares of NetScout common stock in the First Merger:

Advances Strategic Objectives. The acquisition advances NetScout’s strategic objectives of expanding its product portfolio across service assurance and performance analytics, business intelligence and cyber security solutions for communications service providers and large and small enterprises, and government organizations. Consequently, NetScout believes that the acquisition will enhance its ability to create long-term value for its stockholders, including by providing the following benefits:

•	Enhanced Financial Performance. The acquisition enables NetScout to grow from a revenue base of $397 million in fiscal year 2014 and a projected revenue base of $450 million to $465 million in fiscal year 2015 to a combined non-GAAP annual revenue base of more than $1.2 billion, with an expanded range of complementary products, which is expected to position NetScout to drive strong revenue growth and improved profitability over the long term. Over the long term, NetScout management believes that the combined company will be capable of growing revenue at an approximate compounded annual growth rate of 10 percent.

•	Expanded Addressable Markets and Broader Customer Base. The acquisition increases NetScout’s addressable market and broadens both its service provider and enterprise customer base and accelerates its entry into the cyber security market and further enhances its capabilities in other sectors such as business intelligence. The acquisition significantly expands NetScout’s total addressable market to more than $8 billion. International Data Corporation (IDC) estimated that spending on network and application performance management solutions, NetScout’s core market prior to the acquisition, was approximately $5.0 billion in 2013. However, NetScout did not have the requisite offerings to fully address key segments within its core market. The acquisition provides NetScout with new capabilities to fill gaps in its product portfolio and target parts of these markets that were previously not available to NetScout such as radio access network optimization and the low-mid tier of the enterprise network performance management market. Additionally, the acquisition enables NetScout to enter the cyber security market and further enhances its capabilities in the advanced analytics (business intelligence) market, in which such markets global spending was estimated by IDC to be over $3 billion in 2013.

•	Expansion of Service Provider Base. The acquisition of the Tektronix Communications business, a leading provider of service provider network monitoring solutions, provides NetScout with broader access to service provider customers, extends its reach into the RAN portion of the network, offers complementary business intelligence analytics and gives NetScout greater ability to cross-sell solutions into NetScout’s and Tektronix Communications’ existing customer bases. Having a broader, more robust technology and operational platform enables NetScout to further differentiate the company against competitors in the market.

•	Expansion of NetScout’s Enterprise Customer Base. The acquisition of portions of the Fluke Networks Enterprise business, a leading provider of network monitoring solutions, allows NetScout to expand into serving mid-tier and smaller enterprise customers and expand NetScout’s enterprise product offerings in specialized areas such as software-as-a-service (SaaS) and cloud-based applications and WiFi monitoring.

•	Extension into Adjacent Growth-Oriented Markets. The acquisition of Arbor Networks, a leading provider of network cyber attack detection and mitigation solutions for service provider and enterprise networks, allows NetScout to immediately enter the cyber intelligence and cyber security market. Arbor Networks’ offerings for distributed denial of service and advanced persistent protection are used by more than 300 service provider customers and a growing base of enterprise customers.

•	Substantially Broader Portfolio of Best-in-Class Products. NetScout will gain complementary, award-winning technologies, capabilities and offerings that can better position it to deliver high-value products and services for its existing and prospective enterprise and service provider customers and better position NetScout to compete for a broader range of strategic IT management opportunities in both the enterprise and service provider markets.

•	Broader and More Diverse Geographic Footprint. NetScout will expand its geographical footprint outside of North America, through the Communications Business’ existing customer accounts and through an extensive direct sales, support and service infrastructure, including value-added reseller relationships in key markets such as Southeast Asia, Australia, Japan, Europe and Latin America.

•	Strong Research and Development Capabilities. The combined company is expected to have more than 35% of the workforce composed of research and development personnel, and NetScout will be better positioned to address future technology trends, accelerate innovation, and improve its overall competitive position.

Cost Synergies. NetScout expects to achieve initial annualized run-rate cost synergies of approximately five percent of the combined cost base, or approximately $45 to $55 million within two years from the consummation of the Transactions as a result of increased size, economies of scale, and elimination of redundancies after the Transactions. NetScout expects to generate additional cost synergies in subsequent years by using common infrastructure platforms, and by eliminating or reducing expenses associated with programs and capabilities already in place as NetScout aligns its go-to-market and related support programs and initiatives. However, the magnitude and timing of such synergies has yet to be determined. For a further description of expected cost synergies see “Certain Financial Forecasts Prepared by NetScout—Cost” beginning on Page 119.

Accretive Transaction. NetScout expects the Transactions to be accretive on a non-GAAP basis in the first full year of operations. NetScout expects that it will be able to leverage its purchasing power and expand its proven manufacturing techniques in ways that will improve product gross margins by a few percentage points over the next few years.

Transaction Terms and Other Considerations. The board of directors of NetScout also considered the following facts about the Transactions and combined company:

•	the fact that the number of shares of common stock to be issued by NetScout is fixed and will not fluctuate based upon changes in the stock price of NetScout or Danaher prior to the completion of the First Merger;

•	the fact that the Merger Agreement and the aggregate consideration to be paid by NetScout pursuant to the Merger Agreement were the result of extensive arms’-length negotiations between representatives of NetScout and of Danaher;

•	the fact that the aggregate consideration to be paid by NetScout is payable in NetScout common stock, enabling NetScout to increase its revenue over 2.5 times without depleting its cash resources and incurring debt, thereby preserving its future ability to use leverage to further the growth of its business;

•	the opinion, dated October 12, 2014, of RBC Capital Markets to NetScout’s board of directors as to the fairness, from a financial point of view and as of such date, to NetScout of the merger consideration to be paid by NetScout in the First Merger, which opinion was based on and subject to the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken as more fully described under “Opinion of NetScout’s Financial Advisor”;

•	the fact that the board of directors of the combined company would be composed of all of the current directors of NetScout and one director from Danaher, expected to be James A. Lico, an Executive Vice President of Danaher;

•	the fact that the executive officers of the combined company would be composed of all of the current executive officers of NetScout, but with additional management talent to be gained from the acquired companies; and

•	the ability of the board of directors of NetScout under the Merger Agreement, subject to the payment of a termination fee, to withdraw or modify its recommendation to the NetScout stockholders to approve the issuance of the NetScout common stock in the First Merger in certain circumstances.

The board of directors of NetScout considered the following risk factors but determined that the benefits of the proposed transaction substantially outweighed such risks:

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the challenges inherent in fully and successfully separating the operations of the Communications Business from Danaher and integrating Newco into NetScout, given the size of the Communications Business relative to NetScout and its operations;

•	the dilution of the ownership interests of NetScout’s current stockholders that would result from the issuance of NetScout common stock in the First Merger;

•	the potential payment of termination fees that NetScout would be required to make in certain circumstances under the Merger Agreement;

•	the restrictions imposed on NetScout’s ability to take certain corporate actions under the terms of the Tax Matters Agreement to be entered into by NetScout and Danaher, which could reduce its ability to engage in certain future business transactions that might be advantageous;

•	the risks inherent in requesting that the U.S. Federal Trade Commission and the U.S. Department of Justice allow the waiting period under the HSR Act to expire;

•	the requirement in the Merger Agreement that NetScout call and hold a vote of its stockholders to approve the issuance of the NetScout common stock in the First Merger even in circumstances where the board of directors of NetScout has withdrawn or adversely changed its recommendation to the NetScout stockholders;

•	the possibility that the Transactions may not be consummated and the potential adverse consequences, including substantial costs that would be incurred and potential damage to NetScout’s reputation, if the Transactions are not completed; and

•	the other risks described above under the section entitled “Risk Factors” beginning on page 31.

The foregoing discussion of the information and factors considered by the board of directors of NetScout is not exhaustive, but includes the material factors considered by the board of directors of NetScout, including factors that support the Transactions as well as those that weigh against them. In view of the wide variety of factors considered by the board of directors of NetScout in connection with its evaluation of the Transactions and the complexity of these matters, the board of directors of NetScout did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the board of directors of NetScout based its recommendation on the totality of the information presented to and considered by it. The board of directors of NetScout evaluated the factors described above with the assistance of NetScout’s senior management and legal and financial advisors. In considering the factors described above, individual members of the board of directors of NetScout may have given different weights to other or different factors.

This explanation of the factors considered by the board of directors of NetScout is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the board of directors of NetScout resolved that the Transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of NetScout and its stockholders and unanimously approved the Merger Agreement, the Mergers and the other Transactions.

The board of directors of NetScout recommends that the stockholders of NetScout vote “FOR” approval of the issuance of shares of NetScout common stock in the First Merger and, if necessary or appropriate, “FOR” the adjournment or postponement of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the Merger.

Opinion of NetScout’s Financial Advisor

NetScout has retained RBC Capital Markets to act as NetScout’s financial advisor in connection with the Mergers. As part of this engagement, NetScout’s board of directors requested that RBC Capital Markets evaluate the fairness, from a financial point of view, to NetScout of the merger consideration to be paid by NetScout in the First Merger. At an October 12, 2014 meeting of NetScout’s board of directors held to evaluate the Mergers, RBC Capital Markets rendered to NetScout’s board of directors an oral opinion, confirmed by delivery of a written opinion dated October 12, 2014, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be paid by NetScout in the First Merger was fair, from a financial point of view, to NetScout. For purposes of RBC Capital Markets’ analyses and opinion, the term “merger consideration” refers to the 62.5 million shares of NetScout common stock, in the aggregate, issuable in the First Merger. The full text of RBC Capital Markets’ written opinion, dated October 12, 2014, is attached as Annex C to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, factors considered and qualifications and limitations on the review undertaken by RBC Capital Markets in connection with its opinion. The following summary of RBC Capital Markets opinion is qualified in its entirety by reference to the full text of the opinion. RBC Capital Markets delivered its opinion to NetScout’s board of directors for the benefit, information and assistance of NetScout’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the Mergers. RBC Capital Markets’ opinion addressed only the merger consideration from a financial point of view to NetScout and did not address any other aspect of the Mergers or any related transactions. RBC Capital Markets’ opinion also did not address the underlying business decision of NetScout to engage in the Mergers or any related transactions or the relative merits of the Mergers or any related transactions compared to any alternative business strategy or transaction that might be available to NetScout or in which NetScout might engage. RBC Capital Markets does not express any opinion and does not make any recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Mergers or any related transactions.

In connection with its opinion, RBC Capital Markets, among other things:

•	reviewed the financial terms of drafts, each dated October 12, 2014, of the Merger Agreement and Distribution Agreement;

•	reviewed certain publicly available financial and other information, and certain historical operating data, with respect to NetScout made available to RBC Capital Markets from published sources and internal records of NetScout;

•	reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Communications Business made available to RBC Capital Markets from published sources and internal records of Danaher;

•	reviewed publicly available financial projections and other estimates and data relating to NetScout for the fiscal years ended March 31, 2015 and March 31, 2016 as extrapolated thereafter by the management of NetScout and financial projections and other estimates and data relating to the Communications Business prepared by the management of Danaher for the fiscal year ended December 31, 2014 as adjusted and extrapolated thereafter by the management of NetScout, in each case which RBC Capital Markets was directed to utilize for purposes of its analyses;

•	conducted discussions with members of the senior managements of NetScout and Danaher with respect to the respective business prospects and financial outlook of NetScout and the Communications

Business and also held discussions with the senior management of NetScout regarding the strategic rationale and potential cost savings and other benefits expected by such management to be realized in the Mergers and related transactions, which we collectively refer to as “cost savings”;

•	reviewed the reported prices and trading activity for NetScout common stock;

•	compared certain financial metrics of NetScout and the Communications Business with those of selected publicly traded companies;

•	reviewed the potential pro forma financial impact of the Mergers on the future financial performance of NetScout after taking into account potential cost savings; and

•	considered other information and performed other studies and analyses as RBC Capital Markets deemed appropriate. RBC Capital Markets noted for the NetScout board of directors that it did not compare the financial terms of the Mergers to financial terms of other transactions given, in RBC Capital Markets’ view, the limited comparability of such other transactions to the Mergers.

In arriving at its opinion, RBC Capital Markets employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion reached by RBC Capital Markets. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion reached by RBC Capital Markets was based on all analyses and factors presented, taken as a whole, and also on application of RBC Capital Markets’ experience and judgment. Such conclusion may have involved significant elements of subjective judgment and qualitative analysis. RBC Capital Markets therefore gave no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering its opinion, RBC Capital Markets assumed and relied upon the accuracy and completeness of all information that was reviewed by RBC Capital Markets, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with RBC Capital Markets by or on behalf of NetScout or Danaher (including, without limitation, financial statements and related notes), and upon the assurances of the managements of NetScout and Danaher that they were not aware of any relevant information that was omitted or that remained undisclosed to RBC Capital Markets. RBC Capital Markets did not assume responsibility for independently verifying and it did not independently verify such information. RBC Capital Markets assumed that the publicly available financial projections and other estimates and data relating to NetScout (as extrapolated by the management of NetScout) and the financial projections and other estimates and data relating to the Communications Business (as adjusted and extrapolated by the management of NetScout) which RBC Capital Markets was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of NetScout and the Communications Business and the other matters covered thereby and that the financial results reflected therein would be realized in the amounts and at the times projected. RBC Capital Markets also was advised that there were no audited financial statements relating to the Communications Business and RBC Capital Markets assumed that such audited financial statements, when delivered to NetScout in connection with the Mergers, would not reflect any information that would be meaningful to its analyses or opinion. RBC Capital Markets expressed no opinion as to any such financial projections and other estimates and data or the assumptions upon which they were based. RBC Capital Markets relied upon the assessments of the managements of NetScout and Danaher as to (i) the Transactions (other than the Mergers), including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on NetScout and the Communications Business of market and other trends and prospects for the technology industry, (iii) the products, technology and intellectual property of NetScout and the Communications Business, including the validity of, and risks associated with, such products, technology and intellectual property, (iv) the existing and future relationships, agreements and arrangements with, and NetScout’s ability to retain, key employees and customers of NetScout and the Communications Business, and (v) NetScout’s ability to integrate the Communications Business with the businesses and operations of NetScout. RBC Capital Markets assumed that there would be no developments with respect to any of the foregoing that would have an adverse effect on

NetScout, the Communications Business, Newco, the Mergers or related transactions or that would otherwise be meaningful in any respect to its analyses or opinion. RBC Capital Markets also relied on estimates of the management of NetScout as to the capitalization of NetScout and Newco, including as to the number of fully diluted shares of NetScout common stock and Newco common units, as of the effective time of the First Merger, and RBC Capital Markets assumed that such number of shares or units, as the case may be, would not vary in any respect that would be meaningful to its analyses or opinion.

In rendering its opinion, RBC Capital Markets did not assume any responsibility to perform, and it did not perform, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NetScout, the Communications Business or any other entity (including Newco) or business, and RBC Capital Markets was not furnished with any such valuations or appraisals. RBC Capital Markets did not assume any obligation to conduct, and it did not conduct, any physical inspection of the property or facilities of NetScout, the Communications Business or any other entity or business. RBC Capital Markets assumed that the Mergers and related transactions would be consummated in accordance with the terms of the Merger Agreement and Distribution Agreement and all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers and related transactions, no delay, limitation, restriction or condition would be imposed, including any divestiture or other requirements, that would have an adverse effect on NetScout, the Communications Business, Newco, the Mergers or related transactions (including the contemplated benefits thereof). RBC Capital Markets also assumed that the Mergers and related transactions would have the tax treatment as set forth in the Merger Agreement and the Distribution Agreement, including that the First Merger and the Second Merger would be treated as a single integrated transaction and would together qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. RBC Capital Markets further assumed that Newco would retain or acquire all assets, properties and rights necessary for the operations of the Communications Business, that appropriate reserves, indemnification arrangements or other provisions had been made with respect to the liabilities of or relating to the Communications Business and that NetScout would not directly or indirectly assume or incur any liabilities that were contemplated to be excluded as a result of the Mergers, the related transactions or otherwise. In addition, RBC Capital Markets assumed that the final executed Merger Agreement and Distribution Agreement would not differ, in any respect meaningful to its analyses or opinion, from the drafts of the Merger Agreement and Distribution Agreement reviewed by RBC Capital Markets.

RBC Capital Markets’ opinion spoke only as of the date of its opinion, was based on conditions as they existed and information which RBC Capital Markets was supplied as of the date of its opinion, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC Capital Markets did not undertake to reaffirm or revise its opinion or otherwise comment upon events occurring after the date of its opinion and did not have an obligation to update, revise or reaffirm its opinion. RBC Capital Markets’ opinion related to the relative values of NetScout and the Communications Business. RBC Capital Markets did not express any opinion as to what the value of NetScout common stock actually would be when issued in connection with the Mergers or the prices or range of prices at which NetScout common stock may trade or otherwise be transferable at any time, whether prior to or following the Mergers and related transactions.

RBC Capital Markets’ opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration (to the extent expressly specified in its opinion) to NetScout. RBC Capital Markets’ opinion did not in any way address any other terms, conditions, implications or other aspects of the Mergers, the related transactions, the Merger Agreement, the Distribution Agreement or any related agreements, or any adjustment payment or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers, the related transactions or otherwise. RBC Capital Markets did not evaluate the solvency or fair value of NetScout, Danaher, the Communications Business or any other entity (including Newco) or business under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. RBC Capital Markets did not express any opinion as to any legal, regulatory, tax or accounting matters, as to which RBC Capital Markets understood that NetScout obtained such advice as it deemed necessary from qualified professionals. Further, in rendering its opinion, RBC Capital Markets did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the merger consideration or otherwise.

The issuance of RBC Capital Markets’ opinion was approved by RBC Capital Markets’ fairness opinion committee. Except as described in this summary, NetScout imposed no other instructions or limitations on the investigations made or procedures followed by RBC Capital Markets in rendering its opinion.

In preparing its opinion to NetScout’s board of directors, RBC Capital Markets performed various financial and comparative analyses, including those described below. The summary below of RBC Capital Markets’ material financial analyses provided to NetScout’s board of directors in connection with RBC Capital Markets’ opinion is not a comprehensive description of all analyses undertaken or factors considered by RBC Capital Markets in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description.

In performing its analyses, RBC Capital Markets considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of NetScout and Danaher. The estimates of the future performance of NetScout and the Communications Business in or underlying RBC Capital Markets’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by RBC Capital Markets’ analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as RBC Capital Markets’ view of the actual value of NetScout or the Communications Business.

The merger consideration to be paid by NetScout in the First Merger was determined through negotiations between NetScout and Danaher and was approved by NetScout’s board of directors. The decision to enter into the Merger Agreement and Distribution Agreement was solely that of NetScout’s board of directors. RBC Capital Markets’ opinion and analyses were only one of many factors considered by NetScout’s board of directors in its evaluation of the Mergers and should not be viewed as determinative of the views of NetScout’s board of directors, management or any other party with respect to the Mergers or related transactions or the consideration payable in the Mergers or related transactions.

The following is a brief summary of the material financial analyses provided by RBC Capital Markets to NetScout’s board of directors in connection with RBC Capital Markets’ opinion, dated October 12, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by RBC Capital Markets, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Selecting portions of RBC Capital Markets’ financial analyses or factors considered or focusing on the data set forth in the tables below without considering all analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of RBC Capital Markets’ financial analyses.

Introduction. In its analysis of the merger consideration from a financial point of view to NetScout, RBC Capital Markets performed various financial analyses, as more fully described below. Utilizing selected public companies and discounted cash flow analyses, RBC Capital Markets calculated implied enterprise value reference ranges for the Communications Business and implied per share equity value reference ranges for NetScout. RBC Capital Markets then calculated implied reference ranges of the aggregate number of shares of NetScout common stock issuable in the First Merger, referred to as “implied issuable shares,” based on the implied enterprise value and per share equity value reference ranges derived from these analyses, by (i) in the case of the low-end of such implied reference ranges, dividing the low-end of the implied enterprise value reference ranges for the Communications Business by the high-end of the implied per share equity value reference ranges for NetScout and (ii) in the case of the high-end of such implied reference ranges, dividing the high-end of the implied enterprise value reference ranges for the Communications Business by the low-end of the implied per share equity value reference ranges for NetScout. RBC Capital Markets also performed a pro forma contribution analysis to derive a range of implied issuable shares based on the relative contributions of NetScout and the Communications Business to various financial metrics of the pro forma combined company.

Financial data utilized for NetScout in the financial analyses described below was based on publicly available financial projections and other estimates and data relating to NetScout on a non-GAAP basis for the fiscal years ended March 31, 2015 and March 31, 2016 as extrapolated thereafter by the management of NetScout, which we refer to as the “NetScout forecasts,” and financial data utilized for the Communications Business in such financial analyses was based on financial projections and other estimates and data relating to the Communications Business prepared by the management of Danaher on a non-GAAP basis for the fiscal year ended December 31, 2014 as adjusted and extrapolated thereafter by the management of NetScout, which we refer to as the “Communications Business forecasts.” At the direction of the management of NetScout, RBC Capital Markets assumed, for purposes of its analyses and opinion, that no shares of NetScout common stock would be issued in connection with any acquisition effected as permitted by the terms of the Merger Agreement and, accordingly, RBC Capital Markets evaluated the aggregate number of shares of NetScout common stock issuable in the First Merger on the basis of 62.5 million shares.

Selected Public Companies Analyses. RBC Capital Markets performed selected public companies analyses of NetScout and the Communications Business in which RBC Capital Markets reviewed certain financial and stock market information of NetScout, certain financial information of the Communications Business and certain financial and stock market information of selected companies that RBC Capital Markets considered, in its professional judgment, generally relevant for comparative purposes. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of NetScout was based on public filings and the NetScout forecasts (with such data calendarized as necessary) and financial data of the Communications Business was based on public filings and the Communications Business forecasts.

In its selected public companies analysis of NetScout, RBC Capital Markets reviewed, among other things, enterprise values, calculated as equity values based on closing stock prices on October 10, 2014 plus debt and less cash and cash equivalents and short-term and long-term investments, as a multiple of calendar year 2014 and calendar year 2015 estimated unlevered net income and also reviewed equity values, based on closing stock prices on October 10, 2014, as a multiple of calendar year 2014 and calendar year 2015 estimated earnings per share, which we refer to as “EPS,” of NetScout and the following seven selected companies in the network monitoring and management industry, which we refer to as the “selected network monitoring companies,” and the following two selected companies in the systems management industry, which we refer to as the “selected systems management companies” (we collectively refer to the selected network monitoring companies and the selected systems management companies as the “selected companies”):

Network Monitoring and Management:	Systems Management:
• Allot Communications Ltd. • EXFO Inc. • Gigamon Inc. • Ixia • JDS Uniphase Corporation • Riverbed Technology, Inc. • Spirent Communications Plc.	• Citrix Systems, Inc. • SolarWinds, Inc.

The overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for the selected companies were 15.5x to 34.9x (with a median of 19.7x for the selected network monitoring companies and a median of 20.7x for the selected systems management companies) in the case of calendar year 2014 and 10.7x to 18.8x (with a median of 12.7x for the selected network monitoring companies and a median of 17.9x for the selected systems management companies) in the case of calendar year 2015. The overall low to high calendar year 2014 and calendar year 2015 estimated EPS multiples observed for the selected companies were 15.7x to 33.4x (with a median of 22.3x for the selected network monitoring companies and a median of 22.1x for the selected systems management companies) in the case of calendar year 2014 and 14.0x to 20.5x (with a median of 15.5x for the selected network monitoring companies and a median of 19.1x for the selected systems management companies) in the case of calendar year 2015. RBC Capital Markets noted that, based on NetScout’s closing stock price on October 10, 2014, calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for NetScout were 21.2x and 18.2x, respectively, and calendar year 2014 and calendar year 2015 estimated EPS multiples observed for NetScout were 24.4x and 20.9x, respectively. In deriving implied per share equity value reference ranges for NetScout, RBC Capital Markets then applied the overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples and calendar year 2014 and calendar year 2015 estimated EPS multiples observed for the selected companies to corresponding data of NetScout. This analysis indicated approximate implied per share equity value reference ranges for NetScout based on calendar year 2014 and calendar year 2015 estimated unlevered net income multiples of $32.07 to $65.35 and $26.92 to $43.15, respectively, and based on calendar year 2014 and calendar year 2015 estimated EPS multiples of $27.05 to $57.55 and $28.21 to $41.30, respectively.

With respect to the Communications Business, RBC Capital Markets performed a sum-of-the-parts selected public companies analysis of the Tektronix Communications and Arbor Networks businesses and certain parts of Fluke Networks comprising the Communications Business to be acquired in the First Merger. In evaluating the Tektronix Communications business and certain parts of Fluke Networks, RBC Capital Markets reviewed, among other things, enterprise values as a multiple of calendar year 2014 and calendar year 2015 estimated unlevered net income of NetScout and the same selected network monitoring companies and selected systems management companies reviewed for the selected public companies analysis of NetScout. In evaluating the Arbor Networks business, RBC Capital Markets reviewed, among other things, enterprise values as a multiple of calendar year 2014 and calendar year 2015 estimated revenue of the following five selected companies in the network security industry, which we refer to as the “selected network security companies” (we collectively refer to the selected companies and the selected network security companies as the “Communications Business selected companies”):

•	A10 Networks, Inc.

•	Barracuda Networks, Inc.

•	F5 Networks, Inc.

•	Fortinet, Inc.

•	Radware Ltd.

The overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for the selected companies, as noted above, were 15.5x to 34.9x (with a median of 19.7x for the selected network monitoring companies and a median of 20.7x for the selected systems management companies) in the case of calendar year 2014 and 10.7x to 18.8x (with a median of 12.7x for the selected network monitoring companies and a median of 17.9x for the selected systems management companies) in the case of calendar year 2015. Calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for NetScout, as noted above, were 21.2x and 18.2x, respectively. The overall low to high calendar year 2014 and calendar year 2015 estimated revenue multiples observed for the selected network security companies were 0.8x to 4.9x (with a median of 3.9x) in the case of calendar year 2014 and 0.7x to 4.2x (with a median of 3.4x) in the case of calendar year 2015. In deriving implied enterprise value reference ranges for the Communications Business, RBC Capital Markets then applied the overall low to high calendar year 2014 and calendar year 2015 estimated unlevered net income multiples observed for NetScout and the other selected companies to corresponding data of the Tektronix Communications business and certain parts of Fluke Networks to be acquired in the First Merger and the overall low to high calendar year 2014 and calendar year 2015 estimated revenue multiples observed for the selected network security companies to corresponding data of the Arbor Networks business. This analysis indicated approximate aggregate implied enterprise value reference ranges for the Communications Business based on calendar year 2014 estimated unlevered net income and calendar year 2014 estimated revenue multiples of $1.455 billion to $3.850 billion and based on calendar year 2015 estimated unlevered net income and calendar year 2015 estimated revenue multiples of $1.127 billion to $2.634 billion.

Utilizing the approximate implied per share equity value reference ranges derived for NetScout based on the calendar year 2014 and calendar year 2015 estimated unlevered net income multiples described above and the approximate aggregate implied enterprise value reference ranges derived for the Communications Business described above, RBC Capital Markets calculated the following approximate ranges of implied issuable shares, as compared to the merger consideration to be paid by NetScout in the First Merger:

Ranges of Implied Issuable Shares Based On:
2014E Unlevered Net Income and 2014E Revenue	2015E Unlevered Net Income and 2015E Revenue	Merger Consideration
22.0 million – 119.8 million	25.8 million – 97.6 million	62.5 million

In addition, RBC Capital Markets noted that the corresponding approximate implied issuable shares would be 22.3 million to 120.1 million shares (based on calendar year 2014 estimated unlevered net income and 2014 estimated revenue) and 26.1 million to 97.9 million shares (based on calendar year 2015 estimated unlevered net income and 2014 estimated revenue) as compared to 62.8 million shares of NetScout common stock issuable in the First Merger, on a fully-diluted basis.

No company or business used in these analyses is identical to NetScout or the Communications Business. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which NetScout and the Communications Business were compared.

Discounted Cash Flow Analyses. RBC Capital Markets performed separate discounted cash flow analyses of NetScout and the Communications Business by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that NetScout was forecasted to generate during the fiscal years ending March 31, 2015 through March 31, 2020 based on the NetScout forecasts, and the estimated present value of the standalone unlevered, after-tax free cash flows that the Communications Business was forecasted to generate during the fiscal years ending December 31, 2014 through December 31, 2019 based on the Communications Business forecasts. RBC Capital Markets calculated terminal values for NetScout and the Communications Business by applying to NetScout’s and the Communications Business’ respective terminal year estimated unlevered, after-tax free cash flows a range of perpetuity growth rates of 2.5% to 4.5% in the case of NetScout and 2.0% to 4.0% in the case of the Communications Business. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of October 10, 2014) using discount rates ranging from 10% to 11% derived from a weighted average cost of capital calculation. This analysis indicated an approximate implied per share equity value reference range for NetScout of $39.94 to $55.19 and an approximate implied enterprise value reference range for the Communications Business of $1.962 billion to $2.768 billion.

Utilizing the approximate implied per share equity value reference range derived for NetScout common stock and the approximate implied enterprise value reference range derived for the Communications Business described above, RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the merger consideration to be paid by NetScout in the First Merger:

Range of Implied Issuable Shares	Merger Consideration
35.3 million – 69.0 million	62.5 million

In addition, RBC Capital Markets noted that the corresponding approximate implied issuable shares would be 35.5 million to 69.3 million shares as compared to 62.8 million shares of NetScout common stock issuable in the First Merger, on a fully-diluted basis.

Relative Contribution Analysis. RBC Capital Markets performed a relative contribution analysis of NetScout and the Communications Business in which RBC Capital Markets reviewed the relative contributions of NetScout and the Communications Business to the combined company’s calendar year 2014 and calendar year 2015 estimated revenue, earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA,” unlevered net income and net income. Financial data of NetScout was based on the NetScout forecasts (with such data calendarized as necessary) and financial data of the Communications Business was based on the Communications Business forecasts. This analysis indicated overall relative contributions by NetScout of approximately 35.6% to 40.9% and by the Communications Business of approximately 59.1% to 64.4% to the combined company’s calendar year 2014 and calendar year 2015 estimated revenue, EBITDA, unlevered net income and net income.

Utilizing the overall relative contributions of NetScout and the Communications Business to the combined company described above, RBC Capital Markets calculated the following approximate range of implied issuable shares, as compared to the merger consideration to be paid by NetScout in the First Merger:

Range of Implied Issuable Shares	Merger Consideration
53.4 million – 67.0 million	62.5 million

In addition, RBC Capital Markets noted that, based on the merger consideration, the implied pro forma ownership in the combined company of NetScout stockholders and Danaher stockholders (including holders of Danaher restricted stock units) were approximately 40.5% and 59.5%, respectively. RBC Capital Markets also noted that the corresponding approximate implied issuable shares would be 53.7 million to 67.3 million shares as compared to 62.8 million shares of NetScout common stock issuable in the First Merger, on a fully-diluted basis.

Additional Information. RBC Capital Markets observed certain additional information that was not considered part of RBC Capital Markets’ financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

•	historical trading performance of NetScout common stock during the 52-week period ended October 10, 2014, which reflected low to high closing prices for NetScout common stock during such period of $24.83 to $47.33 per share, as compared to the closing price of NetScout common stock on October 10, 2014 of $41.91 per share;

•	publicly available research analysts’ stock price targets for NetScout common stock, which indicated standalone stock price targets for NetScout common stock discounted to present value utilizing a discount rate of 15% based on NetScout’s cost of equity of approximately $29.57 per share to $46.96, as compared to the closing price of NetScout common stock on October 10, 2014 of $41.91 per share; and

•	potential pro forma financial effects of the Mergers, both before and after giving effect to potential cost savings, on, among other things, the combined company’s estimated non-GAAP EPS relative to NetScout’s standalone estimated EPS based on the NetScout forecasts and the Communications Business forecasts, which indicated that the Mergers could be accretive to NetScout’s standalone estimated EPS before giving effect to potential cost savings by approximately 0.9% and after giving effect to potential cost savings by approximately 11.9%. The actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Miscellaneous

In connection with RBC Capital Markets’ services as NetScout’s financial advisor, NetScout has agreed to pay RBC Capital Markets an aggregate fee of $11 million, a portion of which was payable upon delivery of RBC Capital Markets’ opinion and $9.5 million of which is contingent upon consummation of the Mergers. NetScout also has agreed to reimburse RBC Capital Markets for expenses reasonably incurred in connection with RBC Capital Markets’ services and to indemnify RBC Capital Markets and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of RBC Capital Markets’ engagement.

RBC Capital Markets and its affiliates had not provided investment banking or financial advisory services to NetScout or Danaher for which compensation was received during the two-year period prior to delivery by RBC Capital Markets of its opinion to NetScout’s board of directors in connection with the Mergers. RBC Capital Markets and certain of its affiliates in the future may provide investment banking and financial advisory services to NetScout and Danaher, for which services RBC Capital Markets and such affiliates may receive compensation.

RBC Capital Markets, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, RBC Capital Markets or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of NetScout, Danaher and/or any other company that may be involved in the Mergers and related transactions and receive customary compensation in connection therewith, and may also actively trade securities of NetScout, Danaher and any other company that may be involved in the Mergers and related transactions or their respective affiliates for RBC Capital Markets’ or its affiliates’ account and the accounts of RBC Capital Markets or its affiliates’ customers and, accordingly, RBC Capital Markets and its affiliates may hold a long or short position in such securities.

RBC Capital Markets is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. NetScout selected RBC Capital Markets to act as its financial advisor in connection with the Mergers on the basis of RBC Capital Markets’ experience in similar transactions and its reputation in the investment community.

Certain Financial Forecasts Prepared by NetScout

Financial Projections

Neither NetScout nor Danaher, as a matter of course, make public any long-term projections as to future revenues, earnings or other results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, as part of the consideration of the Transactions, Danaher provided unaudited annual results of operations of its Communications Business in calendar year 2011, 2012 and 2013 and preliminary projections for calendar year 2014 and a revenue projection for 2015 that were then adjusted by NetScout’s management to reflect $25 million in annualized expense savings as a result of anticipated restructuring activities beginning in the fourth quarter of 2014. After delivery of its preliminary projections to NetScout for 2014, Danaher subsequently lowered its projections for the Communications Business revenue for calendar year 2014 and NetScout reduced the projected revenue of the Communications Business in 2014 by four percent, which is reflected in the projections. After delivery of its revenue projection for 2015, Danaher communicated to NetScout uncertainty about carrier capital expenditures in fiscal year 2015, which could result in a 2015 revenue forecast for the Communications Business of less than its prior forecast of $891 million. NetScout’s own 2015 revenue forecast for the Communications Business was lower than the Danaher forecast and NetScout did not believe that a further adjustment to the 2015 revenue projection was necessary. These projections are discussed further below.

NetScout’s management prepared financial projections for the Communications Business, as a standalone company, for calendar years 2015 through 2019 by extrapolating results from 2013 and 2014 and making certain assumptions about revenue, potential investments required, operating margin and operating expense growth. Historically, NetScout has publicly provided financial guidance to the investment community for the fiscal year in which it is operating as it relates to key metrics such as revenue and earnings per share, but it does not publicly offer specific long-term guidance on any such metrics. In connection with the Transactions, NetScout prepared financial projections for its existing business, assuming no business combinations or acquisitions, based on consensus Wall Street estimates for fiscal years 2015 and 2016, and by extrapolating those Wall Street estimates for fiscal years 2017 through 2020. The projections do not give pro forma effect to the combination of the Communications Business and NetScout. NetScout’s future financial results and those of the Communications

Business may materially differ from those expressed in the projections due to factors that are beyond NetScout’s ability to control or predict. NetScout cannot assure you that any of these projections will be realized or that its future financial results will not materially vary from the plans and projections. In particular, these projections should not be utilized as public guidance.

The financial projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The NetScout prospective financial information included in this document has been prepared by, and is the responsibility, of NetScout’s management. Neither NetScout’s independent registered public accounting firm, nor Danaher’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance with respect thereto or the achievability of the results reflected in such projections, and none of the foregoing assumes any responsibility for such projections.

NetScout stockholders are urged to review “Risk Factors” beginning on page 31 of this document for a description of risk factors relating to the combination of the Communications Business and NetScout’s business and risk factors relating to the Communications Business and NetScout’s most recent SEC filings for a description of risk factors with respect to NetScout’s businesses. You should also read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 38 of the document for additional information regarding the risks inherent in forward-looking information such as the financial projections.

The inclusion of projections below should not be deemed an admission or representation by NetScout, Danaher or any of their respective officers, directors, affiliates, advisors or other representatives with respect to such projections. The projections included below are not included to influence your views on the Transactions described in this document but to provide access to certain non-public information that was provided to NetScout’s board of directors in connection with its evaluation of the Transactions. The financial projections were also provided to NetScout’s financial advisor, RBC Capital Markets, for use in connection with its financial analyses and opinion described in the section entitled “Opinion of NetScout’s Financial Advisor.” The information from the projections included below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding NetScout contained in document and in NetScout’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in its financial projections, stockholders are cautioned not to place undue, if any, reliance on these projections.

Certain of the financial projections set forth herein, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) and adjusted earnings before interest, taxes and amortization (adjusted EBITA), are non-GAAP measures, which means they are financial measures not presented or calculated in accordance with GAAP. Other items excluded from these non-GAAP metrics include share-based compensation, amortization of acquired intangible assets, compensation for post-combination services, and other costs that do not require a cash outlay, or are not otherwise expected to recur in the ordinary course or under the combined company’s operation. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Communications Business or NetScout may not be comparable to similarly titled amounts used by other companies.

Near-Term Projections: Relative Contributions

The projections below were used by NetScout’s board of directors to assess the relative contributions of NetScout and the Communications Business to the combined company to be created through the Transactions. As reflected by these near-term projections, NetScout believes the contributions of both NetScout and the Communications Business, support Danaher’s stockholders receiving approximately 59.5% percent of the equity of the combined company and NetScout’s stockholders retaining approximately 40.5% percent of the equity of the combined company. Management believes the near-term projections are relevant as they related to analyzing the respective standalone contributions of each business at the time the Transactions were considered by NetScout’s board of directors.

Danaher Communications CY2014 and CY2015 Projections, and NetScout Systems FY2015 and FY2015 Projections

	Danaher Communications Business Calendar Year Ended December 31,		NetScout Systems, Inc. Fiscal Year Ended March 31,
	2014E	% of combined company	2015E1	% of combined company
Revenue	$804	64%	$460	36%
Adjusted EBITDA	$190	58%	$136	42%
Adjusted EBITA	$176	59%	$123	41%
Tax-Effected Adjusted EBITA[2]	$112	59%	$77	41%

	Danaher Communications Business Calendar Year Ended December 31,		NetScout Systems, Inc. Fiscal Year Ended March 31,
	2015E	% of combined company	2016E1	% of combined company
Revenue	$860	62%	$520	38%
Adjusted EBITDA	$220	58%	$157	42%
Adjusted EBITA	$204	59%	$143	41%
Tax-Effected Adjusted EBITA[2]	$129	59%	$89	41%

[1]	NetScout fiscal year 2015 and 2016 estimates reflect consensus Wall Street Estimates as of 10/10/14.
[2]	NetScout effective tax rate of 38.0%, Danaher Communications Business effective rate of 36.6%.

Note: The sum of certain amounts may not total due to rounding.

Long-Term Projections: Discounted Cash Flows

Management believes the long-term projections are primarily relevant to NetScout’s board of director’s evaluation of the discounted cash flow analyses of the Communications Business on a standalone basis and NetScout on a standalone basis.

Both the NetScout projections for the Communications Business and NetScout as standalone businesses reflect numerous estimates and assumptions with respect to general business, economic, competitive, market and financial conditions and other future events, as well as matters specific to the respective businesses. These projections have not been updated to reflect revised prospects for its business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. The projections for the Communications Business assume revenue growth of approximately 7% for all of the Communications Business for calendar years 2015 through 2019, although the Tektronix Communications, Arbor Networks and the acquired portions of Fluke Networks Enterprise business lines grow at differing rates within the period and assume that gross margin and operating expense as percentages of revenue remain relatively stable throughout the period. The NetScout projections assume overall revenue growth of approximately 10% at differing rates for fiscal years 2016 through 2020, with the assumption that non-GAAP gross margin and operating expense as percentages of revenue remain relatively stable throughout the period.

Additionally, while the long-term projections focus on the income statement results, the standalone revenue growth assumptions reflected in the financial projections for both the Communications Business and NetScout assume that both NetScout and the Communications Business would make certain investments and/or acquire technology required to successfully launch new or enhanced products, accelerate entry into adjacent market sectors, and drive further customer adoption in key geographic or vertical markets in order to drive the organic and inorganic revenue growth reflected in the assumptions. The acquisition of the Communications Business by NetScout makes those investments and technology acquisitions largely unnecessary and therefore the standalone projections for each company, which were prepared prior to this acquisition, are not an appropriate basis for accurate projections for the combined company.

The table below presents certain financial metrics reflected in the financial projections for the Communications Business and NetScout on a standalone basis prepared by NetScout management.

Long-Term Projections for Danaher Communications Business and NetScout Systems

Danaher Communications Business

Projections

($ in millions unless stated otherwise)

	Calendar Year Ending December 31,					Compound Annual Growth Rate[2]
	2015E	2016E	2017E	2018E	2019E
Revenue	$860	$922	$989	$1,063	$1,142	7%
Adjusted EBITDA	$220	$237	$256	$277	$300	8%
Adjusted EBITA	$204	$220	$238	$258	$279	8%
Tax-Effected Adjusted EBITA[1]	$129	$140	$151	$163	$177	8%

NetScout Systems
Projections

($ in millions unless stated otherwise)
	Fiscal Year Ending March 31,					Compound Annual Growth Rate[2]
	2016E	2017E	2018E	2019E	2020E
Revenue	$520	$577	$641	$705	$768	10%
Adjusted EBITDA	$157	$175	$194	$213	$233	10%
Adjusted EBITA	$143	$159	$177	$194	$212	10%
Tax-Effected Adjusted EBITA[1]	$89	$99	$110	$120	$131	10%

[1]	NetScout effective tax rate of 38.0%, Danaher Communications Business effective rate of 36.6%.
[2]	Defined as the average year-over-year growth rate over the four-year period.

Note: The sum of certain amounts may not total due to rounding.

As part of the long-term financial projections, NetScout’s management calculated unlevered free cash flow defined as EBIT plus depreciation and amortization expense less capital expenditures and taxes, as well as net changes in working capital, for each of the Communications Business and NetScout on a standalone basis. Unlevered free cash flow differs from the non-GAAP free cash flow that NetScout publicly discloses on a quarterly basis.

Key assumptions for the Communications Business projections included: depreciation expense of $14 million, $16 million, $17 million, $18 million, $19 million and $21 million in calendar years 2014 through 2019 with a terminal value of $23 million (thereby resulting in a terminal value for adjusted EBITA and tax-effected adjusted EBITA of $277 million and $176 million), respectively; a consistent tax rate of 36.6%; capital expenditures of $16 million will increase by $1 million annually for the next four years and then increase by another $2 million in calendar year 2019; and negative changes in working capital of $15 million in calendar year 2014 will become positive $14 million in calendar year 2015, decline to positive $11 million in calendar year 2016, increase to positive $13 million in calendar year 2017, increase to positive $14 million in calendar year 2018 and finally increase to positive $16 million in calendar year 2019. Accordingly, unlevered free cash flow for the Communications Business is projected as $94 million, $142 million, $149 million, $162 million, $176 million, and $191 million for calendar years 2014 through 2019, respectively, with a terminal value of $192 million.

Key assumptions for the NetScout projections included: depreciation expense of $13 million, $14 million, $16 million, $17 million, $19 million and $21 million in fiscal years 2015 through 2020, respectively; a consistent tax rate of 38.0%; capital expenditures in fiscal year 2015 of $14 million will increase by $2 million annually thereafter; and that positive changes in working capital of $14 million in fiscal year 2015 will decline to a positive $8 million per year for the next three years, increase slightly to $9 million in fiscal year 2019 and return to $8 million thereafter. Unlevered free cash flow for NetScout is projected at $89 million, $95 million, $104 million, $116 million, $126 million, and $137 million for fiscal years 2015 through 2020, respectively, with a terminal value of $138 million.

Below is a reconciliation of NetScout’s projected non-GAAP adjusted EBITDA with operating income. Reconciliations of the Communications Business non-GAAP metrics to the most applicable GAAP metric were not prepared because no such reconciliation is available without unreasonable efforts.

($ in millions unless stated otherwise)
	Fiscal Year Ending March 31,
	2015E	2016E	2017E	2018E	2019E	2020E
Adjusted EBITDA	$136	$157	$175	$194	$213	$233
Depreciation	$13	$14	$16	$17	$19	$21
Share-based compensation	$17	$20	$22	$26	$30	$34
Amortization of acquired intangible assets	$7	$7	$6	$5	$4	$4
Compensation for post combination services	$1	$0	$0	$0	$0	$0

Operating Income	$98	$117	$130	$146	$160	$174

Post-Acquisition Synergies

Required Investments

As noted above, the long-term projections focus on the income statement results of each of NetScout and the Communications Business on a standalone basis and do not illustrate the capital investment required by either company to achieve these results. In order to achieve the projected revenue growth rates, each business would potentially be required to make investments to successfully launch new or enhanced products, accelerate entry into adjacent market sectors, or drive further customer adoption in key geographic or vertical markets, or all of the above. NetScout’s management believes that its acquisition of the Communication Business will negate the need for NetScout to make further significant investments in order to achieve the revenue growth that was reflected in the long-term projections.

Revenue

NetScout management believes that the combined company will have a broader and more comprehensive portfolio of best-in-class products that roughly doubles NetScout’s existing addressable market from $4 billion to over $8 billion. Just as important, the combined company will have stronger go-to-market capabilities via a larger direct global sales organization that will be complemented by a wider network of value-added resellers around the world. Accordingly, NetScout’s management believes that the combined company will be able to achieve revenue synergies in both the service provider and enterprise markets within the first several years of combined operations. In particular, NetScout expects that in the service provider market, the combined company’s offerings, together with development initiatives to innovate and integrate key features and functionality, will enable the combined company to benefit from new opportunities in its customers’ mobile networks, extend its reach into the radio access portion of its mobile networks, support potential customer initiatives around network virtualization, and drive adoption of its analytics in new departments within its customers. In the enterprise market, NetScout will be better positioned to address a wider range of its customers’ technical and budgetary requirements with opportunities to cross-sell certain offerings into the combined customer base. Additionally, NetScout believes that it can use the combined enterprise customer base to accelerate sales for its cyber security solutions in this market segment. At the same time, NetScout recognizes that a transaction of this magnitude has potential to create slight net revenue dis-synergies in the first year of combined operations primarily arising from customers who may elect to defer purchases or otherwise select a solution from a different vendor, even though NetScout believes that product and customer overlap is minimal in the aggregate. Over the long term, however, NetScout management believes that the combined company will be capable of growing revenue at an approximate compounded annual growth rate of 10 percent.

Cost

The combined company is expected to have a total non-GAAP operating cost base of more than $900 million annually. Once the Transactions are completed, NetScout believes that there will be a number of near and longer-term synergies that will facilitate the elimination of certain costs or otherwise help NetScout limit expense growth across a range of functional areas. During the first year of combined operations, NetScout management’s preliminary estimate is that NetScout will identify, remove and begin realizing run-rate cost synergies of approximately five percent of the combined cost base, or approximately $45 to $55 million. NetScout’s initial estimates of cost synergies were based on NetScout’s prior experience in integrating acquired companies and an analysis of the cost base of NetScout and the Communications Business, including materials costs. NetScout’s primary focus during the first year will be to use its purchasing power and extend proven manufacturing techniques in ways that can improve product gross margins while NetScout brings together the combined company’s research and development, sales and marketing, customer service and support, human resources, finance and accounting and other organizations. In addition, NetScout will also seek to consolidate facilities and eliminate unnecessary lease expense in key areas where both companies have historically operated out of separate offices. As a result, NetScout anticipates that its gross margin in the five-year period following the acquisition would improve, as a percentage of total revenue, from 75% to more than 78% of total revenue, which is in line with NetScout’s current gross margins in the 78% to 80% range. Moving into the second year of combined operations, NetScout expects to achieve additional synergies by using common infrastructure platforms, and by eliminating or reducing expenses associated with programs and capabilities already in place as NetScout aligns its go-to-market and related support programs and initiatives. At the same time, NetScout will continue to focus on maintaining a scalable infrastructure and prudently managing its cost structure. Additionally, NetScout will explore opportunities to improve the overall tax efficiency of NetScout’s business by taking advantage of certain operations maintained by the Communications Business in lower tax rate jurisdictions outside of North America.

NetScout believes it will be able to use its purchasing power to improve the gross margins of the Communications Business because NetScout already has lower materials costs than the Communications Business in certain instances. NetScout believes that because the Communications Business products differ from those at other Danaher operating units, the impact of Danaher’s purchasing power on the Communications Business is more modest than it is with respect to other Danaher businesses, and is largely limited to corporate services such as travel, communications, insurance and information technology services. NetScout further believes that the increased size and focus of the combined company will enhance NetScout’s purchasing power and that any increase in the corporate services costs of the Communications Business will be minimal and potentially offset by reductions in NetScout’s corporate services costs as part of the combined company. Projected revenue synergies are based on potential new revenue opportunities in the cyber security market for NetScout utilizing Arbor Networks’ sales force, new enterprise markets for both NetScout and Communications Business products, cross selling opportunities in the service provider market and NetScout leveraging the global marketing network of the Communications Business to grow its international sales.

NetScout believes that the combination of strong revenue growth, operating synergies and prudent cost control will enable NetScout to increase non-GAAP operating profit growth at a higher rate than revenue growth rate. Additionally, by taking steps to improve the combined company’s overall tax efficiency and by continuing to operate with minimal capital requirements, NetScout believes that it will generate substantial free cash flow. Assuming an annual non-GAAP compounded revenue growth rate of 10 percent during the first five-year period after completing the Transactions, and taking into account the aforementioned year-one cost synergies, the potential for additional cost reductions and prudent spending, NetScout believes that the combined company will be capable of increasing its non-GAAP operating margin from NetScout’s non-GAAP operating margin of approximately 25% in fiscal year 2014 by more than five percentage points within five years after completing the Transactions.

Danaher’s Reasons for the Transactions

As discussed in the section of this document entitled “—Background of the Transactions,” from time to time Danaher’s board of directors and senior management have reviewed Danaher’s portfolio of businesses and assets to determine whether changes might be advisable and to consider possible transactions, including possible disposition and merger opportunities, in order to maximize value for Danaher stockholders. As a result of that process, Danaher’s board determined that the separation and distribution of the Communications Business and the merger of the Communications Business with NetScout would be the best way to realize the full value of the Communications Business and enable Danaher to focus on its remaining businesses in accordance with its corporate strategy.

In reaching its decision to approve the Merger Agreement, the Distribution Agreement and the Transactions, Danaher’s board of directors considered the following material factors in supporting its decision:

•	the value creation expected to result from combining the Communications Business with NetScout, and the ability of Danaher stockholders to own approximately 59.5% of NetScout on a fully-diluted basis after giving effect to the Transactions and participate in the future upside of the combined company;

•	the complementary nature of the product and service offerings of the Communications Business and those of NetScout, the combination of which is expected to enhance the offerings of both companies to customers and solidify the position of the combined company as a premier, global communications and data solutions provider;

•	the resources of the Communications Business outside of the United States, and the opportunities that such resources will present for NetScout’s operations to expand to other markets as a result of the Transactions;

•	the expectation that the Separation, the Distribution and the Mergers generally would result in a tax-efficient disposition of the Communications Business for Danaher and Danaher’s stockholders, while a sale of the Communications Business for cash generally would result in a taxable disposition for Danaher;

•	NetScout’s business prospects and expected synergies after giving effect to the proposed acquisition of the Communications Business;

•	the reports of Danaher’s senior management regarding their due diligence review of NetScout’s business; and

•	the review by the board of directors of the structure and terms of the Merger Agreement, the Distribution Agreement and the Transactions, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the Transactions and the board’s evaluation of the likely time period necessary to close the Transactions.

The fourth and seventh bullets above are considered to be benefits to Danaher while the first, second, third, fifth and sixth bullets above are considered to be benefits to Danaher stockholders who are being offered the opportunity to receive shares of NetScout common stock upon completion of the Distribution and thereby participate in the future upside potential of the combined company.

In the course of its deliberations, the Danaher board of directors considered the following material risks and negative factors in supporting its decision:

•	the risk that all conditions to the parties’ obligations to complete the Transactions will not be satisfied or waived, which while not expected could cause the Transactions to not be completed;

•	because the consideration to be received by Danaher’s stockholders in the Transactions consists of a fixed number of shares of NetScout common stock, the value of the NetScout common stock to be received in the Mergers could fluctuate, perhaps significantly, based on a variety of factors including general stock market conditions and the performance of NetScout’s business;

•	risks relating to integrating the Communications Business with NetScout’s current operations, including the potential loss of key employees, and the potential effects on the value of the NetScout common stock to be received in the mergers;

•	the risk that the Transactions do not qualify as tax-free transactions under Sections 355 or 368 of the Code, which could result in the stockholders of Danaher having significant tax liability;

•	the risks relating to the combined company maintaining and renewing relationships with pre-existing customers, channel partners, suppliers and other third-parties of both the Communications Business and NetScout, which relationships may be affected by customer, channel partner, supplier or third-party preferences or public attitudes about the Transactions;

•	the effect of divesting the Communications Business pursuant to the Transactions on Danaher’s future earnings per share and cash flows from operating activities; and

•	risks of the type and nature described under the section of this document entitled “Risk Factors.”

Danaher’s board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Merger Agreement, the Distribution Agreement and the Transactions. The foregoing discussion of the information and factors considered by the board of directors of Danaher is not exhaustive. In view of the wide variety of factors considered by the board in connection with its evaluation of the Transactions and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, among others, and reached a consensus to approve the Merger Agreement, the Distribution Agreement and the Transactions. In considering the factors described above and any other factors, individual members of the board may have viewed factors differently or given different weight or merit to different factors.

Ownership of NetScout Following the Transactions

Immediately after the First Merger, Danaher stockholders will collectively own approximately 59.5% of NetScout common stock on a fully-diluted basis and NetScout stockholders will collectively own approximately 40.5% of NetScout common stock on a fully-diluted basis (subject to adjustment in limited circumstances as provided in the Merger Agreement). Based on the composition of the current significant stockholder bases of each of NetScout and Danaher, NetScout does not expect that there will be any individual holder of more than 5% of the outstanding common stock of NetScout immediately following the closing of the Mergers.

Board of Directors and Management of NetScout Following the Transactions

Directors of NetScout serving on its board of directors immediately before the effective time of the First Merger are expected to continue to serve as directors of NetScout immediately following the closing of the Mergers. In addition, as of immediately following the effective time of the First Merger, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term. However, if Danaher’s designated director: (i) is unwilling or unable to serve at the effective time of the First Merger; (ii) is unwilling or unable to serve when such new term starts; or (iii) is not nominated to serve such new term, then Danaher will designate a replacement, acceptable to NetScout in its sole discretion, for such director before the effective time of the First Merger or the start of such new term, as applicable.

Interests of Certain Persons in the Transactions

As of [—], 2015, Danaher’s directors and executive officers owned approximately [—]% of the outstanding shares of Danaher’s common stock and, as of such date, NetScout’s directors and executive officers owned approximately [—]% of the outstanding shares of NetScout common stock. None of NetScout’s or Newco’s executive officers will receive any severance or other compensation as a result of the Transactions. The directors and officers of Danaher, Newco and NetScout will receive no extra or special benefit that is not shared on a pro rata basis by all other Newco common unit holders and NetScout stockholders in connection with the Transactions. As with all holders of shares of Danaher common stock, if a director or officer of Danaher, Newco or NetScout owns shares of Danaher common stock, directly or indirectly, such person may participate in the Distribution on the same terms as other holders of shares of Danaher common stock. As of [—], 2015, Danaher owned approximately [—]% of the outstanding shares of NetScout common stock.

In connection with the execution of the Merger Agreement, Steven M. Rales, Chairman of the Board of Directors of Danaher, and Mitchell P. Rales, Chairman of the Executive Committee of Danaher, delivered separate letters to NetScout, in which they each agreed that if the Distribution was structured as an exchange offer, they would not exchange more than the number of shares of Danaher common stock in an exchange offer for Newco common units that would result (after taking into consideration any Newco common units distributed in a pro-rata spin off to Danaher stockholders in the event the exchange offer is not fully subscribed) in his receiving more than 5% of the issued and outstanding shares of NetScout common stock after giving effect to the closing under the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Transactions

This section describes the material U.S. federal income tax consequences of the Transactions. This section is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Separation, the Distribution and the Mergers will be consummated in accordance with the Transaction Agreements and as further described in this proxy statement.

This section is limited to holders of NetScout common stock that are U.S. holders, as defined below, that hold their shares of NetScout common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this section does not discuss all tax considerations that may be relevant to holders of NetScout common stock in light of their particular circumstances, nor does it address the consequences to holders of NetScout common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquire their shares of NetScout common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of NetScout common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This section does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, or the consequences of the Medicare tax on net investment income. Holders of NetScout common stock should consult their tax advisors as to the particular tax consequences to them of the Transactions.

For purposes of this section, a U.S. holder is a beneficial owner of NetScout common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was in existence on August 20, 1996 and treated as a domestic trust under the law in effect prior to that time, a valid election is in place under applicable Treasury regulations.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of NetScout common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of NetScout common stock should consult its tax advisor regarding the tax consequences of the Transactions.

Treatment of the Distribution

Because NetScout stockholders will not participate in the Distribution, NetScout stockholders generally will not recognize gain or loss upon the Distribution. NetScout stockholders should consult their own tax advisors regarding the tax consequences to them of the Distribution.

The consummation of the Distribution is conditioned upon the receipt by Danaher of an opinion from Skadden to the effect that, among other things, the Distribution will qualify as tax-free to Danaher and holders of Danaher common stock who participate in the Distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Danaher also intends to seek a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes.

Although the IRS ruling, if received, will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and assumptions made in the ruling request. Also, as part of the IRS’ general policy with respect to rulings on spin-off and split-off transactions (including the Distribution), the IRS will not rule on the overall qualification of the transaction for tax-free treatment, but instead only on certain significant issues related thereto. As a result of this IRS policy, Danaher will obtain the opinion of counsel described above. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Danaher and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Distribution, the Distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the Distribution may not qualify for tax-free treatment.

The Distribution and certain aspects of the Separation could be taxable to Danaher if Newco, its unit holders, NetScout or NetScout’s stockholders were to engage in a Disqualifying Action. In such cases, under the Tax Matters Agreement, Newco and NetScout will be required to indemnify Danaher against any taxes resulting from the Distribution or certain aspects of the Separation that arise as a result of a Disqualifying Action. If Danaher were to recognize gain on the Distribution or certain aspects of the Separation for reasons not related to a Disqualifying Action by Newco or NetScout, Danaher would not be entitled to be indemnified under the Tax Matters Agreement. If Newco or NetScout were required to indemnify Danaher as a result of the Distribution or certain aspects of the Separation being taxable, this indemnification obligation would likely be substantial and could have a material adverse effect on NetScout, including with respect to its financial condition and results of operations.

Treatment of the Mergers

NetScout will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers. Because NetScout stockholders will not participate in the Mergers, NetScout stockholders generally will not recognize gain or loss upon the Mergers. NetScout stockholders should consult their own tax advisors regarding the tax consequences to them of the Mergers.

The consummation of the Mergers is conditioned upon the receipt by Danaher of an opinion from Skadden to the effect that, among other things, the Mergers will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Danaher and Newco. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the Mergers, the Mergers may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS, and if the IRS prevails in such challenge, the Mergers may not qualify for tax-free treatment.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGERS UNDER CURRENT LAW AND FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH NETSCOUT STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGERS TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Mergers, the entity that issues the interests (NetScout in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of significant shareholders and the ability of any of those shareholders to exercise control over the consolidated entity after the Transactions. In this case, it was determined that the shareholder bases of both entities are dispersed such that no single shareholder or group of related shareholders would control the entity after the Transactions.

•	The composition of the governing body of NetScout after the Transactions. In this case, the board of directors of NetScout immediately following the Mergers is expected to consist of the members of the board of directors of NetScout immediately prior to the consummation of the Mergers. In addition, as of the consummation of the Mergers, NetScout will increase the size of its board of directors by one member, and one individual selected by Danaher (which individual is currently anticipated by NetScout and Danaher to be James A. Lico, Danaher’s Executive Vice President) will be appointed to fill the vacancy and will, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election at the expiration of such director’s initial term.

•	The composition of the senior management of NetScout after the Transactions. In this case, NetScout’s executive officers following the Mergers are expected to consist of NetScout’s executive officers immediately prior to the Mergers.

NetScout’s management has determined that NetScout will be the accounting acquiror in the Mergers based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, NetScout will apply acquisition accounting to the assets acquired and liabilities assumed of Newco upon consummation of the Mergers. Upon consummation of the Mergers, the historical financial statements will reflect only the operations and financial condition of NetScout.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and observe specified waiting period requirements before consummating the Mergers. NetScout and Danaher each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on October 24, 2014. NetScout withdrew its filing on November 24, 2014, and refiled on November 26, 2014.

On December 24, 2014, NetScout received a second request from the U.S. Department of Justice. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after both NetScout and Danaher have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the U.S. Department of Justice.

Federal Securities Law Consequences; Resale Restrictions

NetScout common stock issued in the Mergers will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Danaher stockholder who may be deemed to be an “affiliate” of Newco for purposes of Rule 145 under the Securities Act.

In connection with the Distribution, Danaher may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

No Appraisal or Dissenters’ Rights

None of NetScout, Merger Sub, Merger Sub II, Danaher or Newco stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

NASDAQ Listing

NetScout common stock is currently listed on NASDAQ under the symbol “NTCT.” In the Merger Agreement, NetScout agreed to cause to be filed with the SEC a registration statement on Form S-4 in connection with the issuance of NetScout common stock pursuant to the First Merger. After the Mergers, shares of NetScout common stock will continue to trade on NASDAQ under the same symbol “NTCT.”

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, which summary is qualified in its entirety by the Merger Agreement, a copy of which is attached as Annex A to this document. Stockholders of NetScout are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide NetScout stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information included in this document. This summary of the Merger Agreement is not intended to provide any other factual information about NetScout, Merger Sub, Merger Sub II, Danaher or Newco following the consummation of the Mergers. Information about NetScout, Merger Sub, Merger Sub II, Danaher or Newco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information: Incorporation by Reference.”

The Mergers

Under the Merger Agreement and in accordance with the DGCL and the DLLCA, at the effective time of the First Merger, Merger Sub will merge with and into Newco. As a result of the First Merger, the separate corporate existence of Merger Sub will cease and Newco will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL and the DLLCA. The certificate of formation and limited liability company operating agreement of Newco in effect immediately prior to the First Merger will be amended and restated in their entirety following the consummation of the Merger. Immediately following the First Merger, Newco (as the surviving entity of the First Merger) will merge with and into Merger Sub II. As a result of the Second Merger, the separate corporate existence of Newco will cease and Merger Sub II will continue as the surviving company and as a wholly-owned subsidiary of NetScout and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Newco in accordance with the DLLCA.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Mergers will take place at 10:00 a.m., Eastern Time, no later than the second business day after the date on which the conditions precedent to the Mergers are satisfied or waived (other than those to be satisfied at the closing of the Mergers), unless otherwise agreed upon by NetScout and Danaher.

Under the terms of the Distribution Agreement, the date of the Distribution will be selected by Danaher’s board of directors or its designees. The closing of the Separation will occur at 12:01 a.m. Eastern Time on the date of the Distribution. See also “Description of the Separation and Distribution Agreement.”

At the closing of the First Merger, NetScout and Danaher will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the First Merger. The First Merger will become effective at the time of filing of such certificate of merger or at such later time as NetScout and Danaher may agree and provide in the certificate of merger. Immediately after the effective time of the First Merger, NetScout will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Second Merger. The Second Merger will become effective at the time of filing of such certificate of merger or at such later time as NetScout and Danaher may agree and provide in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the First Merger, each issued and outstanding Newco common unit (except Newco common units held by Danaher, NetScout or any of their respective subsidiaries or by Newco in its treasury) will be automatically converted into a number of shares of NetScout common stock equal to (x) 62.5 million shares of NetScout common stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout common stock issued in any acquisition by NetScout prior to the effective time of the First Merger divided by (y) the aggregate number of Newco common units issued and outstanding immediately prior to the effective time of the First Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result, prior to the elimination of fractional shares, in Newco’s members immediately prior to the Merger collectively holding approximately 59.5% of the outstanding equity interests of NetScout on a fully-diluted basis immediately following the First Merger and NetScout’s stockholders immediately prior to the First Merger collectively holding approximately 40.5% of such equity interests on a fully-diluted basis.

No fractional shares of NetScout common stock will be issued pursuant to the First Merger. Any holder of Newco common units who would otherwise be entitled to receive a fraction of a share of NetScout common stock (after aggregating all fractional shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout common stock on NASDAQ on the last business day prior to the closing of the First Merger.

Exchange of Newco Common Units

Prior to the effective time of the First Merger, NetScout will issue and cause to be deposited with the exchange agent non-certificated shares of NetScout common stock represented by book entry authorizations for the benefit of the Danaher stockholders who received Newco common units in the Distribution and for distribution in the First Merger upon conversion of the Newco common units.

At the effective time of the First Merger, all issued and outstanding Newco common units will be converted into the right to receive shares of NetScout common stock as described above under “—Merger Consideration.” Upon receipt of a duly executed letter of transmittal and other customary documents, the exchange agent will distribute the shares of NetScout common stock to each person who was entitled to receive Newco common units in the Distribution. Each person entitled to receive Newco common units in the Distribution will be entitled to receive in respect of such Newco common units a certificate or book-entry authorization representing the number of whole shares of NetScout common stock that such holder has the right to receive pursuant to the First Merger (and cash in lieu of fractional shares of NetScout common stock as described above under “—Merger Consideration”) (and any dividends or other distributions and other amounts as described below under “—Distributions With Respect to Shares of NetScout Common Stock After the Effective Time of the First Merger”).

Distribution With Respect to Shares of NetScout Common Stock After the Effective Time of the First Merger

No dividend or other distributions declared or made after the effective time of the First Merger with respect to NetScout common stock with a record date after the effective time of the First Merger will be paid with respect to any shares of NetScout common stock unless such holder exchanges such Newco common unit in accordance with the Merger Agreement. NetScout is required under the Merger Agreement to deposit all such amounts with the exchange agent.

Termination of the Distribution Fund

Any portion of the amounts deposited with the exchange agent under the Merger Agreement that remains undistributed to the former members of Newco on the one-year anniversary of the effective time of the First Merger will be delivered to NetScout upon demand, and any former members of Newco who have not received shares of NetScout common stock as described above may thereafter look only to NetScout for payment of their claim for NetScout common stock and any dividends, distributions or cash in lieu of fractional shares with respect to NetScout common stock (subject to any applicable abandoned property, escheat or similar law).

Conversion of Shares in the Second Merger

Immediately after the effective time of the First Merger, both Newco (as the surviving entity in the First Merger) and Merger Sub II will be wholly-owned subsidiaries of NetScout. At the effective time of the Second Merger, each limited liability company interest of Newco outstanding immediately prior to the effective time of the Second Merger shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor and each limited liability company interest in Merger Sub II outstanding immediately prior to the effective time of the Second Merger shall remain unchanged and continue to remain outstanding as a limited liability company interest in Merger Sub II. At the effective time of the Second Merger, NetScout will continue as the sole member of Merger Sub II (the surviving entity of the Second Merger) and Merger Sub II shall continue without dissolution.

Adjustment Amount

Under the Merger Agreement, promptly following the delivery of the Audited Financial Statements, Danaher was required to deliver to NetScout a statement setting forth a calculation of the Operating Profit derived from the audited financial statements of the Communications Business for the year ended December 31, 2013 included in the Audited Financial Statements. In the event that the Operating Profit was less than the amount set forth on the schedules to the Merger Agreement, then Danaher shall pay to NetScout an amount in cash equal to the product of (x) such shortfall multiplied by (y) 13.1; provided, however, that in no event shall such payment exceed $150 million. Because the Operating Profit reflected in the Audited Financial Statements exceeded the amount specified in the Merger Agreement, there was no payment required.

Post-Closing NetScout Board of Directors and Officers

The Merger Agreement provides that the NetScout board of directors will take all actions necessary such that, effective as of the effective time of the First Merger, one person selected by Danaher and approved by NetScout will be elected to the NetScout board of directors. In accordance with the Merger Agreement, this individual will also, subject to the fiduciary duties of NetScout’s board of directors, be nominated for re-election to the board of directors of NetScout at NetScout’s 2015 annual meeting of stockholders.

Additionally, the executive officers of NetScout immediately prior to the consummation of the First Merger are expected to be the executive officers of NetScout immediately following the consummation of the Mergers.

Stockholders Meeting

Under the terms of the Merger Agreement, NetScout is required to call a meeting of its stockholders for the purpose of voting upon the issuance of shares of NetScout’s common stock in the Mergers and related matters as promptly as practicable following the date on which the SEC has cleared the NetScout proxy statement and, if required by the SEC as a condition to the mailing of the NetScout proxy statement, the registration statement of NetScout has been declared effective. NetScout will ask its stockholders to vote on this matter at the special meeting of NetScout stockholders by delivering the NetScout proxy statement to its stockholders in accordance with applicable law and its organizational documents. NetScout is required to call such a stockholders meeting for the purpose of voting upon the issuance of shares of NetScout common stock in the Mergers and related matters unless the Merger Agreement is terminated, regardless of whether the board of directors of NetScout has made a Change in Recommendation (as defined below).

Representations and Warranties

In the Merger Agreement, each of NetScout and the Merger Subs has made representations and warranties to Danaher and Newco, and each of Danaher and Newco has made representations and warranties to NetScout and Merger Subs. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	corporate governance documents;

•	capital structure;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	title to and sufficiency of assets;

•	interests in real property;

•	intellectual property and privacy matters;

•	material contracts;

•	compliance with applicable laws and regulatory matters, including compliance with anticorruption, export control and sanctions laws;

•	governmental authorizations

•	tax matters;

•	labor and employee benefit matters and compliance with the Employee Retirement Income Security Act of 1974;

•	environmental matters;

•	insurance matters;

•	absence of investigations or litigation;

•	authority to enter into the Merger Agreement (and the other Transaction Documents);

•	no conflicts with or violations of governance documents, other obligations or laws;

•	formation of the Merger Subs solely for the purpose of engaging in the Mergers, the Distribution and other Transactions;

•	payment of fees to brokers or finders in connection with the Merger Agreement and the other Transaction Documents; and

•	the absence of any other representations.

NetScout and Merger Subs have also made representations and warranties to Danaher and Newco relating to NetScout’s SEC filings, NetScout and its affiliates not constituting “interested stockholders” with respect to Danaher for purposes of the anti-takeover restrictions of Section 203 of the DGCL, the vote required by NetScout’s stockholders to consummate the transactions contemplated by the Merger Agreement and the other Transaction Documents, that the shares of NetScout common stock to be issued pursuant to the First Merger have been duly authorized and will be validly issued and not subject to any restriction on resale, other than those imposed by Rules 144 and 145 under the Securities Act.

Danaher and Newco also made representations and warranties to NetScout and the Merger Subs relating to Danaher and its affiliates not constituting “interested stockholders” with respect to NetScout for purposes of the anti-takeover restrictions of Section 203 of the DGCL, and that the only stockholder vote required in connection with consummation of the transactions contemplated by the Merger Agreement and the other Transaction Documents is by Danaher, in its capacity as sole member of Newco prior to the Distribution. Danaher’s and Newco’s representations and warranties are generally limited to Newco and its subsidiaries and the Communications Business.

Many of the representations and warranties contained in the Merger Agreement are subject to a “Material Adverse Effect” standard, materiality qualifications, knowledge qualifications, or a combination of the foregoing, and, except as set forth in Article IV of the Distribution Agreement, none of the representations and warranties survive the closing of the Mergers. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters; provided, however pursuant to the Distribution Agreement, certain of Danaher’s and Newco’s representations in the Merger Agreement related title to and sufficiency of the Newco Assets and the Newco IP survive for a period of 12 months after the effective time of the First Merger.

Under the Merger Agreement, a Material Adverse Effect means, with respect to Newco or NetScout, as applicable, any effect, change, claim, event or circumstance that, considered will all other effects, changes, claims, events or circumstances either (a) would prevent or materially impair such party from complying with its obligations under the Merger Agreement or from consummating the transactions contemplated by the Merger Agreement and the other Transaction Documents or (b) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole. However, with respect to clause (b), any change, development, event, occurrence, effect or state of facts arising out of or resulting from any of the following will not be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect:

•	conditions generally affecting the industry in which NetScout or Newco, as the case may be, competes or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on NetScout and its subsidiaries (the “NetScout Companies”) or Newco and its subsidiaries after giving effect to the transactions and transfer of assets and liabilities as set forth in the Distribution Agreement (the “Newco Companies”), as the case may be, taken as a whole, relative to other companies in the industry in which such companies operate;

•	general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on NetScout Companies or the Newco Companies, as the case may be, taken as a whole, relative to other companies in the industry in which the NetScout Companies or the Newco Companies, as the case may be, operate;

•	changes in the trading price or trading volume of NetScout common stock or Danaher common stock, as the case may be (it being understood, however, that, generally any effect, change, claim, event or circumstance giving rise to or contributing to such changes in the trading price or trading volume of NetScout common stock or Danaher common stock, as the case may be, may give rise to a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred);

•	changes in GAAP (or any interpretations of GAAP) or laws applicable to NetScout Companies or Newco Companies, as the case may be, to the extent that such conditions do not have a disproportionate impact on NetScout Companies or Newco Companies, as the case may be, taken as a whole, relative to other companies in the industry in which the NetScout Companies or the Newco Companies, as the case may be operate;

•	the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, generally, any effect, change, claim, event or circumstance giving rise to or contributing to any such failure may give rise to a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred);

•	any stockholder or derivative litigation arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement or the other Transaction Documents;

•	effects, changes, claims, events or circumstances resulting directly from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or the other Transaction Documents, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or contracts) and any related decrease in sales volume of NetScout Products or Newco Products, as the case may be; or

•	any items disclosed by such party in their respective disclosure letter delivered pursuant to the Merger Agreement.

Conduct of Business Pending Closing

Each of the parties has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of NetScout and Danaher (generally, to the extent of the Communications Business only) agrees that prior to the effective time of the First Merger, except to the extent required by law, consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), disclosed in their respective disclosure letters, or otherwise expressly permitted or contemplated by the Merger Agreement and the other Transaction Documents, it will use its commercially reasonable efforts to ensure that the conduct its business and operations in the ordinary course in all material respects; and will use its commercially reasonable efforts to preserve intact the material components of its current business organization, and maintain its relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and governmental bodies.

In addition, NetScout has agreed that prior to the effective time of the First Merger, except to the extent required by law, disclosed in its disclosure letter, consented to by Danaher (which consent may not be unreasonably withheld, conditioned or delayed) or otherwise expressly permitted or contemplated by the Merger Agreement and the other Transaction Documents, it will not take the following actions:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the NetScout Companies to the extent consistent with past practices; (B) pursuant to NetScout’s right to purchase restricted shares of NetScout common stock held by an employee of, or other service provider to, NetScout upon termination of such individual’s employment or service or upon the cashless or net exercise of outstanding NetScout stock options or to satisfy withholding obligations upon vesting or exercise of equity awards or (C) pursuant to NetScout’s stock repurchase programs to the extent consistent with past practices;

•	sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that NetScout may: (1) issue shares of NetScout common stock pursuant to acquisitions, as described below; (2) issue shares of NetScout common stock: (a) upon the valid exercise of NetScout stock options or upon the vesting of any NetScout restricted stock units, in each case outstanding as of October 12, 2014; and (b) pursuant to NetScout’s employee stock purchase plan); and (3) in the ordinary course of business and consistent with past practices, grant equity awards under the NetScout’s equity incentive plans; provided that such equity awards may not exceed 1,000,000 shares of NetScout common stock in the aggregate under such equity plans);

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents in any event to the extent reasonably likely to adversely affect the transactions contemplated by the Merger Agreement or the other Transaction Documents;

•

make any capital expenditure outside the ordinary course of business (except that the NetScout Companies may make any capital expenditure that: (A) is provided for in NetScout’s capital expense budget delivered to Danaher prior to October 12, 2014; or (B) when added to all other capital expenditures made on behalf of all of the NetScout Companies since October 12, 2014 but not provided for in NetScout’s capital expense budget delivered to Danaher prior October 12, 2014, does not exceed $5,000,000 in the aggregate);

•	acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for: (A) assets acquired, leased, licensed or disposed of by NetScout in the ordinary course of business; (B) assets that are immaterial to the business of the NetScout Companies; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions (1) for consideration that does not exceed $50,000,000 in the aggregate or (2) for equity consideration that do not exceed 450,000 shares of NetScout common stock in the aggregate (provided, however, that the fair value of any such equity consideration shall also be counted for purposes of measuring whether the amounts in clause (1) have been exceeded);

•	establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any employees (except that NetScout (A) may take any such actions to the extent required by applicable law or the terms of any employee plan or employee agreement as in effect as of October 12, 2014; (B) may make grants of NetScout equity awards as set forth above; (C) may increase the compensation of employees in the ordinary course of business consistent with past practice; (D) may make bonus payments and profit sharing payments to employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective employees in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any employee in the ordinary course of business consistent with past practice);

•	make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, in each case other than in the ordinary course of business, other than pursuant to the Debt Financing;

•	lend money to any person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate (other than the Debt Financing);

•	other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to NetScout, settle any legal proceeding or other material claim;

•	take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code; or

•	agree or commit to take any of the foregoing actions.

In addition, Danaher (to the extent of the Communications Business) has agreed that prior to the effective time of the First Merger, except to the extent required by law, disclosed in its disclosure letter, consented to by NetScout (which consent may not be unreasonably withheld, conditioned or delayed) or otherwise expressly permitted or contemplated by the Merger Agreement or the other Transaction Documents, it will not take the following actions:

•

sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security to any Newco Employee; (B) any option, call, warrant or right to acquire any capital stock or other security to any Newco Employee; or (C) any instrument convertible into or exchangeable for any capital stock or other security to any Newco Employee, in each case, which would constitute Danaher Equity Awards (except that: (1) Danaher may issue shares of Danaher common stock upon the valid exercise of options exercisable for Danaher common stock or upon the vesting of any Danaher restricted stock units, in each case outstanding as of October 12, 2014 or granted in accordance with clause (2); and (2) Danaher may (x) make grants of Danaher Equity Awards to Newco Employees in November 2014 as previously disclosed to NetScout, (y) make grants of Danaher Equity Awards of up to 100,000 additional shares of Danaher common stock to Newco Employees and (z) make grants to Newco Employees in respect of a number of shares of Danaher common stock underlying Danaher Equity Awards that, on or after October 12, 2014, are either forfeited without a delivery of Danaher common stock, tendered as payment for the exercise of an option exercisable for Danaher common stock or withheld from delivery to satisfy applicable taxes in respect of the Danaher Equity Award; provided that if the closing of the Mergers has not occurred by August 4, 2015, Danaher may continue to make ordinary course grants of Danaher Equity Awards to Newco Employees irrespective of the limitations set forth herein;

•	with respect to any Danaher Equity Awards, except as otherwise required by the terms of any employee plan or employee agreement or as otherwise permitted above, (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Danaher Stock Plans, (B) amend any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or (C) otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related contract

•	amend or permit the adoption of any amendment to the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of Newco or any of its subsidiaries;

•	with respect to the Communications Business, make or commit to make any capital expenditure outside the ordinary course of business (except that Newco and its subsidiaries may make any capital expenditure that: (A) is provided for in such entity’s capital expense budget delivered to NetScout prior to October 12, 2014; or (B) when added to all other capital expenditures made on behalf of Newco and its subsidiaries since October 12, 2014 but not provided for in the capital expense budgets of such entities delivered to NetScout prior to October 12, 2014, does not exceed $5,000,000 in the aggregate per calendar quarter);

•	other than in the ordinary course of business, amend, terminate, or waive any material right or remedy under, any material contract or any other contract that is material to Newco and its subsidiaries (taken as a whole), other than termination thereof upon the expiration of any such contract in accordance with its terms or upon a material breach thereof by the counterparty thereto

•	establish, adopt, enter into or amend any employee plan or employee agreement of which any Newco Employee is a beneficiary or a party, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any Newco Employees (except that Danaher (A) may take any such actions to the extent either contemplated by the Employee Matters Agreement or as required by applicable law or the terms of any employee plan or employee agreement as in effect as of October 12, 2014; (B) may make grants of Danaher Equity Awards as set forth above; (C) may amend applicable employee plans in a manner that either applies to all employees of Danaher in the applicable jurisdiction generally or would not reasonably be expected to result in material liability to NetScout; (D) may make bonus payments and profit sharing payments to Newco Employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective Newco Employee in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any Newco Employee in the ordinary course of business consistent with past practice);

•	with respect to the Communications Business, acquire any equity interest or other interest in any other entity or acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for: (A) assets acquired, leased, licensed or disposed of by Newco and its subsidiaries in the ordinary course of business; (B) assets that are immaterial to the business of Newco and its subsidiaries; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions for cash consideration that do not exceed $50,000,000 in the aggregate);

•	make any pledge of any of the Newco Assets or permit any of the Newco Assets to become subject to any encumbrances, other than permitted encumbrances;

•	with respect to Newco and its subsidiaries, lend money to any person (other than (i) routine travel and business expense advances made to directors or employees in the ordinary course of business, or (ii) loans to Danaher or any of its subsidiaries), or incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate;

•	with respect to Newco and its subsidiaries or the Communications Business, other than (A) in the ordinary course of business and consistent with past practices, (B) changes made by Danaher with respect to both the Communications Business and one or more of its other businesses or (C) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

•	with respect to Newco and its subsidiaries or the Communications Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Newco Companies, settle any legal proceeding or other material claim;

•	take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code; or

•	agree or commit to do any of the foregoing actions.

SEC Filings

The parties agreed to prepare appropriate documents, including this document, a registration statement on Form S-4 of NetScout, and a registration statement on Form S-4 and S-1 (or such other appropriate registration form or forms to be designated by Danaher) of Newco and to file them with the SEC, and NetScout and Newco, as the case may be, have agreed to use their reasonable best efforts to have these documents cleared by the SEC and have their respective registration statements declared effective by the SEC as promptly as reasonably practicable after such filings or at such other time as Danaher, Newco and NetScout may agree.

NetScout is required under the terms of the Merger Agreement to mail this document to its stockholders as promptly as practicable after the SEC clears this document and, if required by the SEC, the registration statements described above are declared effective.

If Danaher elects to complete the Distribution by way of an exchange offer, NetScout, Danaher and Newco are required under the terms of the Merger Agreement to prepare, and Danaher is obligated to file with the SEC, a Schedule TO as promptly as practicable after the date on which the registration statement with respect to the Separation and the Distribution is declared effective and to the extent such filing is required by applicable law.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to take or cause to be taken all actions necessary or advisable to consummate the Mergers as soon as practicable, including to prepare and file all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by the Merger Agreement and the other Transaction Documents; (ii) obtain each third party consent (if any) required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by the Merger Agreement and the other Transaction Documents (including NetScout providing a guarantee of Newco’s obligations reasonably necessary to obtain such consents); and (iii) lift any restraint, injunction or other legal bar to the Mergers. Each party to the Merger Agreement has also agreed to file all notices, reports and other documents required to be filed by such party with any governmental body with respect to the Mergers and to submit promptly any additional information requested by any such governmental body. NetScout and Danaher have agreed to prepare and file (x) the notifications required under the HSR Act and (y) any applicable mandatory foreign competition act filings in connection with the Mergers. NetScout and Danaher each shall use its reasonable best efforts to cause the expiration or early termination of any waiting period under the HSR Act, and NetScout and Danaher shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any governmental body required to be made pursuant to the HSR Act and any applicable mandatory foreign competition act filings (the “Antitrust Filings”); and (iii) promptly supply any additional information which reasonably may be required by any governmental body in connection with Antitrust Filings or which the parties may reasonably deem appropriate.

Notwithstanding the foregoing, neither NetScout, Danaher, Merger Subs nor Newco shall have any obligation under the Merger Agreement (except as specifically set forth in the Merger Agreement or any other Transaction Document) to divest or agree to divest (or cause any of its subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its subsidiaries to take or agree to take) any other material action or agree (or cause any of its subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets, except as would not, or as would not reasonably be expected to, involve the divestiture of assets that generated in the aggregate more than 10% of the combined gross revenues of Newco and its subsidiaries (after giving effect to the Separation) and the NetScout Companies for the 12 months ending June 27, 2014 (it being understood that no such action shall be considered for purposes of determining whether a Material Adverse Effect has occurred or is reasonably likely to occur and the parties shall not be required to take any of the foregoing actions in this paragraph unless the effectiveness of such action is conditioned on the closing of the Mergers). Notwithstanding the foregoing, no such divestiture of assets may occur if such divestiture would constitute a Disqualifying Action (as defined in the Tax Matters Agreement).

No Solicitation

The Merger Agreement contains detailed provisions restricting NetScout’s or Danaher’s ability to seek an alternative transaction. With respect to Danaher, this restriction is only with respect to Newco and its subsidiaries, the Communications Business and the Newco Assets. Under these provisions, NetScout and Danaher have each agreed that it and its subsidiaries will not, and it will use reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, agents and representatives not to:

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry;

•	furnish any information regarding any of the NetScout Companies, on the one hand, or the Communications Business, Newco Assets or the Newco Companies, on the other hand, as applicable, to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	except in limited circumstances, approve, endorse or recommend, or propose publicly to approve, endorse or recommend, an acquisition proposal;

•	engage in discussions or negotiations with any person relating to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction or acquisition inquiry.

The Merger Agreement provides that the term “acquisition proposal” means any offer or proposal relating to:

•	any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity or any of its subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such entity or any of its subsidiaries, or the entity resulting from such transaction or the parent of such entity; (ii) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries; or (iii) in which such entity or any of its subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such entity or any of its subsidiaries;

•	any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such entity or its subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related acquisition proposal or 15% or more of the fair market value of the consolidated assets of such entity or any of its subsidiaries; or

•	any liquidation or dissolution of such entity or any of its subsidiaries.

Notwithstanding the foregoing:

•	nothing in the Merger Agreement shall preclude Danaher from entering into any agreement providing for, or in connection with, any acquisition proposal with respect to Danaher, its subsidiaries, assets or businesses (other than the Communications Business, the Newco Assets, Newco or any of its subsidiaries) so long as such agreement provides for the acquisition by a third party, directly or indirectly, of outstanding shares of Danaher common stock or assets of one or more other businesses of Danaher, does not contemplate the termination of the Merger Agreement and would not prevent or materially impair Danaher from complying with its obligations under the Merger Agreement or from consummating the transactions contemplated by the Merger Agreement and the other Transaction Documents; and

•	prior to the vote of NetScout stockholders to approve the issuance of shares of NetScout common stock in the First Merger, NetScout may furnish information regarding NetScout and its subsidiaries or engage in discussions and negotiations with any person in response to a bona fide acquisition proposal (i) that did not result from a breach of the restrictions described in this section entitled “—No Solicitation,” (ii) if the NetScout board of directors concludes in good faith, after consultation with its financial advisor and outside legal counsel that such acquisition proposal is or is reasonably expected to result in a superior proposal, (iii) the NetScout board of directors concludes in good faith, after consultation with outside legal counsel that failure to take such action would reasonably constitute a breach of fiduciary duties of the NetScout board of directors, (iv) NetScout receives an executed confidentiality agreement from such third party that contains provisions that are at least as favorable to NetScout as the provisions of the confidentiality agreement between NetScout and Danaher, (v) NetScout provides Danaher written notice of the identity of the person making the acquisition proposal and (vi) NetScout makes such information available to Danaher prior to or substantially at the same time it is provided to such person.

The Merger Agreement provides that the term “superior proposal” means an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of NetScout common stock or at least a majority of the assets of NetScout (whether through a tender offer, merger or otherwise), that is determined by the NetScout board of directors, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to NetScout’s stockholders than transactions contemplated by the Merger Agreement, (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the NetScout board of directors determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the NetScout board of directors determines to be relevant, and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed.

The Merger Agreement provides that NetScout and Danaher will each promptly, and in any event within 24 hours after receipt, notify the other party of the receipt of an acquisition proposal and provide to the other party copies of any written materials evidencing such proposal, and shall keep the other party reasonably informed of the status and material terms and conditions of any such acquisition proposal.

Board Recommendation

NetScout has agreed in the Merger Agreement that it and its board of directors will:

•	recommend that NetScout’s stockholders vote in favor of the issuance of shares of NetScout common stock pursuant to the First Merger at the NetScout stockholder meeting;

•	include a statement in the proxy statement to the effect that the NetScout board of directors recommends that NetScout’s stockholders vote to approve the issuance of shares of NetScout common stock pursuant to the First Merger (the “Board Recommendation”); and

•	except as specifically described below, not directly or indirectly withdraw or modify (or propose to by withdrawn or modified) the Board Recommendation in a manner adverse to Danaher (a “Change in Recommendation”).

Notwithstanding the foregoing, the NetScout board of directors, at any time prior to obtaining stockholder approval of the issuance of shares of NetScout common stock in the First Merger, may effect a Change in Recommendation under the following circumstances:

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if: (A) NetScout has not materially breached its obligations described above under the heading “-No Solicitation”; (B) after October 12, 2014, an unsolicited acquisition proposal is made to NetScout and is not withdrawn; (C) the NetScout board of directors determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a NetScout Superior Offer; (D) the NetScout board of directors does not effect, or cause NetScout to effect, a Change in Recommendation at any time within 4 business days (together with any subsequent shorter period as contemplated by clause (E) below, the “Notice Period”) after Danaher receives (x) written notice from NetScout that the NetScout board of directors has determined that such acquisition proposal is a NetScout Superior Offer and (y) a summary of the material terms and conditions of such acquisition proposal and other information required to be provided pursuant to the Merger Agreement (provided, a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of 3 business days) shall begin); (E) during the applicable Notice Period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend the Merger Agreement in such a manner that the competing acquisition proposal does not constitute a NetScout Superior Offer; (F) at the end of the applicable Notice Period, such acquisition proposal has not been withdrawn and constitutes a NetScout Superior Offer (taking into account any changes to the terms of this Agreement proposed by Danaher as a result of the negotiations required by clause “(E)” or otherwise); and (G) the NetScout board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Offer, a failure to make a Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout board of directors to NetScout stockholders under applicable law; or

•	if other than in connection with or as a result of the making of an acquisition proposal or an acquisition inquiry with respect to NetScout, a material development or change in circumstances that was not known or reasonably foreseeable to the NetScout board of directors on October 12, 2014 occurs or arises after October 12, 2014, which material development or change in circumstances becomes known to the NetScout board of directors prior to the approval of the issuance of shares of NetScout common stock pursuant to the First Merger by the NetScout stockholders (such material development or change in circumstances being referred to as an “Intervening Event” (it being understood that that in no event shall (i) any action taken by NetScout or Danaher pursuant to and in compliance with its obligations under the Merger Agreement related to the Antitrust Filings, and the consequences of any such action or (ii) the receipt, existence of or terms of an acquisition proposal with respect to NetScout or the consequences thereof constitute an Intervening Event); (A) the NetScout board of directors determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the NetScout board of directors does not effect, or cause NetScout to effect, a Change in Recommendation at any time within 4 business days after Danaher receives written notice from NetScout that the NetScout board of directors has determined that an Intervening Event requires the NetScout board of directors to effect, or cause NetScout to effect, a Change in Recommendation (provided, a new notice shall be required with respect to any change in circumstances and a new notice period of 3 business days shall begin); (C) during such applicable period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend this Agreement in such a manner that obviates the need for the NetScout board of directors to effect, or cause NetScout to effect, a Change in Recommendation as a result of such Intervening Event; and (D) the NetScout board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout board of directors to NetScout’s stockholders under applicable law.

The Merger Agreement provides that NetScout is not prohibited from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and no disclosure that the NetScout board of directors may determine in good faith (after consultation with outside counsel) that it or NetScout is required to make under applicable law will constitute a violation of the Merger Agreement. A “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Change in Recommendation if the NetScout board of directors expressly reaffirms the Board Recommendation within 5 business days of the public announcement of any applicable acquisition proposal.

Covenant Not to Compete

Danaher has agreed that, for two years after the date of the effective time of the First Merger, it and its subsidiaries will not engage in any of the businesses in which the Communications Business is engaged in as of the effective date of the First Merger (the “Restricted Business”) anywhere throughout the world without the prior written consent of NetScout. Notwithstanding the foregoing:

•	Danaher and its subsidiaries will not be prohibited from engaging in the business conducted by Danaher or its subsidiaries (excluding the Communications Business) on the effective date of the First Merger;

•	Danaher and its subsidiaries will not be prohibited from owning a non-controlling interest in a joint venture or non-consolidated entity that engages in the Restricted Business;

•	Danaher may acquire interests in or securities of any person engaged in the restricted business where the revenues of such person that are derived from the Restricted Business are either (i) 35% or less of such person’s total revenues or (ii) less than $50 million annually;

•	if Danaher completes a business combination with another entity that is engaged in the Restricted Business, which results in the Danaher stockholders immediately prior to such transaction owning less than 50% of the stock of the surviving entity, the surviving entity or any of its subsidiaries or affiliates (but not Danaher or any of its subsidiaries) may engage in the Restricted Business;

•	Danaher and its subsidiaries are not prohibited from owning 10% or less of the capital stock of any publicly traded entity engaged in the Restricted Business;

•	Danaher may acquire interests in or securities of any entity as an investment by its pension funds or funds of any other benefit plan of Danaher, whether or not such entity is engaged in the Restricted Business; and

•	Danaher may perform its obligations under the Merger Agreement and the other Transaction Documents.

Non-Solicitation of Employees

Danaher and NetScout each agree that, except as specifically set forth below, for a period of 3 years from and after the closing of the Mergers (the “Non-Solicit Period”), they will not, and they will cause their respective subsidiaries not to, directly or indirectly, solicit to hire, or solicit to enter into a consulting agreement with, (a) for the first year of the Non-Solicit Period, any employee or category of employee and (b) for the second and third year of the Non-Solicit Period, any executive officer or senior manager, in each case, of the other party or the other party’s subsidiaries. The foregoing restrictions shall not apply to (i) general solicitations (such as advertisements) for employment placed by a party or any party’s subsidiary and not specifically targeted at the other party’s employees, (ii) responding to or hiring any employee of the other party who contacts a party without any prior solicitation or (iii) the solicitation or hiring of (or entering into a consulting agreement with) any employee of the other party who is contacted by a recruitment agency (provided that such party and its representatives did not identify any employees of the other party to such recruitment agency or otherwise instruct such agency to target any employees of the other party).

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	audited financial statements for the Communications Business that Danaher is required to provide to NetScout as soon as reasonably practicable after October 12, 2014 and prior to November 15, 2014, unaudited financial statements for interim periods not covered by such audited financial statements and financial statements that Danaher is required to provide after the end of the applicable fiscal period;

•	any press release or public announcement relating to the transactions contemplated by the Merger Agreement and the other Transaction Documents;

•	the participation in and defense of any litigation that may arise with respect to the transactions contemplated by the Merger Agreement and the other Transaction Documents, in connection with which neither Danaher or NetScout will enter into any settlement without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

•	the obligation of Danaher to use reasonable best efforts to cause the delivery of the Tax Opinion from its outside counsel and NetScout’s obligation to cause Merger Sub II to be treated as a disregarded entity for U.S. federal tax purposes;

•	access to each other’s officers, employees, accountants, properties and records;

•	NetScout’s obligation to use best efforts to cause the shares of NetScout common stock to be issued pursuant to the First Merger to be approved for listing on NASDAQ at or prior to the effective time of the First Merger;

•	Danaher’s and Newco’s obligation to use commercially reasonable efforts to cooperate with NetScout (at NetScout’s sole expense) in connection with the arrangement of any debt financing prior to the effective time of the First Merger;

•	steps required to be taken to cause any disposition of Newco common units or acquisitions of NetScout common stock resulting from the transactions contemplated by the Merger Agreement or the other Transaction Documents by each individual who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to NetScout or Newco to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	NetScout’s obligation to take any actions necessary (except to the extent reasonably expected to result in material liability to NetScout) to ensure that the transactions contemplated by the Merger Agreement will not (1) constitute a change in control or other triggering event under any NetScout benefit plan or arrangement or otherwise result in any payment, acceleration, vesting, increase in benefits, etc. with respect to any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director or (2) result in any payment or benefit to such person that would reasonably be expected to be a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

Conditions to the Merger

The obligations of NetScout, Danaher, the Merger Subs and Newco to consummate the First Merger are subject to the satisfaction of the following conditions:

•	the effectiveness of the registration statement of NetScout and the registration statement of Newco and the absence of any stop order or proceedings seeking a stop order with respect thereto;

•	the approval by NetScout stockholders of the issuance of shares of NetScout’s common stock in the First Merger;

•	the consummation of the Separation and the Distribution in accordance with the Distribution Agreement, and the execution and delivery of the Transaction Documents by all parties;

•	the expiration or termination of any applicable waiting period under the HSR Act;

•	the approval for listing on NASDAQ of the shares of NetScout common stock to be issued pursuant to the First Merger; and

•	the absence of court orders or orders of other governmental authorities, absence governmental legal proceedings and the absence of any applicable law preventing the consummation of the Mergers.

The conditions listed above are referred to herein as the “Joint Conditions to the Merger.”

Danaher’s and Newco’s obligation to effect the First Merger is subject to the satisfaction or waiver of the following conditions:

•	certain representations and warranties of NetScout and Merger Sub relating to capitalization, power and enforceability of the Merger Agreement, the vote required and financial advisors must be accurate in all material respects, as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date);

•	other representations and warranties of NetScout and Merger Sub must be accurate as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date), subject to a qualification for inaccuracies that individually or in the aggregate do not constitute and would not reasonably be expected to have or result in a Material Adverse Effect with respect to NetScout;

•	the performance or compliance in all material respects by NetScout and the Merger Subs of all obligations and covenants required to be performed or complied with at or prior to the effective time of the First Merger;

•	since October 12, 2014, with respect to NetScout and its subsidiaries, no Material Adverse Effect shall have occurred and no event shall have occurred or circumstance exist that would reasonably be expected to have or result in a Material Adverse Effect;

•	the receipt by Danaher of a certificate, dated as of the effective time of the First Merger, of the chief executive officer of NetScout certifying the satisfaction by NetScout of the conditions described in the preceding three bullet points plus the satisfaction of the Joint Conditions to the Merger regarding approval by NetScout stockholders of the issuance of NetScout common stock pursuant to the First Merger;

•	the receipt by Danaher and Newco of the Tax Opinion from Danaher’s tax counsel;

•	the receipt by Danaher of the IRS ruling, which IRS ruling is still in effect; provided, that this condition shall be deemed satisfied or waived on June 30, 2015; and

•	appointment of Danaher’s designee to the NetScout board of directors.

The conditions listed above are referred to herein as the “Additional Conditions to the Merger for Danaher’s Benefit.”

NetScout’s and Merger Sub’s obligation to effect the First Merger is subject to the satisfaction or waiver of the following conditions:

•	certain representations and warranties of Danaher and Newco relating to capitalization, power and enforceability of the Merger Agreement, the vote required and financial advisors must be accurate in all material respects, as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date);

•	other representations and warranties of Danaher and Newco must be accurate as of October 12, 2014 and as of the closing date of the First Merger (or on an earlier specified date), subject to a qualification for inaccuracies that individually or in the aggregate do not constitute and would not reasonably be expected to have or result in a Material Adverse Effect with respect to the Newco Companies;

•	the performance or compliance in all material respects by Danaher and Newco of all obligations and covenants required to be performed or complied with at or prior to the effective time of the First Merger;

•	since October 12, 2014, with respect to Newco and its subsidiaries, no Material Adverse Effect shall have occurred and no event shall have occurred or circumstance exist that would reasonably be expected to have or result in a Material Adverse Effect;

•	the receipt by NetScout of a certificate, dated as of the effective time of the First Merger, of the chief executive officer of Danaher certifying the satisfaction by Danaher of the conditions described in the preceding three bullet points plus the satisfaction of the Joint Conditions to the Merger regarding the consummation of the Separation and the Distribution in accordance with the Distribution Agreement, and the execution and delivery of the Transaction Documents by all parties; and

•	delivery by Danaher of a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests of Newco are not U.S. real property interests.

The conditions listed above are referred to herein as the “Additional Conditions to the Merger for NetScout’s Benefit.”

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the First Merger by the mutual written consent of Danaher and NetScout. Also, subject to specified qualifications and exceptions, either Danaher or NetScout may terminate the Merger Agreement at any time prior to the consummation of the First Merger if:

•	the First Merger has not been consummated by October 12, 2015;

•	any governmental entity has issued a final, nonappealable order, or shall have taken any other action, having the effect of permanently prohibiting the Mergers; or

•	NetScout’s stockholders failed to approve the issuance of shares of NetScout’s common stock in the First Merger at the NetScout special meeting (including any adjournment or postponement of the NetScout special meeting).

In addition, subject to specified qualifications and exceptions, Danaher may terminate the Merger Agreement if:

•	NetScout has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of an Additional Condition to the Merger for Danaher’s Benefit and (2) cannot be cured by October 12, 2015; or

•	(a) the NetScout board of directors shall have failed to recommend that NetScout’s stockholders vote to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger, or shall have withdrawn or modified in a manner adverse to Danaher the Board Recommendation, (b) NetScout shall have failed to include in the NetScout proxy statement the Board Recommendation, (c) NetScout shall have failed to publicly recommend against any publicly announced acquisition proposal, and reaffirm the Board Recommendation in connection therewith, within ten (10) business days of the request of Danaher, (d) the NetScout board of directors shall have approved, endorsed or recommended any acquisition proposal, (e) NetScout shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal; or (f) NetScout shall have breached in any material respect the provisions described above under the heading “—No Solicitation” (in each case, a “Triggering Event”); provided that such termination must occur within the first 20 business days after NetScout has confirmed to Danaher that a Triggering Event has occurred.

In addition, subject to specified qualifications and exceptions, NetScout may terminate the Merger Agreement if:

•	either Danaher or Newco has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of an Additional Condition to the Merger for NetScout’s Benefit and (2) cannot be cured by October 12, 2015; or

•	on or after June 30, 2015, all of the conditions described in “—Conditions to the Merger” above have been satisfied or waived or are capable of being satisfied at the closing of the Mergers) other than (a) the Joint Conditions to the Merger regarding the consummation of the Separation and the Distribution in accordance with the Distribution Agreement, and the execution and delivery of the Transaction Documents by all parties (solely because the Tax Opinion has not yet been received) and (b) receipt of the Tax Opinion by Danaher; provided that NetScout must provide 14 calendar days prior written notice of its intent to terminate the Merger Agreement for this reason, during which period, Danaher may satisfy or waive the receipt of the Tax Opinion as an Additional Condition to the Merger for Danaher’s Benefit.

If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect, except as described below in the section of this document entitled “—Termination Fee Payable in Certain Circumstances,” and

the termination of the Merger Agreement will not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in the Merger Agreement.

Termination Fee Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $55 million may be payable by NetScout to Danaher. The circumstances under which such termination fee may be payable include:

•	if the Merger Agreement is terminated by Danaher within 20 business days after notification by NetScout of a Triggering Event;

•	if the Merger Agreement is terminated by (x) either Danaher or NetScout because the First Merger has not been consummated by October 12, 2015 or (y) by Danaher because NetScout has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement and (A) after October 12, 2014 but before such termination, an acquisition proposal shall have been made to NetScout and (B) within 9 months after such termination NetScout reaches a definitive agreement to consummate or consummates such acquisition proposal; or

•	if the Merger Agreement is terminated by NetScout or Danaher because NetScout’s stockholders failed to approve the issuance of shares of NetScout’s common stock in the First Merger at the NetScout special meeting (including any adjournment or postponement of the NetScout special meeting) and (A) after October 12, 2014 but before such termination, an acquisition proposal shall have been made to NetScout and (B) within 9 months after such termination NetScout reaches a definitive agreement to consummate or consummates such acquisition proposal.

Expenses

The Merger Agreement provides that, except as described immediately above, each party will pay its own fees and expenses in connection with the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement and the other Transaction Documents, except Danaher and NetScout shall share equally all printing costs and all filing fees paid pursuant to the HSR Act and appropriate filings, if required, with foreign regulatory authorities.

In addition, any fees and expenses incurred in connection with seeking third-party consents will be paid as set forth in the Distribution Agreement. NetScout will be responsible for all out-of-pocket costs, third party fees and expenses related to any debt financing it enters into prior to the effective time of the First Merger. All liabilities incurred by Newco and its subsidiaries in connection with the Mergers and the other transactions contemplated by the Transaction Documents are deemed to be liabilities of Danaher.

Specific Performance

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. As a result, the parties have agreed that each of them will be entitled to specific performance and injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Amendments

The Merger Agreement may be amended by the parties at any time before or after the stockholders of NetScout approve the issuance of the shares of NetScout common stock in the First Merger, but after such approval, no amendment which by law or under the rules of NASDAQ requires further stockholder approval may be made to the Merger Agreement without obtaining such further approval. All amendments to the Merger Agreement must be in writing and signed by each party.

THE DISTRIBUTION AGREEMENT

The following is a summary of the material provisions of the Distribution Agreement. This summary is qualified in its entirety by the Distribution Agreement, a copy of which is attached as Annex B to this document. The rights and obligations of the parties are governed by the express terms and conditions of the Distribution Agreement and not by this summary or any other information included in this document. You are urged to read the Distribution Agreement carefully and in its entirety. Such information can be found elsewhere in this document. See also “Where You Can Find More Information; Incorporation By Reference.”

The Separation

Transfer of Assets

Subject to the terms and conditions of the Distribution Agreement, Danaher will assign, transfer, convey and deliver to Newco or one or more subsidiaries of Newco, all of Danaher’s and any applicable subsidiary of Danaher’s, right, title and interest in the assets of the Communications Business, which are referred to herein as the “Communications Assets,” including with certain exceptions:

•	leases to certain premises and all rights and interests of Danaher or any subsidiary of Danaher under such leases;

•	the issued and outstanding capital stock of, or other equity interests in, the subsidiaries of Danaher that will be owned (directly or indirectly) by Newco immediately prior to the Separation Time, which are referred to herein as the “Newco Subs;”

•	the office equipment (including personal computers and mobile devices), furnishings and other tangible assets and all the machinery, equipment, tools and vehicles, in each case, as used, or held for use, primarily in the operation of the Communications Business;

•	the permits granted to Danaher or any subsidiary of Danaher that are used, or held for use, primarily in the Communications Business (including any pending applications for such permits);

•	rights to causes of action, lawsuits, judgments, claims, counterclaims and demands of Danaher, its affiliates, Newco or any Newco Sub that relate primarily to the Communications Business, a Communications Asset or a Communications Liability (as defined below);

•	inventories of materials, parts, raw materials, packaging materials, supplies, works-in-process, goods in transit, finished goods and products that are used, or held for use, primarily in the Communications Business;

•	Newco and Newco Subs intellectual property rights, including (x) the right to recover damages for any infringement of such intellectual property and to register, prosecute, maintain or record such intellectual property rights after the Separation Date and (y) all goodwill associated with the Communications Business;

•	rights with respect to third-party warranties that relate to the Communications Assets;

•	the rights and interests that relate to the Communications Business under any contract that is primarily related to the Communications Business, including under any contract that also relates to any other business or business function of Danaher or any subsidiary of Danaher;

•	all business records primarily related to the Communications Assets or Communications Liabilities, including with respect to employees who are to remain or become employees of Newco or the Newco Subs in connection with the Separation and subject to any applicable law or collective bargaining obligations, employment and personnel records of these employees, including performance reviews in respect of the period while employed by Newco or any Newco Sub, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of the closing;

•	the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar contracts that relate to the Communications Business and rights to enforce the assignment provisions of any contract;

•	all accounts receivable or unbilled receivables of the Communications Business, including all accounts receivable of Newco or any Newco Sub;

•	all assets reflected as an “asset” on the audited combined balance sheets of the Communications Business as of December 31, 2013, and any assets acquired by or for Newco or any Newco Sub after the date of such balance sheet which would have been reflected on such balance sheet had such assets been acquired on or before the date of such balance sheet;

•	all the rights of Newco or any Newco Sub under the Distribution Agreement, the Merger Agreement or any Ancillary Agreement; and

•	any and all other assets owned or held immediately prior to the Separation Time by Danaher or any subsidiary of Danaher that are not described in the list above and that are used, or held for use, primarily in the Communications Business and are not Excluded Assets (as defined below).

The Distribution Agreement also identifies specific assets that are not Communications Assets and thus will not be transferred to Newco or any Newco Sub as part of the Separation, referred to as Excluded Assets, including:

•	all cash and cash equivalents of Newco or any Newco Sub and bank or other deposit accounts of Danaher and its affiliates (other than Newco and any Newco Sub);

•	certain intellectual property rights owned by Danaher or any subsidiary of Danaher, other than Newco intellectual property;

•	employment and personnel records of (i) employees who do not become employees of Newco or the Newco Subs and (ii) employees who become employees of Newco or the Newco Subs, but the transfer of which is prohibited by law or any body representing such employees;

•	all rights to insurance policies or practices of Danaher and its affiliates, any refunds paid or payable in connection with the cancellation or discontinuance of any such polices or practices, and any claims made under such policies;

•	all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands against a party other than NetScout or its affiliates that do not relate to the Communications Assets or Communications Business;

•	certain financial and tax records and working papers of Danaher’s auditors;

•	other than rights to enforce certain confidentiality provisions that relate to confidential information of the Communications Business, records relating to the negotiation and consummation of the potential separation of the Communications Business;

•	rights and interests that do not relate to the Communications Business under any contract, including under any contract that is not primarily related to the Communications Business;

•	all permits of Danaher or its affiliates other than those permits used, or held for use, primarily in the Communications Business;

•	all the issued and outstanding capital stock of, or other equity interests in, the subsidiaries of Danaher (other than Newco or any Newco Sub);

•	any and all assets that are expressly contemplated by any Ancillary Agreement as assets to be retained by or conveyed to Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub);

•	assets listed on certain schedules to the Distribution Agreement; and

•	other than any Communications Asset, assets used, held for use in, or related to, businesses of Danaher other than the Communications Business.

Assumption of Liabilities

At the same time as the transfer of the Communications Assets to Newco or one or more Newco Subs (with certain exceptions), Newco or one or more Newco Subs will assume, perform and fulfill when due and, to the extent applicable, comply with certain liabilities of the Communications Business described below and certain other liabilities described in the schedules to the Distribution Agreement. The Communications Business liabilities, which are referred to herein as the “Communications Liabilities” (which Newco will assume), specifically exclude the Excluded Liabilities (as defined below), but include, with certain exceptions:

•	liabilities that are expressly contemplated by the Distribution Agreement, including certain liabilities specified on the schedules to the Distribution Agreement, or any Ancillary Agreement as liabilities to be retained, assumed or retired by Newco or any Newco Sub, and all agreements, obligations and liabilities of any person at Newco or any Newco Sub under the Distribution Agreement, the Merger Agreement or any Ancillary Agreement;

•	liabilities that relate to (i) the conduct and operation of the Communications Business, (ii) the conduct and operation of any other business conducted by Newco or any subsidiary of Newco after the Separation Time, (iii) the ownership, operation or use of any Communications Assets and (iv) any warranty or similar obligation of the Communications Business;

•	with respect to the Communications Business and the Communications Assets, subject to certain exceptions, liabilities that relate to (x) any violation or alleged violation of environmental laws, (y) any loss of life or injury due to asbestos exposure and (z) the off-site disposal, storage, transport, discharge or release of hazardous materials;

•	liabilities under the Newco contracts and the allocated portion of any Newco Shared Contract or any other contract that is assigned to Newco or any Newco Sub;

•	liabilities that relate to leases for the Communications Assets;

•	customer deposits held by Danaher or any subsidiary of Danaher that are related to the provision of service by the Communications Business;

•	accounts payable that relate to the construction or investment in the Communications Assets as of the effective time of the First Merger;

•	tax liabilities that are allocated to Newco or the Newco Subs pursuant to the Tax Matters Agreement (See “Other Agreements—Tax Matters Agreement”); and

•	other than Excluded Liabilities, liabilities of Danaher or any subsidiary of Danaher (including Newco and the Newco Subs) that relate to the ownership or use of the Communications Assets or the operation or the conduct of the Communications Business.

The Distribution Agreement also identifies specific liabilities that will not be assumed by Newco or any Newco Sub as part of the Separation, which are referred to herein as the “Excluded Liabilities,” including the following liabilities:

•	liabilities that relate to (A) any loss of life or injury due to asbestos exposure and (B) the off-site disposal, storage, transport, discharge or release of hazardous materials that relates to (x) the ownership or use of the Excluded Assets or (y) activities of Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub) at or affecting the Communications Assets, other than as included in the Communications Liabilities above;

•	liabilities for indebtedness other than indebtedness solely between or among Newco and any Newco Sub;

•	liabilities, costs or expenses incurred by or on behalf of Newco or any Newco Sub at or prior to the effective time of the First Merger in connection with the Transactions contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement;

•	tax liabilities that are allocated to Danaher or the Danaher group pursuant to the Tax Matters Agreement (See “Other Agreements—Tax Matters Agreement”);

•	liabilities that relate to certain contingent or deferred obligations and employee benefit payments; and

•	liabilities that are expressly contemplated by the Distribution Agreement or any Ancillary Agreement as liabilities to be retained or assumed by Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub), and all liabilities of Danaher or any subsidiary of Danaher (other than Newco or any Newco Sub) under the Distribution Agreement or any Ancillary Agreement.

Cash Transfers

If any cash or cash equivalents remain in Newco or any Newco Sub immediately following the Separation Time, Newco shall promptly transfer, or cause to be transferred, such amount of cash and cash equivalents (including any interest earned thereon) to Danaher or its designee.

Third Party Consents

As promptly as practicable after the signing of the Distribution Agreement and for a period of eighteen (18) months following the closing of the Mergers, the parties to the Distribution Agreement will cooperate and each use reasonable best efforts to transfer or reissue to Newco or a Newco Sub all the permits used, or held for use, primarily in the Communications Business and to obtain all consents and governmental approvals required to consummate the transfer of the Communications Assets and Communications Liabilities. No party is required to make any material payments, incur a material liability or grant any material accommodation to any third party to obtain such consents or approvals, although Danaher and NetScout have each agreed to bear half the costs associated with obtaining such consents.

Deferred Assets; Subsequent Transfers

If the transfer of any Communications Assets or Excluded Assets requires any consents or approvals which have not been obtained at the Separation Time, the transfer of such asset will automatically be deferred (but will still be considered a Communications Asset or Excluded Asset, as applicable). The party retaining the deferred asset will hold the asset in trust for the benefit of the party entitled to the asset until the asset is transferred. During such time, the parties will use reasonable best efforts to make arrangements to place the party entitled to such asset in the same position as if the asset had been transferred as originally contemplated. As soon as the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the Distribution Agreement and/or applicable Ancillary Agreement. The obligations related to the transfer of deferred assets will survive for the duration of the term of the contract, if any, giving rise to the consent requirement.

Shared Contracts

Danaher will use reasonable best efforts to separate and cause the applicable member of the Newco group to enter into new agreements with the applicable counterparties to the Danaher Shared Contracts prior to the Separation Time. Upon such separation of a Danaher Shared Contract, the separated contract that is related to the Communications Business will be a Newco contract and the other separated contract will be an Excluded Asset. To the extent that Danaher is unable or the applicable counterparties are unwilling to enter into agreements with respect to any Danaher Shared Contract, Danaher (or the applicable subsidiary of Danaher) will partially assign the Communications Business functions to Newco in the manner agreed to by the parties. In the event that such partial assignment is not permitted by the terms of the applicable Danaher Shared Contract or consented to by the applicable counterparty, Danaher will use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Newco group will have the benefits of such Danaher Shared Contract as though it had been partially assigned. Danaher (or the applicable subsidiary of Danaher) is not required to make any supplemental payments to any third party when providing such an alternative arrangement. Newco will cooperate with Danaher when entering into any new agreement or partial assignment. The obligations related to Danaher’s use of reasonable best efforts to separate and assign Danaher Shared Contracts will terminate on the eighteen (18) month anniversary of the closing of the Mergers, and the obligations related to Danaher’s use of reasonable best efforts to provide for alternative arrangements will survive for the duration of the term of the applicable contract.

Newco will use reasonable best efforts to separate and cause the applicable member of the Danaher group to enter into new agreements with the applicable counterparties to the Newco Shared Contracts prior to the Separation Time. Upon such separation of a Newco Shared Contract, the separated contract that is related to the Communications Business will be a Newco contract and the other separated contract will be an Excluded Asset. To the extent that Newco is unable or the applicable counterparties are unwilling to enter into agreements with respect to any Newco Shared Contract, Newco (or the applicable subsidiary of Newco) will partially assign the non-Communications Business functions to Danaher in the manner agreed to by the parties. In the event that such partial assignment is not permitted by the terms of the applicable Newco Shared Contract or consented to by the applicable counterparty, Newco will use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Danaher group will have the benefits of such Newco Shared Contract as though it had been partially assigned. Newco (or the applicable subsidiary of Newco) is not required to make any supplemental payments to any third party when providing such an alternative arrangement. Danaher will cooperate with Newco when entering into any new agreement or partial assignment. The obligations related to Newco’s use of reasonable best efforts to separate and assign Newco Shared Contracts will terminate on the eighteen (18) month anniversary of the closing of the Mergers, and the obligations related to Newco’s use of reasonable best efforts to provide for alternative arrangements will survive for the duration of the term of the applicable contract.

Novations of Newco Contracts

Upon Danaher’s request, the parties will use reasonable best efforts to obtain the novation of any Newco contract specified by Danaher. Danaher (or the applicable subsidiary of Danaher) is not required to make any payments to any third party when obtaining such novations. The obligations related to the novation of Newco contracts will terminate on the eighteen (18) month anniversary of the closing of the Mergers.

Termination of Intercompany Agreements

Effective as of the Distribution Date, Danaher and Newco will terminate all contracts (including any guarantee obligations) between Danaher and any subsidiary of Danaher (excluding Newco and any Newco Sub), on the one hand, and Newco and any subsidiary of Newco, on the other hand, except (i) the Merger Agreement, the Distribution Agreement, and the Ancillary Agreements, (ii) any contracts or intercompany accounts solely between members of the Newco group, (iii) any contract to which any person other than the parties to the Distribution Agreement (or their affiliates) are a party, (iv) any contracts between a subsidiary of Danaher that is in the business of selling or buying products or services to or from third parties and a member of the Newco group (and that is primarily related to the provision of such products or services and was or is entered into in the ordinary course of business) and (v) any contract that the Distribution Agreement, the Merger Agreement, or the Ancillary Agreements expressly contemplate will survive the Distribution Date. All loans between Danaher or any subsidiary of Danaher, on the one hand, and Newco or any subsidiary of Newco, on the other hand, likewise will be terminated before the Distribution Date.

Guarantees

Following the closing, if the parties were unable to novate, assign or replace any Danaher guarantees prior to the closing, Newco will (i) continue to use its reasonable best efforts to novate, assign or replace such Danaher guarantees with NetScout as guarantor and (ii) indemnify, defend and hold harmless Danaher and its affiliates against, and reimburse Danaher and its affiliates for, any losses Danaher and its affiliates incurred because any such Danaher guarantee is called upon and Danaher or its affiliate is required to make any material payment under any such Danaher guarantee. The obligations related to Newco’s use of reasonable best efforts do not require Newco to take any action that would be reasonably expected to expose it or any subsidiary of Newco to any material incremental expenses or losses of benefits.

Resignations

At or prior to the Distribution Date, Danaher will use its reasonable best efforts to cause each employee and director of Danaher or any subsidiary of Danaher who will not be employed by Newco or a Newco Sub to resign, effective no later than the Distribution Date, from all boards of directors or similar governing bodies of Newco or any Newco Sub, and from all positions as officers of Newco or any Newco Sub.

Conditions to the Separation

The obligations of Danaher to effect the Separation pursuant to the Distribution Agreement are subject to fulfillment (on or before the effective time of the First Merger) or waiver (which waiver will require the written consent of NetScout unless the Merger Agreement has been terminated), at or prior to the Separation Date, of each condition to each party’s respective obligations to effect the Mergers as described in the Merger Agreement.

The Distribution

The Distribution Agreement provides that Danaher may elect, in its sole discretion, to effect the Distribution in the form of either (i) a dividend of Newco common units to Danaher stockholders on a pro rata basis, referred to as a spin-off, (ii) an offer by Danaher to exchange Newco common units for currently outstanding shares of Danaher’s common stock, referred to as a split-off exchange offer or (iii) a combination of a spin-off and a split-off exchange offer. Danaher must advise NetScout of the form of the Distribution at least thirty (30) business days before the anticipated date of the closing of the Mergers.

Conditions to the Distribution

The obligations of Danaher to effect the Distribution pursuant to the Distribution Agreement are subject to fulfillment (on or before the effective time of the First Merger) or waiver (which waiver will require the written consent of NetScout unless the Merger Agreement has been terminated) of each of the following conditions:

•	the Communications Business, Communications Assets and Communications Liabilities have been transferred to Newco and the Excluded Assets and Excluded Liabilities have been transferred to or remain with a member of the Danaher group (other than Newco or a Newco Sub);

•	with respect to any spin-off, Danaher has established the record date, for purposes of the Distribution, and has provided a notice to FINRA no later than ten (10) days prior to the record date;

•	Danaher and Newco have prepared and mailed to the holders of record of Danaher common stock information concerning Newco, its business, operations and management, the Distribution and such other matters as Danaher will determine in its sole and absolute discretion (after consultation with NetScout) and as otherwise required by applicable law;

•	each material governmental approval required in connection with the Internal Restructuring or any transaction contemplated by the Plan of Reorganization has been obtained and is in full force and effect; and

•	each of the conditions to Danaher’s obligations to effect the Mergers has been satisfied or waived, other than those conditions that by their nature are to be satisfied at the Distribution Date.

NetScout Guarantee

Following the effective time of the First Merger, NetScout guarantees the obligations of Newco and the Newco Subs to Danaher under the Distribution Agreement and the Ancillary Agreements.

Additional Covenants

Each of Danaher and Newco have undertaken specified covenants in the Distribution Agreement restricting the conduct of their respective businesses and committing them to take specified actions. You are urged to read carefully the sections of the Distribution Agreement entitled “Access to Information” and “Additional Agreements.” The more significant of these covenants discuss:

•	confidentiality and access by each party to confidential information (including making witnesses available) in the possession or control of the other party;

•	treatment by each party of privileged information; and

•	the removal of tangible Communications Assets located at any facilities of Danaher or any subsidiaries of Danaher (other than Newco or any subsidiary of Newco).

Insurance

Prior to the effective time of the First Merger, Newco, the Communications Assets and the Communications Business will continue to be covered under insurance policies of Danaher or the subsidiaries of Danaher. Following the effective time of the First Merger, Newco, the Communications Assets and the Communications Business will no longer be covered under the insurance policies of Danaher or the subsidiaries of Danaher. Newco or any subsidiary of Newco will have the right to access occurrence-based coverage (to the extent such coverage exists) for claims asserted after the effective time of the First Merger but arising out of an occurrence prior to the effective time of the First Merger.

Following the Distribution Date, members of the Newco group will have no rights or claims with respect to any captive insurance company of Danaher or any of its affiliates or any fronted insurance program maintained by Danaher or any of its affiliates that is not a “risk transfer” insurance program.

Danaher will maintain directors’ and officers’ liability and fiduciary liability insurance coverage for no less than six years following the effective time of the First Merger.

Mutual Releases; Indemnification

Release of Pre-Distribution Date Claims

Subject to specified exceptions, Newco, on the one hand, and Danaher, on the other hand, agreed to release the other party and its respective subsidiaries, stockholders, directors, partners, managers, managing members, officers, agents or employees from any and all liabilities, whether arising under any contract or by operation of law or otherwise, including in connection with the Transactions and all other activities to implement the Separation:

•	existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the effective time of the Mergers; or

•	arising from any conditions existing or alleged to have existed on or before the effective time of the Mergers.

The mutual release is subject to specified exceptions set forth in the Distribution Agreement, including with respect to any indemnification to which a director, officer, manager, employee or agent of Danaher, Newco or any of their subsidiaries is entitled, if such individual was entitled to a right of indemnification under the organizational documents of Newco or any subsidiary of Newco or pursuant to a contract.

Indemnification

Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, Newco and each member of the Newco group, on a joint and several basis, agreed to indemnify Danaher from and against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses that relate to any of the following, whether arising before or after the effective time of the First Merger:

•	the Communications Liabilities assumed by Newco;

•	any breach by Newco or any Newco Sub of any obligations under the Distribution Agreement or the Ancillary Agreements after the effective time of the Mergers; and

•	any breach by NetScout or any of its affiliates of any covenant of NetScout under the Merger Agreement, which by its terms is to be performed after the effective time of the Mergers.

Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, Danaher has agreed to indemnify Newco from and against all losses, liabilities, damages, penalties, judgments, assessments, costs and expenses that relate to any of the following, whether arising before or after the effective time of the Mergers:

•	the Excluded Liabilities;

•	any breach by Danaher or any subsidiary of Danaher (other than Newco or any subsidiary of Newco) of any obligations under the Distribution Agreement or the Ancillary Agreements on or after the Separation Time;

•	any breach by Danaher or any of its affiliates of any covenant of Danaher under the Merger Agreement, which by its terms is to be performed after the effective time of the Mergers; and

•	any breach of the representations and warranties set forth in certain sections of the Merger Agreement with respect to title to, and sufficiency of, the Communications Assets.

Survival

The ability to make a claim for indemnification related to the breach of any representation and warranty made by Danaher will terminate after the end of the applicable survival period under the terms of the Merger Agreement as described in “The Merger Agreement—Survival of Representations, Warranties and Agreements.” In the event that notice of any claim for indemnification related to the breach of any representation and warranty made by Danaher is given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim will survive until such time as such claim is finally resolved.

Baskets and Caps

Danaher’s obligation to indemnify the Newco indemnitees for losses related to a breach of specified representations and warranties made by Danaher in the Merger Agreement with respect to title to, and sufficiency of, the Communications Assets is subject to certain limitations. With respect to such losses, no indemnification will be made by Danaher with respect to any claim until the aggregate amount of all such losses exceeds $5,000,000, at which point the Newco Indemnitees are entitled to indemnification only for such losses in excess of $5,000,000. Only individual claims or series of related claims involving such losses in excess of $100,000 will be included in the calculation to determine whether the $5,000,000 deductible amount has been met. In no event will the obligation of Danaher to indemnify Newco indemnitees for losses related to breaches of specified representations and warranties made by Danaher in the Merger Agreement with respect to title to, and sufficiency of, the Communications Assets exceed $250,000,000 in the aggregate.

Indemnification Obligations Net of Proceeds from Third Parties

Any liability that is subject to indemnification or contribution pursuant to the Distribution Agreement will be net of any proceeds received by the indemnitee from any third party for indemnification for such liability

(referred to as third-party proceeds). An indemnitee must use commercially reasonable efforts to seek to collect or recover any third-party proceeds in connection with any liability for which the indemnitee seeks indemnification or contribution.

Amendment and Waiver

The Distribution Agreement may be amended and any provision may be waived only by writing signed by both parties, in the case of an amendment, or the party waiving the provision, in the case of a waiver. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver shall be subject to the written consent of NetScout.

Termination

Prior to the closing of the Mergers, the Distribution Agreement will terminate without any further action upon termination of the Merger Agreement. In the event of such termination, no party will have any further liability to the other party, except as provided in the Merger Agreement.

OTHER AGREEMENTS

The following is a summary of the material provisions of the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement and the Voting Agreement. This summary is qualified in its entirety by reference to the complete text of the Employee Matters Agreement and the Tax Matters Agreement, copies of which are attached hereto as annexes D and E, respectively. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this summary or any other information included in this document. You are urged to read the agreements carefully and in their entirety.

Employee Matters Agreement

In connection with the proposed Transactions, Danaher, NetScout and Newco have negotiated an employee matters agreement, that, among other things, allocates between the parties the pre-and post-closing liabilities in respect of the employees and independent contractors of the Communications Business transferring to Newco (including liabilities in respect of Danaher’s employee benefit plans) and establishes certain required treatment of the transferring employees by NetScout after the closing.

Identification of Newco Employees and Newco Independent Contractors

Transferring employees and independent contractors of the Communications Business, respectively referred to as “Newco Employees” and “Newco Independent Contractors,” will generally consist of:

•	each employee or independent contractor of Danaher’s Tektronix Communications and Arbor Networks businesses;

•	each employee or independent contractor of Danaher’s Fluke Network’s business who transfers by operation of law, or is determined to be either:

•	primarily dedicated to the Communications Business in the ordinary course; or

•	required for the ongoing operation of the Communications Business.

Danaher employees meeting the criteria above who are not actively at work at the time of the closing of the Mergers as a result of a disability or an approved leave of absence will become Newco Employees only if and when they return to active employment within six months after the closing of the Mergers (or such longer period as may be required by law).

The parties will establish an integration team to identify which employees and independent contractors of Danaher’s Fluke Networks Enterprise business should be treated as Newco Employees and Newco Independent Contractors, with the goal of providing Newco with sufficient operational and management employees to operate and manage the Communications Business. If the integration team is unable to agree prior to the closing of the Mergers whether an employee or independent contractor of Danaher’s Fluke Networks Enterprise business should be a Newco Employee or Newco Independent Contractor, the Senior Vice President-Human Resources of Danaher will make the final determination.

General Allocation of Liabilities

Newco will generally assume all liabilities in respect of Newco Employees and Newco Independent Contractors, whether arising before or after the closing of the Mergers, as well as all liabilities arising before the closing of the Mergers in respect of individuals who are not Newco Employees or Newco Independent Contractors but where the liability arose while the individual was employed by or providing substantial services to the Communications Business. Danaher will retain all other liabilities, including all liabilities in respect individuals who are not Newco Employees or Newco Independent Contractors (except as described in the preceding sentence) and all liabilities arising from the transfer of Newco Employees and Newco Independent Contractors in connection with the proposed Transactions (other than transfer-related liabilities that arise out of Newco’s or NetScout’s failure to comply with any of their respective obligations under the terms of the Employee Matters Agreement).

Newco will continue to maintain or assume all obligations under Danaher’s collective bargaining agreements to the extent they apply to Newco Employees and as required by law. If the terms of a collective bargaining agreement require that any assets or liabilities be retained by Danaher or transferred to Newco in a manner other than as set forth in the Employee Matters Agreement, the terms of the applicable collective bargaining agreement will govern.

Post-Closing Compensation and Benefits

For 12 months after the closing of the Mergers, NetScout will generally provide each Newco Employee with a base salary or hourly wage that is at least equal to the base salary or hourly wage provided to the employee immediately before the closing of the Mergers and a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity in effect for the employee immediately before the closing of the Mergers.

NetScout will also generally provide severance benefits to any Newco Employee not covered by a collective bargaining agreement who is terminated within 12 months after the closing of the Mergers that are no less favorable than the severance benefits the Newco Employee would have received upon a termination of his or her employment immediately before the closing of the Mergers.

In addition, from a period beginning within a reasonable period of time following the closing of the Mergers through the end of the calendar year in which the closing occurs, NetScout will use its reasonable best efforts to provide each Newco Employee with health, welfare and retirement benefits that are no less favorable than the health, welfare and retirement benefits provided by NetScout to its similarly situated employees in the applicable jurisdiction.

Service Crediting

Subject to certain exceptions, Newco Employees generally will be credited by NetScout for all of their pre-closing service with Danaher for purposes of eligibility, vesting and determination of level of benefits under any NetScout benefit arrangement in which Newco Employees participate after the closing of the Mergers.

Treatment of Defined Benefit Pension Plans

Newco Employees will generally cease participating in and accruing benefits under Danaher’s defined benefit pension plans as of the closing of the Mergers. NetScout will not be required to establish or maintain a U.S. defined benefit pension plan following the closing of the Mergers for any Newco Employee, and Danaher will retain all assets and liabilities for Newco Employees relating to Danaher’s U.S. defined benefit pension plan. If required by law in the applicable non-U.S. jurisdiction, NetScout will use its reasonable efforts to establish or maintain a non-U.S. defined benefit pension plan for Newco Employees who participated in a Danaher non-U.S. defined benefit pension plan immediately before the closing of the Mergers with terms substantially similar to the terms of the applicable Danaher non-U.S. defined benefit pension plan as in effect immediately before the closing of the Mergers, and Danaher will transfer assets and liabilities related to Newco Employees under the applicable Danaher non-U.S. defined benefit pension plan to the applicable NetScout non-U.S. defined benefit pension plan. If the non-U.S. pension liabilities transferred by Danaher exceed the assets transferred by Danaher, Danaher is obligated to transfer an amount of cash to NetScout equal to the difference between the non-U.S. pension liabilities transferred and the assets transferred.

Treatment of Defined Contribution Retirement Plans

Newco Employees will cease participating in the Danaher 401(k) plan in which the employees participate as of the closing of the Mergers, and each Newco Employee will become fully vested in his or her account balance under the plan as of the closing of the Mergers. Each Newco Employee will be permitted to make rollover contributions from the Danaher 401(k) plan in which the employee participates to NetScout’s 401(k) plan.

Newco Employees will generally cease participating in and accruing benefits under Danaher’s non-U.S. defined contribution retirement plans as of the closing of the Mergers. If required by law in the applicable non-U.S. jurisdiction, NetScout will establish or maintain a non-U.S. defined contribution retirement plan for Newco Employees who participated in a Danaher non-U.S. defined contribution retirement plan immediately before the closing of the Mergers with terms no less favorable than the terms of the applicable Danaher non-U.S. defined contribution retirement plan as in effect immediately before the closing of the Mergers, and Danaher will transfer assets and liabilities related to Newco Employees under the applicable Danaher non-U.S. defined contribution retirement plan to the applicable NetScout non-U.S. defined contribution retirement plan.

Treatment of Welfare Benefit Plans

Newco Employees will generally cease participating in and accruing any benefits under Danaher’s welfare benefit plans as of the closing of the Mergers. NetScout will use its reasonable best efforts to establish or maintain health and welfare benefits plans providing medical, dental, vision, disability and life insurance coverage for Newco Employees with terms and conditions that are fully equivalent to the health and welfare benefits provided by NetScout to its similarly situated employees as of the closing of the Mergers. Danaher generally will retain liabilities for welfare and fringe benefit claims incurred before the closing of the Mergers, and NetScout generally will assume liabilities for welfare and fringe benefit claims incurred on and after the closing of the Mergers.

NetScout will credit each Newco Employee with the amount of accrued but unused vacation time and other paid time off benefits attributable to pre-closing service at Danaher. However, NetScout may require that any carry-over amounts in excess of what could have been carried over under the applicable NetScout paid time off plan be used by December 31 of the year following the year in which the closing of the Mergers occurs.

Treatment of Nonqualified Deferred Compensation Plan

Newco Employees will cease active participation in Danaher’s nonqualified deferred compensation plan as of the closing of the Mergers. NetScout will have no obligation to establish a nonqualified deferred compensation plan for Newco Employees, and Danaher will retain all assets and liabilities with respect to Danaher’s nonqualified deferred compensation plan, including any liabilities with respect to Newco Employees.

Treatment of Danaher Equity Incentive Awards

Each option to purchase shares of Danaher common stock that is held by a Newco Employee and is vested and exercisable immediately before the closing of the Mergers or is scheduled to vest on or before August 4, 2015 will generally remain outstanding for 90 days following the later of the closing date of the Mergers or the date the option becomes vested and exercisable. Each restricted stock unit relating to shares of Danaher common stock that is held by a Newco Employee and is unvested immediately before the closing of the Mergers, but is scheduled to vest on or before August 4, 2015, will continue to vest and be settled in accordance with its terms. Each of these Danaher stock options and Danaher restricted stock units may be equitably adjusted by Danaher if determined by the Danaher board of directors to be necessary to reflect the impact of the proposed Transactions on the value of shares of Danaher common stock. Danaher does not believe that any adjustments will be made in the event that the exchange offer, if applicable, is fully subscribed.

All stock options and restricted stock units relating to shares of Danaher common stock that are held by a Newco Employee and that are not vested immediately before the closing of the Mergers or scheduled to vest on or before August 4, 2015, will generally be cancelled by Danaher immediately before the closing of the Mergers and replaced by NetScout with a cash retention award and restricted stock units relating to shares of NetScout common stock in respect of the value (determined in accordance with the methods described below) of the cancelled Danaher stock options and Danaher restricted stock units held by the employee before the closing of the Mergers. The value of each cancelled Danaher stock option, referred to herein as the Cancelled Danaher Option Value, will be equal to the spread value of the cancelled Danaher stock option, or, if greater, the value obtained by dividing the total number of shares of Danaher common stock subject to the cancelled Danaher stock option by 2.5 and multiplying the resulting number of shares by the per share closing price of Danaher common stock trading on the “regular way” basis on the New York Stock Exchange on the day immediately prior to the closing date of the Mergers. The value of each cancelled Danaher restricted stock unit, referred to herein as the Cancelled Danaher Restricted Stock Unit Value, is equal to the total number of shares of Danaher common stock subject to the Danaher restricted stock unit multiplied by the per share closing price of Danaher common stock trading on the “regular way” basis on the New York Stock Exchange on the day immediately prior to the closing date of the Mergers. Together, the Cancelled Danaher Option Value and the Cancelled Danaher Restricted Stock Unit Value are referred to herein as the Newco Employee’s Cancelled Danaher Equity Award Value.

The cash retention award each Newco Employee will receive in respect of the value of the employee’s cancelled Danaher equity awards will be equal to one half of the employee’s Cancelled Danaher Equity Award Value and will become payable on the later of the first anniversary of the closing date of the Mergers or August 4, 2016, subject to the employee’s continued employment with NetScout through the applicable vesting date. Danaher will reimburse NetScout for the amount of the cash retention payments (net of any applicable employment taxes and deductions).

The number of restricted stock units relating to shares of NetScout common stock each Newco Employee will receive in respect of the value of the employee’s cancelled Danaher equity awards will be equal to the number obtained by dividing one half of the employee’s Cancelled Danaher Equity Award Value by the per share closing price of NetScout common stock trading on the “regular way” basis on NASDAQ on the closing date of the Mergers, provided that the maximum aggregate value of all restricted stock units relating to shares of NetScout common stock that will be granted to Newco Employees in respect of their cancelled Danaher equity awards will not exceed $15 million. If the value of the restricted stock units to be granted to Newco Employees in respect of their cancelled Danaher equity awards would otherwise exceed $15 million, the applicable reduction in the number of restricted stock units to be so granted will be applied to each applicable Newco Employee on a pro rata basis. These restricted stock units relating to shares of NetScout common stock will be subject to the terms and conditions of the applicable NetScout stock plan and the applicable award agreement provided by NetScout.

However, in the event the abovementioned treatment of the cancelled Danaher equity awards results in adverse tax consequences or compliance issues to the parties or any Newco employees, different treatment may apply as agreed between Danaher and NetScout.

Treatment of Annual Bonus Programs

Danaher will pay or reimburse NetScout for the bonus amounts that Newco Employees could have received for the fiscal year in which the closing of the Mergers occurs based on projected actual performance for the full year as determined by Danaher in good faith as of the closing date of the Mergers, but pro-rated for the portion of the year ending on the closing date of the Mergers. Danaher will also pay or reimburse NetScout for any accrued but unpaid bonus amounts that NetScout pays to Newco Employees in respect of the fiscal year ending immediately prior to the closing of the Mergers.

Danaher Retention Plan

Danaher may, in its sole discretion, adopt a cash retention plan for the benefit of certain Newco Employees based on the achievement of specified continued employment requirements or other vesting conditions identified by Danaher.

Employee Stock Purchase Plan

Each Newco Employee located in the United States will be eligible to participate in NetScout’s employee stock purchase plan on the same basis as similarly situated employees of NetScout as of the first offering date under such plan following the closing date of the Mergers.

Miscellaneous

The indemnification and dispute resolution procedures in the Employee Matters Agreement are generally consistent with those under the Distribution Agreement. As noted above, however, there are special dispute resolution procedures for the identification of Newco Employees and Newco Independent Contractors.

The Employee Matters Agreement is governed by Delaware law.

Tax Matters Agreement

Allocation of taxes. Newco intends to enter into the Tax Matters Agreement with Danaher and NetScout immediately prior to the Distribution that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement:

•	Danaher will be responsible for (i) any U.S. federal income taxes imposed on Danaher’s U.S. federal consolidated group for any period, (ii) any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Newco and/or any of its subsidiaries for any periods or portions thereof ending on or prior to the effective date of the Distribution, and (iii) any transfer taxes arising from the Separation or the Distribution; and

•	Newco (and, following the effective time of the First Merger, NetScout) will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Newco and/or any of its subsidiaries for any periods or portions thereof beginning after the effective date of the Distribution.

Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Danaher will generally be responsible for preparing and filing any tax return that includes Danaher or any of its subsidiaries (as determined immediately after the Distribution), including those that also include Newco and/or any of its subsidiaries. Newco will generally be responsible for preparing and filing any tax returns that include only Newco and/or any of its subsidiaries.

The party responsible for preparing and filing a given tax return will generally have primary authority to control tax contests related to any such tax return. Newco will generally have exclusive authority to control tax contests with respect to tax returns that include only Newco and/or any of its subsidiaries.

Preservation of the tax-free status of certain aspects of the Separation. Newco and Danaher intend for the Distribution and certain related transactions to qualify as a reorganization pursuant to which no gain or loss is recognized by Danaher or its stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Code. In addition, Newco and Danaher intend for certain other aspects of the Separation to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

Danaher is seeking a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Separation for tax-free treatment for U.S. federal income tax purposes. The request for the IRS ruling was filed on November 17, 2014. In addition, Danaher expects to receive opinions from its outside tax advisors regarding the tax-free status of the Distribution and certain other aspects of the Separation. In connection with the ruling and the opinions, Newco and Danaher have made and will make certain representations regarding the past and future conduct of their respective businesses and certain other matters.

Newco will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the Distribution and certain other aspects of the Separation. Newco may take certain actions prohibited by these covenants only if Danaher receives a private letter ruling from the IRS or Newco obtains and provides to Danaher an opinion from a U.S. tax counsel or accountant of recognized national standing to the effect that such action would not jeopardize the tax-free status of these transactions. Newco will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the effective date of the Distribution these covenants will include specific restrictions on Newco, including the following:

•	certain restrictions on issuing or selling stock or other securities (including securities convertible into Newco stock but excluding certain compensatory arrangements);

•	redeeming or repurchasing its stock or stock rights, except to the extent consistent with guidance issued by the IRS;

•	certain restrictions on selling assets outside the ordinary course of business;

•	discontinuing the active conduct of the Communications Business; and

•	entering into any other corporate transaction (apart from the Mergers) which, when combined with the Mergers, would cause Newco to undergo a 50% or greater change in its stock ownership.

As of the effective time of the First Merger, NetScout will be subject to the same obligations and restrictions imposed on Newco under the Tax Matters Agreement, including, without limitation, the tax-related covenants discussed above, and for the avoidance of doubt any restrictions applicable to Newco shall also apply to NetScout mutatis mutandis.

Newco and NetScout will generally agree to indemnify Danaher and its affiliates against any and all tax-related liabilities incurred by them relating to the Distribution and certain other aspects of the Separation to the extent caused by an acquisition of Newco’s stock or assets or by any other action undertaken by Newco or NetScout. This indemnification provision will apply even if Danaher has permitted Newco or NetScout to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Transition Services Agreement

In connection with the Transactions, Danaher and Newco will enter into a transition services agreement, referred to herein as the Transition Services Agreement, effective as of the closing of the First Merger. In order to facilitate the transition of the Communications Business to Newco (which, after the First Merger, will be a wholly-owned subsidiary of NetScout), under the transition services agreement Danaher and its affiliates will provide Newco, with specified support services and other assistance for a limited time following the closing of the Mergers.

The Transition Services Agreement also addresses certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of and access to each other’s records, confidentiality and proprietary rights.

The initial term of the Transition Services Agreement is currently contemplated to be for a period commencing at the Effective Time and ending at 11:59 p.m. Eastern Time on March 31, 2016, unless earlier terminated as provided in the Transition Services Agreement, although the individual terms of certain services may expire prior to the end of the term of the Transition Services Agreement itself. Newco will not have the option of extending the services provided under the Transition Services Agreement.

Newco will generally be able to terminate any services provided by giving 30 days written notice to Danaher. Once Newco has terminated any of the services, Newco shall not be permitted to request such services be resumed pursuant to the Transition Services Agreement.

Each party to the Transition Services Agreement generally agrees to indemnify the other party and other party’s related parties from claims related to the indemnifying party’s breach of its obligations under the Transition Services Agreement.

Trademark License Agreement

As of the Separation Date, pursuant to the Trademark License Agreement, Danaher will grant Newco a non-exclusive transitional license to use certain retained trademarks for applicable products bearing such marks as of the closing of the Separation and the Mergers and being transferred pursuant to the Distribution Agreement and Merger Agreement (including any modifications or updates thereto in the ordinary course of business), together with applicable materials related thereto. Each such license extends for 12 months following the closing of the Separation and the Mergers (or an additional 1-year extension period if requested by Newco and agreed by Danaher). The Trademark License Agreement will provide for applicable requirements regarding use and sublicensing of the licensed marks and will require the licensee to replace such marks with a new source indicator that is not similar thereto prior to the applicable termination date.

IP License Agreement

As of the Separation Date, pursuant to the Intellectual Property Cross-License Agreement (“IP License Agreement”), Danaher will grant Newco a perpetual and irrevocable, non-exclusive license to certain retained patents, copyrights and trade secrets owned by Danaher and used by Newco as of the closing of the Separation and the Mergers, or embodied by the technology delivered to Newco as of the closing, and Newco will grant Danaher a perpetual and irrevocable, non-exclusive license to certain patents, copyrights and trade secrets owned by Newco and used by Danaher as of the closing of the Separation and the Mergers. The IP License Agreement will provide for applicable requirements and restrictions regarding use and sublicensing of the licensed intellectual property.

DBS License Agreement

As of the Separation Date, pursuant to the DBS License Agreement, Danaher will grant a non-exclusive six-month license to Newco to use the Danaher Business System solely for internal business purposes relating solely to the Communications Business. Newco may sublicense such license solely to direct and indirect, wholly-owned subsidiaries (but only as long as such entities remain direct and indirect, wholly-owned subsidiaries).

Lease Agreement

In connection with the Distribution Agreement, Danaher or one of its subsidiaries (“Landlord”) and Newco or one of its subsidiaries (“Tenant”) will enter into the Commercial Lease Agreement (the “Lease”), to be executed at closing. Pursuant to the Lease, Landlord will lease to Tenant the land and improvements located at 3033 W President George Bush Highway, in Collin County, Plano, Texas (the “Premises”).

The Lease is a triple net lease, such that Tenant is responsible for all taxes, insurance, utilities and costs and expenses relating to the repair, maintenance and operation of the Premises during the term of the Lease. The term of the Lease is approximately three years, subject to Tenant’s right to renew the term for one additional term of three years. In addition to paying all costs and expenses relating to the Premises as described above, Tenant is obligated to pay base rent during the first two lease years of $984,000 per annum and during the third lease year, of $3,000,000 per annum. The base rent during the renewal term lease years is based upon the increase in CPI over the prior period.

Tenant is permitted to use the Premises for general, executive and administrative office use and uses reasonably ancillary thereto. The Lease includes customary default provisions and remedies for Landlord in the case of such a default.

Tenant has the right to make alterations to the Premises, subject to Landlord’s consent (provided, however, no consent shall be required for non-structural cosmetic alterations if the price does not exceed agreed upon thresholds), not to be unreasonably withheld, conditioned or delayed, compliance with applicable legal requirements and providing security for the performance of the alteration if the cost thereof exceeds agreed upon thresholds.

Except for customary rights to terminate in the event of a casualty that is not repaired within agreed upon time periods or taking by eminent domain, Tenant does not have the right to an early termination of the Lease.

Landlord and Tenant generally have agreed to indemnify each other and each other’s related parties from claims related to the Premises and the use and occupancy thereof.

Subject to the terms of the Lease, Tenant has the right to purchase the Premises at or near the end of the term of the Lease (but not sooner than six months prior to the expiration of the term). Any such purchase is subject to customary escrow conditions but is not contingent upon Tenant obtaining financing or any other matter.

Voting Agreement

In connection with the Transactions, on October 12, 2014, Danaher and Anil Singhal (the “Stockholder”) entered into a voting agreement. Pursuant to the Voting Agreement, the Stockholder has agreed, subject to the termination of the Voting Agreement, at any meeting of the stockholders of NetScout, however called, or at any adjournment or postponement thereof, or on any written consent of the stockholders of NetScout, to vote or consent (or cause to be voted or consented) all of his 2,248,226 shares (“Subject Shares”) of NetScout common stock, which represented approximately 5.5% of the total outstanding shares of NetScout common stock based on 41,181,526 shares of common stock reported outstanding as of October 10, 2014 (as represented by NetScout in the Merger Agreement): (a) in favor of the approval of the issuance of shares of NetScout common stock in the First Merger and any related proposals in furtherance thereof; and (b) against the following actions (other than the Mergers and the transactions contemplated by the Merger Agreement): (i) any acquisition proposal; (ii) any merger, tender offer, recapitalization, reorganization, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction or series of transactions of NetScout or any of its subsidiaries; (iii) any amendment of NetScout’s certificate of incorporation; or (iv) any other action, proposal, transaction or agreement involving NetScout that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Mergers. In addition, the Stockholder granted certain officers of Danaher a limited proxy to vote the Subject Shares in accordance with the foregoing voting commitment.

The Stockholder has also agreed, among other things, subject to certain exceptions (including transfers to any person that agrees in writing to be bound by the terms of the Voting Agreement): not to (i) directly or indirectly, sell, transfer (except as may be specifically required by court order), pledge, encumber, hypothecate, assign or otherwise dispose of, by tendering into any tender or exchange offer, by operation of law or otherwise, either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, pledge, encumbrance, hypothecation assignment or similar disposition of, the Subject Shares; (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of the Subject Shares that could reasonably be expected to prevent, nullify, impede, interfere with, frustrate, delay, postpone, discourage or otherwise materially adversely affect the Mergers, the Merger Agreement, any of the transactions contemplated by the Merger Agreement or the Voting Agreement; or (iii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares.

The Voting Agreement also provides that nothing in the Voting Agreement limits the discretion of the Stockholder to take or not take any action in his fiduciary capacity as director of NetScout. Also, the obligations of the Stockholder shall not be affected by any Change in Recommendation.

Each of the parties to the Voting Agreement has made customary representations and warranties, including with respect to authority to enter into and carry out its obligation under, and enforceability of, the Voting Agreement.

The Stockholder is also subject to the non-solicitation covenants applicable to NetScout and its representatives in the Merger Agreement.

The Voting Agreement and the limited proxy granted thereunder will automatically terminate upon the earliest of (i) the effective time of the First Merger and (ii) the termination of the Merger Agreement.

DESCRIPTION OF CAPITAL STOCK OF NETSCOUT AND THE COMBINED COMPANY

The rights of NetScout stockholders are governed by Delaware law, NetScout’s Third Amended and Restated Certificate of Incorporation (the “NetScout Charter”) and NetScout’s Amended & Restated Bylaws (the “NetScout Bylaws”), which are included as exhibits to NetScout’s filings with the SEC.

The following description of NetScout’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the NetScout Charter and the NetScout Bylaws.

Common Stock

The NetScout Charter authorizes the issuance of up to 150 million shares of common stock, par value $0.001 per share. As of [—], 2015, there were [—] shares of NetScout common stock issued and outstanding.

There is one class of authorized NetScout common stock which is entitled to one vote per share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Except as otherwise required by law or the NetScout Charter, each holder of NetScout common stock shall have one vote in respect of each share of NetScout common stock held of record by such holder. The holders of NetScout common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the NetScout board of directors, subject to any preferential dividend rights granted to the holders of any then outstanding preferred stock. In the event of liquidation, each share of NetScout common stock is entitled to share pro rata in any distribution of NetScout’s assets after payment or providing for the payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of NetScout common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

The NetScout Charter authorizes the NetScout board of directors, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, limitations, and restrictions of any such class or series, including the dividend rights, dividend rates, voting rights, the rights and terms of redemption, redemption prices, the rights and terms of conversion, liquidation preferences, sinking fund terms, the number of shares constituting any such class or series, and the designation of such class or series. Currently, the NetScout board of directors can designate up to 5 million shares of preferred stock.

The NetScout board of directors shall determine the rights, preferences, privileges and restrictions of the 5 million undesignated shares of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series.

If NetScout decides to sell shares of preferred stock, the NetScout board of directors will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series.

Certain Anti-Takeover Effects of Provisions of the NetScout Charter and the NetScout Bylaws

NetScout is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the NetScout board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of NetScout’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of NetScout’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

The NetScout Charter provides that the directors elected may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors or without cause only by the holders of at least a 75% of the shares then entitled to vote at an election of directors. Under the NetScout Bylaws, unless and until filled by the stockholders, any vacancy or newly created directorships on the NetScout board of directors may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The NetScout Charter and the NetScout Bylaws provide that any action required or permitted to be taken by NetScout stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The NetScout Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by NetScout’s Chairman, president or by a majority vote of the NetScout board of directors. In addition, the NetScout Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the NetScout board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the NetScout board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the NetScout secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of NetScout’s outstanding voting securities until the next stockholder meeting.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Portions of the NetScout Charter may be amended by the affirmative vote of the holders of at least 75% of the votes which all the NetScout stockholders would be entitled to vote. The NetScout Bylaws may be amended or repealed by a majority vote of the NetScout board of directors or by the affirmative vote of the holders of at least 75% of the votes which all NetScout stockholders would be entitled to cast in any annual election of directors.

Listing

NetScout common stock trades on NASDAQ under the symbol “NTCT.”

Transfer Agent

The transfer agent and registrar for the NetScout common stock is Computershare.

SECURITY OWNERSHIP OF NETSCOUT COMMON STOCK

The following table and footnotes set forth as of November 24, 2014, the beneficial ownership, as defined by regulations of the SEC, of NetScout common stock held by:

•	each person or group of persons known to NetScout to own beneficially more than 5% of the outstanding shares of NetScout common stock;

•	each director and named executive officer of NetScout; and

•	all current directors and executive officers of NetScout as a group.

•	Name and Address of the beneficial owner

	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned(2)
Anil K. Singhal(3)	2,248,226	5.5%
Michael Szabados	48,216	*
John W. Downing	90,000	*
Victor A. DeMarines	28,379	*
Robert E. Donahue	4,206	*
John R. Egan	65,093	*
Joseph G. Hadzima, Jr.	109,554	*
Vincent J. Mullarkey	60,379	*
Jean Bua	22,208	*
Christopher Perretta	—	*
Brown Capital Management, LLC(4) 1201 N. Calvert Street Baltimore, Maryland 21202	5,626,034	13.6%
Danaher Corporation(5) 2200 Pennsylvania Ave., NW—Suite 800W Washington, DC 20037	3,423,045	8.3%
Blackrock, Inc.(6) 40 East 52nd Street New York, New York 10022	3,083,760	7.5%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,381,116	5.8%
All executive officers and directors as a group (10 persons)	2,676,261	6.5%

*	Represents less than one percent of class.
(1)	Under applicable SEC rules and regulations, a person is considered to beneficially own NetScout’s common stock if such person either has the sole or shared power with any other person to either vote or dispose of such common stock. As a result, more than one person may be reported as the beneficial owner of any particular share of NetScout’s common stock. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock issuable by NetScout to a person or entity named below pursuant to options which may be exercised within 60 days of November 24, 2014 or restricted stock units which may vest within 60 days of November 24, 2014 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has either sole or shared voting or dispositive power over the shares shown below as beneficially owned by such person.

(2)	Based on 41,217,480 shares of NetScout’s common stock outstanding as of November 24, 2014.
(3)	As of November 24, 2014, Mr. Singhal’s spouse did not beneficially own at least five percent of NetScout’s outstanding common stock, and therefore the 1,081,201 shares held by trusts of which Mr. Singhal’s spouse is deemed the beneficial owner are reported herein by Mr. Singhal. This amount does not include an aggregate of 1,078,822 shares held in trusts for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, and 59,961 shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee.
(4)	Based solely on a Form 13F filed with the SEC on November 14, 2014. Brown Capital Management, LLC has the sole power to vote 3,295,092 shares and sole dispositive power of 5,626,034 shares.
(5)	Based solely on a Schedule 13D filed with the SEC on October 12, 2014. Includes 1,174,819 shares which the reporting person has the sole power to vote or dispose. Also includes 2,248,226 shares which the reporting person has the shared power to vote or dispose pursuant to a Voting Agreement, dated as of October 12, 2014, by and between the reporting person and Anil Singhal entered into in connection with the Merger Agreement. The reporting person may be deemed to have beneficial ownership of such 2,248,226 shares as a result of provision 1.1(b) in the Voting Agreement. Under Section 1.1(b) of the Voting Agreement, Frank T. McFaden and Robert S. Lutz are appointed as Proxy and Attorney-in-Fact for Anil Singhal and, in such capacities, may be deemed to have voting or dispositive power over the 2,248,226 shares subject to the Voting Agreement.
(6)	Based solely on a stockholder position list as of September 29, 2014 obtained by NetScout.
(7)	Based solely on a Form 13F filed with the SEC on November 12, 2014. Includes 49,192 shares for which such reporting person has the sole power to vote.

PROPOSAL NO. 1—

PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF NETSCOUT COMMON STOCK

IN THE FIRST MERGER

For a summary and detailed information regarding this proposal, see the information about the proposed Mergers, and the issuance of shares of NetScout common stock in the First Merger, contained throughout this document, including the information set forth in the sections of this document entitled “The Transactions,” “The Merger Agreement” and the “Distribution Agreement.”

Copies of the Merger Agreement and the Distribution Agreement are attached to this document as Annex A and Annex B, respectively.

If the proposal to approve the issuance of shares of NetScout common stock in the First Merger is not approved, the Mergers cannot be completed, and each of Danaher and NetScout will have the right to terminate the Merger Agreement, as described in the section entitled “The Merger Agreement—Termination.”

Required Vote

This proposal regarding the issuance of shares of NetScout common stock in the First Merger must be approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy (assuming a quorum is present). Abstentions would have the same effect as a vote against this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal.

NetScout’s board of directors recommends that stockholders vote “FOR” the proposal to issue shares of NetScout common stock in the First Merger.

PROPOSAL NO. 2—

PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE

SPECIAL MEETING, IF NECESSARY OR APPROPRIATE

If, at the special meeting of stockholders, the board of directors of NetScout determines it is necessary or appropriate to adjourn or postpone the special meeting in order to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of NetScout common stock in the First Merger, NetScout intends to move to adjourn or postpone the special meeting. If the board of directors of NetScout determines that adjournment or postponement of the special meeting is necessary or appropriate, NetScout will ask its stockholders to vote only upon the adjournment or postponement proposal, and not on the proposal to approve the issuance of shares of NetScout common stock in the Merger.

In this proposal, NetScout is asking NetScout Stockholders to vote in favor of adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger. If the stockholders approve the adjournment or postponement proposal, NetScout could adjourn or postpone the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment or postponement proposal could mean that, even if NetScout had received proxies representing a sufficient number of votes against the issuance of NetScout common stock in the First Merger to defeat that proposal, NetScout could adjourn or postpone the special meeting without a vote and seek to convince the holders of those shares to change their votes to vote in favor of approval of the issuance of shares of NetScout common stock in the First Merger.

Required Vote

This proposal regarding the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in the First Merger must be approved by the affirmative vote of a majority of the shares of NetScout common stock represented and voting at the special meeting, either in person or by proxy. Abstentions would have the same effect as a vote against this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the special meeting.

NetScout’s board of directors recommends that stockholders vote “FOR” the proposal to approve adjournments or postponements of the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

To be considered for inclusion in next year’s proxy materials, proposals must be submitted in writing to NetScout’s principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by NetScout no later than March 26, 2015. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. If NetScout stockholders wish to submit a proposal for the 2015 Annual Meeting but not have it included in next year’s proxy materials for such meeting or wish to nominate a director, they must submit such proposal or nomination in writing to our principal executive offices at the address noted above, which must be received by NetScout no earlier than the close of business of May 12, 2015 and no later than the close of business of June 11, 2015 and must satisfy the requirements described above and in the NetScout Bylaws. In order to curtail controversy as to the date on which a proposal was received by us, NetScout suggests that NetScout stockholders submit their proposals by registered mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

NetScout files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that NetScout has filed with the SEC at the following SEC public reference room: 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

NetScout’s SEC filings are also available to the public on the SEC’s internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, NetScout’s SEC filings are also available to the public on NetScout’s website, www.netscout.com. Information contained on NetScout’s website is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

Statements contained in this document, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows NetScout to “incorporate by reference” into this proxy statement documents NetScout files with it. This means that NetScout can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that NetScout files with the SEC will update and supersede that information. NetScout incorporates by reference into this document the documents listed below and any future filings NetScout makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, including any filings after the date of this document until the date of the special meeting. The information incorporated by reference is an important part of this document. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

NetScout SEC Filings (SEC File Number 0000-26251)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended March 31, 2014
Quarterly Reports on Form 10-Q	Quarterly periods ended June 30, 2014, September 30, 2014, and December 31, 2014
Definitive Proxy Statement on Schedule 14A	July 24, 2014
Current Reports on Form 8-K or 8-K/A	April 24, 2014, July 17, 2014, August 15, 2014, September 11, 2014, October 14, 2014, October 16, 2014, December 24, 2014
Registration Statement on Form 8-A (description of NetScout common stock)	June 3, 1999 (and declared effective by the SEC on September 30, 1999) (SEC File Number 333-76843)

You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from NetScout. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from NetScout without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document.

You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from NetScout at the following address and telephone number:

NetScout Systems, Inc.,

310 Littleton Road, Westford, Massachusetts 01886,

Attention: Investor Relations,

Telephone: (978) 614-4000.

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

If you would like to request documents, please do so by [—], 2015 to receive them before the special meeting. If you request any of these documents from NetScout, we will mail them to you by first-class mail, or similar.

You should rely only on the information contained or incorporated by reference into this document in voting your shares at the special meeting. NetScout has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [—], 2015. You should not assume that the information contained in this document is accurate as of any other date, and neither the provision of this document to NetScout’s stockholders nor the issuance of NetScout common stock in the First Merger will create any implication to the contrary.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Danaher Corporation

We have audited the accompanying combined balance sheets of the Communications Business of Danaher Corporation (the Company), a wholly-owned business of Danaher Corporation, as of December 31, 2013 and 2012, and the related combined statements of earnings, comprehensive income, changes in parent’s equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed at Item 21(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Communications Business of Danaher Corporation at December 31, 2013 and 2012, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

McLean, Virginia

November 14, 2014

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED BALANCE SHEETS

($ in thousands)

	As of December 31
	2013	2012
ASSETS
Current Assets:
Trade accounts receivable, less allowance for doubtful accounts of $3,250 and $2,831, respectively	$159,295	$139,677
Inventories	53,755	74,953
Prepaid expenses and other current assets	25,599	16,108

Total current assets	238,649	230,738
Property, plant and equipment, net	43,019	42,077
Other assets	5,678	5,285
Goodwill	716,208	649,765
Other intangible assets, net	232,349	257,678

Total assets	$1,235,903	$1,185,543

LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Trade accounts payable	$38,469	$31,044
Accrued expenses and other liabilities	74,986	64,752
Deferred revenue	162,436	230,705

Total current liabilities	275,891	326,501
Long-term deferred revenue	26,542	15,494
Other long-term liabilities	102,242	93,409
Parent’s Equity:
Net parent investment	835,629	758,522
Accumulated other comprehensive loss	(4,401)	(8,383)

Total parent’s equity	831,228	750,139

Total liabilities and parent’s equity	$1,235,903	$1,185,543

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF EARNINGS

($ in thousands)

	Year Ended December 31
	2013	2012	2011
Sales:
Products	$623,632	$594,770	$483,782
Services	211,259	190,968	185,497

Total sales	834,891	785,738	669,279
Cost of sales:
Products	(195,077)	(189,711)	(168,349)
Services	(48,043)	(44,544)	(44,543)

Total cost of sales	(243,120)	(234,255)	(212,892)

Gross profit	591,771	551,483	456,387
Operating costs and other:
Selling, general and administrative expenses	(276,896)	(245,403)	(217,196)
Research and development expenses	(147,553)	(130,872)	(111,898)
Amortization of intangible assets	(19,661)	(17,327)	(15,624)
Impairment of intangible assets	(31,063)	—	(4,947)

Earnings before income taxes	116,598	157,881	106,722
Income taxes	(32,792)	(54,083)	(32,351)

Net earnings	$83,806	$103,798	$74,371

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands)

	Year Ended December 31
	2013	2012	2011
Net earnings	$83,806	$103,798	$74,371
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	4,306	2,311	(3,300)
Pension plan benefit adjustments	(324)	(689)	(256)

Total other comprehensive income (loss), net of income taxes	3,982	1,622	(3,556)

Comprehensive income	$87,788	$105,420	$70,815

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF CHANGES IN PARENT’S EQUITY

($ in thousands)

	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment
Balance, December 31, 2010	$(6,449)	$642,612
Net earnings for the year	—	74,371
Net transfers from (to) parent	—	(100,740)
Stock-based award activity	—	2,821
Other comprehensive income/(loss)	(3,556)	—

Balance, December 31, 2011	(10,005)	619,064
Net earnings for the year	—	103,798
Net transfers from (to) parent	—	29,493
Stock-based award activity	—	6,167
Other comprehensive income/(loss)	1,622	—

Balance, December 31, 2012	(8,383)	758,522
Net earnings for the year	—	83,806
Net transfers from (to) parent	—	(14,805)
Stock-based award activity	—	8,106
Other comprehensive income/(loss)	3,982	—

Balance, December 31, 2013	$(4,401)	$835,629

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31
	2013	2012	2011
Cash flows from operating activities:
Net earnings	$83,806	$103,798	$74,371
Non-cash items:
Depreciation	12,094	10,143	7,659
Amortization	29,005	25,612	23,777
Stock-based compensation expense	8,106	6,167	2,821
Impairment of intangible assets	31,063	—	4,947
Change in deferred income taxes	(20,393)	(3,930)	(1,518)
Change in trade accounts receivable, net	(13,855)	(2,639)	11,754
Change in inventories	21,337	8,278	(406)
Change in trade accounts payable	7,411	(6,725)	3,219
Change in deferred revenue	(58,778)	19,156	(1,906)
Change in prepaid expenses and other assets	(3,501)	5,416	9,179
Change in accrued expenses and other liabilities	6,667	6,856	3,065

Net cash provided by (used in) operating activities	102,962	172,132	136,962

Cash flows from investing activities:
Cash paid for acquisitions	(74,719)	(189,138)	—
Payments for additions to property, plant and equipment	(13,438)	(12,487)	(11,222)

Net cash provided by (used in) investing activities	(88,157)	(201,625)	(11,222)

Cash flows from financing activities:
Net transfers from (to) Parent	(14,805)	29,493	(100,740)
Payments relating to earn-out liability	—	—	(25,000)

Net cash provided by (used in) financing activities	(14,805)	29,493	(125,740)

Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	—	—	—

Ending balance of cash and equivalents	$—	$—	$—

See the accompanying Notes to the Combined Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations, changes in Parent’s equity and cash flows of the Communications Business of Danaher Corporation (the “Business”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.

The Business consists of certain operating units of Danaher Corporation (“Danaher”) and is a premier global provider of network management tools and security solutions for telecommunications carriers and network enterprise customers. The Business’ products enable organizations to gain unique and encompassing real-time analytical insights to better design, deploy, monitor and secure the traditional, virtualized, mobile and cloud-based networks operated by communication service providers, hosters, enterprises and government agencies worldwide. The Business’ products simplify the complexity of understanding and effectively managing the underlying network technologies, communication services and subscriber interactions.

On October 13, 2014, Danaher announced a definitive agreement with NetScout Systems, Inc. (“NetScout”) to combine the Business with NetScout (the “Transaction”). The Transaction will be structured as a distribution of the Business to Danaher shareholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its shareholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher shareholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its shareholders will elect whether to exchange Danaher shares for common units of the Business. If the split-off exchange offer is not fully subscribed, the additional Business common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher shareholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. The transaction remains subject to approval by NetScout’s shareholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a material adverse change with respect to each of the Business and NetScout. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher shareholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

The Business has historically operated as part of Danaher and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to the Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity that operated independently of Danaher. Related party allocations are discussed further in Note 16.

As part of Danaher, the Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Business are accounted for through the Parent investment account of the Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Business in the financial statements.

Net parent investment, which includes retained earnings, represents Danaher’s interest in the recorded net assets of the Business. All significant transactions between the Business and Danaher have been included in the accompanying combined financial statements. Transactions with Danaher are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers from (to) parent” and in the accompanying Combined Balance Sheets within “Net parent investment”.

All significant intercompany accounts and transactions between the operations comprising the Business have been eliminated in the accompanying financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Business bases these estimates on historical experience, the current economic environment and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Accounts Receivable and Allowances for Doubtful Accounts—The Business records accounts receivable at their face amount less an allowance for doubtful accounts. An allowance for doubtful accounts is maintained at an amount estimated to be sufficient to cover the risk of collecting less than full payment on receivables. On a regular basis, the Business re-evaluates customer receivables and reassesses the sufficiency of the allowance for doubtful accounts based on specific customer collection issues.

All accounts receivable are reported on the accompanying Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the Business’ trade accounts. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the allowance for doubtful accounts and, therefore, net earnings. The Business regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, past payment experience and credit bureau information. In circumstances where the Business is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the Business’ customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The Business recorded a provision of $710,000, $467,000, and $1,891,000 associated with doubtful accounts for the years ended December 31, 2013, 2012, and 2011 respectively.

Sales to the Business’ largest two customers were 36% of total sales in 2013, 33% in 2012, and 33% in 2011. No other individual customer accounted for more than 10% of combined sales in 2013, 2012, or 2011. Accounts receivable from these customers was 11% of total receivables at December 31, 2013 and 9% at December 31, 2012.

Inventory Valuation—Inventories include the costs of material, labor and overhead. Inventories are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method to value inventory.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years

Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease

Machinery and equipment	3 – 10 years

Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.

Other Assets—Other assets principally include non-current deferred tax assets.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the Business’ acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized, however, certain definite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. In-process research and development (“IPR&D”) is initially capitalized at fair value and when the IPR&D project is complete, the asset is considered a finite-lived intangible asset and amortized over its estimated useful life. If an IPR&D project is abandoned, an impairment loss equal to the value of the intangible asset is recorded in the period of abandonment. The Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Business also tests intangible assets with indefinite lives at least annually for impairment. Refer to Note 6 for additional information about the Business’ goodwill and other intangible assets.

Revenue Recognition—The Business derives revenues primarily from the sale of network management tools and security solutions for carrier and enterprise customers, which include hardware, software and service offerings. The majority of the Business’ product sales consist of a hardware product with embedded software that is essential to providing the customer the intended functionality of the solution. In addition, the Business sells stand-alone software and software-as-a-service solutions to provide customers with enhanced functionality. The Business’ service offerings include installation, integration, extended warranty and maintenance services, post-contract customer support (“PCS”), and other professional services.

For revenue related to a product or service to qualify for recognition, there must be persuasive evidence of an arrangement, delivery must have occurred or the services must have been rendered, the price to the customer must be fixed and determinable and collectability of the balance must be reasonably assured, or probable in the case of stand-alone software sales. The Business evaluates delivery for product sales based on shipping terms and when title and risk of loss have passed to the customer, and in the case of software products, when the customer has the rights and ability to access the software. The Business generally considers services to be delivered as performed or upon completion to the extent there are significant customer acceptance obligations. If any significant obligations to the customer remain to be fulfilled following delivery, typically involving obligations relating to installation and acceptance by the customer, revenue recognition is deferred until such obligations have been fulfilled.

Management is required to exercise judgment and use estimates in connection with evaluating these criteria and determining the amounts of product and service revenues to be recognized.

Certain of the Business’ contractual arrangements consist of multiple elements (i.e., deliverables) which may include hardware, software, PCS and other services. Revenues for contractual arrangements consisting of multiple elements are recognized for the separate elements when the product or services that are part of the multiple-element arrangement have value on a stand-alone basis, fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in the Business’ control. Allocation of the consideration is determined at the arrangement’s inception.

When a multiple-element arrangement includes software and non-software elements, the arrangement fee is first allocated between the software and non-software elements based on the relative selling prices of all deliverables and then allocated to the individual deliverables in the arrangement. Software elements in a multiple element arrangement are recognized based on their relative vendor-specific objective evidence (“VSOE”) of fair value. If VSOE does not exist for all software elements, revenue is deferred until either: i) VSOE does exist for all elements, ii) all elements have been delivered, or iii) VSOE for all undelivered elements is known and the residual method is used to recognize revenue of delivered elements. Non-software elements in a multiple-element arrangement are recognized based on their relative selling prices determined by the selling price hierarchy. The selling price for a non-software deliverable is based on VSOE, if available, third party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE or TPE is available. The Business considers relevant internal and external market factors in cases where the Business is required to estimate selling prices.

Product returns consist of estimated returns for products sold and are recorded as a reduction in reported revenues at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction in reported revenues at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends.

Deferred Revenue—Deferred revenue includes amounts which have been billed in accordance with contractual terms but have not yet been recognized as revenue because the criteria for revenue recognition have not been met.

Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Shipping and handling costs billed to customers are included in sales.

Research and Development—The Business conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the Business’ existing products and expanding the applications for which uses of the Business’ products are appropriate. Research and development costs are expensed as incurred.

Income Taxes—The Business’ domestic and foreign operating results are included in the income tax returns of Danaher. The Business accounts for income taxes under the separate return method. Under this approach, the Business determines its deferred tax assets and liabilities and related tax expense as if it were filing a separate tax return. The accompanying Combined Balance Sheet does not contain a current taxes payable liability as it is deemed settled with Danaher when due and therefore included in Parent’s Equity. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that could be used as tax deductions or credits in the future for which the tax benefit has already been reflected on the Business’ Combined Statements of Earnings. The Business establishes valuation allowances for its deferred tax assets if it is more likely than not that some or all of the deferred tax assets would not be realized on a separate return basis. Deferred tax liabilities generally represent items that would have already been taken as deductions on the Business’ separate tax return but have not yet been recognized as an expense in the Business’ Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized as income tax expense in the period that includes the enactment date. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the year and the current tax liability for the year. The Business accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon the technical merits, it is “more-likely-than-not” that the position will be sustained upon examination. Judgment is required in evaluating tax positions and determining income tax provisions. The Business re-evaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires. The Business recognizes accrued interest and penalties associated with unrecognized tax positions within income tax expense. Refer to Note 12 for additional information.

Restructuring—The Business periodically initiates restructuring activities to appropriately position the Business’ cost base relative to prevailing economic conditions and associated customer demand. Costs associated with restructuring actions can include one-time termination benefits and related charges in addition to facility closure, contract termination and other related activities. The Business records the cost of the restructuring activities when the associated liability is incurred. Refer to Note 14 for additional information.

Foreign Currency Translation—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within parent’s equity. Net foreign currency transaction gains or losses were not material in any of the years presented.

Accounting for Stock Options—Certain employees of the Business participate in Danaher’s share-based compensation plans which include stock options and restricted stock units (“RSUs”). The Business accounts for stock-based compensation incurred by Danaher by measuring the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method.

Pension Plans—The Business measures its pension assets and its obligations that determine the respective plan’s funded status as of the end of the Business’ fiscal year, and recognizes an asset for a plan’s overfunded status or a liability for a plan’s underfunded status in its balance sheet. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in comprehensive income (loss).

Recently Issued Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Business’ financial statements.

Accumulated Other Comprehensive Income (Loss)—Effective January 1, 2013, the Business adopted accounting guidance that requires the Business to separately disclose, on a prospective basis, the change in each component of other comprehensive income (loss) relating to reclassification adjustments and current period other comprehensive income (loss). As the guidance relates to presentation only, the adoption did not have a material impact on the Business’ results of operations, financial position or cash flows.

Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to the Business’ indefinite investments in non-U.S. subsidiaries.

The changes in accumulated other comprehensive income (loss) by component for the years ended December 31, 2011, 2012 and 2013, are summarized below ($ in thousands).

	Foreign Currency Translation Adjustments	Pension Adjustments	Total
Balance, December 31, 2010	$(6,403)	$(46)	$(6,449)
Net current period other comprehensive income (loss):
Increase (decrease)	(3,300)	(365)	(3,665)
Income tax (expense) benefit	—	109	109

Net current period other comprehensive income (loss), net of income taxes	(3,300)	(256)	(3,556)

Balance, December 31, 2011	(9,703)	(302)	(10,005)
Net current period other comprehensive income (loss):
Increase (decrease)	2,311	(982)	1,329
Income tax (expense) benefit	—	293	293

Net current period other comprehensive income (loss), net of income taxes	2,311	(689)	1,622

Balance, December 31, 2012	(7,392)	(991)	(8,383)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	4,306	(461)	3,845
Income tax (expense) benefit	—	137	137

Other comprehensive income (loss) before reclassifications, net of income taxes	4,306	(324)	3,982

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes (1)	—	—	—

Net current period other comprehensive income (loss), net of income taxes	4,306	(324)	3,982

Balance, December 31, 2013	$(3,086)	$(1,315)	$(4,401)

(1)	There were no items reclassified from accumulated other comprehensive income (loss) in 2013.

Subsequent Events—The Business has evaluated subsequent events for recording or disclosure in these financial statements. There were no such events other than the Transaction described in Note 1.

(3) ACQUISITIONS

As part of Danaher, the Business continually evaluates potential acquisitions that either strategically fit with the Business’ existing portfolio or expand the Business’ portfolio into a new and attractive business area. The Business has completed several acquisitions that have been accounted for as purchases and have resulted in the recognition of goodwill in the Business’ financial statements. This goodwill arises because the purchase prices for these businesses reflect a number of factors including the future earnings and cash flow potential of these businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Business acquired the businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations.

The Business makes an initial allocation of the purchase price at the date of acquisition based upon its understanding of the fair value of the acquired assets and assumed liabilities. The Business obtains this information during due diligence and through other sources. In the months after closing, as the Business obtains additional information about these assets and liabilities, including through tangible and intangible asset appraisals, and learns more about the newly acquired business, it is able to refine the estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment. The Business evaluates whether any adjustments to the purchase accounting are material and assesses if any retrospective adjustments to prior period financial statements are required. The accompanying financial statements reflect the impact of all adjustments to the initial purchase accounting as of the original acquisition dates.

In connection with acquisitions, the Business may enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations and indemnification obligations. These obligations are recorded at their fair value at the time of acquisition and require management to make judgments and estimates about the ultimate settlement amount. While the Business believes it has made reasonable estimates and assumptions to calculate the fair value of these obligations, if actual results are not consistent with management’s estimates and assumptions, these obligations may be understated and a charge would need to be taken against net earnings. As of December 31, 2013, the Business had recorded an estimated earn-out liability for arrangements in connection with acquisitions of $24,896,000. The maximum exposure for these earn-out obligations as of December 31, 2013 is estimated at $33,067,000 and these earn-out obligations are expected to be resolved by 2015.

The acquisitions made during 2013 and 2012 enhanced the technology platforms and research and development capabilities of the Business. The following briefly describes the Business’ acquisition activity for the years ended December 31, 2013 and 2012. There were no acquisitions in 2011.

During 2013, the Business acquired two businesses for total consideration of $74,719,000 in cash, net of cash acquired. The aggregate annual sales of these two businesses at the time of their respective acquisitions, in each case based on the business’ revenues for its last completed fiscal year prior to the acquisition, were approximately $13,100,000. Due to the timing of these acquisitions during 2013, they did not materially impact the Business’ sales or operating profit during 2013. The Business recorded an aggregate of $62,621,000 of goodwill related to these acquisitions.

During 2012, the Business acquired VSS Monitoring, Inc (“VSS”) for total consideration of $189,138,000 in cash, net of cash acquired. The aggregate annual sales of this business at the time of its acquisition, based on VSS’ revenues for its last completed fiscal year prior to the acquisition, were $31,346,000. In addition in 2012, VSS contributed $30,163,000 to sales and reported a loss before income taxes of $8,552,000 from the date of acquisition. The Business recorded an aggregate of $135,927,000 of goodwill related to this acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all acquisitions consummated during 2013 and 2012 ($ in thousands):

	2013	2012
Trade accounts receivable	$5,353	$4,971
Inventories	—	5,249
Property, plant and equipment	719	1,718
Goodwill	62,621	135,927
In-process research and development	—	568
Other intangible assets, primarily customer relationships, trade names and patents	34,070	65,932
Trade accounts payable	(77)	(1,864)
Other assets and liabilities, net	(27,967)	(23,363)

Net cash consideration	$74,719	$189,138

Transaction related costs were not material to 2013, 2012 or 2011 earnings. The Business’ earnings for the year ended December 31, 2012 reflects the impact of additional pre-tax charges totaling $3,026,000 associated with fair value adjustments to inventory and deferred revenue related to the acquired business. These amounts were not material for the year ended December 31, 2013.

Pro Forma Financial Information (Unaudited)

The unaudited pro forma information for the periods set forth below gives effect to the 2013 and 2012 acquisitions as if they had occurred as of January 1, 2012. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time ($ in thousands):

	2013	2012
Sales	$847,445	$811,880
Net earnings	84,974	100,876

(4) INVENTORIES

The classes of inventory as of December 31 are summarized as follows ($ in thousands):

	2013	2012
Finished goods	$28,852	$51,994
Work in process	9,041	7,779
Raw materials	15,862	15,180

Total	$53,755	$74,953

(5) PROPERTY, PLANT AND EQUIPMENT

The classes of property, plant and equipment as of December 31 are summarized as follows ($ in thousands):

	2013	2012
Land and improvements	$1,983	$1,587
Buildings	20,810	19,574
Machinery and equipment	68,928	60,086

Gross property, plant and equipment	91,721	81,247
Less accumulated depreciation	(48,702)	(39,170)

Property, plant and equipment, net	$43,019	$42,077

Total depreciation expense for the years ended December 31, 2013, 2012 and 2011 were $12,094,000, $10,143,000 and $7,659,000, respectively.

Capital expenditures totaled $13,438,000, $12,487,000 and $11,222,000 for the years ended December 31, 2013, 2012 and 2011, respectively. There was no capitalized interest related to capital expenditures in any period.

(6) GOODWILL & OTHER INTANGIBLE ASSETS

As discussed in Note 2, goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities and non-controlling interests. The Business assesses goodwill for impairment at least annually in the fourth quarter of each year, or more frequently as “triggering” events occur that indicate that it is more likely than not than an impairment exists. In performing its goodwill impairment test, the business first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. Qualitative factors that the Business considers include macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance. If qualitative factors indicate that an impairment may have occurred, the Business performs a quantitative impairment test. The Business may opt to bypass the qualitative test in any given period.

As of December 31, 2013, the Business had four reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from $59,330,000 to $422,475,000. In 2011 and 2012, the qualitative impairment test indicated that an impairment of goodwill was not more likely than not. In 2013, the Business opted to skip the qualitative test and performed the quantitative impairment test for all reporting units. In performing its quantitative assessment of goodwill impairment, management relied on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data. These factors are inherently subject to uncertainty and require management to make estimates and exercise judgment. While the Business believes it has made reasonable estimates and assumptions to calculate the fair value of its reporting units, if actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings. No goodwill impairment charges were recorded for the years ended December 31, 2013, 2012 and 2011 and no “triggering” events have occurred subsequent to the performance of the latest annual impairment test.

The following table shows the rollforward of goodwill reflected in the financial statements resulting from the Business’ activities during 2013 and 2012 ($ in thousands):

Total
Balance, January 1, 2012	$511,947
Attributable to 2012 acquisitions	135,927
Foreign currency translation & other	1,891

Balance, December 31, 2012	649,765
Attributable to 2013 acquisitions	62,621
Foreign currency translation & other	3,822

Balance, December 31, 2013	$716,208

Finite-lived intangible assets are amortized over their legal or estimated useful life. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset ($ in thousands):

	December 31, 2013		December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$93,105	$(30,435)	$56,696	$(34,717)
Customer relationships and other intangibles	177,398	(78,168)	220,891	(57,965)

Total finite-lived intangibles	$270,503	$(108,603)	$277,587	$(92,682)
Indefinite-lived intangibles:
Trademarks and trade names	$70,449	$—	$72,773	$—

Total intangibles	$340,952	$(108,603)	$350,360	$(92,682)

During 2013 and 2012, the Company acquired finite-lived intangible assets, consisting primarily of patents and technology and customer relationships with a weighted average life of 7 and 10 years, respectively. Refer to Note 3 for additional information about acquired intangible assets.

Total intangible amortization expense in 2013, 2012 and 2011 was $29,005,000, $25,612,000 and $23,777,000, respectively of which $9,344,000, $8,285,000 and $8,153,000 are included in costs of sales for the years ended December 31, 2013, 2012 and 2011, respectively. Based on the finite-lived intangible assets recorded as of December 31, 2013, amortization expense is estimated to be $25,944,000 during 2014, $25,240,000 during 2015, $21,692,000 during 2016, $19,428,000 during 2017 and $19,428,000 during 2018.

The Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Business also tests intangible assets with indefinite lives at least annually for impairment. Determining whether an impairment loss occurred requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions and discount rates related to these assets.

As a result of these impairment analyses, the Business recorded impairment charges of $31,063,000 in 2013 and $4,947,000 in 2011 related to the value of customer relationship and technology intangible assets. There were no impairments recorded in 2012. The 2013 impairment charge was recorded to reduce the value of certain customer relationship assets to their estimated fair value. These customer relationship assets were deemed to be impaired because as of December 31, 2013, orders and financial results of the acquired business to which these assets relate had not materialized according to the original expectations of the Business as of the date of acquisition. The 2011 impairment charge was recorded to reduce the value of certain customer relationship and technology assets to their estimated fair value. These intangible assets were deemed to be impaired because as of December 31, 2011, financial results of the acquired business to which these assets relate had lagged behind the original expectations of the Business as of the date of acquisition.

(7) FAIR VALUE MEASUREMENTS

Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Business assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Business’ assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2013 and 2012 were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013:
Liabilities:
Deferred compensation plans	$—	$1,498	$—	$1,498
Earn-out obligations	—	—	24,896	24,896
December 31, 2012:
Liabilities:
Deferred compensation plans	$—	$1,172	$—	$1,172

For more information on the deferred compensation plan, see Note 16.

There have been no transfers of assets or liabilities between the fair value measurement levels. The earn-out obligations recorded in 2013 are related to acquisitions made in that year and represent the Business’ estimate of the fair value of the liability based on the expected results of operations and achievement of other significant operational milestones of the acquired businesses during the earn-out period. As of December 31, 2012 the Business had not recorded any earn-out obligations. See Note 3 for more information on earn-out obligations.

(8) ACCRUED EXPENSES

Accrued expenses and other liabilities as of December 31 include the following ($ in thousands):

	2013	2012
Compensation and benefits	$23,948	$20,819
Incentive compensation accrual	23,404	20,520
Other	27,634	23,413

Total	$74,986	$64,752

(9) PENSION BENEFIT PLANS

Certain of the Business’ non-U.S. employees participate in certain of Danaher’s noncontributory defined benefit pension plans. None of the Business’ employees in the U.S. participate in any Danaher noncontributory defined benefit pension plans. In general, these plans are funded based on considerations relating to legal requirements, underlying asset returns, the plans’ funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors. The following sets forth the funded status of the plans as of the most recent actuarial valuations using measurement dates of December 31, 2013 and 2012 ($ in thousands):

	2013	2012
Change in pension benefit obligation:
Benefit obligation at beginning of year	$5,484	$3,917
Service cost	342	242
Interest cost	232	194
Employee contributions	8	8
Net transfers in from other Danaher plans (1)	310	—
Actuarial (gain) loss	560	1,010
Foreign exchange rate impact	219	113

Benefit obligation at end of year	7,155	5,484

Change in plan assets:
Fair value of plan assets at beginning of year	1,306	1,101
Actual return on plan assets	185	94
Employer contributions	37	65
Employee contributions	8	8
Net transfers in from other Danaher plans (1)	228	—
Foreign exchange rate impact	36	38

Fair value of plan assets at end of year	1,800	1,306

Funded status	$(5,355)	$(4,178)

(1)	In 2013, certain plans, which were previously accounted for as defined contribution plans, were modified in accordance with local laws to provide guarantees to the participants. This change recharacterized these plans as defined benefit plans.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	2013	2012
Discount rate	4.04%	4.19%
Rate of compensation increase	2.72%	2.68%

Components of net periodic pension cost ($ in thousands):

	2013	2012
Service cost	$342	$242
Interest cost	232	194
Expected return on plan assets	(68)	(63)

Net periodic pension cost	$506	$373

Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	2013	2012
Discount rate	4.19%	5.03%
Expected long-term return on plan assets	5.31%	5.28%
Rate of compensation increase	2.68%	2.63%

The discount rate reflects the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to the Business’ benefit obligations and is subject to change each year. Rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan.

As of December 31, 2013, unrecognized actuarial losses of $1,873,000 ($1,315,000, net of tax) which have not yet been recognized in net periodic pension cost are included in accumulated other comprehensive income. The unrecognized actuarial losses are calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued pension costs as of December 31, 2013. None of this amount is expected to be recognized in net periodic pension costs during the year ending December 31, 2014. No plan assets are expected to be returned to the Business during the year ending December 31, 2014.

Selection of Expected Rate of Return on Assets

Long-term rate of return on asset assumptions were determined on a plan-by-plan basis based on the composition of assets and ranged from 4% to 6% and in each of 2013 and 2012, with a weighted average rate of return assumption of 5% in each of 2013 and 2012.

Plan Assets

Plan assets are invested in various insurance contracts, equity and debt securities as determined by the administrator of each plan. The value of the plan assets directly affects the funded status of the Business’ pension plans recorded in the financial statements. Plan assets are held in a collective trust for the overall Danaher plans. They have been allocated to the Business in proportion to the Business’ proportion of the overall obligation in each year. The fair values of the Business’ pension plan assets as of December 31, 2013, by asset category were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$49	$—	$—	$49
Equity securities:
Common stock	38	54	—	92
Preferred stock	34	—	—	34
Fixed income securities:
Corporate bonds	—	106	—	106
Government issued	—	4	—	4
Mutual funds	—	1,104	—	1,104
Venture capital, partnerships, other private investments and real estate	—	—	176	176
Insurance contracts	—	235	—	235

Total	$121	$1,503	$176	$1,800

The fair values of the Business’ pension plan assets as of December 31, 2012, by asset category were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$35	$—	$—	$35
Equity securities:
Common stock	35	$37	—	72
Preferred stock	26	—	—	26
Fixed income securities:
Corporate bonds	—	168	—	168
Government issued	—	—	—	—
Mutual funds	—	717	—	717
Venture capital, partnerships, other private investments and real estate	—	—	113	113
Insurance contracts	—	175	—	175

Total	$96	$1,097	$113	$1,306

Preferred stock and certain common stock and mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Common stock, corporate bonds, U.S. government securities and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.

Venture capital, partnerships and other private investments are valued based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment. The investments are valued using a combination of either discounted cash flows, earnings and market multiples, third party appraisals or through reference to the quoted market prices of the underlying investments held by the venture, partnership or private entity where available. Valuation adjustments reflect changes in operating results, financial condition, or prospects of the applicable portfolio company.

The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Business believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The table below sets forth a summary of changes in the fair value of the Business’ Level 3 venture capital, partnerships, other private investments and real estate for the years ended December 31, 2013 and 2012 ($ in thousands):

Balance, December 31, 2011	$98
Actual return on plan assets:
Relating to assets sold during the period	—
Relating to assets still held as of December 31, 2012	9
Purchases	14
Sales	(8)

Balance, December 31, 2012	$113
Actual return on plan assets:
Relating to assets sold during the period	—
Relating to assets still held as of December 31, 2013	2
Purchases	69
Sales	(8)

Balance, December 31, 2013	$176

Expected Contributions

During 2013, the Business did not make any contributions to its defined benefit pension plans. During 2014, the Business cash contribution requirements for its defined benefit pension plans are expected to be approximately $93,000.

As the participants within the Business’ plans are all active employees, the benefit payments are not expected to be material in the foreseeable future.

Other Matters

Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Business funding based on a percentage of compensation. Expense for all defined benefit and defined contribution pension plans amounted to $8,418,000, $7,163,000, and $6,315,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

(10) LEASES AND COMMITMENTS

The Business’ operating leases extend for varying periods of time up to nine years. Future minimum rental payments for all operating leases having initial or remaining non-cancelable lease terms in excess of one year are $6,696,000 in 2014, $6,600,000 in 2015, $6,367,000 in 2016, $5,073,000 in 2017, $2,419,000 in 2018 and $2,303,000 thereafter. Rent expense related to operating leases was $6,025,000, $5,204,000, and $4,258,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Business generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty periods depend on the nature of the product and range from one to five years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Business’ accrued warranty liability for the years ended December 31, 2013 and 2012 ($ in thousands):

Balance, December 31, 2011	$340
Accruals for warranties issued during the period	716
Settlements made	(640)
Additions for acquisitions	449

Balance, December 31, 2012	865
Accruals for warranties issued during the period	1,009
Settlements made	(742)

Balance, December 31, 2013	$1,132

(11) LITIGATION AND CONTINGENCIES

The Business is, from time to time, subject to a variety of litigation and other proceedings incidental to its business, including lawsuits involving claims for damages arising out of the use of the Business’ products, software and services, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. The Business may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon the Business’ experience, current information and applicable law, it does not believe that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While Danaher maintains workers compensation, property, cargo, automobile, crime, fiduciary, product, general liability, and directors’ and officers’ liability insurance on behalf of the Business that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while the Business believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. Danaher maintains third party insurance policies on behalf of the Business up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For general liability risk (which includes product liability) and most other insured risks, Danaher purchases outside insurance coverage only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.

In accordance with accounting guidance, the Business records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals assist in the determination of reserves for incurred but not yet reported claims through evaluation of the Business’ specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While the Business actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If the risk insurance reserves established with respect to the Business are inadequate, the Business would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect the Business’ net earnings.

In addition, the Business’ operations are subject to environmental laws and regulations in the jurisdictions in which they operate, which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes. Certain of the Business’ operations involve the handling, manufacturing, use or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. The Business must also comply with various health and safety regulations in both the United States and abroad in connection with its operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material adverse effect on the Business’ capital expenditures, earnings or competitive position, and the Business does not anticipate material capital expenditures for environmental control facilities.

(12) INCOME TAXES

The operating results of the Business are included in the income tax returns of Danaher. The Business accounts for income taxes under the separate return method. Under this approach, the Business determines its current tax liability, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction.

Earnings before income taxes for the years ended December 31 consist of the following ($ in thousands):

	2013	2012	2011
United States	$112,048	$149,865	$104,595
International	4,550	8,016	2,127

Total	$116,598	$157,881	$106,722

The provision for income taxes for the years ended December 31 consist of the following ($ in thousands):

	2013	2012	2011
Current:
Federal U.S.	$44,919	$48,512	$31,041
Non-U.S.	1,149	3,177	(1,759)
State and local	7,117	6,324	4,587
Deferred:
Federal U.S.	(17,677)	(3,082)	(651)
Non-U.S.	(442)	(451)	(784)
State and local	(2,274)	(397)	(83)

Income tax provision	$32,792	$54,083	$32,351

Net long-term deferred income tax liabilities are included in other long-term liabilities in the accompanying Combined Balance Sheets. Net deferred income tax liabilities at December 31 consist of the following ($ in thousands):

	2013	2012
Deferred tax assets:
Allowance for doubtful accounts	$1,270	$1,331
Inventories	4,094	3,275
Pension and post-retirement benefits	28	794
Insurance	788	460
Other accruals and prepayments	6,787	4,620
Tax credit and loss carryforwards	23,075	22,316
Other	6,202	3,571
Valuation allowances	(84)	(109)

Total deferred tax asset	42,160	36,258

Deferred tax liabilities:
Property, plant and equipment	(3,372)	(3,651)
Goodwill and other intangibles	(83,654)	(96,935)

Total deferred tax liability	(87,026)	(100,586)

Net deferred tax liability	$(44,866)	$(64,328)

Included in deferred income taxes as of December 31, 2013 are tax benefits for U.S. and non-U.S. net operating loss carry forwards totaling $23,075,000. Certain of the losses from 2013 may be carried forward indefinitely and others may be carried forward to various dates from 2014 through 2028.

The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pre-Tax Earnings
	2013	2012	2011
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	2.7	2.6	2.9
Foreign income taxed at different rates than the U.S. statutory rate	1.2	(0.3)	1.3
Research and experimentation credits	(5.2)	—	(2.1)
Domestic production activities deduction	(4.3)	(2.7)	(2.5)
Resolution and adjustment of uncertain tax positions/statute expirations	(1.7)	(0.6)	(4.5)
Other	0.4	0.3	0.2

Effective income tax rate	28.1%	34.3%	30.3%

The Business’ effective tax rate for each of 2013, 2012 and 2011 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction and the lapse of certain statutes of limitation, partially offset by state income taxes. For the years ended December 31, 2013 and 2011 the effective tax rate is also lower due to the research and experimentation credit, which for the year ended 2013 includes the benefit from the retroactive reinstatement of the credit for the year ended December 31, 2012 by the American Tax Relief Act of 2012.

As of December 31, 2013, gross unrecognized tax benefits totaled approximately $5,952,000 ($6,314,000, including $362,000 associated with potential interest and penalties). As of December 31, 2012, gross unrecognized tax benefits totaled approximately $5,677,000 ($6,027,000, including $350,000 associated with potential interest and penalties). The Business recognized approximately $145,000, $120,000, and $91,000 of interest and penalties associated with uncertain tax positions for the years ended December 31, 2013, 2012 and 2011, respectively. To the extent unrecognized tax benefits including interest and penalties are not assessed with respect to uncertain tax positions, substantially all amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in thousands):

	2013	2012	2011
Unrecognized tax benefits, beginning of year	$5,677	$4,615	$10,124
Additions based on tax positions related to the current year	2,240	862	1,069
Acquisitions and other	—	933	—
Lapse of statute of limitations	(1,878)	(788)	(6,756)
Settlements	(138)	—	—
Effect of foreign currency translation	51	55	178

Unrecognized tax benefits, end of year	$5,952	$5,677	$4,615

By virtue of previously filed separate company and consolidated tax returns of Danaher that cover the Business, the Business is routinely under audit by federal, state, local and foreign income tax authorities including with respect to the timing and amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided.

The Internal Revenue Service is currently examining the Danaher consolidated tax returns for the years ended December 31, 2010 and 2011, which includes the operations of the Business. The statute of limitations for these years has been extended to September 15, 2015. In addition, various other Danaher consolidated tax returns which include the Business are currently under examination, the more significant jurisdictions are Germany, California and Illinois for tax years December 31, 2005 and subsequent. These examinations are expected to be completed no later than 2016.

Management estimates that it is reasonably possible that the amount of unrecognized tax benefits may be reduced by approximately $345,000 within twelve months as a result of resolution of worldwide tax matters, tax audit settlements and/or statute expirations.

The Business provides income taxes for unremitted earnings of foreign subsidiaries that the Business does not consider indefinitely reinvested overseas. As of December 31, 2013, the approximate amount of earnings from foreign subsidiaries that the Business considers indefinitely reinvested and for which deferred taxes have not been provided was approximately $35,029,000. United States income taxes have not been provided on earnings that are planned to be reinvested indefinitely outside the United States and the amount of such taxes that may be applicable is not readily determinable given the various tax planning alternatives the Business could employ should it decide to repatriate these earnings.

(13) STOCK-BASED COMPENSATION

The Business has no stock-based compensation plans; however, certain employees of the Business are eligible to participate in Danaher’s stock-based compensation plans, which include stock options and restricted stock units (“RSUs”). The expense associated with the Business’ employees who participate in the Plans is allocated to the Business in the accompanying Combined Statements of Earnings. All current grants of stock options and RSUs are made under Danaher’s 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan provides for the grant of stock options, stock appreciation rights, RSUs, restricted stock or any other stock based award. Stock options and

RSUs have also been issued to employees of the Business under Danaher’s 1998 Stock Option Plan (together with the 2007 Plan, the “Plans”), which operates in a similar manner to the 2007 Plan, but no further equity awards will be issued under the 1998 Stock Option Plan. No more than 19 million of the 62 million authorized shares under the 2007 Plan may be granted in any form other than stock options or stock appreciation rights. As of December 31, 2013, approximately 29 million shares of Danaher’s common stock were reserved for issuance under the 2007 Plan.

Stock options granted under the Plans generally vest pro-rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of Danaher’s Board of Directors (“Compensation Committee”). Certain employees of the Business have been awarded options with different vesting criteria. Option exercise prices for options under these plans are equal to the closing price of Danaher’s common stock on the NYSE on the date of grant.

RSUs issued under the Plans provide for the issuance of a share of Danaher’s common stock at no cost to the holder, generally vest pro-rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by the Compensation Committee. Certain employees of the Business have been awarded RSUs with different vesting criteria.

The options and RSUs generally vest only if the employee is employed by Danaher on the vesting date or in other limited circumstances and unvested options and RSUs are forfeited upon retirement before age 65 unless the Compensation Committee determines otherwise. In connection with the Transaction, Danaher has agreed to (i) allow stock options held by Business employees that are scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms and remain exercisable for up to 90 days following such vesting date, and (ii) allow RSUs held by Business employees that are scheduled to vest between the closing date and August 4, 2015 to vest in accordance with their terms.

Option activity under the Company’s stock plans as of December 31, 2013 and changes during the year ended December 31, 2013 were as follows (in thousands; except exercise price and number of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2012	765	44.33
Granted	192	65.65
Exercised	(60)	41.78
Cancelled/forfeited	(4)	(60.00)

Outstanding at December 31, 2013	893	$49.00	7.5	$25,112

Vested and Expected to Vest as of December 31, 2013 (1)	867	$48.94	7.5	$24,506

Vested as of December 31, 2013	293	$39.07	5.6	$11,166

(1)	The “Expected to Vest” options are the net unvested options that remain after applying the pre-vesting forfeiture rate assumption to total unvested options.

The following table summarizes information on unvested RSUs activity during the year ended December 31, 2013 (in thousands; except grant date fair value):

	Number of RSUs	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2012	214	45.01
Granted	83	65.39
Vested	(60)	40.80
Forfeited	—	—

Unvested at December 31, 2013	237	53.15

The Business accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options and RSUs, based on the fair value of the award as of the grant date. The Business recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period if the employee becomes retirement eligible before the end of the vesting period). The fair value for RSU awards was calculated using the closing price of Danaher’s common stock on the date of grant. The fair value of the options granted was calculated using a Black-Scholes Merton option pricing model (“Black-Scholes”).

The following summarizes the assumptions used in the Black-Scholes model to value options granted during the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31
	2013	2012	2011
Risk-free interest rate	1.0 – 1.7%	0.7 – 1.1%	1.2 – 2.6%
Weighted average volatility	23.5%	29.4%	28.3%
Dividend yield	0.2%	0.2%	0.2%
Expected years until exercise	6.0	6.0	6.0

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on Danaher’s stock and historical volatility of Danaher’s stock. The dividend yield is calculated by dividing Danaher’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model, in addition to considering the vesting period and contractual term of the option, the Business analyzes and considers actual historical exercise experience for previously granted options. At the time of grant, the Business estimates the number of options that it expects will be forfeited based on historical experience.

The Business recognized approximately $8,106,000, $6,167,000 and $2,821,000 during the years ended December 31, 2013, 2012 and 2011, respectively, of non-cash pre-tax compensation expense associated with share-based compensation programs. This expense was allocated to the Business based on the cost directly attributable to the Business’ employees that participate in the share-based compensation program and has been recognized as a component of selling, general and administrative expenses in the accompanying Combined Statements of Earnings. As of December 31, 2013, $9,949,000 and $9,135,000 of total unrecognized compensation cost related to RSUs and stock options, respectively, are expected to be recognized over a weighted average period of approximately three years. These amounts will be adjusted for any future changes in estimated forfeitures.

(14) RESTRUCTURING AND OTHER RELATED CHARGES

During 2013, 2012 and 2011, the Business recorded restructuring and other related charges of $5,529,000, $2,340,000 and $3,421,000, respectively; of which approximately 91%, 55% and 89%, in each respective year was included in selling general and administrative expenses in the accompanying Combined Statements of Earnings, with the remaining amount charged to cost of sales.

The Business’ restructuring and related activities were focused on improvements in operational efficiency through targeted workforce reductions. These costs were incurred to position the Business to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic uncertainties.

Substantially all restructuring activities initiated in 2013 were completed by December 31, 2013 and substantially all cash payments associated with remaining termination benefits have been paid in 2014. As of December 31, 2013 and 2012, the Business had accrued restructuring charges of $5,611,000 and $2,591,000, respectively, included in accrued expenses and other liabilities in the accompanying Combined Balance Sheets.

The table below shows the rollforward of the accrual balance, associated with the 2013, 2012 and 2011 actions ($ in thousands):

Total
Balance, December 31, 2011	$1,787
Costs incurred	2,340
Paid/Settled	(1,536)

Balance, December 31, 2012	2,591
Costs incurred	5,529
Paid/Settled	(2,509)

Balance, December 31, 2013	$5,611

(15) SEGMENT INFORMATION

The Business is comprised of certain operating units of Danaher and is a premier global provider of network management tools and security solutions for telecommunications carriers and network enterprise customers. Given the interrelationships between products, technologies and customers, and resulting similar long-term economic characteristics, the Business meets the criteria for aggregating its three operating segments into a single reportable segment.

Operations in Geographical Areas

	Year Ended December 31
($ in thousands)	2013	2012	2011
Sales:
United States	$495,668	$456,080	$375,528
United Kingdom	34,374	43,966	39,849
All other (each country individually less than 5% of total sales)	304,849	285,692	253,902

Total	834,891	785,738	669,279

Long-lived assets:
United States	916,874	874,840	689,698
Ireland	75,795	75,208	74,729
All other (each country individually less than 5% of total long-lived assets)	4,585	4,757	3,857

Total	$997,254	$954,805	$768,284

Sales by Major Product Group

	Year Ended December 31
($ in thousands)	2013	2012	2011
Telecommunications network monitoring	$443,488	$412,000	$347,180
Service provider and enterprise network security and certification	202,596	190,760	163,914
Portable enterprise network analysis tools	74,054	77,722	69,617
Network packet brokering	39,251	30,163	—
Enterprise network performance management	36,825	32,620	28,653
Other	38,677	42,473	59,915

Total	$834,891	$785,738	$669,279

(16) RELATED-PARTY TRANSACTIONS

The Business has historically operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Business and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Business.

Corporate Expenses

Certain corporate overhead and other shared expenses incurred by Danaher and its subsidiaries have been allocated to the Business and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Danaher information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Danaher benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Business’ relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to certain insurance programs Danaher administers on behalf of the Business, including automobile liability, workers’ compensation, general liability, product liability and property insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to non-property casualty programs (automobile liability, workers’ compensation and general liability) for which Danaher is self-insured up to a certain amount. For the self-insured component, costs are allocated to the Business based on incurred claims of the Business. Danaher has premium based policies which cover amounts in excess of the self-insured retentions. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total underlying exposure base (e.g., number and type of vehicles, sales, payroll dollars, etc.). An estimated liability relating to the Business’ known and incurred but not reported claims has been allocated to the Business and reflected on the accompanying Combined Balance Sheets.

Also included within the insurance allocation is coverage related to property insurance. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total insured property values.

Medical Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to the medical insurance programs Danaher administers on behalf of the Business. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Business.

Deferred Compensation Program Administered by Danaher

Certain employees of the Business participate in Danaher’s nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within the Danaher’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by the Business are entirely based on changes in the value of Danaher’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of the Business.

The amounts of related party expenses allocated to the Business from Danaher and its subsidiaries for the years ended December 31, 2013, 2012 and 2011, were as follows ($ in thousands):

	2013	2012	2011
Allocated Corporate Expenses:
Cost of sales	$4,153	$4,171	$3,969
Selling, general, and administrative expenses	24,015	24,187	22,515
Research and development expenses	234	233	213

Total allocated corporate expenses	28,402	28,591	26,697
Directly Related Charges:
Insurance programs expenses	973	854	293
Medical insurance programs expenses	14,601	13,265	11,188
Deferred compensation program expenses	326	175	161

Total related-party expenses	$44,302	$42,885	$38,339

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED BALANCE SHEETS

($ in thousands)

(unaudited)

	September 26, 2014	December 31, 2013
ASSETS
Current Assets:
Trade accounts receivable, less allowance for doubtful accounts of $1,815 and $3,250, respectively	$150,486	$159,295
Inventories	41,152	53,755
Prepaid expenses and other current assets	25,443	25,599

Total current assets	217,081	238,649
Property, plant and equipment, net	46,241	43,019
Other assets	5,722	5,678
Goodwill	708,999	716,208
Other intangible assets, net	211,372	232,349

Total assets	$1,189,415	$1,235,903

LIABILITIES AND PARENT’S EQUITY
Current Liabilities:
Trade accounts payable	$40,012	$38,469
Accrued expenses and other liabilities	68,192	74,986
Deferred revenue	143,039	162,436

Total current liabilities	251,243	275,891
Long-term deferred revenue	32,281	26,542
Other long-term liabilities	86,395	102,242
Parent’s Equity:
Net parent investment	829,644	835,629
Accumulated other comprehensive loss	(10,148)	(4,401)

Total parent’s equity	819,496	831,228

Total liabilities and parent’s equity	$1,189,415	$1,235,903

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF EARNINGS

($ in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Sales:
Products	$399,191	$457,285
Services	167,625	154,237

Total sales	566,816	611,522
Cost of sales:
Products	(136,304)	(143,248)
Services	(39,415)	(35,035)

Total cost of sales	(175,719)	(178,283)

Gross profit	391,097	433,239
Operating costs and other:
Selling, general and administrative expenses	(204,083)	(197,279)
Research and development expenses	(123,454)	(108,923)
Amortization of other intangible assets	(12,390)	(14,724)

Earnings before income taxes	51,170	112,313
Income taxes	(15,976)	(32,185)

Net earnings	$35,194	$80,128

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Net earnings	$35,194	$80,128
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(5,723)	4,150
Pension and post-retirement plan benefit adjustments (net of tax benefit of $10 and $103, respectively)	(24)	106

Total other comprehensive income (loss), net of income taxes	(5,747)	4,256

Comprehensive income	$29,447	$84,384

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF CHANGES IN PARENT’S EQUITY

($ in thousands)

(unaudited)

	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment
Balance, December 31, 2013	$(4,401)	$835,629
Net earnings for the period	—	35,194
Net transfers from (to) parent	—	(47,085)
Stock-based award activity	—	5,906
Other comprehensive income/(loss)	(5,747)	—

Balance, September 26, 2014	$(10,148)	$829,644

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

COMBINED CONDENSED STATEMENTS OF CASH FLOWS

($ in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2014	September 27, 2013
Cash flows from operating activities:
Net earnings	$35,194	$80,128
Non-cash items:
Depreciation	9,917	9,015
Amortization	19,943	21,524
Stock-based compensation expense	5,906	5,968
Change in deferred income taxes	(3,247)	(6,700)
Change in trade accounts receivable, net	10,762	15,619
Change in inventories	12,262	11,353
Change in trade accounts payable	1,347	6,788
Change in deferred revenue	(13,658)	(51,835)
Change in prepaid expenses and other assets	112	(2,282)
Change in accrued expenses and other liabilities	(16,893)	(7,628)

Net cash provided by (used in) operating activities	61,645	81,950

Cash flows from investing activities:
Cash paid for acquisitions	—	(12,500)
Payments for additions to property, plant and equipment	(12,060)	(10,160)

Net cash provided by (used in) investing activities	(12,060)	(22,660)

Cash flows from financing activities:
Net transfers from (to) Parent	(47,085)	(59,290)
Payments relating to earn-out liability	(2,500)	—

Net cash provided by (used in) financing activities	(49,585)	(59,290)

Net change in cash and equivalents	—	—
Beginning balance of cash and equivalents	—	—

Ending balance of cash and equivalents	$—	$—

See the accompanying Notes to the Combined Condensed Financial Statements.

COMMUNICATIONS BUSINESS OF DANAHER CORPORATION

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS

(unaudited)

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying unaudited condensed combined financial statements present the historical financial position, results of operations and cash flows of the Communications Business of Danaher Corporation (the “Business”) in accordance with accounting principles generally accepted in the United States of America “(GAAP)” for the preparation of carved-out combined condensed financial statements. The combined condensed financial statements included herein should be read in conjunction with the combined financial statements and accompanying notes as of December 31, 2013 and 2012 and for the three years ended December 31, 2013, 2012 and 2011 included elsewhere in this information statement. In the opinion of management, the financial data presented includes all adjustments necessary to present fairly the financial position of the Business as of September 26, 2014 and December 31, 2013, and its results of operations and cash flows for the nine months ended September 26, 2014 and September 27, 2013.

The Business consists of certain operating units of Danaher Corporation (“Danaher”) and is a premier global provider of network management tools and security solutions for telecommunications carriers and network enterprise customers. The Business’ products enable organizations to gain unique and encompassing real-time analytical insights to better design, deploy, monitor and secure the traditional, virtualized, mobile and cloud-based networks operated by communication service providers, hosters, enterprises and government agencies worldwide. The Business’ products simplify the complexity of understanding and effectively managing the underlying network technologies, communication services and subscriber interactions.

On October 13, 2014, Danaher announced a definitive agreement with NetScout Systems, Inc. (“NetScout”) to combine the Business with NetScout (the “Transaction”). The Transaction will be structured as a distribution of the Business to Danaher shareholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its shareholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher shareholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its shareholders will elect whether to exchange Danaher shares for common units of the Business. If the split-off exchange offer is not fully subscribed, the additional Business common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher shareholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. The transaction remains subject to approval by NetScout’s shareholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a material adverse change with respect to each of the Business and NetScout. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher shareholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

The Business has historically operated as part of Danaher and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Danaher’s historical accounting records and are presented on a carve-out basis. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Business are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Danaher’s corporate office and from other Danaher businesses to the Business and allocations of related assets, liabilities, and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity that operated independently of Danaher. Related party allocations are discussed further in Note 11.

As part of Danaher, the Business is dependent upon Danaher for all of its working capital and financing requirements as Danaher uses a centralized approach to cash management and financing of its operations.

Financial transactions relating to the Business are accounted for through the Parent investment account of the Business. Accordingly, none of Danaher’s cash, cash equivalents or debt at the corporate level has been assigned to the Business in the financial statements.

Net parent investment, which includes retained earnings, represents Danaher’s interest in the recorded net assets of the Business. All significant transactions between the Business and Danaher have been included in the accompanying combined condensed financial statements. Transactions with Danaher are reflected in the accompanying Combined Condensed Statements of Cash Flows as “Net transfers to parent” and in the accompanying Combined Condensed Balance Sheets within “Net parent investment”.

All significant intercompany accounts and transactions between the operations comprising the Business have been eliminated in the accompanying financial statements.

Sales to the Business’ largest two customers were 31% of total sales during the nine months ended September 26, 2014, and 38% of total sales during the nine months ended September 27, 2013. No other individual customer accounted for more than 10% of combined sales during these periods. Accounts receivable from these customers was 18% of total receivables as of September 26, 2014, and 11% as of December 31, 2013.

Accumulated Other Comprehensive Loss—Accumulated other comprehensive loss of $10,148,000 and $4,401,000 as of September 26, 2014, and December 31, 2013, respectively, consists of accumulated foreign currency translation adjustments and pension adjustments. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. For the nine months ended September 26, 2014, and September 27, 2013, there were no reclassifications out of accumulated other comprehensive income loss.

	Foreign Currency Translation Adjustments	Pension Adjustments	Total
Balance, December 31, 2013	$(3,086)	$(1,315)	$(4,401)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(5,723)	(34)	(5,757)
Income tax (expense) benefit	—	10	10

Other comprehensive income (loss) before reclassifications, net of income taxes	(5,723)	(24)	(5,747)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes (1)	—	—	—

Net current period other comprehensive income (loss), net of income taxes	(5,723)	(24)	(5,747)

Balance, September 26, 2014	$(8,809)	$(1,339)	$(10,148)

Balance, December 31, 2012	$(7,392)	$(991)	$(8,383)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	4,150	152	4,302
Income tax (expense) benefit	—	(46)	(46)

Other comprehensive income (loss) before reclassifications, net of income taxes	4,150	106	4,256

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes (1)	—	—	—

Net current period other comprehensive income (loss), net of income taxes	4,150	106	4,256

Balance, September 27, 2013	$(3,242)	$(885)	$(4,127)

(1)	There were no items reclassified from accumulated other comprehensive income (loss).

Recently Issued Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) , which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual reporting periods beginning after December 15, 2016. Management has not yet completed its assessment of the impact of the new standard, including possible transition alternatives, on the Business’ financial statements.

(2) ACQUISITIONS

For a description of the Business’ acquisition activity for the year ended December 31, 2013, reference is made to Note 3 of the financial statements as of and for the year ended December 31, 2013 included elsewhere in this information statement.

The Business continually evaluates potential acquisitions that either strategically fit with the Business’ existing portfolio or expand the Business’ portfolio into a new and attractive business area. There were no acquisitions completed by the Business during the nine months ended September 26, 2014. The Business spent $12,500,000 to acquire certain technology related assets in a business combination during the nine months ended September 27, 2013.

(3) INVENTORIES

The classes of inventory are summarized as follows ($ in thousands):

	September 26, 2014	December 31, 2013
Finished goods	$20,710	$28,852
Work in process	10,667	9,041
Raw materials	9,775	15,862

Total	$41,152	$53,755

(4) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net includes accumulated depreciation of $57,018,000 and $48,702,000 at September 26, 2014, and December 31, 2013, respectively. Depreciation expense was $9,917,000 and $9,015,000 for the nine months ended September 26, 2014, and September 27, 2013, respectively.

(5) GOODWILL

The following is a rollforward of the Business’ goodwill ($ in thousands):

Balance, December 31, 2013	$716,208
Foreign currency translation	(7,209)

Balance, September 26, 2014	$708,999

The Business has not identified any “triggering” events which indicate a potential impairment of goodwill in 2014.

(6) FAIR VALUE MEASUREMENTS

Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value where the Business assets and liabilities are required to be carried at fair value and provide for certain disclosures related to the valuation methods used within a valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation. Level 3 inputs are unobservable inputs based on the Business’ assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A summary of financial assets and liabilities that are measured at fair value on a recurring basis as of September 26, 2014, and December 31, 2013 were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 26, 2014:
Liabilities:
Deferred compensation plans	$—	$1,623	$—	$1,623
Earn-out obligations	—	—	22,921	22,921
December 31, 2013:
Liabilities:
Deferred compensation plans	$—	$1,498	$—	$1,498
Earn-out obligations	—	—	24,896	24,896

For more information on the deferred compensation programs see Note 11.

For more information on earn-out obligations, see Note 3 of the combined financial statements as of for the year ended December 31, 2013.

There have been no transfers of assets or liabilities between the fair value measurement levels. The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which consist of earn-out obligations related to acquisitions made in 2013 ($ in thousands):

Fair value as of December 31, 2013	$24,896
Payments	(2,500)
Adjustment of earn-out liability recorded through earnings	525

Fair value as of September 26, 2014	$22,921

(7) PENSION BENEFIT PLANS

Certain of the Business’ non-U.S. employees participate in certain of Danaher’s noncontributory defined benefit pension plans. None of the Business’ employees in the U.S. participate in any Danaher noncontributory defined benefit pension plans. In general, these plans are funded based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors.

The following sets forth the components of the Business’ net periodic pension cost of the noncontributory defined benefit pension plans ($ in thousands):

	Nine Months Ended
	September 26, 2014	September 27, 2013
Service cost	$329	$251
Interest cost	220	170
Expected return on plan assets	(67)	(50)

Net periodic pension cost	$482	$371

Expected Contributions

During 2013, the Business did not make any contributions to its defined benefit pension plans. During 2014, the Business cash contribution requirements for its defined benefit pension plans are expected to be approximately $93,000.

As the participants within the Business’ plans are all active employees, the benefit payments are not expected to be material in the foreseeable future.

Other Matters

Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide for Business funding based on a percentage of compensation. Expense for all defined benefit pension and defined contribution plans amounted to $7,081,000 and $6,305,000 for the nine months ended September 26, 2014, and September 27, 2013, respectively.

(8) INCOME TAXES

The Business’ effective tax rate for the nine months ended September 26, 2014 and September 27, 2013, was 31.2% and 28.7%, respectively. The effective tax rate for 2014 and 2013 is lower than the U.S. federal statutory rate of 35% due principally to tax benefits of the Domestic Production Activities Deduction, partially offset by state income taxes. In addition, the effective tax rate in 2013 is also lower due to the research and experimentation credit, which includes the benefit from the retroactive reinstatement of the credit for the year-ended December 31, 2012 by the American Tax Relief Act of 2012.

(9) RESTRUCTURING AND OTHER RELATED CHARGES

During the nine months ended September 26, 2014, and September 27, 2013, the Business recorded restructuring and other related charges of $869,000 and $76,000, respectively; of which 100% and 10% in each respective year was included in selling general and administrative expenses in the accompanying Condensed Combined Statements of Earnings, with the remaining amount charged to cost of sales.

The Business’ restructuring and related activities are focused on improvements in operational efficiency through targeted workforce reductions. These costs are incurred to position the Business to provide superior products and services to its customers in a cost efficient manner, and taking into consideration broad economic uncertainties.

Substantially all restructuring activities initiated in 2014 are expected to be completed by December 31, 2014, and substantially all cash payments associated with remaining termination benefits will be paid in 2015. As of September 26, 2014 and December 31, 2013, the Business had accrued restructuring charges of $958,000 and $5,611,000, respectively, included in accrued expenses and other liabilities in the accompanying Combined Condensed Balance Sheets.

The table below shows the rollforward of the accrual balance ($ in thousands).

Total
Balance, December 31, 2013	$5,611
Costs incurred	869
Paid/Settled	(5,522)

Balance, September 26, 2014	$958

(10) COMMITMENTS AND CONTINGENCIES

For a description of the Business’ litigation and contingencies, reference is made to Note 11 of the Business’ combined financial statements as of and for the year ended December 31, 2013.

The Business generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Warranty period terms depend on the nature of the product and range from ninety days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances, estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the Business’ accrued warranty liability ($ in thousands):

Balance, December 31, 2013	$1,132
Accruals for warranties issued during the period	648
Settlements made	(415)

Balance, September 26, 2014	$1,365

(11) RELATED PARTY TRANSACTIONS

The Business has historically operated as part of Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Business and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Business.

Corporate Expenses

Certain corporate overhead and other shared expenses incurred by Danaher and its subsidiaries have been allocated to the Business and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Danaher information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Danaher benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the Business’ relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to certain insurance programs Danaher administers on behalf of the Business, including automobile liability, workers’ compensation, general liability, product liability and property insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to non-property casualty programs (automobile liability, workers’ compensation and general liability) for which Danaher is self-insured up to a certain amount. For the self-insured component, costs are allocated to the Business based on incurred claims of the Business. Danaher has premium based policies which cover amounts in excess of the self-insured retentions. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total underlying exposure base (e.g., number and type of vehicles, sales, payroll dollars, etc.). An estimated liability relating to the Business’ known and incurred but not reported claims has been allocated to the Business and reflected on the accompanying Combined Balance Sheets.

Also included within the insurance allocation is coverage related to property insurance. The Business is allocated a portion of the total insurance cost incurred by Danaher based on its pro-rata portion of Danaher’s total insured property values.

Medical Insurance Programs Administered by Danaher

In addition to the corporate allocations noted above, the Business was allocated expenses related to the medical insurance programs Danaher administers on behalf of the Business. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the Business. Had these medical insurance programs been administered by the Business as a separate entity, the amounts may have been different than those allocated to the Business.

Deferred Compensation Program Administered by Danaher

Certain employees of the Business participate in Danaher’s nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment. Had the deferred compensation program been administered by the Business as a separate entity, the amounts may have been different than those allocated to the Business. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within the Danaher’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by the Business are entirely based on changes in the value of Danaher’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of the Business.

The amounts of related party expenses allocated to the Business from Danaher and its subsidiaries for the nine months ended September 26, 2014, and September 27, 2013, were as follows ($ in thousands):

	Nine Months Ended
	September 26, 2014	September 27, 2013
Allocated Corporate Expenses
Cost of sales	$3,038	$2,893
Selling, general, and administrative expenses	18,446	18,554
Research and development expenses	189	176

Total allocated corporate expenses	21,673	21,623

Directly Related Charges
Insurance programs expenses	1,021	729
Medical insurance programs expenses	13,636	11,031
Deferred compensation program expenses	125	232

Total related-party expenses	$36,455	$33,615

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Danaher Corporation

We have audited the accompanying balance sheet of Potomac Holding LLC (the Company), a wholly-owned business of Danaher Corporation, as of September 29, 2014. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Potomac Holding LLC at September 29, 2014 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

December 1, 2014

POTOMAC HOLDING LLC

BALANCE SHEET

($ in thousands)

September 29, 2014
ASSETS

Total assets	$—

LIABILITIES AND MEMBER’S EQUITY
Total liabilities	—
Total member’s equity	—

Total liabilities and member’s equity	$—

See the accompanying Note to the Balance Sheet

POTOMAC HOLDING LLC

NOTE TO THE BALANCE SHEET

(1) BUSINESS OVERVIEW AND BASIS OF PRESENTATION

Potomac Holding LLC (“Newco”) is a Delaware limited liability company and a wholly owned subsidiary of Danaher Corporation (“Danaher”). On September 29, 2014, Danaher caused Newco to be formed in order to facilitate the separation of the Communications Business of Danaher Corporation (the “Communications Business” or the “Business”) from Danaher. Newco has engaged in no business operations to date and at September 29, 2014 it had no assets or liabilities.

The accompanying balance sheet presents the historical financial position of Newco in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

On October 13, 2014, Danaher announced a definitive agreement with NetScout Systems, Inc. (“NetScout”) to combine the Business with NetScout (the “Transaction”). Prior to the closing of the Transaction the Business will be transferred to Newco. The Transaction will be structured as a distribution of Newco to Danaher shareholders in either a spin-off transaction, a split-off transaction, or a combination split-off and spin-off, followed by a merger with a subsidiary of NetScout for consideration of 62.5 million NetScout shares, subject to adjustment. Both the distribution and merger are expected to qualify as tax-free transactions to Danaher and its shareholders, except to the extent that cash is paid to Danaher stockholders in lieu of fractional shares. If Danaher elects a spin-off, all Danaher shareholders will participate pro-rata. If Danaher elects a split-off, Danaher will conduct an exchange offer pursuant to which its shareholders will elect whether to exchange Danaher shares for common units of Newco. If the split-off exchange offer is not fully subscribed, the additional Newco common units held by Danaher will be distributed in a spin-off on a pro rata basis to Danaher shareholders. Danaher will determine which approach it will take prior to closing the transaction and no decision has been made at this time. The transaction remains subject to approval by NetScout’s shareholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a material adverse change with respect to each of the Business and NetScout. At closing, depending on the number of shares of NetScout common stock outstanding, Danaher shareholders will receive approximately 59.5% of the shares of NetScout stock outstanding following the combination. The Transaction is expected to be completed in 2015.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of October 12, 2014, by and among: (i) Danaher Corporation, a Delaware corporation (“Danaher”); (ii) Potomac Holding LLC, a Delaware limited liability company and a wholly-owned subsidiary of Danaher (“Newco”); (iii) NetScout Systems, Inc., a Delaware corporation (“NetScout”); (iv) RS Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of NetScout (“Merger Sub”); and (v) RS Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of NetScout (“Merger Sub II” and, together with Merger Sub, the “Merger Subs”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Danaher, directly and indirectly through its wholly owned Subsidiaries, is engaged in the Communications Business.

B. Danaher has determined that it would be desirable to separate the Communications Business from Danaher.

C. Prior to the Effective Time on the Closing Date (or as otherwise contemplated by Article III of the Distribution Agreement), Danaher and Newco will (i) pursuant to the Distribution Agreement, effect the Newco Transfer and (ii) pursuant to the Distribution Agreement and after the Newco Transfer, effect the Distribution.

D. The respective boards of directors, boards of managers or members, of Danaher, Newco, NetScout and the Merger Subs, as applicable, have each approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into Newco immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA (the “First Merger”), and the merger of the First Merger Surviving Entity (as defined below) with and into Merger Sub II immediately after the First Merger, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA (the “Second Merger” and, together with the First Merger, the “Mergers”).

E. For federal income tax purposes, (i) it is intended that the Distribution should be tax-free to Danaher and to the Danaher stockholders pursuant to Section 361 and Section 355 of the Code, respectively, and the Mergers will be treated as integrated steps in a single transaction contemplated by this Agreement and will together qualify as a tax-free reorganization within the meaning of Section 368 of the Code, and (ii) this Agreement will be, and is, adopted as a plan of reorganization within the meaning of Section 368 of the Code.

F. As a condition and inducement to Danaher and Newco entering into this Agreement, Danaher and the Chairman, President, and Chief Executive Officer of NetScout have entered into a Voting Agreement, a copy of which is attached hereto as Exhibit B hereto (the “Voting Agreement”), pursuant to which such stockholder has agreed to vote all shares of NetScout Common Stock directly or indirectly held by such stockholder in favor of the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. DESCRIPTION OF TRANSACTION

1.1 The Mergers.

(a) First Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Newco. By virtue of the First Merger, at the Effective Time, the separate existence of Merger Sub shall cease and Newco shall continue as the surviving limited liability company in the First Merger (the “First Merger Surviving Entity”) and shall succeed to and assume all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debt and duties of Merger Sub in accordance with the DGCL and the DLLCA.

(b) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Merger Effective Time, the First Merger Surviving Entity shall be merged with and into Merger Sub II, whereupon the separate existence of the First Merger Surviving Entity shall cease and Merger Sub II shall continue as the surviving limited liability company in the Second Merger (the “Second Merger Surviving Entity”) and shall succeed to and assume all the property, rights, privileges and powers and be subject to all of the restrictions, debt and duties of the First Merger Surviving Entity in accordance with the DLLCA.

1.2 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

1.3 Closing; Effective Time. Unless the transactions contemplated hereby shall have been abandoned and this Agreement terminated pursuant to Section 8.1, the closing of the Mergers and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, Massachusetts, on a date and time to be designated jointly by Danaher and NetScout, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other date, time or place as NetScout and Danaher may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and the DLLCA shall be duly executed by Newco and concurrently with or as soon as practicable following the Closing shall be filed with the Secretary of State of the State of Delaware. The First Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Danaher and NetScout and specified in such certificate of merger (the time as of which the First Merger becomes effective being referred to as the “Effective Time”). Subject to the provisions of this Agreement, a second certificate of merger satisfying the applicable requirements of the DLLCA shall be duly executed by Merger Sub II and as soon as practicable following the Effective Time shall be filed with the Secretary of State of the State of Delaware. The Second Merger shall become effective at the time of filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by Danaher and NetScout and specified in such certificate of merger (the time as of which the Second Merger becomes effective being referred to as the “Second Merger Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) First Merger.

(i) The certificate of formation of Newco shall, by virtue of the First Merger, be amended and restated in its entirety to read as set forth on Exhibit C hereto, and as so amended shall be the certificate of formation of the First Merger Surviving Entity until thereafter amended as provided therein or by applicable Legal Requirement;

(ii) The limited liability company agreement of the First Merger Surviving Entity shall be amended and restated to read as set forth on Exhibit D hereto, and as so amended shall be the limited liability company agreement of the First Merger Surviving Entity until thereafter amended as provided therein or by applicable Legal Requirement; and

(iii) The directors and officers of the First Merger Surviving Entity immediately after the Effective Time shall be the same individuals who are the directors and officers of Merger Sub as in effect immediately prior to the Effective Time.

(b) Second Merger.

(i) The certificate of formation of the Second Merger Surviving Entity shall, by virtue of the Second Merger, be the certificate of formation of Merger Sub II as in effect immediately prior to the Second Merger Effective Time until thereafter amended as provided by applicable Legal Requirement;

(ii) The limited liability company agreement of the Second Merger Surviving Entity shall be the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Merger Effective Time until thereafter amended as provided therein and by applicable Legal Requirement; and

(iii) The directors and officers of the Second Merger Surviving Entity immediately after the Second Merger Effective Time shall be the same individuals who are the directors and officers of Merger Sub II as in effect immediately prior to the Second Merger Effective Time.

1.5 Conversion of Membership Interests in the First Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any further action on the part of Danaher, Newco, NetScout, Merger Sub or any stockholder of Danaher or NetScout:

(i) any Newco Membership Interest owned by Danaher or any Subsidiary of Newco immediately prior to the Effective Time (or held in Newco’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Newco Membership Interest owned by NetScout, Merger Sub or any other Subsidiary of NetScout immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(c) and 1.5(d), each Newco Membership Interest outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate number of duly authorized, validly issued, fully paid and nonassessable shares of NetScout Common Stock equal to (x) 62.5 million shares of NetScout Common Stock plus the product of (A) 1.46 multiplied by (B) the number of shares of NetScout Common stock issued in any acquisition contemplated by Section 4.3(b)(v), divided by (y) the aggregate number of Newco Membership Interests issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Sections 1.5(a)(i) and 1.5(a)(ii)) (the “Per Share Merger Consideration”); and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the First Merger Surviving Entity. Pursuant to Section 18-301(b)(3) of the DLLCA, NetScout shall be admitted to the First Merger Surviving Entity as the sole member of the First Merger Surviving Entity, effective at the Effective Time, and the First Merger Surviving Entity shall continue without dissolution.

(b) If, during the period from the date of this Agreement through the Effective Time, the outstanding Newco Common Units or shares of NetScout Common Stock are changed into a different number or class of shares by reason of any stock or interest split, division or subdivision of shares, stock dividend, distribution of limited liability company interests, reverse stock or interest split, combination of shares, reclassification, recapitalization or other similar transaction, or if a distribution of limited liability company interests or stock dividend is declared by Newco or NetScout, respectively, during such period, then the payment calculations set forth in Section 1.5(a)(iii) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any Newco Membership Interest outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted equity purchase agreement or other Contract with Newco or under which Newco has any rights, then (except to the extent provided in any binding agreement between Newco and the holder thereof): (i) the shares of NetScout Common Stock issued in exchange for such Newco Membership Interests will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) such shares of NetScout Common Stock, whether represented by certificates or in book entry form, may accordingly be marked with appropriate legends. Prior to the Effective Time, Newco shall ensure that, from and after the Effective Time, NetScout or the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable, is entitled to exercise any such repurchase option or other right set forth in any such restricted stock or interest purchase agreement or other Contract.

(d) No fractional shares of NetScout Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Newco Membership Interests who would otherwise be entitled to receive a fraction of a share of NetScout Common Stock (after aggregating all fractional shares of NetScout Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying such fraction by the closing price of a share of NetScout Common Stock on the NASDAQ Global Select Market on the last business day prior to the date on which the First Merger becomes effective. Payment of cash in lieu of fractional shares of NetScout Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to NetScout of issuing fractional shares of NetScout Common Stock and shall not represent separately bargained-for consideration.

1.6 Exchange of Newco Membership Interests.

(a) Pursuant to Article III of the Distribution Agreement, the Exchange Agent (as defined below) shall hold, for the account of the relevant Danaher stockholders, the global certificate(s) representing all of the outstanding Newco Common Units distributed in the Distribution. Such Newco Common Units shall be converted into shares of NetScout Common Stock in accordance with the terms of this Section 1.

(b) Prior to the Closing Date, Danaher shall appoint a reputable bank or trust company reasonably satisfactory to NetScout as exchange agent in the First Merger (the “Exchange Agent”). Prior to the Effective Time, NetScout shall issue and cause to be deposited with the Exchange Agent, for the benefit of the holders of Newco Common Units, for exchange in accordance with this Section 1, non-certificated shares of NetScout Common Stock represented by book entry issuable pursuant to Section 1.5 (such shares of NetScout Common Stock, together with any dividends or distributions pursuant to Section 1.6(c) received by the Exchange Agent with respect to such shares of NetScout Common Stock, are referred to collectively as the “Exchange Fund”). For the purposes of such deposit, NetScout will assume that there will not be any fractional shares of NetScout Common Stock. NetScout will make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Danaher, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.5(d). Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the NetScout Common Stock to be issued pursuant to this Section 1 from the shares of NetScout Common Stock held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c) Promptly after the Effective Time, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to the Persons who were record holders of Newco Membership Interests immediately prior to the Effective Time: (i) a letter of transmittal in customary form; and (ii) instructions for use in effecting the exchange of any Newco Membership Interests for the Per Share Merger Consideration. Upon surrender of a duly executed letter of transmittal, together with such other customary documents as may be reasonably required by the Exchange Agent or NetScout, the holder of such Newco Membership Interests shall be entitled to receive, and the Exchange Agent shall (and NetScout shall cause the Exchange Agent to) in exchange therefor transfer from the Exchange Fund to such holder the number of whole shares of NetScout Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii) (and cash in lieu of any fractional share of NetScout Common Stock pursuant to Section 1.5(d) and any dividends or other distributions pursuant to Section 1.6(d)). From and after the Effective Time, any certificates formerly representing Newco Membership Interests will represent only the right to receive shares of NetScout Common Stock (and cash in lieu of any fractional share of NetScout Common Stock as contemplated by Section 1.5(d) and any dividends or other distributions pursuant to Section 1.6(d)).

(d) No dividends or other distributions declared or made with respect to NetScout Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Newco Membership Interest with respect to the shares of NetScout Common Stock that such holder has the right to receive in the First Merger until such holder exchanges such Newco Membership Interest in accordance with this Section 1.6 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property law, escheat law or other Legal Requirement, to receive all such dividends and distributions theretofore paid or, at the appropriate payment date, payable, in each case, without interest). NetScout shall deposit all such dividends and distributions in the Exchange Fund.

(e) Any portion of the Exchange Fund that remains undistributed to holders of unexchanged Newco Membership Interests as of the date that is one year after the Effective Time shall be delivered to NetScout upon demand, and any holders of Newco Membership Interests who have not theretofore exchanged their Newco Membership Interests in accordance with this Section 1.6 shall thereafter look only to NetScout for satisfaction of their claims for NetScout Common Stock, cash in lieu of fractional shares of NetScout Common Stock as contemplated by Section 1.5(d) and any dividends or distributions pursuant to Section 1.6(d) with respect to shares of NetScout Common Stock, in each case without interest thereon.

(f) Each of the Exchange Agent, NetScout and the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Newco Membership Interest such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Neither NetScout nor the First Merger Surviving Entity nor Second Merger Surviving Entity shall be liable to any holder or former holder of Newco Membership Interests or to any other Person with respect to any shares of NetScout Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.7 Closing of Transfer Books. From and after the Effective Time, the membership transfer books of Newco shall be closed and no transfer shall be made of any Newco Membership Interests that were outstanding as of the Effective Time.

1.8 Tax Consequences. For U.S. federal income tax purposes, the Mergers are intended to be treated as integrated steps in a single transaction and together qualify as a reorganization within the meaning of

Section 368(a)(1) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations. Each party hereto shall cause all Tax Returns relating to the Mergers filed by such party to be filed on the basis of treating the Mergers as a reorganization within the meaning of Section 368(a)(1) of the Code unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by NetScout or the First Merger Surviving Entity or Second Merger Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the First Merger Surviving Entity or Second Merger Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and Newco, the officers and directors of the First Merger Surviving Entity or Second Merger Surviving Entity and NetScout shall be fully authorized (in the name of the Merger Subs, in the name of Newco and otherwise) to take such action.

1.10 Conversion of Shares in the Second Merger. Subject to the terms and conditions of this Agreement, at the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of NetScout, the First Merger Surviving Entity, Merger Sub II or any stockholder of NetScout:

(a) each limited liability company interest of the First Merger Surviving Entity outstanding immediately prior to the Second Merger Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(b) each limited liability company interest in Merger Sub II outstanding immediately prior to the Second Merger Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Second Merger Surviving Entity. At the Second Merger Effective Time, NetScout shall continue as the sole member of the Second Merger Surviving Entity, and the Second Merger Surviving Entity shall continue without dissolution.

1.11 Adjustment.

(a) Promptly following the delivery of the Audited Financial Statements pursuant to Section 5.13, Danaher shall cause to be delivered to NetScout a statement setting forth a calculation of the Operating Profit derived from the audited financial statements of the Communications Business for the year ended December 31, 2013 included in the Audited Financial Statements (the “Operating Profit”).

(b) In the event that the Operating Profit is less than the amount set forth on Schedule 1.11(b), then Danaher shall pay to NetScout an amount equal to the product of (x) such shortfall multiplied by (y) 13.1; provided, however, that in no event shall such payment amount exceed $150,000,000 in cash. Such amount shall be paid to NetScout only in the event that the Closing occurs and shall be payable by wire transfer of same-day funds within three (3) business days after the Closing Date. The foregoing adjustment shall not impact NetScout’s rights to terminate this Agreement under Section 8 or its closing conditions under Section 6.

(c) Any payment made pursuant to this Section 1.11 is intended to be treated as a contribution by Danaher to Newco occurring immediately prior to the Closing Date.

2. REPRESENTATIONS AND WARRANTIES OF DANAHER AND NEWCO

Danaher and Newco hereby represent and warrant to NetScout and the Merger Subs as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Danaher Disclosure Letter corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) the assumption that the transactions contemplated by the Distribution Agreement have occurred in compliance with the terms thereof; (c) any exception or disclosure set forth in any other part or subpart of the Danaher Disclosure Letter to the extent it is readily apparent that such exception or disclosure is relevant to such representation and warranty; and (d) any information set forth in the Danaher SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2013 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof), other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Danaher Disclosure Letter identifies, as of the date hereof, each existing Entity that will be a Subsidiary of Newco as of immediately prior to the Distribution based on the Plan of Reorganization as of the date hereof and indicates its jurisdiction of organization.

(b) Each of the Communications Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, either individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

(c) Each of the Communications Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect.

2.2 Certificate of Formation and Other Governing Documents. Danaher has delivered or Made Available to NetScout accurate and complete copies of the certificate of formation, limited liability company operating agreement, certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Communications Companies (to the extent existing as of the date of this Agreement), including all amendments thereto.

2.3 Capitalization, Etc.

(a) On the date of this Agreement, the authorized limited liability company interests of Newco consist of 100 Newco Common Units, of which 100 Newco Common Units are outstanding. Immediately prior to the Distribution, all the outstanding Newco Common Units will be owned directly by Danaher free and clear of any Encumbrance, other than restrictions under applicable securities laws. Immediately following the Distribution, (i) there will be outstanding a number of Newco Common Units determined in accordance with this Agreement and the Distribution Agreement and (ii) no Newco Common Units will be held in Newco’s treasury. As of the date hereof and as of the Effective Time, all of the outstanding Newco Membership Interests will be duly authorized and validly issued.

(b) Except as set forth in Part 2.3(b) of the Danaher Disclosure Letter: (i) none of the outstanding Newco Membership Interests is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Newco Membership Interests is subject to any right of first refusal in favor of Newco; and (iii) there is no Newco Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Newco Membership Interests. None of the Communications Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Newco Membership Interests.

(c) Danaher has delivered or Made Available to NetScout a complete and accurate in all material respects (it being understood that any deviation of less than 10,000 shares (or corresponding or equivalent interests) shall not be deemed a material difference) list, reflecting grants through October 3, 2014, that sets forth the following information with respect to National Equity Awards: (i) the employee identification number of the holder of such Danaher Equity Award; (ii) the type of such Danaher Equity Award (whether a Danaher Option or Danaher RSU); (iii) the number of shares of Danaher Common Stock subject to such Danaher Equity Award; (iv) the per share exercise price (if any) of such Danaher Equity Award; and (v) the applicable vesting schedule in respect of such Danaher Equity Award. Except as otherwise noted on the list referenced in this Section 2.3(c), each Danaher Equity Award that is a Danaher Option is not intended to be an “incentive stock option” (as defined in the Code) nor to qualify for any comparable tax regime in any country. Danaher will deliver or make available to NetScout an updated version of the list referenced in this Section 2.3(c) to reflect any applicable changes thereto within 90 days after the date hereof (which such list will include the country in which each holder is employed or providing services) and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. Within 30 days after the date hereof, Danaher will deliver or make available to NetScout (to the extent not provided as of the date hereof) accurate and complete copies of all equity plans and sub-plans pursuant to which any Danaher Equity Awards were granted by Danaher, and the forms of agreements evidencing such Danaher Equity Awards. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Communications Companies.

(d) Except as set forth in Sections 2.3(a) and 2.3(c), or as permitted from and after the date of this Agreement pursuant to Section 4.2, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock, membership interests, or other securities of any of the Communications Companies; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock, membership interests or other securities of any of the Communications Companies or that has the right to vote on any matter on which the members of Newco have the right to vote; (iii) Contract under which any of the Communications Companies is or may become obligated to sell or otherwise issue any shares of its capital stock, membership interests, or any other securities; or (iv) shareholder rights plan or agreement (i.e., “poison pill”).

(e) All outstanding Newco Membership Interests, all Danaher Equity Awards and other outstanding securities of the Communications Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(f) All of the outstanding shares of capital stock or limited liability company interests, as the case may be, of each of Newco’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Newco, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

2.4 Financial Statements.

(a) Part 2.4(a) of the Danaher Disclosure Letter contains copies of (i) unaudited combined and consolidated balance sheets of the Communications Business as of December 31, 2013 and December 31, 2012 and the unaudited combined and consolidated statements of earnings of the Communications Business for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 (the “Year-End Communications Business Unaudited Financial Statements”), and (ii) unaudited and unadjusted financial data of Fluke Networks, Tektronix Communications and Arbor Networks as of and for the nine months ended September 26,

2014 (comprised of unadjusted Hyperion data together with a schedule (included in Part 2.4(a) of the Danaher Disclosure Letter) describing the basis of presentation and adjustments that would be necessary to derive financial statements on the same basis of presentation (included in Part 2.4(a) of the Danaher Disclosure Letter) as the Year End Communications Business Unaudited Financials) (the “Unaudited Interim Communications Business Financial Data”) (together with the Year-End Communications Business Unaudited Financial Statements, the “Communications Business Unaudited Financial Statements”). The Communications Business Unaudited Financial Statements were prepared in good faith and derived from the books and records of Danaher and its Subsidiaries and were prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (except as noted therein), and present fairly in all material respects the financial position and results of operations of the Communications Business as of the dates and for the periods presented on the basis by which the Communications Business Unaudited Financial Statements were prepared (subject to adjustments which are not material, individually or in the aggregate) (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Communications Business Unaudited Financial Statements will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business).

(b) When delivered pursuant to Section 5.13, the Audited Financial Statements shall present fairly in all material respects the financial position and results of operations of the Communications Business as of the dates thereof or for the periods covered thereby, and will have been prepared in accordance with GAAP consistently applied based on the historic practices and accounting policies of Danaher to the extent compliant with GAAP (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Audited Financial Statements will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business). The Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the NetScout Form S-4 Registration Statement.

(c) Danaher maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, with respect to Danaher and its Subsidiaries, taken as a whole. To the Knowledge of Danaher, since December 31, 2013, neither Danaher nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the business of the Communications Business.

(d) None of the information to be supplied by or on behalf of Danaher or Newco for inclusion or incorporation by reference in the NetScout Form S-4 Registration Statement or the Newco Registration Statements will, at the time the NetScout Form S-4 Registration Statement or the Newco Registration Statements, respectively, is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Danaher or Newco for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of NetScout or at the time of the NetScout Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Newco Registration Statements will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Danaher or Newco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of NetScout for inclusion or incorporation by reference in the Newco Registration Statements.

(e) After giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the Communications Business has not incurred any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Communications Business Unaudited Financial Statements in accordance with GAAP, as in effect on the date of this Agreement, except for (i) those liabilities that are reflected or reserved for in the Unaudited Interim Communications Business Financial Data, (ii) liabilities that have been incurred by the Communications Business since June 27, 2014 in the ordinary course of the Communications Business consistent with past practice, (iii) liabilities under this Agreement or incurred in connection with the Contemplated Transactions and (iv) liabilities that are not, individually or in the aggregate, material to the Communications Business, or that are described in Part 2.4(e) of the Danaher Disclosure Letter.

2.5 Absence of Changes. Except as expressly contemplated by this Agreement, since June 27, 2014 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Distribution Agreement), the Communications Business has operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a Newco Material Adverse Effect. Except as expressly contemplated by this Agreement, since June 27, 2014 through the date of this Agreement, neither the Communications Business nor the Communications Companies have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of NetScout pursuant to Sections 4.2(b)(iv) and 4.2(b)(vii)-(xii).

2.6 Title to and Sufficiency of Assets.

(a) After giving effect to the Contemplated Transactions described in or contemplated by the Distribution Agreement, the Communications Companies will have good and valid title to all of the Newco Assets transferred under the Distribution Agreement. All of said assets are, or after the Distribution will be, owned by the Communications Companies free and clear of any Encumbrances, except where (i) the conveyance of any such assets requires a Consent which is not obtained, in which case the provisions of Section 1.08 of the Distribution Agreement will govern or (ii) the failure to have such good and valid title results from any liens described in Part 2.6(a) of the Danaher Disclosure Letter, liens created or otherwise imposed by the NetScout Companies or any other Permitted Encumbrance. After giving effect to the Distribution and the other Contemplated Transactions described in or contemplated by the Distribution Agreement, the Communications Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them and the Communications Companies enjoy undisturbed possession of such leased assets, except where (i) the conveyance of any such assets requires a Consent which is not obtained, in which case the provisions of Section 1.08 of the Distribution Agreement will govern or (ii) the failure to have such valid leasehold interest results from any liens described in Part 2.6(a) of the Danaher Disclosure Letter, liens created or otherwise imposed by the NetScout Companies or any other Permitted Encumbrance.

(b) At the Effective Time, the Newco Assets and the properties and rights of the Communications Companies, taken together with the benefits of any alternative arrangements provided pursuant to Section 1.08 of the Distribution Agreement, the services available from Danaher under the Transition Services Agreement and the licenses from Danaher under the Trademark License Agreement, the IP License Agreement and the DBS License Agreement, will be sufficient for NetScout and the Communications Companies to operate the Communications Business immediately following the Effective Time in all material respects as it is currently conducted.

(c) No representation is made in this Section 2.6 with respect to title to or the sufficiency of any intellectual property assets.

2.7 Real Property; Leasehold.

(a) No Communications Company owns any real property.

(b) Part 2.7(b) of the Danaher Disclosure Letter sets forth an accurate list of each lease pursuant to which any of the Communications Companies leases or uses real property from any other Person for annual rent payments in excess of $500,000. (All real property leased to or used by the Communications Companies pursuant to the real property leases identified or required to be identified in Part 2.7(b) of the Danaher Disclosure Letter, including all buildings, structures, fixtures and other improvements leased to the Communications Companies, is referred to as the “Newco Leased Real Property.”) To the Knowledge of Danaher, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Newco Leased Real Property. Part 2.7(b) of the Danaher Disclosure Letter contains an accurate and complete list of all subleases, occupancy agreements and other Newco Contracts granting to any Person (other than any Communications Company) a right of use or occupancy of any of the Newco Leased Real Property in effect as of the date of this Agreement. Except as set forth in the leases or subleases identified in Part 2.7(b) of the Danaher Disclosure Letter, there is no Person in possession of any Newco Leased Real Property other than a Communications Company.

2.8 Intellectual Property; Privacy.

(a) Registered IP. Part 2.8(a)(i) of the Danaher Disclosure Letter identifies, as of the date of this Agreement: (i) each material item of Registered IP in which Danaher or any of its Subsidiaries (including the Communications Companies) has or purports to have (including as a result of the transfers under the Distribution Agreement) an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) and that either: (A) covers any Newco Product or (B) that covers or that would be infringed by the operation of the Communications Business, including the manufacture, development, sale, import, support, maintenance or testing of any Newco Product or the provision of any service or test using the Newco Product (the “Newco Material Registered IP”); and (ii) any Person other than the Communication Companies that has an ownership interest in such item of Newco Material Registered IP and the nature of such ownership interest. Except as set forth in Parts 2.8(a)(ii) and 2.8(c) of the Danaher Disclosure Letter, and except with regard to non-exclusive licenses granted to Communications Companies’ distributors, resellers and end-user customers in connection with the sale, distribution or use of the Newco Products in the ordinary course of business of the Communications Companies, no material licenses, covenants not to sue, or other similar rights under the Newco Material Registered IP have been granted to any Person, including as a result of any participation in an industry association, standard setting organization or similar body.

(b) Inbound Licenses. Part 2.8(b) of the Danaher Disclosure Letter accurately identifies each Contract in effect as of the date of this Agreement pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed by any Person to Danaher, its Subsidiaries or the Communications Companies, which Contract is material to the Communications Business, including material licenses to any Intellectual Property included in, or Intellectual Property Rights embodied by, the Newco Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the Newco Products as currently conducted (“Newco Material Inbound License”), other than (1) Contracts between Danaher or its Subsidiaries, on the one hand, and their respective employees, on the other hand, in Danaher’s standard form thereof, (2) licenses for standard commercially available off the shelf software or hardware with annual fees of less than $200,000 (“Shrink-Wrap”), (3) licenses to Open Source Code, other than that set forth in Section 2.8(i), (4) licenses for technology used exclusively by the data communication cable installation and communications service provider business of Danaher and its Subsidiaries, and (5) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance, or support of, any Newco Product and that is not otherwise material to the Communications Business (together with Newco Material Inbound Licenses, the “Newco Inbound Licenses”). To the Knowledge of Danaher, no material royalties or similar amounts in excess of $200,000 during any calendar year are payable by Danaher or its Subsidiaries or, after or as a result of the consummation of the transactions contemplated hereby, will be payable by the Communications Companies under the terms of any Newco Inbound Licenses other than Newco Material Inbound Licenses.

(c) Outbound Licenses. Part 2.8(c) of the Danaher Disclosure Letter identifies each material Contract, other than non-exclusive customer or sales channel Contracts for Newco Products entered into in the ordinary course of business and that does not materially differ in substance from standard form agreements and other than Contracts listed in Section 2.9(a), to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Newco IP, in each case in effect as of the date of this Agreement.

(d) Ownership Free and Clear. The Communications Companies exclusively own all right, title, and interest to and in the Newco IP free and clear of any Encumbrances other than licenses and similar rights granted by any Communications Company (including as set forth in Parts 2.8(a), 2.8(b) and 2.8(c) of the Danaher Disclosure Letter, and subject to the exceptions set forth in Sections 2.8(a), 2.8(b) and 2.8(c)) and other than Permitted Encumbrances. Without limiting the foregoing, to the Knowledge of Danaher, neither Danaher nor any of its Subsidiaries has transferred to, or permitted under any Contract to which Danaher or its Subsidiary is a party, any Person other than the Communications Companies to retain ownership of, or an exclusive license to: (i) the Intellectual Property Rights in or to any Derivatives of any Proprietary Newco Product, whether developed by or for Danaher or its Subsidiaries, or by or for such other Person, under any such Contract; or (ii) any interfaces developed by, with, or on behalf of, Danaher or its Subsidiaries between any Newco Product and any Person’s software or product; except in the foregoing (i) and (ii) under any Contract set forth in Parts 2.8(a), 2.8(b) or 2.8(c) of the Danaher Disclosure Letter or that is not otherwise material to the Communications Business. As of the date of this Agreement, no material item of Newco IP is subject to any action or outstanding Order or settlement agreement or stipulation in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by Danaher or its Subsidiaries (including any Communications Company) or affects the validity, use, ownership, registrability or enforceability of such Newco IP. Except with regard to certain Danaher corporate names and marks set forth in Part 2.8(d) of the Danaher Disclosure Letter, no rights, title or interest in the names or other indicia of commercial source or origin used to designate any material Newco Products prior to Closing are owned by any Entity (including Danaher or its Subsidiaries) other than the Communications Companies.

(e) Valid and Enforceable. To the Knowledge of Danaher, none of the material Newco IP is invalid or unenforceable.

(f) Protection of Proprietary Information. Danaher and each of its Subsidiaries (including the Communications Companies) have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all material proprietary information pertaining to the Communications Business and all Proprietary Newco Products, and except as set forth in Part 2.8(f) of the Danaher Disclosure Letter, no source code owned by Danaher or its Subsidiaries for any Proprietary Newco Product has been disclosed or delivered to any Person who is not a Newco Employee.

(g) Sufficiency. Danaher or its Subsidiaries owns or otherwise has, and after the Closing the Communications Companies will have (including as a result of the transfers under the Distribution Agreement), taken together with the benefits of any alternative arrangements provided pursuant to Section 1.08 of the Distribution Agreement, the services available from Danaher under the Transition Services Agreement and the licenses from Danaher under the Trademark License Agreement, the IP License Agreement and the DBS License Agreement, all Intellectual Property and Intellectual Property Rights needed to conduct the Communications Business in all material respects as it is currently conducted, including as may be necessary to so design, develop, copy, modify, make, test, support, maintain, market, license, sell or otherwise commercialize (as applicable) the Newco Products without infringing the Intellectual Property Rights of Danaher or its Affiliates; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered under Section 2.8(i).

(h) Third-Party Infringement of Newco IP. To the Knowledge of Danaher, no Person in the past three (3) years has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any material Newco IP.

(i) No Infringement of Third Party IP Rights. To the Knowledge of Danaher, the conduct of the Communications Business and of the Communications Companies as conducted in the past three (3) years, including the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Newco Products as so conducted, does not and has not in the past three (3) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, as relates to the Communications Business, including Newco IP or the Newco Products, as of the date of this Agreement, no infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of Danaher, threatened in writing against Danaher or its Subsidiaries (including the Communications Business and Communications Companies) or, to the Knowledge of Danaher, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Danaher or its Subsidiaries (including the Communications Business and Communications Companies) of the foregoing with respect to such claim or Legal Proceeding, and except as set forth in Part 2.8(i) of the Danaher Disclosure Letter, no Person has made a written request against Danaher or its Subsidiaries (including the Communications Business and Communications Companies) to be indemnified, defended, held harmless, or reimbursed with respect to any such claim or Legal Proceeding. No Proprietary Newco Product contains, is derived from, or is distributed with Open Source Code in a manner that has resulted in a requirement or condition that any Proprietary Newco Product or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge.

(j) To the Knowledge of Danaher, (i) Danaher and its Subsidiaries have since January 1, 2012 materially complied with, and, as of the date of this Agreement, no Person (including any Governmental Body) has asserted a claim against, or otherwise tendered written notice to, Danaher or its Subsidiaries, in connection with the Communications Business, alleging a material violation of any privacy policy of the Communications Companies (including those posted on the Newco Web Sites) or the applicable Legal Requirements pertaining to privacy and data (including Personal Data) protection, and (ii) there have been no unauthorized intrusions or breaches of the security of the Communications Companies’ information technology systems resulting in any material data breach.

(k) This Section 2.8 contains the sole and exclusive representations and warranties of Danaher and Newco under this Agreement with respect to Intellectual Property matters (other than Contracts required to be disclosed pursuant to Section 2.9(a)(iii)).

2.9 Contracts.

(a) Part 2.9(a) of the Danaher Disclosure Letter identifies each Newco Material Contract that is executory as of the date of this Agreement. For purposes of this Agreement, “Newco Material Contract” shall mean:

(i) any Contract which is in effect and is material to the Communications Business taken as a whole and not entered into in the ordinary course of business;

(ii) any Contract: (A) pursuant to which any of the Communications Companies is or may become obligated to make any severance, termination or similar payment to any Newco Associate or any spouse, heir or Representative of any Newco Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $500,000 per employee; or (B) pursuant to which any of the Communications Companies is or reasonably would be expected to become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $500,000 to any Newco Associate for the calendar year 2014;

(iii) any Contract identified or required to be identified in Part 2.8 of the Danaher Disclosure Letter;

(iv) with respect to the Communications Business, any Contract with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $5,000,000 in the fiscal year ended December 31, 2013, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary Newco Products, which supplier is the only source of supply in the market place or only supplier to the Communications Business or that imposes a minimum purchase order, in each case, involving payments in excess of $5,000,000 in the fiscal year ended December 31, 2013;

(vi) any Contract imposing any material restriction on the right or ability of the Communications Business taken as a whole: (A) to compete with any other Person; (B) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the Communications Business taken as a whole as currently conducted;

(vii) with respect to which a Communications Company will be party at the Effective Time, any Contract relating to any currency hedging;

(viii) any Contract relating to the lease or sublease of Newco Leased Real Property or of any real property owned by any Communications Company, in each case with annual rent payments in excess of $500,000;

(ix) with respect to the Communications Business, any Contract that: (A) resulted in revenue to or expenses of the Communications Business in excess of $5,000,000 in the fiscal year ending December 31, 2013 or (B) is reasonably expected to result in revenue to or expenses of the Communications Business in excess of $5,000,000 in the fiscal year ending December 31, 2014; and

(x) any Contract, the termination of which would reasonably be expected to have a Newco Material Adverse Effect.

Danaher has delivered or Made Available to NetScout an accurate and complete copy of each Newco Contract that constitutes a Newco Material Contract.

(b) Each Newco Contract that constitutes a Newco Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.9(c) of the Danaher Disclosure Letter: (i) neither Danaher nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any Newco Material Contract; and (ii) to the Knowledge of Danaher, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Newco Material Contract, in each case of subsections (i) and (ii) of this Section 2.9(c).

(d) Except as set forth in Part 2.9(d) of the Danaher Disclosure Letter:

(i) neither the Communications Business nor any Communications Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii) each Communications Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids; and

(iii) the Communications Companies have not, nor to the Knowledge of Danaher have any of the Newco Employees, been barred or suspended from doing business with any Governmental Body.

2.10 Compliance with Legal Requirements; Regulatory Matters. The Communications Business and each of the Communications Companies is, and since January 1, 2012 has been, in compliance with all applicable Legal Requirements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

Since January 1, 2012, neither Danaher nor any of its Subsidiaries (with respect to the Communications Business) nor any of the Communications Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

2.11 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Since January 1, 2009 no Communications Business nor any Communications Company nor, to the Knowledge of Danaher, any of their respective agents, channel partners, resellers, or representatives with respect to the Communications Business (i) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person in respect of the Communications Business, private or public, regardless of what form, (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S. Code Section 78dd-1, et seq.), (as amended the “FCPA”) or the UK Bribery Act 2010 and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Authority with respect to the Communications Business or a Communications Company that alleges any of the foregoing. With respect to any relevant portion of the Communications Business or a Communications Company that was acquired by Danaher after January 1, 2009, the foregoing representation is made to the Knowledge of Danaher with respect to the time period between January 1, 2009 and such acquisition.

(b) Since January 1, 2012, the Communications Business and each Communications Company has complied and is in compliance in all material respects with applicable provisions of the U.S. export, anti-boycott, and sanctions laws, and regulations implemented thereunder, including, but not limited to, the Arms Export Control Act of 1976 (22 U.S. Code Ch. 39), the Export Administration Act of 1979 (50 U.S. Code §§ 2401 et. seq.), the International Emergency Economic Powers Act (50 U.S. Code §§ 1701 et. seq.), the Trading with the Enemy Act (50 U.S.C. app. §§ 1 et. seq.), and the various sanctions programs and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, all as amended (collectively, “U.S. Export Control Laws”).

(c) Since January 1, 2012, the Communications Business and each Communications Company have obtained all approvals or licenses necessary for exporting and importing the Newco Products in accordance with all applicable U.S. Export Control Laws, non-U.S. export control laws, and import laws.

2.12 Governmental Authorizations. Danaher and its Subsidiaries (and after giving effect to the Distribution and the other transactions contemplated by the Distribution Agreement, the Communications Companies will) hold all material Governmental Authorizations necessary to enable the Communications Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Danaher and its Subsidiaries (including each Communications Company) are, and at all times since January 1, 2012 have been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

2.13 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective Communications Companies or with respect to the Communications Business with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Communications Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Communications Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of Danaher, no Communications Company and no Communications Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Communications Company Returns has been granted (by Danaher, Newco or any other Person), and no such extension or waiver has been requested from any Communications Company.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of Danaher, has been threatened against or with respect to any Communications Company or with respect to the Communications Business in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Danaher or any of its Subsidiaries with respect to the Communications Business or with respect to any Communications Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Communications Companies and with respect to which adequate reserves for payment have been established on the Communications Business Unaudited Financial Statements). There are no liens for material Taxes upon any of the Newco Assets except liens for current Taxes not yet due and payable.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where a Communications Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(e) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any Communications Company is a party, other than (i) the Tax Matters Agreement, and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(f) Other than in connection with the Distribution or otherwise in connection with the separation of the Communications Business, no Communications Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) No Communications Company is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No Communications Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The Communications Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other person.

(j) Neither Danaher nor any Communications Company has taken any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) This Section 2.13 contains the sole and exclusive representations and warranties of Danaher and Newco herein with respect to Tax matters.

2.14 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 2.14(a) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) as of the date of this Agreement, none of the Communications Companies is a party to any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any of its employees and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of Danaher, seeking to represent any employees of any of the Communications Companies; (ii) since January 1, 2012 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Communications Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of Danaher, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; and (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of Danaher, threatened against any Communications Company arising under any collective bargaining agreement or other Contract with a labor organization, employee representative or works council relating to any terms or conditions of employment.

(b) Within 30 days after the date hereof, Danaher will deliver or make available to NetScout (to the extent not provided as of the date hereof) accurate and complete copies of, in each case with respect solely to any material Danaher Employee Plan or material Danaher Employee Agreement (x) under which any member of the Newco Group (as defined in the Employee Matters Agreement) or NetScout has or may have any material liability or a material obligation under the terms of the Employee Matters Agreement, (y) with respect to Danaher Employee Plans, the terms and conditions of which serve as the basis for the provision of comparable or similar benefits to the Newco Employees after the Closing Date, in accordance with the terms and conditions of the Employee Matters Agreement, or (z) as to which, in accordance with the Employee Matters Agreement, NetScout is required to determine whether NetScout or any member of the Newco Group is obligated under applicable Law to assume sponsorship or material liabilities for or otherwise maintain a Danaher Employee Plan after the Closing Date (any such Danaher Employee Plan referenced in (x), (y) or (z), the “Newco Plans”): (i) all documents setting forth the terms of each such Newco Plan, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500s and all schedules and financial statements attached thereto), if any; and (iv) all material correspondence in its possession regarding any such Newco Plan regarding any audit, investigation or proceeding before any Governmental Body regarding such Newco Plan or any fiduciary thereof; provided that, if Danaher uses commercially reasonable efforts to provide or make available any such document to NetScout, but is not able to so deliver it within 30 days after the date hereof, it will provide or make available such document to NetScout within 60 days after the date hereof. Danaher will deliver or Make Available to NetScout an updated version of the list referenced in this Section 2.14(b) to reflect any applicable changes thereto within 90 days after the date hereof and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. Danaher has delivered or Made Available to NetScout an accurate and complete copy of the most recent IRS determination or opinion letter issued with respect to the Danaher Employee Plan intended to be qualified under Section 401(a) of the Code in which Newco Employees participate as of the date hereof.

(c) Except as set forth in Part 2.14(c) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) each of the Communications Companies and Danaher Affiliates has performed in all material respects all obligations required to be performed by it under each Newco Plan and each Newco Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (ii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of Danaher, threatened by the IRS, the DOL or any other Governmental Body with respect to any such Newco Plan (or any fiduciary thereof); (iii) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of Danaher, threatened or reasonably anticipated (other than routine claims for benefits) against any such Newco Plans, or against the assets of any such Newco Plan; (iv) full and timely payment has been made of all material amounts which Danaher or its Affiliates or the Communications Companies are required, under applicable law or under any Newco Plan, to have paid as a contribution or payment for any Newco Associate, in respect of any Newco Plan, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with GAAP applied on a consistent basis.

(d) Any Newco Plan in which any Newco Employee is a beneficiary that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.

(e) Except as set forth in Part 2.14(e) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) none of the Communications Companies, and no Danaher Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (A) Danaher Pension Plan subject to Title IV of ERISA; (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (C) plan described in Section 413 of the Code, in each case pursuant to which a Newco Employee is or was a beneficiary and (ii) no Danaher Employee Plan provides (except at no cost to the Communications Companies or any Danaher Affiliate), or reflects or represents any liability of any of the Communications Companies or any Danaher Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Newco Employee, except as may be required by COBRA or other applicable Legal Requirements.

(f) Except as set forth in Part 2.14(f) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, as relates to the Newco Associates, none of the Communications Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(g) Except as set forth in Part 2.14(g) of the Danaher Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, Danaher and its Affiliates, including the Communications Companies, are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, wages, hours, and other labor related matters with respect to the Newco Employees.

2.15 Environmental Matters. The Communications Companies and the Communications Business has complied with all Legal Requirements intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”) except where any such noncompliance would, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. No Communications Company has released, handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except where any such release, handling, generation, use, storage, transport or disposal would not, individually or in the aggregate, be reasonably expected to have a Newco Material Adverse Effect. Danaher has no Knowledge of any environmental investigation, study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Communications Business has been conducted. The Communications Companies have no Environmental Liabilities that would reasonably be expected to have a Newco Material Adverse Effect. As used herein, “Environmental Liabilities”

are any claims, demands, or liabilities under Environmental Law which (i) arise out of or in any way relate to the operations or activities of the Communications Companies, or any real property at any time owned, operated or leased by the Communications Companies, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

2.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Newco Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the Communications Business, the Newco Assets and the Communications Companies is in full force and effect.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.17(a) of the Danaher Disclosure Letter, there is no material pending and served Legal Proceeding affecting the Newco Assets, Communications Business or the Communications Companies, or (to the Knowledge of Danaher) any pending but not served Legal Proceeding affecting the Newco Assets, Communications Business or the Communications Companies and, to the Knowledge of Danaher, no Person has threatened to commence any material Legal Proceeding affecting the Communications Business.

(b) There is no Order to which any of the Communications Companies, or any of the Newco Assets, is subject. To the Knowledge of Danaher, no officer or other key employee of any of the Communications Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Communications Business.

2.18 Authority; Binding Nature of Agreement. Danaher and Newco have all requisite corporate or limited liability company, as applicable, right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents and, subject to the adoption of this Agreement by Danaher as sole member of Newco (which shall occur immediately after the execution and delivery hereof), to consummate the Contemplated Transactions. The Danaher Board (at a meeting duly called and held) and Danaher as sole member of Newco have: (a) determined that this Agreement, the Distribution Agreement, the Distribution and the Mergers are advisable and fair to, and in the best interests of, Newco and its members and (b) authorized and approved the execution, delivery and performance of this Agreement, the Distribution Agreement and the other Transaction Documents by Danaher and Newco, as applicable, and approved the Distribution and the Mergers and the other Contemplated Transactions. Danaher, as the sole member of Newco prior to the Distribution, has approved the Distribution and the other Contemplated Transactions (other than the Mergers) and will adopt this Agreement as sole member of Newco immediately following the execution and delivery of this Agreement. No other vote of Newco’s members is necessary to consummate the Contemplated Transactions. Subject to the adoption of this Agreement by Danaher as sole member of Newco and assuming the due authorization, execution and delivery of this Agreement by NetScout and Merger Subs, this Agreement constitutes a legal, valid and binding obligation of Danaher and Newco, enforceable against Danaher and Newco in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.19 Ownership of NetScout Common Stock. None of Danaher or, to the Knowledge of Danaher, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to NetScout.

2.20 Vote Required. The affirmative vote of the holders of a majority of the voting power of the outstanding Newco Common Units is the only vote of the holders of Newco Membership Interests necessary to adopt this Agreement or consummate the Contemplated Transactions. Danaher shall, in its capacity as sole member of Newco, adopt this Agreement and approve the Mergers by written consent as soon as practicable following execution and delivery of this Agreement.

2.21 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the DLLCA, the HSR Act and all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, except as set forth in Part 2.21 of the Danaher Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of Danaher or any of the Communications Companies;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which Danaher or any of the Communications Companies, or any of the assets owned or used by any of the Communications Companies, is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Communications Companies or that otherwise relates to the Communications Business or to any of the assets owned or used by any of the Communications Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a Newco Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Newco Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Newco Material Contract; (ii) accelerate the maturity or performance of any such Newco Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Newco Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to Tektronix Communications, Fluke Networks or Arbor Networks, as the case may be; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the Communications Companies, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to Tektronix Communications, Fluke Networks or Arbor Networks, as the case may be.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the DLLCA, the HSR Act, all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, neither Danaher nor any of the Communications Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the Communications Companies, and except for the novation of Government Contracts.

2.22 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Danaher or any of its Subsidiaries, other than any broker, finder or investment banker whose fees will be paid for by Danaher.

2.23 Acknowledgement by Danaher and Newco. Neither Danaher nor Newco is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3. The representations and warranties by NetScout and Merger Subs contained in Section 3 constitute the sole and exclusive representations and warranties of NetScout, the other NetScout Companies and their respective Representatives in connection with the Contemplated Transactions and Danaher and Newco understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by NetScout and Merger Subs.

3. REPRESENTATIONS AND WARRANTIES OF NETSCOUT AND MERGER SUBS

Each of NetScout and Merger Subs hereby represent and warrant to Danaher as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the NetScout Disclosure Letter corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exception or disclosure set forth in any other part or subpart of the NetScout Disclosure Letter to the extent it is readily apparent that such exception or disclosure is relevant to such representation and warranty; and (c) any information set forth in the NetScout SEC Documents filed on the SEC’s EDGAR database on or after January 1, 2013 and publicly available prior to the date of this Agreement (but excluding any supplements or amendments thereto to the extent such supplement or amendment is not publicly filed prior to the date hereof), other than information set forth therein under the headings “Risk Factors” or “Forward-Looking Statements” and any other information or statement set forth therein that is primarily cautionary, predictive or forward-looking in nature):

3.1 Subsidiaries; Due Organization; Etc.

(a) Part 3.1(a) of the NetScout Disclosure Letter identifies, as of the date hereof, each Entity that is a Subsidiary of NetScout and indicates its jurisdiction of organization.

(b) Each of the NetScout Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) a corporation or other business organization duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, and has (or, if formed after the date of this Agreement, shall have at the Effective Time) all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, other than in the case of clauses (i) through (iii) as would not, either individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect.

(c) Each of the NetScout Companies is (or, if formed after the date of this Agreement, shall be at the Effective Time) qualified to do business as a foreign corporation, and is (or, if formed after the date of this Agreement, shall be at the Effective Time) in good standing (to the extent that the laws of the applicable jurisdiction recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a NetScout Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. NetScout has delivered or Made Available to Danaher accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the NetScout Companies (to the extent existing as of the date of this Agreement), including all amendments thereto.

3.3 Capitalization, Etc.

(a) The authorized capital stock of NetScout consists of (i) 150,000,000 shares of NetScout Common Stock, of which 41,181,526 shares have been issued and are outstanding as of the last business day ending immediately prior to the date of this Agreement and (ii) five million (5,000,000) shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding as of the date hereof. All of the outstanding shares of NetScout Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) Except as set forth in Part 3.3(b) of the NetScout Disclosure Letter: (i) none of the outstanding shares of NetScout Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of NetScout Common Stock is subject to any right of first refusal in favor of NetScout; and (iii) there is no NetScout Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of NetScout Common Stock. None of the NetScout Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of NetScout Common Stock or other securities, except for NetScout’s right to repurchase or reacquire restricted shares of NetScout Common Stock held by an employee of NetScout upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c) As of the date of this Agreement: (i) 12,000 shares of NetScout Common Stock are subject to issuance pursuant to NetScout Options; (ii) 2,092,603 shares of NetScout Common Stock are reserved for future issuance pursuant to the Amended and Restated 2011 Employee Stock Purchase Plan (the “NetScout ESPP”); (iii) 1,046,566 shares of NetScout Common Stock are subject to issuance upon the vesting of NetScout RSUs; and (iv) 7,521,569 shares of NetScout Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the NetScout Option Plans.

(d) NetScout has delivered or Made Available to Danaher a complete and accurate in all material respects (it being understood that any deviation of less than 10,000 shares (or corresponding or equivalent interests) shall not be deemed a material difference) list that sets forth with respect to each NetScout Equity Award outstanding as of the date of this Agreement the following information with respect to NetScout Equity Awards: (i) the employee identification number of the holder of such NetScout Equity Award; (ii) the type of such NetScout Equity Award (whether a NetScout Option or NetScout RSU); (iii) the number of shares of NetScout Common Stock subject to such NetScout Equity Award; (iv) the per share exercise price (if any) of such NetScout Equity Award; and (v) the applicable vesting schedule in respect of such NetScout Equity Award. Except as otherwise noted on the list referenced in this Section 3.3(d), each NetScout Equity Award that is a NetScout Option is not intended to be an “incentive stock option” (as defined in the Code) nor to qualify for any comparable tax regime in any country. NetScout will deliver or make available to Danaher an updated version of the list referenced in this Section 3.3(d) to reflect any applicable changes thereto within 90 days after the date hereof (which such list will include the country in which each holder is employed or providing services) and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. Within 30 days after the date hereof, NetScout will deliver or make available to Danaher (to the extent not provided as of the date hereof) accurate and complete copies of all equity plans and sub-plans pursuant to which any NetScout Equity Awards were granted by NetScout, and the forms of agreements evidencing such NetScout Equity Awards. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the NetScout Companies.

(e) Except as set forth in Sections 3.3(a), 3.3(b) and 3.3(d), or as permitted from and after the date of this Agreement pursuant to Section 4.3, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the NetScout Companies; (ii) outstanding security, bond, debenture, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the NetScout Companies or that has the right to vote on any matter on which the stockholders of NetScout have the right to vote; (iii) Contract under which any of the NetScout Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) shareholder rights plan or agreement (i.e., “poison pill”)

(f) All outstanding shares of NetScout Common Stock, and all options and other NetScout Equity Awards and other outstanding securities of the NetScout Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(g) All of the outstanding shares of capital stock or other equity interest, as the case may be, of each of NetScout’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (to the extent applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by NetScout, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

3.4 SEC Filings; Financial Statements.

(a) NetScout has delivered or Made Available to Danaher accurate and complete copies of all registration statements, proxy statements, NetScout Certifications and other statements, reports, schedules, forms and other documents filed by NetScout with the SEC, including all amendments thereto, since January 1, 2013 (collectively, the “NetScout SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by NetScout or its officers with the SEC since January 1, 2013 have been so filed on a timely basis. None of NetScout’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the NetScout SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the NetScout SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the NetScout SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the NetScout SEC Documents (collectively, the “NetScout Certifications”) is accurate and complete, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 3 and in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b) The financial statements (including any related notes) contained or incorporated by reference in the NetScout SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which will be material); and (iii) fairly present, in all material respects, the consolidated financial position of NetScout and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of NetScout and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the NetScout Companies are required by GAAP to be included in the consolidated financial statements of NetScout. There are no comments from the SEC or its staff pending with respect to any statements, reports, schedules, forms or other documents filed by NetScout with the SEC that remain outstanding and unresolved.

(c) NetScout’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to NetScout within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of NetScout, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting

Oversight Board thereunder. All non-audit services performed by NetScout’s auditors for the NetScout Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(d) To the Knowledge of NetScout, since March 31, 2014, neither NetScout nor any of its Subsidiaries has identified or been made aware of any material illegal act or fraud related to the business of the NetScout Companies.

(e) None of the information to be supplied by or on behalf of NetScout for inclusion or incorporation by reference in the NetScout Form S-4 Registration Statement or the Newco Registration Statements will, at the time the NetScout Form S-4 Registration Statement or the Newco Registration Statements, respectively, is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of NetScout for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of NetScout or at the time of the NetScout Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of NetScout or at the time of the NetScout Stockholders’ Meeting (or any adjournment or postponement thereof), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by NetScout or Merger Subs with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Danaher for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

3.5 Absence of Changes. Except as expressly contemplated by this Agreement, since June 30, 2014 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or the other Transaction Documents (including the Internal Restructuring described in the Distribution Agreement), the NetScout Companies have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, has had or would be reasonably expected to have, a NetScout Material Adverse Effect. Except as expressly contemplated by this Agreement since June 30, 2014, through the date of this Agreement, the NetScout Companies have not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Danaher pursuant to Section 4.3(b)(iv) or Section 4.3(b)(v) or Sections 4.3(b)(vii) through 4.3(b)(xi).

3.6 Title to and Sufficiency of Assets. The NetScout Companies own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the NetScout Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the NetScout Interim Balance Sheet); and (b) all other assets reflected in the books and records of the NetScout Companies as being owned by the NetScout Companies. All of said assets are owned by the NetScout Companies free and clear of any Encumbrances, except (i) for Encumbrances securing the NetScout Credit Agreements, (ii) where the failure to have such good and valid title results from any liens described in Part 3.6 of the NetScout Disclosure Letter or (iii) any other Permitted Encumbrance. The NetScout Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them and the NetScout Companies enjoy undisturbed possession of such leased assets, except where the failure to have such valid leasehold interest results from any liens described in Part 3.6 of the NetScout Disclosure letter, liens created or otherwise imposed by Danaher or the Communications Companies or any other Permitted Encumbrance. No representation is made in this Section 3.6 with respect to the title to or sufficiency of any intellectual property assets.

3.7 Real Property; Leasehold.

(a) No NetScout Company owns any real property.

(b) Part 3.7(b) of the NetScout Disclosure Letter sets forth an accurate list of each lease pursuant to which any of the NetScout Companies leases or uses real property from any other Person for annual rent payments in excess of $500,000. (All real property leased to the NetScout Companies pursuant to the real property leases identified or required to be identified in Part 3.7(b) of the NetScout Disclosure Letter, including all buildings, structures, fixtures and other improvements leased to the NetScout Companies, is referred to as the “NetScout Leased Real Property.”) To the Knowledge of NetScout, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any NetScout Leased Real Property. Part 3.7(b) of the NetScout Disclosure Letter contains an accurate and complete list of all subleases, occupancy agreements and other NetScout Contracts granting to any Person (other than any NetScout Company) a right of use or occupancy of any of the NetScout Leased Real Property in effect as of the date of this Agreement. Except as set forth in the leases or subleases identified in Part 3.7(b) of the NetScout Disclosure Letter there is no Person in possession of any NetScout Leased Real Property other than a NetScout Company.

3.8 Intellectual Property; Privacy.

(a) Registered IP. Part 3.8(a)(i) of the NetScout Disclosure Letter identifies, as of the date of this Agreement: (i) each material item of Registered IP in which a NetScout Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) and that either: (A) covers any NetScout Product or (B) that covers or that would be infringed by the operation of the business of the NetScout Companies, including the manufacture, development, sale, import, support, maintenance or testing of any NetScout Product or the provision of any service or test using the NetScout Product (the “NetScout Material Registered IP”); and (ii) any Person other than the NetScout Companies that has an ownership interest in such item of NetScout Material Registered IP and the nature of such ownership interest. Except as set forth in Part 3.8(a)(ii) and 3.8(c) of the NetScout Disclosure Letter, and except with regard to non-exclusive licenses granted to NetScout Companies’ distributors, resellers and end-user customers in connection with the sale, distribution or use of NetScout Products in the ordinary course of business of the NetScout Companies, no material licenses, covenants not to sue, or other similar rights under the NetScout Material Registered IP have been granted to any Person, including as a result of any participation in an industry association, standard setting organization or similar body.

(b) Inbound Licenses. Part 3.8(b) of the NetScout Disclosure Letter accurately identifies each Contract in effect as of the date of this Agreement pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed by any Person to any NetScout Company, which Contract is material to the business of the NetScout Companies, including material licenses to any Intellectual Property included in, or Intellectual Property Rights embodied by, the NetScout Products or used in connection with or necessary to any development, manufacture, distribution, other commercialization, maintenance or support of the NetScout Products as currently conducted (“NetScout Material Inbound License”), other than (1) Contracts between a NetScout Company, on the one hand, and its employees, on the other hand, in NetScout’s standard form thereof, (2) Shrink-Wrap, (3) licenses to Open Source Code other than that set forth in Section 3.8(i), (4) licenses for technology used exclusively by the data communication cable installation and communications service provider business of Danaher and its Subsidiaries, and (5) non-exclusive licenses to third-party software or hardware that is not incorporated into, or necessary for the development, manufacturing, testing, distribution, maintenance, or support of, any NetScout Product and that is not otherwise material to the business of the NetScout Companies (together with NetScout Material Inbound Licenses, the “NetScout Inbound Licenses”). To the Knowledge of NetScout, no material royalties or similar amounts in excess of $200,000 during any calendar year are payable by NetScout or its Subsidiaries under any NetScout Inbound License.

(c) Outbound Licenses. Part 3.8(c) of the NetScout Disclosure Letter identifies each material Contract, other than non-exclusive customer or sales channel Contracts for NetScout Products entered into in the ordinary course of business and that does not materially differ in substance from standard form agreements and other than the Contracts listed in Section 3.9(a), to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any NetScout IP, in each case in effect as of the date of this Agreement.

(d) Ownership Free and Clear. The NetScout Companies exclusively own all right, title, and interest to and in the NetScout IP (other than as set forth in Part 3.8(d) of the NetScout Disclosure Letter) free and clear of any Encumbrances (other than licenses and similar rights granted by any NetScout Company (including as set forth in Parts 3.8(a), 3.8(b) and 3.8(c) of the NetScout Disclosure Letter, and subject to the exceptions set forth in Sections 3.8(a), 3.8(b) and 3.8(c)) and other than Permitted Encumbrances). Without limiting the foregoing, to the Knowledge of NetScout, no NetScout Company has transferred to, or permitted under any Contract to which a NetScout Company is a party, any Person other than the NetScout Companies to retain ownership of, or an exclusive license to: (i) the Intellectual Property Rights in or to any Derivatives of any Proprietary NetScout Product, whether developed by or for NetScout or its Subsidiaries, or by or for such other Person, under any such Contract; or (ii) any interfaces developed by, with, or on behalf of, any NetScout Company between any NetScout Product and any Person’s software or product; except in the foregoing (i) and (ii) under any Contract set forth in Parts 3.8(a), 3.8(b) and 3.8(c) of the NetScout Disclosure Letter or that is not otherwise material to the business of the NetScout Companies. As of the date of this Agreement, no material item of NetScout IP is subject to any action or outstanding Order or settlement agreement or stipulation in litigation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the NetScout Companies or affects the validity, use, ownership, registrability or enforceability of such NetScout IP. Except with regard to certain NetScout corporate names and marks set forth in Part 3.8(d) of the NetScout Disclosure Letter, no rights, title or interest in the names or other indicia of commercial source or origin used to designate any material NetScout Products prior to Closing are owned by any Entity other than the NetScout Companies.

(e) Valid and Enforceable. To the Knowledge of NetScout, none of the material NetScout IP is invalid or unenforceable.

(f) Protection of Proprietary Information. Each NetScout Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all material proprietary information pertaining to such NetScout Company and all NetScout Products, and except as set forth in Part 3.8(f) of the NetScout Disclosure Letter, no source code owned by a NetScout Company for any NetScout Product has been disclosed or delivered to any Person who is not a NetScout Employee.

(g) Sufficiency. The NetScout Companies own or otherwise have, and after the Closing will continue to have, all Intellectual Property and Intellectual Property Rights needed to conduct the business of the NetScout Companies in all material respects as it is currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of third party Intellectual Property Rights or unfair competition, which solely is covered under Section 3.8(i).

(h) Third-Party Infringement of NetScout IP. To the Knowledge of NetScout, no Person in the past three (3) years has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any material NetScout IP.

(i) No Infringement of Third Party IP Rights. To the Knowledge of NetScout, the conduct of the business of any of the NetScout Companies as conducted in the past three (3) years, including the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the NetScout Products as so conducted, does not and has not in the past three (3) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, as relates to the

NetScout IP or the NetScout Products, as of the date of this Agreement, no infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Knowledge of NetScout, threatened in writing against the NetScout Companies or, to the Knowledge of NetScout, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the foregoing with respect to such claim or Legal Proceeding, and except as set forth in Part 3.8(i) of the NetScout Disclosure Letter, no Person has made a written request against a NetScout Company to be indemnified, defended, held harmless, or reimbursed with respect to any such claim or Legal Proceeding. No Proprietary NetScout Product contains, is derived from or is distributed with Open Source Code in a manner that has resulted in a requirement or condition that any Proprietary NetScout Product or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge.

(j) To the Knowledge of NetScout (i) the NetScout Companies have since January 1, 2012 materially complied with and, as of the date of this Agreement, no Person (including any Governmental Body) has asserted a claim against, or otherwise tendered written notice to any of the NetScout Companies alleging a material violation of any privacy policy of the NetScout Companies (including those posted on the NetScout Web Sites) or the applicable Legal Requirements pertaining to privacy and data (including Personal Data) protection, and (ii) there have been no unauthorized intrusions or breaches of the security of the NetScout Companies’ information technology systems resulting in any material data breach.

(k) This Section 3.8 contains the sole and exclusive representations and warranties of NetScout under this Agreement with respect to Intellectual Property matters, other than Contracts required to be disclosed pursuant to Section 3.9(a)(iii).

3.9 Contracts.

(a) Part 3.9(a) of the NetScout Disclosure Letter identifies each NetScout Material Contract that is executory as of the date of this Agreement. For purposes of this Agreement, “NetScout Material Contract” shall mean:

(i) any Contract which is in effect and is material to the business of the NetScout Companies taken as a whole and not entered into the ordinary course of business;

(ii) any Contract: (A) pursuant to which any of the NetScout Companies is or may become obligated to make any severance, termination or similar payment to any NetScout Associate or any spouse, heir or Representative of any NetScout Associate except for severance, termination or similar payments required by applicable Legal Requirements that does not exceed $500,000 per employee; or (B) pursuant to which any of the NetScout Companies is or reasonably would be expected to become obligated to make any bonus or similar payment (other than payments constituting base salary, incentive bonuses or commissions paid in the ordinary course of business) in excess of $500,000 to any NetScout Associate for the calendar year 2014;

(iii) any Contract identified or required to be identified in Part 3.8 of the NetScout Disclosure Letter;

(iv) any Contract with any distributor and any Contract with any other reseller or sales representative involving sales in excess of $5,000,000 in the fiscal year ended December 31, 2013, in each case that provides exclusivity rights to any third party;

(v) any Contract that is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary NetScout Products, which supplier is the only source of supply in the market place or only supplier to the NetScout Companies or that imposes a minimum purchase order, in each case, involving payments in excess of $5,000,000 in the fiscal year ended March 31, 2014;

(vi) any Contract imposing any material restriction on the right or ability of the NetScout Companies, taken as a whole: (A) to compete with any other Person; (B) to develop, sell, supply,

distribute, offer, support or service any product or any technology or other asset to or for any other Person; (C) to perform services for any other Person; or (D) to transact business with any other Person, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the business of the NetScout Companies as currently conducted;

(vii) any Contract relating to any currency hedging;

(viii) any Contract relating to the lease or sublease of NetScout Leased Real Property or of any real property owned by any NetScout Company, in each case with annual rent payments in excess of $500,000;

(ix) any Contract that: resulted in revenue to or expenses of a NetScout Company in excess of $5,000,000 in the fiscal year ending March 31, 2013 or the fiscal year ending March 31, 2014; and

(x) any Contract, the termination of which would reasonably be expected to have a NetScout Material Adverse Effect.

NetScout has delivered or Made Available to Danaher an accurate and complete copy of each NetScout Contract that constitutes a NetScout Material Contract.

(b) Each NetScout Contract that constitutes a NetScout Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 3.9(c) of the NetScout Disclosure Letter: (i) neither NetScout nor any of its Subsidiaries has violated or breached in any material respect, or committed any default in any material respect under, any NetScout Material Contract; and (ii) to the Knowledge of NetScout, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any NetScout Material Contract, in each case of subsections (i) and (ii) of this Section 3.9(c).

(d) Except as set forth in Part 3.9(d) of the NetScout Disclosure Letter:

(i) no NetScout Company has had any determination of noncompliance, entered into any consent order relating to any Government Contract or Government Bid;

(ii) each NetScout Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids; and

(iii) no NetScout Company has, nor to the Knowledge of NetScout have any of the NetScout Employees, been barred or suspended from doing business with any Governmental Body.

3.10 Compliance with Legal Requirements; Regulatory Matters. Each of the NetScout Companies is, and since January 1, 2012 has been, in compliance with all applicable Legal Requirements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect. Since January 1, 2012, none of the NetScout Companies has received any written notice or other written communication from any Governmental Body (i) regarding any actual or possible violation of, or failure to comply with, any Legal Requirement or (ii) that it is or has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body.

3.11 Anti-Corruption Compliance; Export Control and Sanctions Compliance.

(a) Since January 1, 2009, no NetScout Company nor, to the Knowledge of NetScout, any of their respective agents, channel partners, resellers, or representatives with respect to the business of the NetScout Companies (i) has directly or indirectly offered, promised or made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, (ii) is or has otherwise been in violation of any applicable anti-bribery, anti-corruption or similar Laws, including the FCPA or the U.K. Bribery Act 2010 and (iii) has received any notice from, or voluntarily provided any notice to, a Governmental Authority with respect to the Communications Business or a Communications Company that alleges any of the foregoing. With respect to any relevant portion of the business of NetScout or a NetScout Company that was acquired by NetScout after January 1, 2009, the foregoing representation is made to the Knowledge of NetScout with respect to the time period between January 1, 2009 and such acquisition.

(b) Since January 1, 2012, the NetScout Companies have complied and are in compliance in all material respects with applicable provisions of the U.S. Export Control Laws.

(c) Since January 1, 2012, the NetScout Companies have obtained all approvals or licenses necessary for exporting and importing the NetScout Products in accordance with all applicable U.S. Export Control Laws, non-U.S. export control laws, and import laws.

3.12 Governmental Authorizations. The NetScout Companies hold all material Governmental Authorizations necessary to enable the NetScout Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws, except where the failure to so hold would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each NetScout Company is, and at all times since January 1, 2012 has been, in compliance with the terms and requirements of such Governmental Authorizations, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect.

3.13 Tax Matters.

(a) Each material Tax Return required to be filed by or on behalf of the respective NetScout Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “NetScout Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the NetScout Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, except with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of NetScout, no NetScout Company and no NetScout Company Return is subject to an audit with respect to Taxes by any Governmental Body. No extension or waiver of the limitation period applicable to any of the NetScout Company Returns has been granted (by NetScout or any other Person), and no such extension or waiver has been requested from any NetScout Company.

(c) No claim or Legal Proceeding is pending or, to the Knowledge of NetScout, has been threatened against or with respect to any NetScout Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any NetScout Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the NetScout Companies and with respect to which adequate reserves for payment have been established on the NetScout Interim Balance Sheet). There are no liens for material Taxes upon any of the NetScout Companies except liens for current Taxes not yet due and payable.

(d) No written claim has ever been made by any Governmental Body in a jurisdiction where a NetScout Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(e) There are no Contracts relating to the allocating, sharing or indemnification of Taxes to which any NetScout Company is a party, other than (i) the Tax Matters Agreement, and (ii) Contracts containing customary gross-up or indemnification provisions in credit agreements, derivatives, leases, and similar agreements entered into in the ordinary course of business.

(f) No NetScout Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g) No NetScout Company is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No NetScout Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) The NetScout Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditor, shareholder or other person.

(j) No NetScout Company has taken any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) This Section 3.13 contains the sole and exclusive representations and warranties of NetScout herein with respect to Tax matters.

3.14 Employee and Labor Matters; Benefit Plans.

(a) Except as set forth in Part 3.14(a) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout: (i) as of the date of this Agreement, none of the NetScout Companies is a party to any collective bargaining agreement or other Contract with a labor organization, employee representative or works council representing any of its employees and there are no labor organizations, employee representatives or works councils representing, purporting to represent or, to the Knowledge of NetScout, seeking to represent any employees of any of the NetScout Companies; (ii) since January 1, 2012 through the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the NetScout Companies or any of their employees; (iii) as of the date of this Agreement, there are no pending, and, to the Knowledge of NetScout, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action or picketing; and (iv) as of the date of this Agreement, there is no material claim or grievance pending or, to the Knowledge of NetScout, threatened against any NetScout Company arising under any collective bargaining agreement or other Contract with a labor organization, employee representative or works council relating to any terms or conditions of employment.

(b) Within 30 days after the date hereof, NetScout will deliver or make available to Danaher (to the extent not provided as of the date hereof) accurate and complete copies of, in each case with respect solely to any material NetScout Employee Plan or material NetScout Employee Agreement in effect as of the date of this Agreement in which any NetScout Associate is a beneficiary or a party, respectively: (i) all documents setting forth the terms of each such NetScout Employee Plan and NetScout Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description; (iii) the most recent annual reports (Form 5500s and all schedules and financial statements attached thereto), if any; and (iv) all material correspondence in its possession regarding any such NetScout Employee Plan and NetScout Employee

Agreement regarding any audit, investigation or proceeding before any Governmental Body regarding such NetScout Employee Plan or NetScout Employee Agreement or any fiduciary thereof; provided that, if NetScout uses commercially reasonable efforts to provide or make available any such document to Danaher, but it is not able to so deliver it within 30 days after the date hereof, it will provide or make available such document to Danaher within 60 days after the date hereof. NetScout will deliver or Make Available to Danaher an updated version of the list referenced in this Section 3.14(b) to reflect any applicable changes thereto within 90 days after the date hereof and periodically thereafter prior to the Closing Date, but in no event later than 60 days after the date on which the previous update is provided. NetScout has delivered or Made Available to Danaher an accurate and complete copy of the most recent IRS determination or opinion letter issued with respect to the NetScout Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) Except as set forth in Part 3.14(c) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) each of the NetScout Companies and NetScout Affiliates has performed in all material respects all obligations required to be performed by it under each NetScout Employee Plan and NetScout Employee Agreement in respect of which any NetScout Associate is a beneficiary or a party, respectively, and each NetScout Employee Plan and NetScout Employee Agreement in respect of which any NetScout Associate is a beneficiary or a party has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements; (ii) as of the date of this Agreement, there are no material audits or inquiries pending or, to the Knowledge of NetScout, threatened by the IRS, the DOL or any other Governmental Body with respect to any such NetScout Employee Plan or NetScout Employee Agreement (or any fiduciary thereof) in respect of which any NetScout Associate is a beneficiary or a party; (iii) as of the date of this Agreement, there are no material actions, suits or claims pending, or to the Knowledge of NetScout, threatened or reasonably anticipated (other than routine claims for benefits) against any such NetScout Employee Plan or NetScout Employee Agreement, or against the assets of any such NetScout Employee Plan or NetScout Employee Agreement, of which any NetScout Associate is a beneficiary or a party; (iv) full and timely payment has been made of all material amounts which NetScout or its Affiliates or the NetScout Companies are required, under applicable law or under any NetScout Employee Plan or NetScout Employee Agreement, to have paid as a contribution or payment for any NetScout Associate, in respect of any NetScout Employee Plan or NetScout Employee Agreement, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with GAAP applied on a consistent basis.

(d) Any NetScout Employee Plan in which any NetScout Employee is a beneficiary that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.

(e) Except as set forth in Part 3.14(e) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, (i) none of the NetScout Companies, and no NetScout Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (A) NetScout Pension Plan subject to Title IV of ERISA; (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (C) plan described in Section 413 of the Code, in each case pursuant to which a Newco Employee is or was a beneficiary and (ii) no NetScout Employee Plan provides (except at no cost to the NetScout Companies or any NetScout Affiliate), or reflects or represents any liability of any of the NetScout Companies or any NetScout Affiliate to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any NetScout Employee, except as may be required by COBRA or other applicable Legal Requirements.

(f) Except as set forth in Part 3.14(f) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, as relates to the NetScout Associates, none of the NetScout Companies has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(g) Except as set forth in Part 3.14(g) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, NetScout and its Affiliates, including the NetScout Companies, are in compliance in all material respects with all Legal Requirements relating to terms and conditions of employment, employment practices, wages, hours, and other labor related matters with respect to the NetScout Employees.

(h) Except as set forth in Part 3.14(h) of the NetScout Disclosure Letter or as would not reasonably be expected to result in material liability to NetScout, each NetScout Employee Plan and NetScout Employee Agreement of which any NetScout Associate is a beneficiary or a party, respectively, that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has been operated in compliance in all material respects with Section 409A of the Code and has complied in all material respects with applicable documentary requirements of Section 409A of the Code. No NetScout Equity Award has an exercise price that is less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

3.15 Environmental Matters. The NetScout Companies have complied with all Environmental Laws except where any such noncompliance would, individually or in the aggregate, be reasonably expected to have a NetScout Material Adverse Effect. No NetScout Company has released, handled, generated, used, stored, transported or disposed of any Hazardous Materials except where any such release, handling, generation, use, storage, transport or disposal would not, individually or in the aggregate, be reasonably expected to have a NetScout Material Adverse Effect. NetScout has no Knowledge of any environmental investigation, study, test or analysis, the purpose of which was to discovery, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the business of the NetScout Companies has been conducted. The NetScout Companies have no Environmental Liabilities that would reasonably be expected to have a NetScout Material Adverse Effect.

3.16 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a NetScout Material Adverse Effect, each insurance policy and self-insurance program and arrangement relating to the business of the NetScout Companies, the NetScout Companies is in full force and effect.

3.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.17(a) of the NetScout Disclosure Letter, there is no material pending and served Legal Proceeding affecting the NetScout Companies, or (to the Knowledge of NetScout) any pending but not served Legal Proceeding affecting the NetScout Companies and no Person has threatened to commence any material Legal Proceeding affecting the NetScout Companies.

(b) There is no Order to which any of the NetScout Companies is subject. To the Knowledge of NetScout, no officer or other key employee of any of the NetScout Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the NetScout Companies.

3.18 Authority; Binding Nature of Agreement. Each of NetScout and Merger Subs have all requisite corporate or limited liability company, as applicable, right, power and authority to enter into and perform their respective obligations under this Agreement, the Distribution Agreement and the other Transaction Documents, as applicable, to which it is a party and, subject to obtaining the Required NetScout Stockholder Vote and the Required Merger Sub Stockholder Vote, respectively, to consummate the Contemplated Transactions. The NetScout Board (at a meeting duly called and held) and NetScout, as the sole stockholder of Merger Sub and as the sole member of Merger Sub II, have: (a) determined that this Agreement and the Mergers are advisable and fair to, and in the best interests of, NetScout and its stockholders and (b) authorized and approved the execution, delivery and performance of this Agreement by NetScout and the issuance of shares of NetScout Common Stock pursuant to this Agreement; and (c) recommended the approval of the issuance of the NetScout Common Stock pursuant to this Agreement for purposes of Nasdaq Listing Rule 5635 by the holders of NetScout Common Stock and directed that the issuance of such shares be submitted for consideration by NetScout’s stockholders at the NetScout Stockholders’ Meeting. Assuming the due authorization, execution and delivery of this Agreement by Danaher and Newco, this Agreement constitutes a legal, valid and binding obligation of each of NetScout and Merger Subs, enforceable against each of NetScout and Merger Subs in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19 Ownership of Danaher Common Stock. None of NetScout or, to the Knowledge of NetScout, any of its respective “affiliates” or “associates” is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Danaher.

3.20 Vote Required. The only vote of NetScout’s stockholders required to consummate the Contemplated Transactions is the affirmative vote of the holders of a majority of the shares of NetScout Common Stock present in person or by proxy at the NetScout Stockholders’ Meeting in favor of the approval of the issuance of the NetScout Common Stock pursuant to this Agreement for the purpose of approving such issuance pursuant to Nasdaq Listing Rule 5635 (the “Required NetScout Stockholder Vote”). The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub (the “Required Merger Sub Stockholder Vote”) is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. NetScout is the sole stockholder of record of Merger Sub. NetScout shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the First Merger by written consent as soon as practicable following execution and delivery of this Agreement.

3.21 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the DLLCA, the HSR Act and all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, except as set forth in Part 3.21 of the NetScout Disclosure Letter, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of any of the NetScout Companies;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the NetScout Companies, or any of the assets owned or used by any of the NetScout Companies, is subject, except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a NetScout Material Adverse Effect;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the NetScout Companies or that otherwise relates to the business of the NetScout Companies or to any of the assets owned or used by any of the NetScout Companies, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification, individually or in the aggregate, would not reasonably be expected to have a NetScout Material Adverse Effect;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any NetScout Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such NetScout Material Contract; (ii) accelerate the maturity or performance of any such NetScout Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such NetScout Material Contract, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to any of the NetScout Companies; or

(e) result in the imposition or creation of any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any asset owned or used by any of the NetScout Companies, except where such contravention, conflict, violation or default, individually or in the aggregate, would not reasonably be expected to be material to any of the NetScout Companies.

Except as may be required by the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, the DGCL, the DLLCA, the HSR Act, all applicable foreign competition act filings, the listing requirements of the NASDAQ Global Select Market and the requirements of the New York Stock Exchange, neither NetScout nor any of the NetScout Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not, individually or in the aggregate, be material to the NetScout Companies.

3.22 Financial Advisor. Except as set forth in Part 3.22 of the NetScout Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of NetScout or any of its Subsidiaries.

3.23 Valid Issuance. The NetScout Common Stock to be issued pursuant to the First Merger has been duly authorized and, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.24 Acknowledgement by NetScout. Neither NetScout, Merger Sub nor Merger Sub II is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2. The representations and warranties by Danaher and Newco contained in Section 2 constitute the sole and exclusive representations and warranties of Danaher, the Communications Companies and their respective Representatives in connection with the Contemplated Transactions and each of NetScout and the Merger Subs understand, acknowledge and agree that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Danaher.

3.25 Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

4. CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), subject to applicable Legal Requirements, upon reasonable notice Danaher and NetScout shall each, and shall cause each of their respective Subsidiaries to: (i) provide the Representatives of the other party with reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party) to its Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries (but in the case of Danaher and its Subsidiaries, solely as it relates to the Communications Business or the Communications Companies), in each case as reasonably requested by NetScout or Danaher, as the case may be; and (ii) provide the Representatives of the other party with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries (but in the case of Danaher and its Subsidiaries, solely as it relates to the Communications Business or the Communications Companies) as reasonably requested by NetScout or Danaher, as the case may be. During the Pre-Closing Period, Danaher and NetScout shall, and shall use reasonable best efforts to cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective officers responsible for Danaher’s and NetScout’s financial statements and the internal controls, respectively, to discuss such matters as Danaher or NetScout may deem necessary or appropriate in order to enable NetScout to comply following the Closing with the Sarbanes-Oxley Act and the rules and regulations relating thereto. Subject to Section 5.3 and without limiting the generality of any of the foregoing, during the Pre-Closing Period, Danaher and NetScout shall provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Communications Companies or the NetScout Companies, respectively, in connection with the Mergers or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require Danaher or NetScout to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information to the extent possible without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

4.2 Operation of the Business of the Communications Companies.

(a) During the Pre-Closing Period, except as set forth in Part 4.2(a) of the Danaher Disclosure Letter, as otherwise contemplated by this Agreement, the Distribution Agreement (including, for the avoidance of doubt, the Internal Restructuring, the Newco Transfer, the transfer or advance of Excluded Assets (including cash) and Excluded Liabilities, and the Distribution, each as described therein), any other Transaction Document, as required by Legal Requirements or if NetScout shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) Danaher shall use its commercially reasonable efforts to ensure that the Communications Companies conduct their business and operations in the ordinary course in all material respects; and (ii) to the extent consistent therewith, Danaher shall use its commercially reasonable efforts to ensure that the Communications Companies preserves intact the material components of its current business organization (it being understood that Danaher shall not have any requirement to pay retention bonuses or similar arrangements without NetScout’s agreement to reimburse Danaher), and maintains its relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies, in each case solely with respect to the Communications Business; provided, however, that no action by Danaher or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) During the Pre-Closing Period, Danaher shall take all actions described in Part 4.2(b)(1) of the Danaher Disclosure Letter. Except as set forth in Part 4.2(b)(2) of the Danaher Disclosure Letter, during the Pre-Closing Period, Danaher shall not (solely as it relates to the Communications Business or the Communications Companies), and Danaher shall ensure that Danaher and each of the Communications Companies does not (in each case, except as otherwise contemplated by this Agreement, the Distribution Agreement (including, for the avoidance of doubt, the Internal Restructuring, the Newco Transfer, the transfer or advance of Excluded Assets (including cash) and Excluded Liabilities, and the Distribution, each as described therein), any other Transaction Document, as required by Legal Requirements or with the prior written consent of NetScout, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security to any Newco Employee; (B) any option, call, warrant or right to acquire any capital stock or other security to any Newco Employee; or (C) any instrument convertible into or exchangeable for any capital stock or other security to any Newco Employee, in each case, which would constitute Danaher Equity Awards (except that: (1) Danaher may issue shares of Danaher Common Stock upon the valid exercise of Danaher Options or upon the vesting of any Danaher RSUs, in each case outstanding as of the date of this Agreement or granted in accordance with clause (2); and (2) Danaher may (x) make grants of Danaher Equity Awards to Newco Employees in November 2014 as previously disclosed to NetScout, (y) make grants of Danaher Equity Awards of up to 100,000 additional shares of Danaher Common Stock to Newco Employees and (z) make grants to Newco Employees in respect of a number of shares of Danaher Common Stock underlying Danaher Equity Awards that, on or after the date hereof, are either forfeited without a delivery of Danaher Common Stock, tendered as payment for the exercise of a Danaher Option or withheld from delivery to satisfy applicable Taxes in respect of the Danaher Equity Award; provided that if the Closing Date has not occurred by August 4, 2015, Danaher may continue to make ordinary course grants of Danaher Equity Awards to Newco Employees irrespective of the limitations set forth in this clause (i));

(ii) with respect to any Danaher Equity Awards, except as otherwise required by the terms of any Danaher Employee Plan or Danaher Employee Agreement or as otherwise permitted by clause (i), (A) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Danaher Option Plans, (B) amend any provision of any agreement evidencing any outstanding stock option, restricted stock grant, or any restricted stock unit purchase agreement, or (C) otherwise modify any of the terms of any outstanding option, restricted stock agreement, restricted stock unit, warrant or other security or any related Contract;

(iii) amend or permit the adoption of any amendment to the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other charter or organizational documents of any Communications Company;

(iv) with respect to the Communications Business, make or commit to make any capital expenditure outside the ordinary course of business (except that the Communications Companies may make any capital expenditure that: (A) is provided for in such Communications Company’s capital expense budget delivered to NetScout prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Communications Companies since the date of this Agreement but not provided for in the Communications Companies’ capital expense budgets delivered to NetScout prior to the date of this Agreement, does not exceed $5,000,000 in the aggregate per calendar quarter);

(v) other than in the ordinary course of business, amend, terminate, or waive any material right or remedy under, any Newco Material Contract or any other Contract that is material to the Communications Companies (taken as a whole), other than termination thereof upon the expiration of any such Contract in accordance with its terms or upon a material breach thereof by the counterparty thereto;

(vi) establish, adopt, enter into or amend any Danaher Employee Plan or Danaher Employee Agreement of which any Newco Employee is a beneficiary or a party, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any Newco Employees (except that Danaher (A) may take any such actions to the extent either contemplated by the Employee Matters Agreement or as required by applicable Legal Requirements or the terms of any Danaher Employee Plan or Danaher Employee Agreement as in effect as of the date of this Agreement; (B) may make grants of Danaher Equity Awards in accordance with clause (i); (C) may amend applicable Danaher Employee Plans in a manner that either applies to all employees of Danaher in the applicable jurisdiction generally or would not reasonably be expected to result in material liability to NetScout; (D) may make bonus payments and profit sharing payments to Newco Employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective Newco Employee in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any Newco Employee in the ordinary course of business consistent with past practice);

(vii) with respect to the Communications Business, acquire any equity interest or other interest in any other Entity or acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by the Communications Companies in the ordinary course of business; (B) assets that are immaterial to the business of the Communications Companies; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions (together with acquisitions pursuant to clause (iv) above) for cash consideration that does not exceed $50,000,000 in the aggregate);

(viii) make any pledge of any of the Newco Assets or permit any of the Newco Assets to become subject to any Encumbrances, other than Permitted Encumbrances;

(ix) with respect to the Communications Companies, lend money to any Person (other than (i) routine travel and business expense advances made to directors or employees in the ordinary course of business, or (ii) loans to Danaher or any of its Subsidiaries), or, except as set forth in Part 4.2(b)(ix) of the Danaher Disclosure Letter, incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate;

(x) with respect to the Communications Companies or the Communications Business, other than (A) in the ordinary course of business and consistent with past practices, (B) changes made by Danaher with respect to both the Communications Business and one or more of its other businesses or (C) as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xi) with respect to the Communications Companies or the Communications Business, except as permitted pursuant to Section 5.12 or as would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect, settle any Legal Proceeding or other material claim;

(xii) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.2); or

(xiii) agree or commit to take any of the actions described in clauses (i) through (xii) of this Section 4.2(b).

(c) During the Pre-Closing Period, Danaher shall promptly notify NetScout in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 impossible or that has had or would reasonably be expected to have or result in a Newco Material Adverse Effect. Without limiting the generality of the foregoing, Danaher shall promptly: (i) advise NetScout in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to any of the Communications Business, Newco Assets or Communications Companies that is material to the Communications Business, taken as a whole, and (ii) provide copies to NetScout of any letters, notices or other written communications from any Governmental Body that it receives during the Pre-Closing Period that are material to the Communications Business, taken as a whole. No notification given to NetScout pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Danaher contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided however, that a failure to comply with this Section 4.2(c) will not constitute the failure of any condition set forth in Section 6 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 6 to be satisfied.

4.3 Operation of the Business of the NetScout Companies.

(a) During the Pre-Closing Period, except as set forth in Part 4.3(a) of the NetScout Disclosure Letter, as otherwise contemplated by this Agreement, the other Transaction Documents, as required by Legal Requirements or if Danaher shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) NetScout shall use its commercially reasonable efforts to ensure that the NetScout Companies conducts its business and operations in the ordinary course in all material respects; (ii) to the extent consistent therewith, NetScout shall use its commercially reasonable efforts to ensure that the NetScout Companies preserves intact the material components of its current business organization, and maintains its relations and goodwill in all material respects with all material suppliers, material customers, material licensors, and Governmental Bodies; and (iii) NetScout shall promptly notify Danaher of any claim asserted or Legal Proceeding commenced, or, to NetScout’s Knowledge, threatened in writing by a third Person, against, relating to, involving or otherwise affecting any of the NetScout Companies that relates to any of the Contemplated Transactions; provided, however, that no action by NetScout or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Except as set forth in Part 4.3(b) of the NetScout Disclosure Letter, during the Pre-Closing Period, NetScout shall not, and NetScout shall ensure that each of the other NetScout Companies does not (in each case, except as otherwise contemplated by this Agreement, the other Transaction Documents, as required by Legal Requirements or with the prior written consent of Danaher, which consent shall not be unreasonably withheld, conditioned or delayed):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the NetScout Companies to the extent consistent with past practices; (B) pursuant to NetScout’s right to purchase restricted shares of NetScout Common Stock held by an employee of, or other service provider to, NetScout upon termination of such individual’s employment or service or upon the cashless or net exercise of outstanding NetScout Options or to satisfy withholding obligations upon vesting or exercise of equity awards or (C) pursuant to NetScout’s stock repurchase programs to the extent consistent with past practices;

(ii) sell, issue, grant, authorize the sale, issuance or grant of, or publicly announce its intention to sell, issue, or grant: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that NetScout may: (1) issue shares of NetScout Common Stock pursuant to Section 4.3(b)(v); (2) issue shares of NetScout Common Stock: (a) upon the valid exercise of NetScout Options or upon the vesting of any NetScout RSUs, in each case outstanding as of the date of this Agreement; and (b) pursuant to the NetScout ESPP); and (3) in the ordinary course of business and consistent with past practices, grant NetScout Equity Awards under the NetScout Option Plans; provided that such NetScout Equity Awards may not exceed 1,000,000 shares of NetScout Common Stock in the aggregate under the NetScout Option Plans);

(iii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents in any event to the extent reasonably likely to adversely affect the Contemplated Transactions;

(iv) make any capital expenditure outside the ordinary course of business (except that the NetScout Companies may make any capital expenditure that: (A) is provided for in NetScout’s capital expense budget delivered to Danaher prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the NetScout Companies since the date of this Agreement but not provided for in NetScout’s capital expense budget delivered to Danaher prior to the date of this Agreement, does not exceed $5,000,0000 in the aggregate);

(v) acquire any equity interest or other interest in any other Entity; provided that NetScout shall not be prohibited from any such acquisitions or acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for: (A) assets acquired, leased, licensed or disposed of by NetScout in the ordinary course of business; (B) assets that are immaterial to the business of the NetScout Companies; (C) sales of inventory or other assets in the ordinary course of business; or (D) acquisitions (1) for consideration that does not exceed $50,000,000 in the aggregate) or (2) for equity consideration that do not exceed 450,000 shares of NetScout Common Stock in the aggregate (provided, however, that the fair value of any such equity consideration shall also be counted for purposes of measuring whether the amounts in clause (1) have been exceeded);

(vi) establish, adopt, enter into or amend any NetScout Employee Plan or NetScout Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, pay any severance, retention or change-of-control or similar benefits, or increase the compensation payable to, any NetScout Employees (except that NetScout (A) may take any such actions to the extent required by applicable Legal Requirements or the terms of any NetScout Employee Plan or NetScout Employee Agreement as in effect as of the date of this Agreement; (B) may make grants of NetScout Equity Awards in accordance with clause (ii); (C) may increase the compensation of NetScout Employees in the ordinary course of business consistent with past practice; (D) may make bonus payments and profit sharing payments to NetScout Employees in the ordinary course of business consistent with past practice; (E) may enter into compensation arrangements with any prospective NetScout Employees in the ordinary course of business consistent with past practice; and (F) may increase the amount of compensation payable in connection with the promotion of any NetScout Employee in the ordinary course of business consistent with past practice);

(vii) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, in each case other than in the ordinary course of business, other than pursuant to the Debt Financing;

(viii) lend money to any Person (other than routine travel and business expense advances made to directors or employees in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness in excess of $5,000,000 in the aggregate (other than the Debt Financing);

(ix) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(x) except as permitted pursuant to Section 5.12 or as would not, individually or in the aggregate, reasonably be expected to have a NetScout Material Adverse Effect, settle any Legal Proceeding or other material claim;

(xi) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4.3); or

(xii) agree or commit to take any of the actions described in clauses “(i)” through “(xi)” of this Section 4.3(b).

(c) During the Pre-Closing Period, NetScout shall promptly notify Danaher in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or that has had or would reasonably be expected to have or result in a NetScout Material Adverse Effect. No notification given to Danaher pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of NetScout contained in this Agreement or the conditions to the obligations of the parties under this Agreement; provided, however, that a failure to comply with this Section 4.3(c) will not constitute the failure of any condition set forth in Section 7 to be satisfied unless the underlying event, condition, fact or circumstance would independently result in the failure of a condition set forth in Section 7 to be satisfied.

4.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Danaher or Newco, directly or indirectly, the right to control or direct NetScout’s operations prior to the Effective Time. Nothing contained in this Agreement shall give NetScout, directly or indirectly, the right to control or direct the operations of the Communications Business, or the business of Newco and the Communications Companies prior to the Effective Time. Prior to the Effective Time, each of Danaher, Newco and NetScout shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

4.5 No Solicitation.

(a) During the Pre-Closing Period, Danaher shall not, directly or indirectly, and Danaher shall cause its Subsidiaries and use its reasonable best efforts to cause the respective Representatives of Danaher and the Communications Companies not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company;

(ii) furnish any information regarding the Communications Business, any of the Newco Assets or any of the Communications Companies to any Person in connection with or in response to an Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to the Communications Business, the Newco Assets or a Communications Company or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to the Communications Business, the Newco Assets or a Communications Company.

provided, however, that nothing in this Agreement shall preclude Danaher from considering, engaging in any discussions or negotiations regarding, or furnishing to any Person any information in connection with or in furtherance of, or entering into any agreement providing for or in connection with, any Acquisition Proposal with respect to Danaher, its Subsidiaries, assets or businesses (other than the Communications Business, the Newco Assets or a Communications Company), so long as such agreement (i) provides for the acquisition by a third party, directly or indirectly, of outstanding shares of Danaher Common Stock or assets of one or more other businesses of Danaher (other than the Communications Business, the Newco Assets or a Communications Company), (ii) does not contemplate the termination of this Agreement and (iii) would not prevent or materially impair Danaher from complying with its obligations hereunder or consummating the Contemplated Transactions.

(b) During the Pre-Closing Period, NetScout shall not, directly or indirectly, and NetScout shall cause its Subsidiaries and use its reasonable best efforts to cause the respective Representatives of the NetScout Companies not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout;

(ii) furnish any information regarding any of the NetScout Companies to any Person in connection with or in response to an Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout;

(iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout;

(iv) approve, endorse or recommend any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to NetScout.

provided, however, that prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote (and in no event after obtaining the Required NetScout Stockholder Vote), this Section 4.5(b) shall not prohibit NetScout from furnishing information regarding the NetScout Companies (it being understood that in no event shall any of the NetScout Companies or their respective Representatives furnish any information regarding Danaher or any of its Subsidiaries (including the Communications Companies) or the Communications Business) to, or entering into discussions and negotiations with, any Person in response to a bona fide Acquisition Proposal made after the date of this Agreement that is submitted to NetScout by such Person (and not withdrawn) which after consultation with its financial advisor and outside legal counsel, the NetScout Board determines in good faith is, or is reasonably expected to, result in a NetScout Superior Offer if: (A) such Acquisition Proposal did not result from any material breach of any of the provisions set forth in this Section 4.5(b); (B) the NetScout Board concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to NetScout’s stockholders under applicable Legal Requirements; (C) prior to furnishing any such information to such Person, NetScout receives from such Person an executed confidentiality agreement containing customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable to NetScout as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and allows for NetScout to comply with its obligations in this Agreement; (D) NetScout gives Danaher written notice of the identity of such Person and (E) NetScout furnishes or Makes Available such information to Danaher (to the extent such information has not been previously furnished or Made Available by NetScout to Danaher) prior to or substantially concurrent with the time it is provided or made available to such Person.

(c) Each of NetScout and Danaher shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal with respect to either (i) the Communications Business, the Newco Assets or a Communications Company or (ii) NetScout, as the case may be, or Acquisition Inquiry with respect to either (x) the Communications Business, the Newco Assets or a Communications Company or (y) NetScout, as the case may be) advise the other party to this Agreement orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof, including a copy of any written Acquisition Proposal or Acquisition Inquiry and any other documentation in respect of such Acquisition Proposal or Acquisition Inquiry received from the proponent thereof or its Representative) that is made or submitted by any Person during the Pre-Closing Period. Each party receiving an Acquisition Proposal or Acquisition Inquiry shall keep the other party reasonably informed on a reasonably prompt basis with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry, including, with respect to an Acquisition Proposal or Acquisition Inquiry received by

NetScout only, any negotiations with respect thereto; and (ii) the status and terms of any material modification or proposed material modification thereto, including copies of any written materials (including e-mail correspondence) received from the proponent thereof or its Representative in connection with any such Acquisition Proposal or Acquisition Inquiry.

(d) Each of NetScout and Danaher shall, and shall cause their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions conducted on or before the date of this Agreement with any Person that relate to any Acquisition Proposal with respect to either (i) the Communications Business, the Newco Assets or a Communications Company or (ii) NetScout, as the case may be, or Acquisition Inquiry with respect to either (x) the Communications Business, the Newco Assets or a Communications Company or (y) NetScout, as the case may be, and request the prompt return or destruction of all confidential information previously furnished.

(e) Each of NetScout and Danaher (solely with respect to the Communications Business, the Newco Assets and the Communications Companies) agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its reasonable efforts to cause each such agreement to be enforced at the request of the other party to this Agreement except, in the case of NetScout, to the extent that the NetScout Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to its stockholders under applicable Legal Requirements.

5. ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the date hereof, Danaher shall cause to be prepared the financial statements contemplated by Section 5.13(a) and as promptly as practicable after the date such financial statements are delivered to NetScout, (i) NetScout shall cause to be filed with the SEC the NetScout Form S-4 Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus; (ii) Danaher shall cause to be filed with the SEC a registration statement on Form 10 or a registration statement on Form S-1/S-4, as applicable (either, and together with any amendments, supplements, prospectus or information statements thereto, the “Newco Registration Statements”) to register the Newco Common Units to be distributed in the Distribution; (iii) promptly after the NetScout Form S-4 Registration Statement and the Newco Registration Statements have been declared effective, Danaher shall file with the SEC a Schedule TO (together with any amendments thereto, the “Schedule TO”) if Danaher elects to effect the Distribution in whole or in part by means of an Exchange Offer (as defined in the Distribution Agreement); and (iv) NetScout and Danaher shall file such other appropriate documents with the SEC as may be applicable. Each of NetScout and Danaher shall: (A) cause the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements and the Schedule TO to comply with the applicable rules and regulations promulgated by the SEC; (B) promptly notify the other of, cooperate with each other with respect to, provide the other party (and its counsel) with a reasonable opportunity to review and comment on, and respond promptly to any comments of the SEC or its staff with respect to the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO; (C) provide the other party (and its counsel) with a reasonable opportunity to review and comment on the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO, prior to filing of any such document with the SEC; (D) have each of the NetScout Form S-4 Registration Statement and the Newco Registration Statements become effective under the Securities Act and the Exchange Act, respectively, as promptly as practicable after each is filed with the SEC (it being understood that each of NetScout and Danaher shall use its reasonable best efforts to cause the NetScout Form S-4 to become effective under the Securities Act prior to the date on which the financial statements included therein would become stale); and (E) keep each of the NetScout Form S-4 Registration Statement and the Newco Registration Statements effective through the

Closing in order to permit the consummation of the Contemplated Transactions. NetScout shall cause to be filed with the SEC the Proxy Statement/Prospectus and shall cause the Proxy Statement/Prospectus to be mailed to NetScout’s stockholders, as promptly as practicable after the NetScout Form S-4 Registration Statement becomes effective under the Securities Act. Each of NetScout and Danaher shall promptly furnish the other party all information concerning such party, its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either NetScout or Danaher becomes aware of any information furnished by it that should be disclosed in an amendment or supplement to the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the NetScout Form S-4 Registration Statement, the Proxy Statement/Prospectus, the Newco Registration Statements or the Schedule TO prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of NetScout or Danaher (as the case may be).

(b) Each of NetScout and Danaher will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of the NetScout, the issuance of NetScout Common Stock pursuant to the First Merger and, in the case of Danaher, the issuance of Newco Common Units in the Distribution.

5.2 NetScout Stockholders’ Meeting.

(a) As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus, NetScout: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of NetScout Common Stock (the “NetScout Stockholders’ Meeting”) to vote on a proposal to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger pursuant to Nasdaq Listing Rule 5635 and (ii) shall submit such proposal to such holders at the NetScout Stockholders’ Meeting. NetScout shall not submit any other proposals for approval at the NetScout Stockholders’ Meeting without the prior written consent of Danaher. NetScout in consultation with Danaher shall set a record date for Persons entitled to notice of, and to vote at, the NetScout Stockholders’ Meeting and shall not change such record date without the prior written consent of Danaher (such consent not to be unreasonably withheld, conditioned or delayed). NetScout shall use its reasonable best efforts to ensure that all proxies solicited by the NetScout Companies and their Representatives in connection with the NetScout Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, NetScout may after consultation with Danaher adjourn or postpone the NetScout Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that is required by applicable Legal Requirement (or in connection with the settlement of any applicable litigation) is timely provided to NetScout’s stockholders; (ii) if as of the time for which the NetScout’s Meeting is originally scheduled there are insufficient shares of NetScout Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the NetScout Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger. Nothing contained in this Agreement shall be deemed to relieve NetScout of its obligation to submit the issuance of shares of NetScout Common Stock pursuant to the First Merger to its stockholders for a vote on the approval thereof. NetScout agrees that, unless this Agreement shall have been terminated in accordance with Section 8, its obligations to hold the NetScout Stockholders’ Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to NetScout of any Acquisition Proposal with respect to NetScout or Acquisition Inquiry with respect to NetScout or by any NetScout Change in Recommendation.

(b) Except to the extent permitted by Section 5.2(c): (i) the NetScout Board shall recommend that NetScout’s stockholders vote in favor of the issuance of shares of NetScout Common Stock pursuant to the First

Merger at the NetScout Stockholders’ Meeting, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the NetScout Board recommends that NetScout’s stockholders vote to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger at the NetScout Stockholders’ Meeting (such determination and recommendation being referred to as the “NetScout Board Recommendation”) and (iii) except as expressly permitted by Section 5.2(c), the NetScout Board Recommendation shall not be directly or indirectly withdrawn or modified (or proposed to be withdrawn or modified) by the NetScout Board nor any committee thereof in a manner adverse to Danaher (a “NetScout Change in Recommendation”).

(c) Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote, the NetScout Board may effect, or cause NetScout to effect, as the case may be, a NetScout Change in Recommendation:

(i) if: (A) NetScout has not materially breached its obligations under Section 4.5; (B) after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal is made to NetScout and is not withdrawn; (C) the NetScout Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a NetScout Superior Offer; (D) the NetScout Board does not effect, or cause NetScout to effect, a NetScout Change in Recommendation at any time within four (4) business days (together with any subsequent shorter period as contemplated by clause (E) below, the “Notice Period”) after Danaher receives (x) written notice from NetScout that the NetScout Board has determined that such Acquisition Proposal is a NetScout Superior Offer and (y) a summary of the material terms and conditions of the Acquisition Proposal and other information required to be provided pursuant to Section 4.5 (provided, a new notice shall be required with respect to each material modification to such offer (it being understood that any change in the purchase price or form of consideration in such offer shall be deemed a material modification) and a new Notice Period (of three (3) business days) shall begin); (E) during the applicable Notice Period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend this Agreement in such a manner that the competing Acquisition Proposal does not constitute a NetScout Superior Offer; (F) at the end of the applicable Notice Period, such Acquisition Proposal has not been withdrawn and constitutes a NetScout Superior Offer (taking into account any changes to the terms of this Agreement proposed by Danaher as a result of the negotiations required by clause “(E)” or otherwise); and (G) the NetScout Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such NetScout Superior Offer, a failure to make a NetScout Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to NetScout stockholders under applicable Legal Requirements; or

(ii) if other than in connection with or as a result of the making of an Acquisition Proposal with respect to NetScout or an Acquisition Inquiry with respect to NetScout, a material development or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the NetScout Board on the date of this Agreement occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the NetScout Board prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote (such material development or change in circumstances being referred to as an “Intervening Event” (it being understood that that in no event shall (i) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 5.3, and the consequences of any such action or (ii) the receipt, existence of or terms of an Acquisition Proposal with respect to NetScout or an Acquisition Inquiry with respect to NetScout or the consequences thereof constitute an Intervening Event); (A) the NetScout Board determines in its good faith judgment, after consulting with its financial advisor and outside legal counsel that an Intervening Event has occurred; (B) the NetScout Board does not effect, or cause NetScout to effect, a NetScout Change in Recommendation at any time within four (4) business days after Danaher receives written notice from NetScout that the NetScout Board has determined that an Intervening Event requires the NetScout Board to effect, or cause NetScout to effect, a NetScout Change in Recommendation (provided, a new notice shall be required with respect to any change in circumstances and a new notice period of three (3) business days shall begin); (C) during such applicable period, if requested by Danaher, NetScout engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with Danaher to amend this Agreement in such a manner that obviates the need for the NetScout Board to effect, or cause NetScout to effect, a NetScout Change in Recommendation as a result of such Intervening Event; and (D) the NetScout Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a NetScout Change in Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the NetScout Board to NetScout’s stockholders under applicable Legal Requirements.

(d) (i) Nothing contained in this Section 5.2 will prohibit NetScout from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the NetScout Board may determine in good faith (after consultation with outside counsel) that it or NetScout, as applicable, is required to make under applicable Legal Requirements will constitute a violation of this Agreement; provided, however, that in any event under clause (i) or (ii) the NetScout Board shall not make a NetScout Change in Recommendation except in accordance with this Section 5.2. It is expressly understood and agreed by the parties that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a NetScout Change in Recommendation; provided that the NetScout Board expressly reaffirms the NetScout Board Recommendation within five (5) business days of the public announcement of any applicable Acquisition Proposal.

5.3 Regulatory Approvals and Related Matters.

(a) Each party shall file all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing or Section 5.3(b) below, NetScout and Danaher each shall, promptly (and in any event, with respect to clause (x), within 10 business days after the date of this Agreement), prepare and file (x) the notifications required under the HSR Act and (y) any applicable mandatory foreign competition act filings in connection with the Merger. NetScout and Danaher each shall use its reasonable best efforts to cause the expiration or early termination of any waiting period under the HSR Act, and NetScout and Danaher shall each (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly supply the other party with any information which may be required in order to effectuate notices, reports, documents or other filings with any Governmental Body required to be made pursuant to the HSR Act and any applicable mandatory foreign competition act filings (the “Antitrust Filings”); and (iii) promptly supply any additional information which reasonably may be required by any Governmental Body in connection with Antitrust Filings or which the parties may reasonably deem appropriate. Each of NetScout and Danaher will notify the other party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such party from, or given by such party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Antitrust Filings, NetScout or Danaher, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the applicable Governmental Body (and share a copy of) such amendment or supplement. Each of NetScout and Danaher shall give the other party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Mergers or any of the other Contemplated Transactions, shall keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b) Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 5.3(b), each of NetScout, Danaher, Merger Sub and Newco agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Sections 6 and 7, consummate the Mergers and make effective the other Contemplated Transactions (provided that no party shall be required to waive any of the conditions set forth in Sections 6 or 7, as applicable, to its obligations to consummate the Mergers and the other Contemplated Transactions). Without limiting the generality of the foregoing, but subject to Section 5.3(b), each party to this Agreement agrees to use its reasonable best efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers or any of the other Contemplated Transactions (including NetScout providing a guarantee of Newco’s obligations reasonable necessary to obtain such Consents); and (iii) lift any restraint, injunction or other legal bar to the Mergers.

(c) Notwithstanding anything to the contrary in this Section 5.3, neither NetScout, Danaher, Merger Sub nor Newco shall have any obligation under this Agreement (except as specifically set forth in this Agreement, the Distribution Agreement or any other Transaction Document) to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective material businesses, material product lines or material assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other material action or agree (or cause any of its Subsidiaries to agree) to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets, except as would not, or as would not reasonably be expected to, involve the divestiture of assets that generated in the aggregate more than 10% of the combined gross revenues of the Communications Companies and the NetScout Companies for the 12 months ending June 27, 2014 (a “Burdensome Condition”) (it being understood that no such action shall be considered for purposes of determining whether a NetScout Material Adverse Effect or Newco Material Adverse Effect has occurred or is reasonably likely to occur and the parties shall not be required to take any of the foregoing actions in this clause (c) unless the effectiveness of such action is conditioned on the Closing). Notwithstanding the foregoing, no such divestiture of assets may occur if such divestiture would constitute a Disqualifying Action (as defined in the Tax Matters Agreement).

(d) Each party shall not, and shall cause its Affiliates not to, acquire or agree to acquire any business or entity, or otherwise acquire or agree to acquire any assets, if doing so could reasonably be expected to delay or prevent consummation of the Contemplated Transactions, increase the risk of not obtaining any consents of any Governmental Body necessary to consummate the Contemplated Transactions or give rise to a requirement to obtain any additional Governmental Authorizations not currently required to consummate the Contemplated Transactions.

5.4 Disclosure. NetScout and Danaher shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement or the Contemplated Transactions. Danaher shall consult with NetScout and consider the views and comments of NetScout before any of the Communications Companies or any of their Representatives sends any emails or other documents to the Newco Associates generally or otherwise communicate with the Newco Associates generally, with respect to the Mergers or any of the other Contemplated Transactions. NetScout shall consult with Danaher and consider the views and comments of Danaher before any of the NetScout Companies or any of their Representatives sends any emails or other documents to the Danaher Associates generally or otherwise communicate with the Danaher Associates generally, with respect to the Mergers or any of the other Contemplated Transactions.

Notwithstanding the foregoing: (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (ii) each party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the NASDAQ Global Select Market (with respect to NetScout) and the New York Stock Exchange (with respect to Danaher), in which case such party shall use its reasonable best efforts to consult in good faith with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (iii) NetScout need not consult with Danaher in connection with any press release, public statement or filing to be issued or made with respect to any NetScout Change in Recommendation.

5.5 Tax Matters.

(a) Danaher shall use reasonable best efforts to cause the delivery of the opinion contemplated by Section 7.7(a). In rendering such opinion, counsel shall be permitted to rely upon covenants and assume the accuracy of customary representations provided by (A) NetScout, Merger Sub and Merger Sub II, and (B) Danaher and Newco.

(b) NetScout shall cause Merger Sub II to be treated as a disregarded entity for U.S. federal tax purposes.

5.6 Listing. As promptly as practicable following the date hereof, NetScout shall use best efforts to cause the shares of NetScout Common Stock to be issued pursuant to the First Merger, including the NetScout Common Stock to be issued upon (a) the exercise of exchanged Danaher Options, and (b) the vesting and issuance of exchanged Danaher RSUs, to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the Effective Time.

5.7 Resignation of Officers and Directors. Danaher shall obtain and deliver to NetScout at or prior to the Effective Time the resignation of each officer and director of each of the Communications Companies other than those continuing in office in accordance with Section 5.8 as officers and directors of the surviving entities in the Mergers.

5.8 Board of Directors of the Combined Company; Management of the Combined Company.

(a) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the NetScout Board shall consist of the directors set forth on Schedule 5.8(a)(i), to remain in office or to be appointed to class indicated on Schedule 5.8(a)(i) to hold office until his or her respective successor is duly elected or his or her earlier resignation or removal. NetScout shall take all actions reasonably necessary to ensure that the NetScout Board nominates, consistent with its fiduciary duties, the Danaher’s designated director indicated on Schedule 5.8(a)(ii), who shall be a Class I director of NetScout, to serve a full new term on the NetScout Board immediately following the expiration of such director’s class terms. In the event that the Danaher’s designated director (i) is unwilling or unable to serve at the Effective Time, (ii) is unwilling or unable to serve at the time of the commencement of such new term or (iii) is not nominated to serve such new term, then Danaher shall designate a replacement, acceptable to NetScout in its sole discretion, for such director prior to the Effective Time or the commencement of such new term, as applicable.

(b) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, the officers of NetScout shall consist of the persons set forth on Schedule 5.8(b), each to hold office from and after the Effective Time until the earliest of appointment of his or her respective successor, resignation or removal.

(c) The parties shall take all actions necessary to ensure that effective immediately following the Effective Time, (i) the boards of directors or boards of managers, if and to the extent applicable, of each Communications Company shall consist of the number of members and shall consist of the directors set forth opposite the name of such Communications Company as indicated on Schedule 5.8(c) and (ii) the officers of each Communications Company shall be the officers set forth opposite the name of the Communications Company as indicated on Schedule 5.8(c), each to hold office from and after the Effective Time until his or her respective successor is duly elected or his or her earlier resignation or removal.

5.9 Section 16 Matters. Subject to the following sentence, prior to the Effective Time, each of NetScout, Danaher and Newco shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to approve in advance in accordance with the procedures set forth in Rule 16b-3 under the Exchange Act (and any applicable no-action letters issued by the SEC) any dispositions of Newco Common Units (including derivative securities with respect to Newco Common Units) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is subject to Section 16 of the Exchange Act with respect to Newco as an officer or director of Newco, and any acquisitions of NetScout Common Stock (including derivative securities with respect to NetScout Common Stock) arising in connection with the Contemplated Transactions directly or indirectly made by each individual who is or will be subject to Section 16 of the Exchange Act with respect to NetScout as an officer or director of NetScout. At least 10 days prior to the Closing Date, Danaher shall furnish the following information to NetScout for each Person who, immediately after the Effective Time, will become subject to the requirements of Section 16 of the Exchange Act with respect to NetScout as an officer or director of NetScout (to the extent then known): (a) the number of Newco Common Units held by such Person and expected to be exchanged for shares of NetScout Common Stock pursuant to the First Merger; (b) the number of shares of Danaher Common Stock underlying Danaher Equity Awards held by such Person and expected to be exchanged by NetScout into shares of NetScout Common Stock in connection with the First Merger; (c) the number of other derivative securities (if any) with respect to Danaher Common Stock or Newco Common Units held by such Person and expected to be converted into shares of NetScout Common Stock or derivative securities with respect to NetScout Common Stock in connection with the First Merger; and (d) the EDGAR codes for each such Person.

5.10 Name of the Combined Company and Headquarters. The name of NetScout and its headquarters will not be changed at the Effective Time or as a result of the Mergers or any of the other Contemplated Transactions.

5.11 Obligations of Merger Subs and Newco. NetScout shall take all action necessary to cause the Merger Subs and, after the Effective Time, the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable, to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Danaher shall take all action necessary to cause Newco, prior to the Effective Time, to perform its obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.12 Securityholder Litigation.

(a) Danaher shall give NetScout the right to participate in the defense or settlement of any securityholder litigation against Danaher and/or the Danaher Board relating to the Contemplated Transactions. In no event shall Danaher enter into or agree to any settlement with respect to such securityholder litigation without NetScout’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) NetScout shall give Danaher the right to participate in the defense or settlement of any securityholder litigation against NetScout and/or the NetScout Board relating to the Contemplated Transactions. In no event shall NetScout enter into or agree to any settlement with respect to such securityholder litigation without Danaher’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) For purposes of this Section 5.12, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to any securityholder litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or authority over the litigation, except for the right to consent to any settlement as set forth in Section 5.12(a) or Section 5.12(b), as applicable.

5.13 Financial Statements.

(a) Danaher shall engage its auditors to perform an audit of the financial statements of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) and will use its reasonable best efforts to provide NetScout, as promptly as practicable after the date hereof and prior to November 15, 2014, with (i) the audited combined and consolidated financial statements of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring), including the combined and consolidated balance sheets of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) as of December 31, 2012 and December 31, 2013, and the combined and consolidated statements of earnings, cash flows and parent equity of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) for the years ended December 31, 2011, December 31, 2012 and December 31, 2013 together with a report on the financial statements from the independent accounts for the Communications Business (collectively, the “Audited Financial Statements”) and (ii) the unaudited combined and consolidated financial statements of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) for applicable interim periods ending prior to the date of this Agreement required for SEC filings, prepared from the books and records of Danaher and its Subsidiaries and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X and the Public Company Accounting Oversight Board Rules, and which present fairly in all material respects the combined financial position and combined results of operations of (x) the Communications Business and (y) Newco (before giving effect to the Internal Restructuring) as of the dates and for the periods shown therein (except as otherwise noted therein) (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Audited Financial Statements and the unaudited interim financial statements of the Communications Business will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business). Danaher will use reasonable best efforts to procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the NetScout Form S-4 Registration Statement or any future registration statement until such independent accountant consents are no longer required.

(b) Danaher shall use its reasonable best efforts to, as promptly as practicable and no later than forty five (45) calendar days after the end of any fiscal quarter or sixty (60) calendar days after the end of any fiscal year (or as promptly thereafter as possible), prepare and furnish to NetScout copies of financial statements of the Communications Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, and prepared from the books and records of Danaher and its Subsidiaries and in accordance with GAAP with no exception or qualification thereto (it being understood, however, that the Communications Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the financial statements of the Communications Business will reflect certain cost allocations made that may not reflect what would have been incurred if the Communications Business had been a standalone business) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X, and, in the case of the combined financial statements of the Communications Business for any fiscal year, Danaher shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent accountants for the Communications Business and for any quarterly period, Danaher shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent accountants for the

Communications Business. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Communications Business as of the dates and for the periods shown therein. Danaher acknowledges that NetScout’s ability to comply with its obligations under Section 5.1 depend, in part, on Danaher’s timely compliance with this Section 5.13, and therefore NetScout shall be afforded a reasonable period to comply with such obligations based upon the timing of Danaher providing the financial statements herein contemplated.

(c) In connection with the filing of the NetScout Form S-4 Registration Statement and other SEC filings, Danaher shall use its reasonable efforts during the Pre-Closing Period and after the Closing to (i) cooperate with NetScout to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Danaher to discuss the materials prepared and delivered pursuant to this Section 5.13(c). NetScout shall, promptly upon request by the Danaher, reimburse Danaher for all documented and reasonable out-of-pocket costs incurred by Danaher or its Subsidiaries for actions taken at the request of NetScout pursuant to this Section 5.13(c) following the Closing.

5.14 Financing. Danaher and the Communications Companies shall, and shall cause their respective Representatives to, use commercially reasonable efforts to provide such cooperation (including with respect to timeliness) to NetScout, at NetScout’s sole expense, in connection with the arrangement of the Debt Financing as may be reasonably requested by NetScout, including by using commercially reasonable efforts in providing to NetScout and its Debt Financing Sources from time to time information regarding the Communications Companies reasonably requested by the lenders providing the Debt Financing (it being understood that such information shall not be required to be of a level of detail greater than the information made available by Danaher to NetScout in the virtual data room maintained by Danaher on the Data Site from Merrill Corporation); provided that, in all cases, such activities do not interfere with or disrupt the operation and management of the Communications Business; provided, however, that, irrespective of the above, no obligation of Danaher or its Subsidiaries (including the Communications Companies) under any certificate, document or instrument shall be effective until the Effective Time (except for customary pre-filing of UCC financing statements) and none of Danaher or its Subsidiaries (including the Communications Companies) shall be required to take any action (A) under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time (except, in any such case, for customary pre-filing of UCC financing statements) or (B) that would reasonably be expected to cause any director, officer or employee of Danaher or its Subsidiaries (including the Communications Companies) to incur any personal liability. For the avoidance of doubt, none of the Danaher or the Communications Companies shall be required to pay any commitment or other similar fee in connection with, or incur any other expenses or costs associated with NetScout’s arrangement of the Debt Financing. NetScout shall, promptly upon request by the Danaher, reimburse Danaher for all documented and reasonable out-of-pocket costs incurred by Danaher or its Subsidiaries (including the Communications Companies) in connection with this Section 5.14. NetScout shall indemnify and hold harmless Danaher and its Subsidiaries (including the Communications Companies) and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, reasonable expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 5.14) and any information utilized in connection therewith (other than information relating to Danaher and its Subsidiaries (including the Communications Companies) provided by Danaher in writing specifically for use in the Debt Financing offering documents); provided, however, that NetScout shall not be obligated to indemnify and hold harmless Danaher and its Subsidiaries (including the Communications Companies) and their respective Representatives pursuant to this sentence the extent any such otherwise indemnifiable proximately resulted from the willful misconduct, gross negligence or fraud of Danaher and its Subsidiaries (including the Communications Companies). Further, and for avoidance of doubt, NetScout’s obligations to effect the Contemplated Transactions shall not be subject to its ability to obtain Debt Financing, or any alternative financing, nor shall they be subject to any form of financing contingency.

5.15 Covenant Not to Compete.

(a) In furtherance of the Mergers and the Contemplated Transactions, Danaher covenants and agrees that, for a period beginning on the Effective Time and ending on the two (2) year anniversary of the Effective Time, neither Danaher nor any of its Subsidiaries shall, without the prior written consent of NetScout, engage in, directly or indirectly, the Communications Business as conducted as of the Effective Time (the “NetScout Restricted Business”) anywhere throughout the world. Notwithstanding anything to the contrary in the foregoing:

(i) Nothing in this Section 5.15(a) shall prohibit Danaher or its Subsidiaries from engaging in the businesses conducted by Danaher or its Subsidiaries (excluding the Communications Business) as of the Effective Time;

(ii) The restrictions set forth in this Section 5.15(a) shall not apply to any joint venture or non-consolidated entity in which Danaher or its Subsidiaries owns a non-controlling interest;

(iii) Danaher may acquire interests in or securities of any Person engaged in the NetScout Restricted Business where the revenues of such Person that are derived from the NetScout Restricted Business are (A) thirty-five percent (35%) or less of such Person’s total revenues or (B) less than $50,000,000 annually;

(iv) In the event that Danaher completes a business combination transaction with a Person that is engaged in any NetScout Restricted Business, which transaction results in the holders of the voting securities of Danaher outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Danaher or the surviving entity in the transaction or any parent thereof outstanding immediately after the consummation of such transaction, such surviving entity or parent or any of its Subsidiaries or Affiliates (but not Danaher or any of its Subsidiaries) may engage in any NetScout Restricted Business;

(v) Nothing set forth in this Section 5.15(a) shall prohibit Danaher or its Subsidiaries from owning not in excess of 10% in the aggregate of any class of capital stock or other equity interest of any publicly traded Person engaged in the NetScout Restricted Business;

(vi) Danaher may acquire interests in or securities of any Person as an investment by their pension funds or funds of any other benefit plan of Danaher whether or not such Person is engaged in any NetScout Restricted Business; and

(vii) Danaher may perform its obligations under this Agreement and the Transaction Documents.

The parties hereto acknowledge and agree that nothing herein shall be deemed to require Danaher to give notice to or obtain the consent of NetScout in order to engage in any activity or transaction of the types described in Section 5.15(a)(i) through (vii).

(b) Danaher acknowledges and agrees that the covenants included in Section 5.15(a) are, taken as a whole, reasonable in their geographic and temporal coverage and Danaher shall not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that (i) if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.15 is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 5.15 shall be enforceable as so modified and (ii) in the event such court does not exercise the power granted to it in the prior clause, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. Danaher acknowledges and agrees that in the event of a breach by Danaher of the provisions of this Section 5.15, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, NetScout may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or preliminary and final injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof, without the necessity of proving actual damages or posting a bond.

5.16 Non-Solicitation of Employees. Danaher and NetScout each agree that, except as specifically set forth below, for a period of three (3) years from and after the Closing Date (the “Non-Solicit Period”), they shall not, and they shall cause their respective Subsidiaries not to, without the prior written consent of the other party, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of the other party or the other party’s Subsidiary), or solicit to enter into a consulting agreement with, (a) for the first year of the Non-Solicit Period, any employee or category of employee and (b) for the second and third year of the Non-Solicit Period, any executive officer or senior manager, in each case, of the other party or the other party’s Subsidiaries. The restrictions set forth in this Section 5.16 shall not apply to (i) general solicitations (such as advertisements) for employment placed by a party or any party’s Subsidiary and not specifically targeted at the other party’s employees (or the employees of a Subsidiary of the other party), (ii) responding to or hiring any employee of the other party (or of the other party’s Subsidiary) who contacts a party without any prior solicitation (other than as permitted by clause (i) above) or (iii) the solicitation or hiring of (or entering into a consulting agreement with) any employee of the other party (or the other party’s Subsidiary) who is contacted by a recruitment agency (provided that such party and its Representatives did not identify any employees of the other party to such recruitment agency or otherwise instruct such agency to target any employees of the other party), in each case with no other action by such party or its Representatives in violation of this provision.

5.17 Agreement for Exchange of Information.

(a) Generally. NetScout and its Affiliates, on the one hand, and Danaher and its Affiliates, on the other hand, will provide, or cause to be provided, to the other party, at any time after the Effective Time and until the later of (x) the sixth anniversary of the Effective Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, reasonable access during normal business hours (insofar as such access is reasonably required by the requesting party), any Shared Information specifically identified in such written request in its possession or under its control in order to enable the applicable party to comply with Legal Requirements. Each of NetScout and Danaher agree to make their respective personnel reasonably available during regular business hours to discuss any Shared Information exchanged pursuant to this Section 5.17. The requesting party shall, promptly upon request by the party providing such information, reimburse the providing party for all documented and reasonable third-party out-of-pocket costs incurred by providing party or its Subsidiaries in connection with this Section 5.17(a).

(b) Financial Information.

(i) Until the end of the sixth full fiscal year occurring after the Closing Date, Danaher and its Subsidiaries will cooperate in good faith with NetScout to enable NetScout to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements that include the financial results of Newco or any of the Communications Companies. NetScout agrees to promptly reimburse Danaher for the reasonable out-of-pocket third-party costs, if any, incurred in connection with this Section 5.17(b)(i).

(ii) Until the end of the sixth full fiscal year occurring after the Closing Date, NetScout and its Subsidiaries will cooperate in good faith with Danaher to enable Danaher to timely prepare and file SEC and Public Company Accounting Oversight Board compliant consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Communications Companies were consolidated with those of Danaher. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) NetScout will authorize and direct its auditors to make available to Danaher’s auditors, within a reasonable time prior to the date of Danaher’s auditors opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Newco and (y) work papers related to such annual audits and quarterly reviews, to enable Danaher’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Newco’s auditors as it relates to Danaher’s auditors’ opinion or report and (ii) until all governmental audits are complete, NetScout will provide reasonable access during normal business hours for Danaher’s internal auditors, counsel and other designated representatives to (x) the premises of the Communications Companies all Information (and duplicating rights) within the knowledge, possession or control of the Communications Companies and (y) the officers and employees of the Communications Companies, so that Danaher may conduct reasonable audits relating to the financial statements provided by the Communications Companies; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Communications Companies. Danaher agrees to promptly reimburse NetScout for the reasonable out-of-pocket third-party costs, if any, incurred in connection with this Section 5.17(b)(ii).

(c) Ownership of Information. Any Information owned at a particular moment in time by a party hereto that is provided to another party hereto pursuant to this Section 5.17(c) remains the property of the party that owned and provided such Information. Except as expressly provided in the Transaction Documents, no party hereto nor any of their Affiliates hereunder grants or confers rights of license in any Information owned by such party or any of its Affiliates to any other party hereto or its Affiliates hereunder.

(d) Record Retention. Each party hereto agrees to use its commercially reasonable efforts to retain all Shared Information that relates to the operations of the Communications Business or any of the Communications Companies in its respective possession or control at the Effective Time for a period of six (6) years following the Effective Time. Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

(e) Costs of Providing Information. Except as provided in Section 5.17(f), the party to this Agreement requesting Shared Information will be responsible for paying the third-party fees and expenses incurred by the parties in connection with complying with the provisions of this Section 5.17.

(f) Production of Witnesses; Privileged Matters. With respect to (i) the production of witnesses and (ii) the attorney-client and work product privileged information, following the Effective Time, the respective rights and obligations of Danaher and its Subsidiaries, on the one hand, and the Communications Companies, on the other hand, to produce witnesses and to maintain, preserve, assert or waive any or all privileges will be governed by the provisions of Sections 5.02 and 5.03, respectively, of the Distribution Agreement.

5.18 Certain Compensation Actions. Prior to the Closing and except as would not reasonably be expected to result in material liability to NetScout, NetScout will take all actions necessary, including adopting any required plan amendments and obtaining any necessary consents, such that the transactions contemplated by this Agreement (either alone or in connection with any other circumstance or event) will not (i) constitute a change in control, change of control or other triggering event under any NetScout Benefit Plan or NetScout Benefit Arrangement or otherwise result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any NetScout Associate or (ii) result in any payment or benefit in respect of any NetScout Associate that would reasonably be expected to be a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF NETSCOUT AND MERGER SUB

The obligations of NetScout and Merger Sub to effect the First Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the Danaher Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “Newco Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of Danaher (other than the Danaher Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “Newco Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, individually or in the aggregate, a Newco Material Adverse Effect.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that Danaher, Newco or the other Communications Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statements. The NetScout Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; no stop order shall have been issued by the SEC and each shall remain in effect; no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC; and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities laws shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off (as defined in the Distribution Agreement), the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

6.4 NetScout Stockholder Approval. The issuance of shares of NetScout Common Stock pursuant to the First Merger shall have been duly approved by the applicable Required NetScout Stockholder Vote.

6.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of this Agreement and the Distribution Agreement, and the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement and the IP License Agreement each shall have been executed and delivered by the parties (other than NetScout or Merger Subs) thereto.

6.6 Certificate. NetScout and Merger Sub shall have received a certificate executed by the Chief Executive Officer of Danaher confirming that the conditions set forth in Sections 6.1, 6.2, 6.5 and 6.7 have been duly satisfied.

6.7 No Newco Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Newco Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Newco Material Adverse Effect.

6.8 Governmental Approvals. Any waiting period applicable to the consummation of the First Merger under the HSR Act shall have expired or been terminated.

6.9 Listing. The shares of NetScout Common Stock to be issued pursuant to the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

6.11 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect NetScout’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the limited liability company interests of the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable; (c) relating to the Mergers or the other Contemplated Transactions and that would reasonably be expected to result in a Burdensome Condition; (d) seeking to compel any of the Communications Companies, NetScout or any Subsidiary of NetScout to dispose of or hold separate any material assets or material business as a result of the Mergers or any of the other Contemplated Transactions that would be a Burdensome Condition; or (e) relating to the Mergers or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on NetScout, Danaher or any of the Communications Companies.

6.12 FIRPTA Matters. Danaher shall have delivered to NetScout a statement described in Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations certifying that the interests of Newco are not U.S. real property interests.

7. CONDITIONS PRECEDENT TO OBLIGATION OF DANAHER AND NEWCO

The obligations of Danaher and Newco to effect the First Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the NetScout Designated Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except, in each case, for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “NetScout Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) Each of the representations and warranties of NetScout and Merger Sub (other than the NetScout Designated Representations) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (i) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality or “NetScout Material Adverse Effect” qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, individually or in the aggregate, a NetScout Material Adverse Effect.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that NetScout and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statements. The NetScout Form S-4 Registration Statement and the applicable Newco Registration Statement each shall have become effective in accordance with the provisions of the Securities Act and the Exchange Act, respectively; no stop order shall have been issued by the SEC and each shall remain in effect; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened by the SEC.

7.4 NetScout Stockholder Approval. The issuance of shares of NetScout Common Stock pursuant to the First Merger shall have been duly approved by the applicable Required NetScout Stockholder Vote.

7.5 Separation and Distribution. The transactions contemplated by the Distribution Agreement shall have been consummated in accordance with and subject to the terms of this Agreement and the Distribution Agreement, and the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement and the Lease Agreement each shall have been executed and delivered by the parties (other than Danaher, Newco and the other Communications Companies) thereto.

7.6 Ruling. Danaher shall have received the Ruling, and such Ruling continues to be in effect; provided, however, that the condition set forth in this Section 7.6 shall be deemed to be satisfied or waived on June 30, 2015.

7.7 Opinion and Certificate. Danaher shall have received the following opinion and certificate, each of which shall be in full force and effect:

(a) a written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or if Skadden, Arps, Slate, Meagher & Flom LLP is unwilling or unable to issue the opinion, a written opinion of another nationally recognized law firm or accounting firm reasonably acceptable to Danaher, in form and substance reasonably acceptable to Danaher, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (i) the transfer of assets from Danaher to Newco pursuant to the Distribution Agreement, taken together with the Distribution, will qualify as a reorganization pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code that is tax-free to Danaher, the Danaher stockholders and Newco, in each case for U.S. federal income tax purposes, (ii) each of the Internal Distributions should qualify as a transaction that is tax-free pursuant to Sections 355, 361 and/or 368 of the Code, in each case for U.S. federal income tax purposes; and (iii) the Mergers will be treated as a tax-free reorganization in which no gain will be recognized for U.S. federal income tax purposes. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP (or such other law firm or accounting firm) may rely upon customary assumptions and representations reasonably satisfactory to it, including, with respect to clause (iii) of the preceding sentence, representations set forth in certificates of officers of NetScout, Merger Sub and Danaher, in substantially the forms attached hereto as Exhibits E and F; and

(b) a certificate executed by the Chief Executive Officer of NetScout confirming that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.8 have been duly satisfied.

7.8 No NetScout Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any NetScout Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a NetScout Material Adverse Effect.

7.9 Governmental Approvals. Any waiting period applicable to the consummation of the First Merger under the HSR Act shall have expired or been terminated.

7.10 Listing. The shares of NetScout Common Stock to be issued pursuant to the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market.

7.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

7.12 No Governmental Litigation. There shall not be pending any Legal Proceeding in which a Governmental Body with jurisdiction over the parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect NetScout’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the limited liability company interests of the First Merger Surviving Entity or Second Merger Surviving Entity, as applicable; (c) relating to the Mergers or the other Contemplated Transactions and that would reasonably be expected to result in a Burdensome Condition; (d) seeking to compel any of the Communications Companies, NetScout or any Subsidiary of NetScout to dispose of or hold separate any material assets or material business as a result of the Mergers or any of the other Contemplated Transactions that would be a Burdensome Condition; or (e) relating to the Mergers or the other Contemplated Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on NetScout, Danaher or any of the Communications Companies.

7.13 Directors. Effective as of the Effective Time, the directors of NetScout shall be as provided in Section 5.8.

8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by NetScout’s stockholders):

(a) by mutual written consent of NetScout and Danaher;

(b) by either NetScout or Danaher if the First Merger shall not have been consummated by October 12, 2015 (such applicable date, the “End Date”); provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the First Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by either NetScout or Danaher if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

(d) by either Danaher or NetScout if: (i) the NetScout Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and NetScout’s stockholders shall have taken a final vote on the issuance of shares of NetScout Common Stock pursuant to the First Merger; and

(ii) the issuance of shares of NetScout Common Stock pursuant to the First Merger shall not have been approved at the NetScout Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the applicable Required NetScout Stockholder Vote;

(e) by Danaher (at any time prior to the approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by the Required NetScout Stockholder Vote) if a NetScout Triggering Event shall have occurred, but only within the first twenty (20) business days after NetScout has confirmed in writing to Danaher that a NetScout Triggering Event has occurred;

(f) by NetScout if: (i) any of Danaher’s or Newco’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) would not then be satisfied; or (ii) any of Danaher’s or Newco’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of Danaher’s or Newco’s representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by Danaher or Newco is curable by Danaher or Newco by the End Date and Danaher and Newco is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then NetScout may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that NetScout Danaher gives Danaher notice of such inaccuracy or breach

(g) by Danaher if: (i) any of NetScout’s or Merger Subs’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1(a) or the condition set forth in Section 7.1(b) would not then be satisfied; or (ii) any of NetScout’s or Merger Subs’ covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of NetScout’s or Merger Subs’ representations and warranties (as of the date of this Agreement or as of a date subsequent to the date of this Agreement) or a breach of a covenant or obligation by NetScout or the Merger Subs is curable by NetScout or the Merger Subs by the End Date and Danaher is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Danaher may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Danaher gives NetScout notice of such inaccuracy or breach; or

(h) by NetScout, on or after June 30, 2015, if all of the conditions set forth in Section 6 and Section 7 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied by such date) other than: (i) Sections 6.5 and 7.5 (but only to the extent that such condition remains unsatisfied solely due to the failure of Section 7.7(a) to be satisfied or waived); and (ii) Section 7.7(a); provided that NetScout shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) without providing Danaher with at least 14 calendar days prior written notice (during which period Danaher may satisfy or waive such condition).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, that NetScout and Danaher shall share equally all printing costs and all filing fees incurred in connection with the filing by the parties hereto of any notice or other document under the HSR Act and applicable foreign competition filings. For the avoidance of doubt, all Liabilities incurred by the Communications Companies in connection with the Contemplated Transactions are deemed to be Liabilities of Danaher.

(b) In the event that:

(i) this Agreement is terminated by Danaher pursuant to Section 8.1(e); or

(ii) this Agreement is terminated (x) by either NetScout (but only if Danaher could have terminated pursuant to Section 8.1(b)) or Danaher pursuant to Section 8.1(b) or (y) by Danaher pursuant to Section 8.1(g), and (A) after the date of this Agreement but before any such termination a bona fide Acquisition Proposal with respect to NetScout shall have been made or communicated to NetScout or shall have been made directly to the shareholders of NetScout generally, and (B) within nine (9) months after such termination NetScout shall have reached a definitive agreement to consummate, or shall have consummated, such Acquisition Proposal; provided that for purposes of this clause (B) all references in the definition of Acquisition Proposal to 15% shall instead refer to 50%;

then NetScout shall pay to Danaher, in cash by wire transfer of same-day funds, (1) in the case of a fee payable pursuant to clause (b)(i) above, within two business days after termination of this Agreement or (2) in the case of a fee payable pursuant to clause (b)(ii) above, upon consummation of an Acquisition Proposal, a nonrefundable fee in the amount of $55,000,000 (the “NetScout Termination Fee”). Notwithstanding the foregoing sentence, for purposes of this Section 8.3(b), any termination of this Agreement under Section 8.1(b) by NetScout shall be deemed to be a termination of this Agreement under Section 8.1(g) if Danaher is entitled to terminate this Agreement under Section 8.1(e) or Section 8.1(g) (or would have been entitled to terminate this Agreement but for Danaher’s inability to terminate this Agreement as a result of any applicable waiting or notice period as prescribed in such provisions), respectively, at the time of such termination by NetScout.

(c) In the event that this Agreement is terminated by NetScout or Danaher pursuant to Section 8.1(d), and (A) after the date of this Agreement but before the termination of this Agreement a bona fide Acquisition Proposal with respect to NetScout shall have been made or communicated to NetScout or shall have been made directly to the shareholders of NetScout generally, and (B) within nine (9) months after such termination NetScout shall have reached a definitive agreement to consummate, or shall have consummated, an Acquisition Proposal, then NetScout shall, upon consummation of an Acquisition Proposal, pay Danaher the NetScout Termination Fee, in cash by wire transfer of same-day funds; provided that for purposes of this clause (B) all references in the definition of Acquisition Proposal to 15% shall instead refer to 50%.

(d) In the event that Danaher shall be entitled to receive the NetScout Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by Danaher in connection with the matter forming the basis for such termination. Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 8.3(d), the parties agree that the payments contemplated by Section 8.3(b) and Section 8.3(c) represent the sole and exclusive remedy of Danaher in respect of a termination pursuant to Section 8.1 and that, except for the payment expressly set forth in this Section 8.3, Danaher and its Affiliates shall not be entitled to bring or maintain any other claim, action or proceeding against NetScout or its Affiliates, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against NetScout (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of the NetScout Companies) in connection with or arising out of the termination of this Agreement, any breach of or by any party giving rise to such termination or the failure of the Mergers and the other Contemplated Transactions to be consummated. The parties hereby agree that the NetScout Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Danaher and Newco relating to any willful breach or willful failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive such NetScout Termination Fee.

(e) If a party fails to pay when due any amount payable by such party under this Section 8.3(e), then: (i) such party shall reimburse the other party for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3(e); and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (A) 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (B) the maximum rate permitted by applicable Legal Requirements.

(f) Notwithstanding anything to the contrary contained in this Agreement, NetScout in no event shall be obligated to pay more than one such NetScout Termination Fee with respect to all such agreements and occurrences and such termination.

9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective NetScout Board and Danaher Board at any time prior to the Effective Time (whether before or after approval of the issuance of NetScout Common Stock pursuant to the First Merger by NetScout’s stockholders); provided, however, that, after any such approval of the issuance of shares of NetScout Common Stock pursuant to the First Merger by NetScout’s stockholders, no amendment shall be made which by law or regulation of the NASDAQ Global Select Market requires further approval of NetScout’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by an authorized representative of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement (including under Section 6, with respect to NetScout and Merger Sub and Section 7 with respect to Danaher and Newco), unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to this Agreement, the Distribution Agreement or any other Transaction Agreement shall survive the Closing in accordance with their terms, and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. Except as provided in the immediately following sentence, none of the representations and warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing.

Solely for purposes of the indemnification provisions set forth in Article IV of the Distribution Agreement, the representations and warranties set forth in the first sentence of Section 2.6(a), Section 2.6(b), the first sentence of Section 2.8(d) and Section 2.8(g) shall survive until the one (1) year anniversary of the Closing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, including the schedules, exhibits and amendments hereto and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of fraud). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; and (b) each of the parties irrevocably waives the right to trial by jury. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 9.8 will be effective service of process for any claim, action, suit or other proceeding in the Court of Chancery of the State of Delaware or, to the extent required by law, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The parties hereto hereby agree that a final judgment in any such claim, suit, action or other proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.6 Disclosure Letters. The Danaher Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The NetScout Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Danaher Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Danaher and Newco contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements; and (b) each statement or other item of information set forth in the NetScout Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of NetScout and Merger Sub contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements. The

Danaher Disclosure Letter and NetScout Disclosure Letter shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made without the prior written consent of Danaher and NetScout, as applicable. Any purported update or modification to the Danaher Disclosure Letter or NetScout Disclosure Letter after the date hereof without the prior written consent of Danaher and NetScout, as applicable, shall be disregarded.

9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two business days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following business day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to NetScout or Merger Sub:

NetScout Systems, Inc.
310 Littleton Road
Westford, Massachusetts 01886
Tel: (978) 614-4000
Attention:	Anil Singhal
E-mail:	Anil.Singhal@netscout.com
Facsimile:	(978) 614-4004

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, Massachusetts 02116
Tel: (617) 937-2319
Attention:	Miguel J. Vega and
Barbara Borden
E-mails:	mvega@cooley.com
bborden@cooley.com
Facsimile:	(617) 937-2400

if to Danaher or Newco:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: Attila Bodi
E-mail:	attila.bodi@danaher.com
Facsimile:	(202) 419-7676
Attn:	Jonathan Schwarz
E-mail:	jonathan.schwarz@danaher.com
Facsimile:	(202) 419-7668

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Tel: (212) 735-3000
Attention:	Joseph A. Coco
Thomas W. Greenberg
E-mail:	joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile:	(212) 735-2000

9.9 Cooperation. NetScout and Merger Subs, on the one hand, and Danaher and Newco, on the other hand, agree to cooperate fully with Danaher and Newco and NetScout and Merger Subs, respectively, and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
Name:	Anil K. Singhal
Title:	President and Chief Executive Officer

RS MERGER SUB I, INC.

By:	/s/ Jean Bua
Name:	Jean Bua
Title:	Chief Executive Officer

RS MERGER SUB II, LLC

By:	/s/ Jean Bua
Name:	Jean Bua
Title:	Manager

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Executive Vice President and Chief Financial Officer

POTOMAC HOLDING LLC

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Title:	Vice President and Treasurer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by NetScout to Danaher or Newco or by Danaher to NetScout) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by NetScout to Danaher or Newco or by Danaher to NetScout) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” with respect to an Entity shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving, directly or indirectly:

(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Entity or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the stockholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such Entity or any of its Subsidiaries, or the Entity resulting from such transaction or the parent of such Entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries; or (iii) in which such Entity or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Entity or any of its Subsidiaries;

(b) any sale, lease, exchange, transfer, exclusive license, acquisition or disposition of any business or businesses or assets of such Entity or its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Acquisition Proposal or 15% or more of the fair market value of the consolidated assets of such Entity or any of its Subsidiaries; or

(c) any liquidation or dissolution of such Entity or any of its Subsidiaries.

Affiliate. An “affiliate” of any Person shall mean any other Person, that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, and, for the purposes of this definition only, “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a Person whether through the ownership of securities, by contract or agency or otherwise.

Agreement. “Agreement” shall mean this Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Arbor Networks. “Arbor Networks” shall mean Danaher’s Arbor Networks business.

Business Day. A “business day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the Commonwealth of Massachusetts or the District of Columbia.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

Communications Business. “Communications Business” shall mean the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its Subsidiaries; provided, however, that the “Communications Business” shall exclude Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business.

Communications Companies. “Communications Companies” shall mean Newco and its Subsidiaries after giving effect to the Newco Transfer.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of July 29, 2014, between Danaher and NetScout.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Mergers, the Distribution and the other transactions contemplated by the Transaction Documents.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Danaher Affiliate. “Danaher Affiliate” shall mean any Person under common control with any of the Communications Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Danaher Associate. “Danaher Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to Danaher or its Subsidiaries. For the avoidance of doubt, “Danaher Associate” includes each Newco Associate.

Danaher Board. “Danaher Board” shall mean Danaher’s board of directors.

Danaher Common Stock. “Danaher Common Stock” shall mean the common stock, $0.01 par value per share, of Danaher.

Danaher Designated Representations. “Danaher Designated Representations” shall mean the representations and warranties set forth in Sections 2.3, 2.18, 2.20 and 2.22.

Danaher Disclosure Letter. “Danaher Disclosure Letter” shall mean the Danaher Disclosure Letter that has been prepared by Danaher in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by Danaher to NetScout concurrently with the execution of this Agreement.

Danaher Employee Agreement. “Danaher Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) Danaher or any of its Subsidiaries; and (b) any Newco Associate, other than any such Contract that is (i) terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Communications Company to make any severance, termination, change in control or similar payment or to provide any benefit or (ii) mandated by a Governmental Body.

Danaher Employee Plan. “Danaher Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by Danaher or any of its Subsidiaries for the benefit of any Newco Associate; or (b) with respect to which any of the Communications Companies has or may incur or become subject to any liability or obligation; provided, however, that (i) a Danaher Employee Agreement shall not be considered a Danaher Employee Plan and (ii) in no event shall any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body be considered to be a Danaher Employee Plan.

Danaher Equity Award. “Danaher Equity Award” shall mean any Danaher Option and Danaher RSU that is issued and unexercised at the Effective Time, and which is assumed by NetScout or converted by NetScout into an equity award relating to NetScout Common Stock, in each case in accordance with the Employee Matters Agreement.

Danaher Option Plans. “Danaher Option Plans” shall mean Danaher’s 1998 Stock Option Plan, Danaher’s 2007 Stock Incentive Plan, Tektronix Communications’ 2002 Stock Incentive Plan and Tektronix Communications’ Stock Incentive Plan.

Danaher Options. “Danaher Options” shall mean options to purchase shares of Danaher Common Stock from Danaher (whether granted by Danaher pursuant to the Danaher Option Plans, assumed by Danaher or otherwise).

Danaher Pension Plan. “Danaher Pension Plan” shall mean each: (a) Danaher Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Danaher RSU. “Danaher RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Danaher Common Stock by Danaher, whether granted by Danaher pursuant to a Danaher Option Plan, assumed by Danaher in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Danaher SEC Documents. “Danaher SEC Documents” shall mean all registration statements, proxy statements, Danaher certifications and other statements, reports, schedules, forms and other documents filed by Danaher with the SEC, including all amendments thereto, since January 1, 2013.

DBS License Agreement. “DBS License Agreement” shall have the meaning set forth in the Distribution Agreement.

Debt Financing. “Debt Financing” shall mean any debt financing entered into by the NetScout Companies in connection with the Contemplated Transactions, including the amendment of the NetScout Credit Agreements.

Derivative. “Derivative” means: (i) any derivative work (as defined in Section 101 of the U.S. Copyright Act) of any copyrighted work; and (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of any technology.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DLLCA. “DLLCA” shall mean the Delaware Limited Liability Company Act.

Distribution. “Distribution” shall have the meaning set forth in the Distribution Agreement.

Distribution Agreement. “Distribution Agreement” shall mean the Separation and Distribution Agreement by and between Danaher, NetScout and Newco dated of even date with this Agreement, as it may be amended from time to time in accordance with the terms thereof.

DOL. “DOL” shall mean the U.S. Department of Labor.

Employee Matters Agreement. “Employee Matters Agreement” shall have the meaning set forth in the Distribution Agreement.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

Excluded Liabilities. “Excluded Liabilities” shall have the meaning set forth in the Distribution Agreement.

Fluke Networks. “Fluke Networks” shall mean Danaher’s Fluke Networks Enterprise business, excluding Danaher’s data communications cable installation business and its communication service provider (field and test tool systems) business.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the New York Stock Exchange and the NASDAQ Global Select Market).

Government Bid. “Government Bid” shall mean any offer to sell made by the Communications Companies or the NetScout Companies, as applicable, prior to the Closing Date which, if accepted, would result in a Government Contract and for which an award has not been made thirty (30) days or more prior to the date of this Agreement.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind, between the Communications Companies or the NetScout Companies, as applicable, on one hand, and (i) any Governmental Body, (ii) any prime contractor of a Governmental Body in its capacity as a prime contractor or (iii) any subcontractor at any tier with respect to a contract with a Governmental Body if such subcontractor is acting in its capacity as a subcontractor, on the other hand.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Information. “Information” shall mean information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, rights in software, databases, documentation, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Internal Distributions. “Internal Distributions” shall mean those steps of the Internal Restructuring, currently corresponding to Steps 1, 2, 3, 5, 8, 9, 10, 11, and 12 of the Preliminary Plan, as set forth in Schedule 1.01(b) to the Distribution Agreement, and as will be finally described in the Plan of Reorganization as contemplated in Section 1.01(b) of the Distribution Agreement.

Internal Restructuring. “Internal Restructuring” shall have the meaning set forth in the Distrubtion Agreement.

IP License Agreement. “IP License Agreement” shall have the meaning ascribed to the Cross-License Agreement in the Distribution Agreement.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge of Danaher. “Knowledge of Danaher” or a similar phrase shall mean the actual knowledge, after reasonable investigation, of (i) James A. Lico, (ii) David Naemura, (iii) Doug Grandstaff, (iv) Jonathan L. Schwarz and (v) Rick King.

Knowledge of NetScout. “Knowledge of NetScout” or a similar phrase shall mean the actual knowledge, after reasonable investigation, of (i) Anil Singhal, (ii) Jean Bua, (iii) Jeff Levinson and (iv) Michael Szabados.

Lease Agreement. “Lease Agreement” shall have the meaning ascribed to the Commercial Lease Agreement in the Distribution Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange and the NASDAQ Global Select Market).

Made Available. Any statement in this Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to any information, document or other material to which Danaher has given NetScout or its Representatives access: either (x) (i) such information, document or material was made available by Danaher for review by NetScout or NetScout’s Representatives at least eighteen hours prior to the execution of this Agreement in the physical data room (a list of such documents and materials have been provided by Danaher to NetScout outside legal counsel) or the virtual data room maintained by Danaher on the Data Site from Merrill Corporation in connection with the transactions contemplated by this Agreement (it being understood that a document that was only made available for review in the physical or virtual data room in the eighteen hours prior to the execution of this Agreement shall only be deemed to have been made available if Danaher shall have promptly notified and given immediate access to NetScout or its outside legal counsel that such document was provided or uploaded into the physical or virtual data room); and (ii) NetScout or NetScout’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by Danaher, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR Database; and (b) with respect to any information, document or other material to which NetScout has given Danaher access: either (x) (i) such information, document or material was made available by NetScout for review by Danaher or Danaher’s Representatives at least eighteen hours prior to the execution of this Agreement in the virtual data room maintained by NetScout with Data Site from Merrill Corporation in connection with the transactions contemplated by this Agreement (it being understood that a document that was only made available for review in the virtual data room in the eighteen hours prior to the execution of this Agreement shall only be deemed to have been made available if NetScout shall have promptly notified Danaher or its outside legal counsel that such document was uploaded into the virtual data room); and (ii) Danaher and Danaher’s Representatives had access to such information, document or material throughout such period of time or (y) that such information was filed by NetScout, with the SEC prior to the date of this Agreement and was, as of the date of this Agreement, publicly available on the SEC’s EDGAR database. As used in this definition of “Made Available”, the term “file” and variations thereof shall be construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

NetScout Affiliate. “NetScout Affiliate” shall mean any Person under common control with any of the NetScout Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

NetScout Associate. “NetScout Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to any of the NetScout Companies or of or to any NetScout Affiliate.

NetScout Board. “NetScout Board” shall mean NetScout’s board of directors.

NetScout Common Stock. “NetScout Common Stock” shall mean the Common Stock, $0.001 par value per share, of NetScout.

NetScout Companies. “NetScout Companies” shall mean: (a) NetScout; and (b) each of NetScout’s Subsidiaries, including Merger Subs.

NetScout Contract. “NetScout Contract” shall mean any Contract: (a) to which any of the NetScout Companies is a party; (b) by which any of the NetScout Companies or any NetScout IP or any other asset of any of the NetScout Companies is or may become bound or under which any of the NetScout Companies has, or may become subject to, any obligation; or (c) under which any of the NetScout Companies has or may acquire any right or interest.

NetScout Credit Agreements. “NetScout Credit Agreements” shall mean that certain Credit and Security Agreement, dated as of December 21, 2007, by and among NetScout, KeyBank National Association, as joint lead arranger, sole book runner and administrative agent, Wells Fargo Bank, National Association, as joint lead arranger and co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Bank of America, N.A., as co-syndication agent, and Silicon Valley Bank and Comerica Bank, as co-documentation agents, and the Lenders party thereto, as amended by First Amendment Agreement, dated as of December 4, 2009, to the Credit and Security Agreement, dated as of December 21, 2007, by and among NetScout, Keybank National Association, as lead arranger, sole book runner and administrative agent, Silicon Valley Bank and Wells Fargo Foothill, LLC, as co-syndication agents, and Comerica Bank, as documentation agent, and the Lenders party thereto.

NetScout Designated Representations. “NetScout Designated Representations” shall mean the representations and warranties set forth in Sections 3.3, 3.18, 3.20 and 3.22.

NetScout Disclosure Letter. “NetScout Disclosure Letter” shall mean the NetScout Disclosure Letter that has been prepared by NetScout in accordance with the requirements of Section 9.6 of this Agreement and that has been delivered by NetScout to Danaher concurrently with the execution of this Agreement.

NetScout Employee. “NetScout Employee” shall mean any director or any officer or any other employee of any of the NetScout Companies.

NetScout Employee Agreement. “NetScout Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the NetScout Companies; and (b) any NetScout Employee, other than any such Contract that is (i) terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any NetScout Company to make any severance, termination, change in control or similar payment or to provide any benefit or (ii) mandated by a Governmental Body.

NetScout Employee Plan. “NetScout Employee Plan” shall mean each plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, change in control payments, sick pay, paid time off, vacation pay, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the NetScout Companies for the benefit of any NetScout Employee; or (b) with respect to which any of the NetScout Companies has or may incur or become subject to any liability or obligation; provided, however, that (i) a NetScout Employee Agreement shall not be considered a NetScout Employee Plan and (ii) in no event shall any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body be considered to be a NetScout Employee Plan.

NetScout Equity Award. “NetScout Equity Award” shall mean each NetScout Option and NetScout RSU.

NetScout Form S-4 Registration Statement. “NetScout Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by NetScout in connection with the issuance of NetScout Common Stock pursuant to the First Merger, as said registration statement may be amended prior to the time it becomes effective under the Securities Act.

NetScout Interim Balance Sheet. “NetScout Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of NetScout and its consolidated Subsidiaries as of June 30, 2014.

NetScout IP. “NetScout IP” shall mean: (a) all Intellectual Property constituting, and all Intellectual Property Rights embodied by, the NetScout Products and for which NetScout has (or purports to have) ownership rights; and (b) all other material Intellectual Property Rights with respect to which any of the NetScout Companies has (or purports to have) an ownership interest.

NetScout Material Adverse Effect. “NetScout Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of NetScout and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a NetScout Material Adverse Effect: (i) conditions generally affecting the industry in which NetScout competes or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the NetScout Companies taken as a whole, relative to other companies in the industry in which the NetScout Companies operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on NetScout Companies taken as a whole, relative to other companies in the industry in which the NetScout Companies operate; (iii) changes in the trading price or trading volume of NetScout Common Stock (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of NetScout Common Stock may give rise to a NetScout Material Adverse Effect and may be taken into account in determining whether a NetScout Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to NetScout or any of its Subsidiaries, to the extent that such conditions do not have a disproportionate impact on NetScout Companies taken as a whole, relative to other companies in the industry in which the NetScout Companies operate; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a NetScout Material Adverse Effect and may be taken into account in determining whether a NetScout Material Adverse Effect has occurred); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or Contracts) and any related decrease in sales volume of NetScout Products; or (viii) any items disclosed on Part 3 of the NetScout Disclosure Letter, or (b) would prevent or materially impair NetScout from complying with its obligations hereunder or consummating the Contemplated Transactions.

NetScout Option Plans. “NetScout Option Plans” shall mean NetScout’s: 1999 Stock Option and Incentive Plan, Amended and Restated 2007 Equity Incentive Plan, and 2011 Employee Stock Purchase Plan.

NetScout Options. “NetScout Options” shall mean options to purchase shares of NetScout Common Stock from NetScout (whether granted by NetScout pursuant to the NetScout Option Plans, assumed by NetScout or otherwise).

NetScout Pension Plan. “NetScout Pension Plan” shall mean each: (a) NetScout Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

NetScout Product. “NetScout Product” shall mean any product or service (i) both (x) designed or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the NetScout Companies as of the date of this Agreement, including the products listed in Part 3.8 of the NetScout Disclosure Letter. The NetScout Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary NetScout Products”.

NetScout RSU. “NetScout RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of NetScout Common Stock by NetScout, whether granted by NetScout pursuant to a NetScout Option Plan, assumed by NetScout in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

NetScout Superior Offer. “NetScout Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase at least a majority of the outstanding shares of NetScout Common Stock or at least a majority of the assets of NetScout (whether through a tender offer, merger or otherwise), that is determined by the NetScout Board, in its good faith judgment, after consulting with its financial advisor and outside legal counsel, and after taking into account the terms and conditions of the offer, including the likelihood and anticipated timing of consummation, (i) to be more favorable, from a financial point of view, to NetScout’s stockholders than the combination with Newco, (ii) is reasonably likely to be completed, taking into account any financing and approval requirements that the NetScout Board determines to be relevant and all other financial, legal, regulatory and other aspects of such proposal that the NetScout Board determines to be relevant, and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed.

NetScout Triggering Event. A “NetScout Triggering Event” shall be deemed to have occurred if (a) the NetScout Board shall have failed to recommend that NetScout’s stockholders vote to approve the issuance of shares of NetScout Common Stock pursuant to the First Merger, or shall have directly or indirectly withdrawn or modified in a manner adverse to Danaher the NetScout Board Recommendation, (b) NetScout shall have failed to include in the Proxy Statement/Prospectus the NetScout Board Recommendation, (c) NetScout shall have failed to publicly recommend against any publicly announced Acquisition Proposal with respect to NetScout or publicly announced Acquisition Inquiry with respect to NetScout, and reaffirm the NetScout Board Recommendation in connection therewith, within ten (10) business days of the request of Danaher, (d) the NetScout Board shall have approved, endorsed or recommended any Acquisition Proposal (other than any confidentiality agreement contemplated by Section 4.5(b)), (e) NetScout shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; or (f) NetScout shall have breached in any material respect Section 4.5 of this Agreement.

Newco Assets. “Newco Assets” shall have the meaning ascribed to the Communications Assets in the Distribution Agreement.

Newco Associate. “Newco Associate” shall mean any current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of or to the Communications Business or any of the Communications Companies.

Newco Common Units. “Newco Common Units” shall mean the limited liability company interests of Newco which are designated as “Common Units” pursuant to the Newco LLC Agreement.

Newco Contract. “Newco Contract” shall mean any Contract: (a) to which any of the Communications Companies is a party; (b) by which any of the Communications Companies or any Newco IP or any other asset of any of the Communications Companies is or may become bound or under which any of the Communications Companies has, or may become subject to, any obligation; or (c) under which any of the Communications Companies has or may acquire any right or interest.

Newco Employee. “Newco Employee” has the meaning set forth in the Employee Matters Agreement.

Newco IP. “Newco IP” shall mean: (a) all Intellectual Property constituting, and all Intellectual Property Rights embodied by, the Newco Products and for which Danaher has (or purports to have, including as a result of the transfers under the Distribution Agreement) ownership rights; and (b) all other material Intellectual Property Rights with respect to which any of the Communications Companies has (or purports to have, including as a result of the transfers under the Distribution Agreement) an ownership interest.

Newco LLC Agreement. “Newco LLC Agreement” shall mean the Limited Liability Company Agreement of Potomac Holding LLC, dated as of October 11, 2014 (as may be amended).

Newco Material Adverse Effect. “Newco Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Communications Companies taken as a whole; provided, however, that in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Newco Material Adverse Effect: (i) conditions generally affecting the industry in which the Communications Companies compete or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Communications Companies taken as a whole, relative to other companies in the industry in which the Communications Companies operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Communications Companies, taken as a whole, relative to other companies in the industry in which the Communications Companies operate; (iii) changes in the trading price or trading volume of Danaher Common Stock (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iv),” “(v),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Danaher Common Stock may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to the Communications Companies, to the extent that such conditions do not have a disproportionate impact on the Communications Companies taken as a whole, relative to other companies in the industry in which the Communications Companies operate; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses “(i),” “(ii),” “(iii),” “(iv),” “(vi),” “(vii)” or “(viii)” of this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Newco Material Adverse Effect and may be taken into account in determining whether a Newco Material Adverse Effect has occurred); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; (vii) Effects resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or Contracts) and any related decrease in sales volume of Newco Products; or (viii) any items disclosed on Part 2 of the Danaher Disclosure Letter, or (b) would prevent or materially impair Danaher from complying with its obligations hereunder or consummating the Contemplated Transactions.

Newco Membership Interest. “Newco Membership Interest” shall mean the Newco Common Units and any other limited liability company interests issued by Newco.

Newco Product. “Newco Product” shall mean any product or service (i) both (x) designed or developed and (y) sold, or (ii) under development and substantially completed, or (iii) manufactured, sold or distributed, in each of the foregoing (i), (ii) and (iii), by or on behalf of the Communications Business or the Communications Companies as of the date of this Agreement, including the products listed in Part 2.8 of the Danaher Disclosure Letter. The Newco Products under the foregoing clauses (i) and (ii) shall be referred to herein as the “Proprietary Newco Products”.

Newco Transfer. “Newco Transfer” shall have the meaning set forth in the Distribution Agreement.

Newco Web Site. “Newco Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Communications Companies.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Operating Profit. “Operating Profit” shall mean the earnings before income taxes of the Communications Business, taken as a whole, for the fiscal year ended December 31, 2013, calculated in a manner consistent with GAAP consistently applied but before (1) impairment of intangible assets, (2) intangible amortization, (3) stock based compensations, (4) corporate allocations and (5) allocations from Fluke Industrial or Tektronix Instruments, calculated in a manner consistent with Schedule 1.11(b).

Order. “Order” shall mean any order, writ, injunction, judgment or decree of a Governmental Body of competent jurisdiction.

Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) any lien for current taxes not yet due and payable as of the Closing Date or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) zoning, building codes and other land use Legal Requirements regulating the use or occupancy of such Newco Leased Real Property or NetScout Leased Real Property, as applicable, or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Newco Leased Real Property or NetScout Leased Real Property, as applicable, or the operation of the business thereon; (iii) easements, covenants, conditions, restrictions and other similar matters of record, or matters that would be disclosed by a true and correct survey, affecting title to any Newco Leased Real Property or NetScout Leased Real Property, as applicable, that do not or would not materially impair the use or occupancy of such Newco Leased Real Property or NetScout Leased Real Property, as applicable, in the operation of the business conducted thereon; and (iv) solely with respect to the Communications Companies, liens described in Part 2.6(a) of the Danaher Disclosure Letter or created in connection with the Debt Financing, and solely with respect to the NetScout Companies, liens described in Part 3.6 of the NetScout Disclosure Letter.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Plan of Reorganization. “Plan of Reorganization” shall have the meaning set forth in the Distribution Agreement.

Proxy Statement/Prospectus. “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to NetScout’s stockholders in connection with the NetScout Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Release. “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

Representatives. “Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives of such Entity.

Ruling. “Ruling” shall mean a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Internal Distributions, the Distribution and/or the related transactions that were discussed in the pre-submission memorandum dated September 11, 2014 submitted by Ernst & Young LLP on behalf of Danaher.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shared Information. “Shared Information” shall mean (i) all Information provided by any of Danaher or its Affiliates (including the Communications Companies) to any of NetScout or its Affiliates hereunder prior to the Effective Time, and (ii) any Information in the possession or under the control of Danaher, NetScout or their respective Affiliates that relates to the operation of the Communications Business or any Communications Company prior to the Effective Time and that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities and Tax Legal Requirements) by a Governmental Body having jurisdiction over the requesting party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of NetScout, the Communications Companies or Danaher and their respective Affiliates, as the case may be.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Tax. “Tax” shall mean (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

Tax Matters Agreement. “Tax Matters Agreement” shall mean the Tax Matters Agreement in substantially the form attached to the Distribution Agreement as Exhibit A.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Tektronix Communications. “Tektronix Communications” shall mean Danaher’s Tektronix Communications business.

Trademark License Agreement. “Trademark License Agreement” shall have the meaning set forth in the Distribution Agreement.

Transaction Documents. “Transaction Documents” shall mean this Agreement, the Distribution Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the IP License Agreement, the DBS License Agreement, the Lease Agreement, and the Voting Agreement.

Transition Services Agreement. “Transition Services Agreement” shall mean the Transition Services Agreement in substantially the form attached to the Distribution Agreement as Exhibit B.

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of this Agreement listed opposite such term:

Term	Section
Antitrust Filings	5.3	(a)
Audited Financial Statements	5.13	(a)
Burdensome Condition	5.3	(c)
Closing	1.3
Closing Date	1.3
Communications Business Unaudited Financial Statements	2.4	(a)
Communications Company Returns	2.13
Danaher	Preamble
Effective Time	1.3
End Date	8.1	(b)
Environmental Laws	2.15
Environmental Liabilities	2.15
Exchange Agent	1.6	(b)
Exchange Fund	1.6	(b)
FCPA	2.11	(a)
First Merger	Recitals
First Merger Surviving Entity	1.1	(a)
Hazardous Materials	2.15
Intervening Event	5.2	(c)(ii)
Merger Sub(s)	Preamble
Merger Sub II	Preamble
Mergers	Recitals
NetScout	Preamble
NetScout Board Recommendation	5.2	(b)

Term	Section
NetScout Certifications	3.4	(a)
NetScout Change in Recommendation	5.2	(b)
NetScout Company Returns	3.13	(a)
NetScout ESPP	3.3	(c)
NetScout Inbound Licenses	3.8	(b)
NetScout Leased Real Property	3.7	(b)
NetScout Material Contract	3.9	(a)
NetScout Material Inbound Licenses	3.8	(b)
NetScout Material Registered IP	3.8	(a)
NetScout Restricted Business	5.15	(a)
NetScout SEC Documents	3.4	(a)
NetScout Stockholders’ Meeting	5.2	(a)
NetScout Termination Fee	8.3	(b)
Newco	Preamble
Newco Inbound Licenses	2.8	(b)
Newco Leased Real Property	2.7	(b)
Newco Material Contract	2.9	(a)
Newco Material Inbound Licenses	2.8	(b)
Newco Material Registered IP	2.8	(a)

Newco Registration Statements	5.1	(a)

Per Share Merger Consideration	1.5	(a)(iii)
Pre-Closing Period	4.1
Required Merger Sub Stockholder Vote	3.20
Required NetScout Stockholder Vote	3.20
Second Merger	Recitals
Second Merger Effective Time	1.3
Second Merger Surviving Entity	1.1	(b)
Schedule TO	5.1	(a)
Shrink-Wrap	2.8	(b)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

NETSCOUT SYSTEMS, INC.,

a Delaware corporation;

RS MERGER SUB I, INC.,

a Delaware corporation;

RS MERGER SUB II, LLC,

a Delaware limited liability company

DANAHER CORPORATION,

a Delaware corporation; and

POTOMAC HOLDING LLC,

a Delaware limited liability company

Dated as of October 12, 2014

A-i

(CONTINUED)

A-ii

(CONTINUED)

A-iii

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits

Exhibit B:	Voting Agreement
Exhibit C:	Form of Certificate of Formation of Newco
Exhibit D:	Form of Limited Liability Company Agreement of First Merger Surviving Entity
Exhibit E:	Form of Officers Certificate of NetScout and Merger Sub
Exhibit F:	Form of Officers Certificate of Danaher

Danaher Disclosure Letter

Part 2 – Newco Material Adverse Effect

Part 2.1 – Subsidiaries; Due Organization; Etc.

Part 2.2 – Certificate of Formation and Other Governing Documents

Part 2.3 – Capitalization, Etc.

Part 2.4 – Financial Statements

Part 2.5 – Absence of Changes

Part 2.6 – Title to and Sufficiency of Assets

Part 2.7 – Real Property; Leasehold

Part 2.8 – Intellectual Property; Privacy

Part 2.9 – Contracts

Part 2.10 – Compliance with Legal Requirements; Regulatory Matters

Part 2.11 – Anti-Corruption Compliance; Export Control and Sanctions Compliance

Part 2.13 – Tax Matters

Part 2.14 – Employee and Labor Matters; Benefit Plans

Part 2.17 – Legal Proceedings; Orders

Part 2.21 – Non-Contravention; Consents

Part 2.22 – Financial Advisor

Part 4.2 – Operation of the Business of the Communications Companies

NetScout Disclosure Letter

Part 3.1 – Subsidiaries; Due Organization; Etc.

Part 3.2 – Certificate of Incorporation and Bylaws

Part 3.3 – Capitalization, Etc.

Part 3.4 – SEC Filings; Financial Statements

Part 3.5 – Absence of Changes

Part 3.6 – Title to and Sufficiency of Assets

Part 3.7 – Real Property; Leasehold

Part 3.8 – Intellectual Property; Privacy

Part 3.9 – Contracts

Part 3.10 – Compliance with Legal Requirements; Regulatory Matters

Part 3.11 – Anti-Corruption Compliance; Export Control and Sanctions Compliance

Part 3.13 – Tax Matters

Part 3.14 – Employee and Labor Matters; Benefit Plans

Part 3.17 – Legal Proceedings; Orders

Part 3.21 – Non-Contravention; Consents

Part 3.22 – Financial Advisor

Part 4.3 – Operation of the Business of the NetScout Companies

Schedule 1.11(b) – Operating Profit

Schedule 5.8(a) – Board of Directors of the Combined Company

Schedule 5.8(b) – Management of NetScout

Schedule 5.8(c) – Board, Officers and Managers of Communications Companies

NetScout Systems, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that NetScout Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

Annex B

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

DANAHER CORPORATION

POTOMAC HOLDING LLC

and

NETSCOUT SYSTEMS, INC.

dated as of

October 12, 2014

(continued)

EXHIBITS

Exhibit A	Form of Tax Matters Agreement

Exhibit B	Form of Transition Services Agreement

Exhibit C	Form of Employee Matters Agreement

Exhibit D	Form of Trademark License Agreement

Exhibit E	Form of DBS License Agreement

Exhibit F	Form of Commercial Lease Agreement

Exhibit G	Form of Intellectual Property Cross-License Agreement

ii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is dated as of October 12, 2014, by and between Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holding LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Danaher (“Newco”) and NetScout Systems, Inc., a Delaware corporation (“NetScout”) (each a “Party” and together, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article X.

RECITALS

WHEREAS, Danaher is engaged, directly and indirectly, in the Communications Business;

WHEREAS, the Board of Directors of Danaher (the “Danaher Board”) has determined that it is advisable and in the best interests of Danaher and Danaher’s stockholders to separate the Communications Business from the other businesses of Danaher and to divest the Communications Business in the manner contemplated by this Agreement and the Agreement and Plan of Merger and Reorganization, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Danaher, Newco, NetScout, RS Merger Sub I, Inc., a Delaware corporation and a direct wholly owned Subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of NetScout (“Merger Sub II”);

WHEREAS, Danaher currently indirectly owns all of the common units representing limited liability company membership interests of Newco (the “Newco Common Units”);

WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, the Parties contemplate that certain entities and assets constituting the Communications Business, to the extent not currently held by Newco or the Newco Subs, shall be transferred to Newco;

WHEREAS, on the terms and subject to the conditions set forth herein, following the Internal Restructuring, Danaher shall effect the distribution of all of the outstanding Newco Common Units to the Record Holders without consideration on a pro rata basis (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “First Merger”) with and into Newco, with Newco surviving the First Merger as a wholly owned subsidiary of NetScout, and the Newco Common Units shall be converted into the right to receive shares of common stock of NetScout on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

WHEREAS, immediately following the First Merger, Newco will merge with and into Merger Sub II, with Merger Sub II surviving the merger (together with the First Merger, the “Mergers”) in the manner contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, for United States federal income tax purposes, the Parties intend that: (i) the transfer of assets from Danaher to Newco, taken together with the Distribution, qualify as a reorganization pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code that is tax-free to Danaher, the Danaher stockholders and Newco; and (ii) the execution of this Agreement and the Merger Agreement evidence a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g);

WHEREAS, Danaher intends to request the Ruling from the IRS; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

TRANSFER OF THE COMMUNICATIONS BUSINESS

Section 1.01 Transfer of Assets. Except as provided in Section 1.08(b), effective as of the Separation Time:

(a) Danaher shall assign, transfer, convey and deliver (“Convey”) (and shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs in accordance with the Plan of Reorganization (as defined below) and the other terms and conditions of this Agreement, and Newco shall accept from Danaher, and shall cause the applicable Newco Sub to accept, the Communications Assets and all of Danaher’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in, to and under all Communications Assets (other than any Communications Assets that are already held as of the Separation Time by Newco or a Newco Sub, which Communications Assets shall continue to be held by Newco or such Newco Sub after the Separation Time), free and clear of all Security Interests (other than Permitted Encumbrances). The preliminary plan and structure set forth on Schedule 1.01(a) as of the date hereof is referred to herein as the “Preliminary Plan”, and the corporate structuring steps contemplated by the Plan of Reorganization as finally determined in accordance with Section 1.01(a) being referred to herein as the “Internal Restructuring”. Except as otherwise expressly set forth herein, the Preliminary Plan may be amended, modified or supplemented in the sole discretion of Danaher until such time as the Preliminary Plan becomes the Plan of Reorganization in accordance with Section 1.01(b).

(b) As promptly as practicable following the date of this Agreement (but in no event later than January 15, 2015), Danaher shall deliver to NetScout an updated version of the Preliminary Plan for NetScout’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed, setting forth Danaher’s plan (with reasonable specificity on the corporate transaction steps) with respect to the Internal Restructuring necessary: (i) to allocate and Convey to Newco (or the applicable Newco Sub) the Communications Assets, the Communications Liabilities and ownership of the Newco Subs to reach the Newco structure as it will exist as of immediately prior to the Distribution; and (ii) to identify any material Government Approvals required in connection with the Internal Restructuring (such plan as finally delivered and accepted in accordance with this Section 1.01(b), the “Plan of Reorganization”), provided, however, that NetScout’s approval shall be deemed granted for purposes of this sentence and the immediately following sentence in the event that no detailed written proposed revisions are received by Danaher from NetScout within five (5) Business Days. Once the Plan of Reorganization has been delivered and accepted hereunder, such Plan of Reorganization may only be further amended, modified or supplemented by Danaher with the express written consent of NetScout, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Danaher shall: (i) provide NetScout with an opportunity to review any contemplated amendments, modifications or supplements to the Preliminary Plan; (ii) consult with NetScout in good faith regarding any such amendments, modifications or supplements and consider in good faith any comments received from NetScout in connection therewith; and (iii) promptly provide NetScout with copies of any such amendments, modifications or supplements.

Section 1.02 Assumption of Liabilities. Effective as of the Separation Time, Danaher shall Convey (or shall cause any applicable Subsidiary to Convey) to Newco or one or more Newco Subs, in accordance with the

Plan of Reorganization, and Newco shall assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, or shall cause any applicable Newco Sub to assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, all of the Communications Liabilities, in accordance with their respective terms (other than any Communications Liabilities that as of the Separation Time are already Liabilities of Newco or a Newco Sub, which Communications Liabilities shall continue to be Liabilities of Newco or such Newco Sub after the Separation Time). As between members of the Danaher Group, on the one hand, and members of the Newco Group, on the other hand, following the Separation Time, the members of the Newco Group will be solely responsible for all Communications Liabilities, on a joint and several basis.

Section 1.03 Transfer of Excluded Assets; Excluded Liabilities. Subject to Section 1.08(b), prior to the Separation Time: (i) Danaher shall cause any applicable Newco Sub to Convey to Danaher or an appropriately capitalized Subsidiary of Danaher (as Danaher may designate) (other than any member of the Newco Group) any Excluded Assets that it owns, leases or has any right to use, and Danaher shall accept from such Newco Sub, or shall cause any designated Subsidiary of Danaher (other than any member of the Newco Group) to accept, the Excluded Assets and all such respective right, title and interest in and to any and all of such Excluded Assets; and (ii) Danaher shall cause any applicable Newco Sub to Convey any Excluded Liability for which it is otherwise responsible to Danaher or an appropriately capitalized Subsidiary of Danaher (as Danaher may designate) (other than any member of the Newco Group), and Danaher shall assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, or shall cause the designated Subsidiary of Danaher to assume, perform, satisfy, discharge and fulfill when due, and to the extent applicable, comply with on a timely basis, any and all of such Excluded Liabilities in accordance with their respective terms. As between members of the Danaher Group, on the one hand, and members of the Newco Group, on the other hand, following the Separation Time, the members of the Danaher Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

Section 1.04 Misallocated Transfers. In the event that, at any time from and after the Separation Time, either Danaher or Newco (or any member of the Danaher Group or the Newco Group, as applicable) discovers that it or one of its Affiliates is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Separation Time), such Party shall promptly Convey, or cause to be Conveyed, such Asset or Liability to the Person so entitled thereto (and the relevant Party shall cause such entitled Person to accept such Asset or assume such Liability) for no consideration. Prior to any such transfer, such Asset shall be held in accordance with Section 1.08(b). For the avoidance of doubt, if any cash or cash equivalents remain in Newco (or any member of the Newco Group) immediately following the Separation Time, Newco shall promptly Convey, or cause to be Conveyed, such amount of cash and cash equivalents (including any interest earned thereon) to Danaher or its designee(s).

Section 1.05 Communications Assets; Excluded Assets.

(a) For purposes of this Agreement, “Communications Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Separation Time by Danaher or any of its Subsidiaries, all of Danaher’s and its Subsidiaries’ respective right, title and interest in, to and under the following Assets, but in each case excluding the Excluded Assets:

(i) the leases set forth on Schedule 1.05(a)(i) to the premises listed on Schedule 1.05(a)(i) and all rights and interests of Danaher or its Subsidiaries thereunder;

(ii) all issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Danaher contemplated to be owned (directly or indirectly) by Newco immediately prior to the Separation Time pursuant to the Plan of Reorganization and Internal Restructuring (such Subsidiaries, the “Newco Subs”);

(iii) (A) all the office equipment (including personal computers and mobile devices), furnishings and other tangible assets; and (B) all the machinery, equipment, tools and vehicles, in each case as to (A) and (B), as used, or held for use, primarily in the operation of the Communications Business (including, for the avoidance of doubt, any and all tangible assets primarily used by any Newco Employees and all tangible assets owned by Newco or any of the Newco Subs);

(iv) all of the Permits granted to Danaher or any of its Subsidiaries that are used, or held for use, primarily in the Communications Business (including any pending applications for such Permits) (the “Transferable Permits”); provided, however, that the obligation to convey the Transferable Permits shall be subject to Section 1.08(a);

(v) all rights to causes of action, lawsuits, judgments, claims (including insurance claims), counterclaims or demands of Danaher, its Affiliates or any member of the Newco Group against a Person (other than NetScout or its Affiliates) to the extent such causes of action, lawsuits, judgments, claims, counterclaims or demands relate primarily to the Communications Business, a Communications Asset or a Communications Liability, including all claims made as of the Separation Date;

(vi) all inventories of materials, parts, raw materials, packaging materials, supplies, work-in-process, goods in transit and finished goods and products that are used, or held for use, primarily in the Communications Business;

(vii) all Newco IP, including: (x) the right to seek, recover and retain damages for any past or future infringement or misappropriation thereof and to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Authority after the Separation Date; and (y) all goodwill associated with the Communications Business;

(viii) all rights with respect to third-party warranties to the extent related to the Communications Assets;

(ix) the rights and interests to the extent related to the Communications Business (whether presently known or unknown, contingent or otherwise) under any Contract that is primarily related to the Communications Business (the “Newco Contracts”), including under any such Contract that is related to the Communications Business and that also relates to any other business or business function of Danaher or its Subsidiaries, in each case, to which Danaher, Newco or any member of their respective Groups is a party or by which it or any of its Assets is bound (each such Contract, a “Newco Shared Contract”), which Newco Shared Contracts shall be Communications Assets subject to the rights of Danaher and the obligations of the Parties set forth in Section 1.08(c)(i).

(x) (A) all business records to the extent related primarily to the Communications Assets or Communications Liabilities, including the corporate or limited liability company minute books and related stock records of the members of the Newco Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Communications Business; (B) all of the separate financial and property tax records of the members of the Newco Group that do not form part of the general ledger of Danaher or any of its Affiliates (other than the members of the Newco Group); (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, to the extent related primarily to the Communications Business; and (D) with respect to Newco Employees and subject to any applicable Law (including, for such purpose, any collective bargaining obligations), performance reviews in respect of the period while employed by a member of the Newco Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing (collectively, the “Newco Books and Records”); provided, however, that: (x) Danaher shall be entitled to retain a copy of any and all Newco Books and Records, which shall be subject to the provisions of Article II and deemed the Confidential Information of Newco and subject to the provisions of Section 6.06; (y) Danaher may retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 5.01; and (z) Danaher shall be entitled to redact any portion of the Newco Books and Records to the extent related to any matter other than the Communications Business; provided, however, that such retained materials shall be deemed Confidential Information of Newco and subject to the provisions of the Section 6.06;

(xi) the right to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Communications Business and rights to enforce the assignment provisions of any Contract;

(xii) all accounts receivable or unbilled receivables of the Communications Business, including all accounts receivable of Newco and the Newco Subs;

(xiii) without duplication, any and all Assets reflected as an “asset” on the Newco Balance Sheet and any Assets acquired by or for Newco or any member of the Newco Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement; provided, however, that in no event shall the assets in this clause (xiii) include cash and cash equivalents of the Newco Group described under Section 1.05(b)(i) or assets of the type described on Schedule 1.05(a)(xiii);

(xiv) all rights of the Newco Group under this Agreement and the Merger Agreement or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection therewith; and

(xv) any and all other Assets owned or held immediately prior to the Separation Time by Danaher or any of its Subsidiaries that are not of a type covered by the preceding clauses (i)-(xiv) above and that are primarily used or held for use in the Communications Business and are not Excluded Assets.

(b) Notwithstanding Section 1.05(a), the Communications Assets shall not in any event include any of the following Assets (the “Excluded Assets”):

(i) all cash and cash equivalents of the Newco Group (including investments and securities but excluding any capital stock or other equity interest in any member of the Newco Group), bank or other deposit accounts, of Danaher and its Affiliates other than Newco or any member of the Newco Group;

(ii) the Patents, registered and applied-for Trademarks and registered and applied-for Copyrights listed on Schedule 1.05(b)(ii), and any other Intellectual Property Rights owned by any member of the Danaher Group, except the Newco IP;

(iii) (A) the employment and personnel records of Danaher’s and its Affiliates’ employees who are not Newco Employees and (B) any employment and personnel records of the Newco Employees, the transfer of which is prohibited by Law or otherwise by reason of any agreement with Newco Employees or any body representing any of them (subject to the provisions of Section 1.08(a));

(iv) all rights to insurance policies or practices of Danaher and its Affiliates (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever), any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices, and any claims made under such policies (subject to the provisions of Section 6.05);

(v) all rights to causes of action, lawsuits, judgments, claims, counterclaims or demands of Danaher, its Affiliates or any member of the Newco Group against a party other than NetScout or its Affiliates to the extent that they do not relate to the Communications Assets or the Communications Business;

(vi) all financial and Tax records relating to the Communications Business that form part of the general ledger of Danaher or any of its Affiliates (other than the members of the Newco Group), any working papers of Danaher’s auditors, and any other Tax records (including accounting records) of Danaher or any of its Affiliates (other than the members of the Newco Group); provided, however, that Newco shall in all events be entitled to copies of, and shall be entitled to use, any such books and records to the extent related to the Communications Business or the Communications Assets;

(vii) other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Communications Business, all records relating to the negotiation and consummation of the transactions contemplated by this Agreement and all records prepared in connection with the potential divestiture of all or a part of the Communications Business, including: (A) bids received from third parties and analyses relating to such transactions; and (B) confidential communications with legal counsel representing Danaher or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(viii) the rights and interests to the extent not related to the Communications Business (whether presently known or unknown, contingent or otherwise) under any Contract, including under any Contract relating to, but not relating primarily to, the Communications Business that also relates to any business or business function of the Danaher Group, in each case, to which Danaher, Newco or any member of their respective Groups is a party or by which it, or any of its Assets, is bound (each such Contract, a “Danaher Shared Contract”), which Danaher Shared Contracts shall be Excluded Assets subject to the rights of Newco and the obligations of the Parties set forth in Section 1.08(c)(ii);

(ix) all Permits of Danaher or its Affiliates other than Transferable Permits;

(x) all of the issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Danaher other than Newco and the Newco Subs;

(xi) any and all Assets that are expressly contemplated by any Ancillary Agreement as Assets to be retained by or Conveyed to Danaher or any other member of the Danaher Group;

(xii) any of the Assets listed on Schedule 1.05(b); and

(xiii) other than any Communications Asset or any Asset specifically listed or described in Section 1.05(a) or the Schedules thereto, any and all Assets of Danaher or its Affiliates that are used, held for use in, or related to, businesses of Danaher other than the Communications Business.

The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement, the Merger Agreement or any Ancillary Agreements, neither Newco nor any of the Newco Subs shall acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets through the Conveyance of all of the authorized and outstanding equity interests in the Newco Subs and that if any of the Newco Subs owns, leases or has the right to use any such Excluded Assets, such Excluded Assets shall be Conveyed to Danaher as contemplated by Section 1.03.

Section 1.06 Communications Liabilities; Excluded Liabilities.

(a) For the purposes of this Agreement, “Communications Liabilities” shall mean each of the following Liabilities of any of Danaher and its Subsidiaries, regardless of where, or against whom, such Liabilities are asserted or determined, but in each case excluding the Excluded Liabilities:

(i) all Liabilities that are: (A) expressly contemplated by this Agreement or any Ancillary Agreement (or any schedules hereto or thereto) as Liabilities to be retained, assumed or retired by Newco or any other member of the Newco Group, and all agreements, obligations and Liabilities of any Person in the Newco Group under this Agreement, the Merger Agreement or any of the Ancillary Agreements; or (B) listed or described on Schedule 1.06(a)(i);

(ii) all Liabilities to the extent relating to:

(1) the conduct and operation of the Communications Business, whether prior to, at or after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act (except with respect to any criminal matter or fraud) by any directors, officers, partners, managers, employees or agents of any member of the Newco Group (whether or not such act or failure to act is or was within such Person’s authority));

(2) the conduct and operation of any other business conducted by any member of the Newco Group at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agents of any member of the Newco Group (whether or not such act or failure to act is or was within such Person’s authority));

(3) the ownership, operation or use of any Communications Assets, whether prior to, at or after the Separation Time; and

(4) any warranty or similar obligation entered into, created or incurred in the course of business of the Communications Business with respect to its products or services, whether prior to, at or after the Separation Time;

(iii) with respect to the Communications Business and the Communications Assets, any and all Liabilities, whether such Liabilities are known or unknown, contingent or accrued, relating to: (A) any violation or alleged violation of Environmental Laws, whether prior to, at or after the Separation Time, including fines and penalties associated with such violations and the third-party costs of any necessary corrective actions; (B) loss of life or injury to persons due to exposure to asbestos prior to, at or after the Separation Time; and (C) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials prior to, at or after the Separation Time, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials;

(iv) all Liabilities under the Newco Contracts and the allocated portion of any Newco Shared Contract or any other Contract that is assigned to a member of the Newco Group;

(v) all Liabilities to the extent relating to leases for the Communications Assets;

(vi) all customer deposits held by any member of the Danaher Group that are related to the provision of service by the Communications Business;

(vii) accounts payable to the extent relating to the construction or investment in the Communications Assets as of the Effective Time;

(viii) all Liabilities that are Newco Taxes (as defined in the Tax Matters Agreement); and

(ix) except as otherwise provided in any Ancillary Agreement, herein or in the Schedules hereto and subject to Section 1.06(b), all Liabilities of the Danaher or its Subsidiaries to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the Communications Assets or the operation or the conduct of the Communications Business, whether before, at or after the Separation Time.

(b) Notwithstanding the foregoing, the Communications Liabilities shall not, in any event, include any Liabilities of Danaher or its Subsidiaries the following Liabilities (the “Excluded Liabilities”):

(i) all Liabilities (including for the avoidance of doubt all Liabilities under or related to any Environmental Laws, including fines and penalties associated with such violations and the costs of any necessary corrective actions) directly relating to: (A) the loss of life or injury to persons due to exposure to asbestos; and (B) the off-site disposal, storage, transport, discharge or Release of Hazardous Materials, including liability for loss of life, injury to persons or property, damage to natural resources or investigation and remediation of environmental media impacted by Hazardous Materials, of a member of the Danaher Group to the extent relating to, in each case arising out of, resulting from or otherwise in respect of: (x) the ownership or use of the Excluded Assets; or (y) activities of a member of the Danaher Group at or affecting the Communications Assets, in either case (x) or (y) whether before, at or after the Separation Time, and other than as set forth in Section 1.06(a)(iii);

(ii) Liabilities for Indebtedness (other than Indebtedness solely between or among members of the Newco Group);

(iii) all Liabilities, costs or expenses (including any legal, investment banking or other advisory costs or expenses) incurred by or on behalf of any member of the Newco Group at or prior to the Effective Time in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement;

(iv) all Liabilities that are Danaher Taxes (as defined in the Tax Matters Agreement);

(v) all Liabilities for Specified Items; and

(vi) all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by Danaher or any other member of the Danaher Group, and all Liabilities of any member of the Danaher Group under this Agreement or any of the Ancillary Agreements.

The Parties acknowledge and agree that neither Newco nor any other member of the Newco Group shall be required to assume or retain any Excluded Liabilities as a result of the Newco Transfer, and that if any of the Newco Subs is liable for any Excluded Liabilities, such Excluded Liabilities shall be assumed by Danaher as contemplated by Section 1.03. Any liability of any member of the Danaher Group not included in any of the clauses of Section 1.06(a) shall be an Excluded Liability, and no Excluded Liability shall be a Communications Liability.

Section 1.07 Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a) Except as set forth in Section 1.08(b), Newco, on behalf of itself and each other member of the Newco Group, on the one hand, and Danaher, on behalf of itself and each other member of the Danaher Group, on the other hand, hereby terminate any and all Contracts, whether or not in writing and including any guarantee obligations, between or among Newco or any member of the Newco Group, on the one hand, and Danaher or any member of the Danaher Group, on the other hand (the “Related Party Agreements”), effective as of the Distribution Date. No such Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect at or after the Distribution Date and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Account as provided in Section 1.07(c). From and after the Distribution Date, no member of either Group shall have any rights or obligations under any Related Party Agreements, except as specifically provided in Section 1.07(b), in this Agreement, in the Merger Agreement or the Ancillary Agreements. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 1.07(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups);

(ii) any Contracts or Intercompany Accounts solely between or among members of the Newco Group;

(iii) any Contracts to which any Person, other than the Parties and their respective Affiliates, is a Party;

(iv) any Contracts between: (i) a Subsidiary of Danaher that is in the business of selling or buying products or services to or from third parties; and (ii) a member of the Newco Group, and which Contract is related primarily to the provision of such products or services and was or is entered into in the ordinary course of business and on arms’-length terms; and

(v) any other Contracts that this Agreement, the Merger Agreement or any Ancillary Agreement expressly contemplates shall survive the Distribution Date.

(c) Each Intercompany Account outstanding immediately prior to the Distribution Date will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished (in each case with no further liability or obligation, including in respect of Taxes on Newco or any member of the Newco Group) by the relevant members of the Danaher Group and the Newco Group no later than the Distribution Date and prior to the Distribution, in each case in the manner agreed to by the Parties (including, for the avoidance of doubt, for so long as the Merger Agreement is not terminated in accordance with its terms, NetScout). For the avoidance of any doubt, any and all Liabilities arising from the activities contemplated by this Section 1.07 will constitute Excluded Liabilities for the purposes hereof.

Section 1.08 Third-Party Consents.

(a) Obtaining Consents; Consent Committee. The Parties shall, as promptly as practicable after the date hereof and for a period of eighteen (18) months following the Closing, cooperate with each other and use their respective reasonable best efforts to obtain: (i) the transfer, assignment or reissuance to Newco or a member of the Newco Group of all Transferable Permits; and (ii) all Consents and Governmental Approvals of all other Persons to the extent necessary to consummate the Newco Transfer as required by the terms of any Law, license, permit, concession or Contract to which Danaher or any of its Subsidiaries is currently a party or by which any of them is bound, subject to the limitations set forth in this Section 1.08; provided, however, that no Party or member of the Danaher Group shall be required to make any material payments, incur any material Liability or offer or grant any material accommodation (financial or otherwise, that is not provided for in the underlying Contract) (it being understood that materiality shall, in the case of Danaher or its Subsidiaries, be measured in relation to the Communications Business) to any third party to obtain any such Consents; provided, further, that Danaher and NetScout shall each be responsible for 50% of the costs associated with obtaining such consents. Each of the Parties agrees that it shall not commit, and shall cause its Subsidiaries not to commit, to any third party on behalf of Newco or any member of the Newco Group to make any payments, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any such Consents that would be a Liability of Newco or any member of the Newco Group after the Separation Time, without Newco’s prior express written consent (and, unless the Merger Agreement shall have been terminated in accordance with its terms, NetScout’s prior express written consent). For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the regulatory approvals contemplated by the Antitrust Filings (as defined in the Merger Agreement) shall be governed by the Merger Agreement. Promptly following the date hereof (and in any case within thirty (30) days after the date hereof), the Parties shall establish a committee (the “Consent Committee”), composed of at least one (1) manager-level employee of each of Danaher and NetScout, which shall be responsible for coordinating and helping to implement the provisions of this Section 1.07(a) (including discussing and agreeing on action plans to resolve any outstanding obligations under this Section 1.08(a)) for a period of time starting on the date hereof and ending eighteen (18) months following the Closing Date. The Consent Committee shall meet telephonically or in person on a monthly basis. The Consent Committee process described in this Section 1.08(a) shall be subject to modification or termination upon mutual consent of Danaher and NetScout.

(b) Transfer in Violation of Laws or Requiring Consent or Governmental Approval. If and to the extent that the Conveyance to any member of the Newco Group of any Communications Assets or to any member of the Danaher Group of any Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Newco Transfer that has not been obtained at the Separation Time, then, notwithstanding any other provision hereof, the Conveyance to the Newco Group of such Communications Assets or to the Danaher Group of such Excluded Assets (any such Asset, a “Deferred Asset”) shall automatically be deferred and no Conveyance shall occur until all legal impediments are removed or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Deferred Asset shall still be considered a Communications Asset or Excluded Asset, as applicable, and the Person retaining such Asset shall thereafter hold such Asset in trust for the benefit of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. To the extent that any Deferred Asset cannot be Conveyed without the Consent or Governmental Approval of any Person which Consent or Governmental Approval has not been obtained prior to the Separation Time, this Agreement will not constitute an agreement to Convey the same if an attempted Conveyance would constitute a breach thereof or violate any Law. The Parties shall use their reasonable best efforts to develop and implement mutually acceptable arrangements to place the Person entitled to receive such Deferred Asset, insofar as reasonably possible, in the same position as if such Deferred Asset had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Deferred Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, ability to enforce the rights under or with respect to, control and command over such Deferred Asset, are to inure from and after the Separation Time. Such arrangements may include, among others, the entry into reseller agreements with respect to government Contracts, or the entry into subcontracting agreements. If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.08(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Deferred Asset pursuant to this Section 1.08(b) are obtained, the transfer of the applicable Deferred Asset shall be effected in accordance with the terms of this Agreement and/or such applicable Ancillary Agreement. The obligations set forth in this Section 1.08(b) shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(c) Shared Contracts.

(i) Danaher (including on behalf of the other members of the Danaher Group) shall use reasonable best efforts to separate and cause the applicable member of the Newco Group to enter into new agreements with the counterparties to the Danaher Shared Contracts prior to the Separation. Upon such separation of a Danaher Shared Contract, the separated Contract that is related to the Communications Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Danaher is unable or the counterparties are unwilling to enter into agreements with respect to any Danaher Shared Contract, Danaher (or the applicable member of the Danaher Group) will partially assign the Communications Business functions to Newco in the manner agreed to by the Parties (but only if such Danaher Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Danaher Shared Contract or consented to by the applicable counterparty, Danaher shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Newco Group will have the benefits of such

Danaher Shared Contract as though it had been partially assigned; provided, however, that no member of the Danaher Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Danaher shall obtain Newco’s express written consent prior to agreeing to any waiver, amendment, modification or termination under any such Danaher Shared Contract if such waiver, amendment, modification would have the effect of limiting, restricting or increasing the costs to a member of the Newco Group’s rights or interests under such Danaher Shared Contract in a materially disproportionate manner relative to Danaher’s other businesses covered under such Danaher Shared Contract. Newco shall cooperate with Danaher in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.08(c)(i) regarding Danaher use of reasonable best efforts to separate and assign Danaher Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.08(c)(i), including the obligations of Danaher to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

(ii) Newco (including on behalf of the other members of the Newco Group) shall use reasonable best efforts to separate and cause the applicable member of the Danaher Group to enter into new agreements with the counterparties to the Newco Shared Contracts prior to the Separation. Upon such separation of a Newco Shared Contract, the separated Contract that is related to the Communications Business will be a Newco Contract and the other separated Contract will be an Excluded Asset. To the extent that Newco is unable or the counterparties are unwilling to enter into agreements with respect to any Newco Shared Contract, Newco (or the applicable member of the Newco Group) will partially assign the non-Communications Business functions to Danaher in the manner agreed to by the Parties (but only if such Newco Shared Contract is assignable) and in the event that such partial assignment is not permitted by the terms of the applicable Newco Shared Contract or consented to by the applicable counterparty, Newco shall use reasonable best efforts to provide for an alternative arrangement so that the applicable member of the Danaher Group will have the benefits of such Newco Shared Contract as though it had been partially assigned; provided, however, that no member of the Newco Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing; provided, further, that Newco shall obtain National’s written consent prior to agreeing to any waiver, amendment, modification or termination under any such Newco Shared Contract if such waiver, amendment, modification or termination would have the effect of limiting, restricting or increasing the costs of a member of the Danaher Group’s rights or interests under such Newco Shared Contract. Danaher shall cooperate with Newco in connection with the entering into of any new agreement or partial assignment. The obligations set forth in the first sentence of this Section 1.08(c)(ii) regarding Newco’s use of reasonable best efforts to separate and assign Newco Shared Contracts shall terminate on the eighteen (18) month anniversary of the Closing Date, and the obligations set forth in the remainder of this Section 1.08(c)(ii), including the obligations of Newco to use reasonable best efforts to provide for alternative arrangements, shall survive for the duration of the term of the applicable Contract (without any obligation to renew or extend).

Section 1.09 Novations of Newco Contracts. Upon Danaher’s request, the Parties (which, prior to the Effective Time shall not impose obligations on NetScout under any Newco Contract) shall use reasonable best efforts to obtain the novation of any Newco Contract so specified by Danaher, whether prior to, at or following the Separation Time (it being understood that such obligations shall apply following the Separation Time regardless of whether any such Newco Contract has been Conveyed pursuant to the terms hereof or such Conveyance was deferred in accordance with Section 1.08(b)); provided, however, that no member of the Danaher Group shall be required to make any payments (other than as provided for in the underlying Contract) to any third party in connection with the foregoing. The foregoing obligations shall terminate on the eighteen (18) month anniversary of the Closing Date.

Section 1.10 No Representation or Warranty. EACH OF DANAHER AND NEWCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE NEWCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY

ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE CONDITION OR THE VALUE OF ANY ASSETS, BUSINESSES OR THE AMOUNT OF ANY LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OF ANY ASSETS OF SUCH PARTY, AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 1.10 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE MERGER AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE.

Section 1.11 Waiver of Bulk-Sales Laws. Each of Newco and Danaher hereby waives compliance by each member of the other Party’s respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Newco Group or the Danaher Group, as applicable.

ARTICLE II

COMPLETION OF THE NEWCO TRANSFER

Section 2.01 Separation Time. Subject to the satisfaction and waiver (in accordance with the provisions hereof) of the conditions set forth in Article VII, and subject to Section 1.08(b), the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Newco Transfer shall be 12:01 a.m., Eastern Time on the anticipated Distribution Date (such time, the “Separation Time,” and such date the “Separation Date”) or such other time as determined pursuant to Section 1.08.

Section 2.02 Separation Deliveries.

(a) Agreements to be Delivered by Danaher. On the Separation Date, Danaher shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco all of the following instruments:

(i) all Transfer Documents as described in Section 2.04 and Section 2.05;

(ii) the Tax Matters Agreement, substantially in the form attached hereto as Exhibit A (the “Tax Matters Agreement”), duly executed by the members of the Danaher Group party thereto;

(iii) the Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), duly executed by the members of the Danaher Group party thereto; it being understood and agreed that the Parties shall negotiate in good faith to agree upon the terms of, and schedules to, the Transition Services Agreement prior to the Closing (provided that the definition of “Cost”, and the 10% markup and expense reimbursement concepts therein shall not be subject to further negotiation);

(iv) the Employee Matters Agreement, substantially in the form attached hereto as Exhibit C (the “Employee Matters Agreement”), duly executed by the members of the Danaher Group party thereto;

(v) the Trademark License Agreement, substantially in the form attached hereto as Exhibit D (the “Trademark License Agreement”), duly executed by the members of the Danaher Group party thereto;

(vi) the DBS License Agreement, substantially in the form attached hereto as Exhibit E (the “DBS License Agreement”), duly executed by the members of the Danaher Group party thereto;

(vii) the Commercial Lease Agreement, substantially in the form attached hereto as Exhibit F (the “Commercial Lease Agreement”), duly executed by the members of the Danaher Group party thereto;

(viii) the Intellectual Property Cross-License Agreement, substantially in the form attached as Exhibit G (the “Cross-License Agreement”), duly executed by the members of the Danaher Group party thereto; and

(ix) any other Ancillary Agreements to which the Parties mutually agree.

(b) Agreements to be Delivered by Newco. On the Separation Date, Newco shall deliver, or shall cause the Newco Subs to deliver, as appropriate, to Danaher, in each case where any member of the Newco Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by each member of the Newco Group that is a party thereto.

(c) Document Delivery. On the Separation Date, Danaher shall deliver, or shall cause its appropriate Subsidiaries to deliver, to Newco, the Newco Books and Records, Newco Contracts and any other documents that are Communications Assets.

Section 2.03 Certain Resignations. At or prior to the Distribution Date, Danaher shall use its reasonable best efforts to cause each employee and director of Danaher and its Subsidiaries who will not be employed by Newco or a Newco Sub after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Newco or any Newco Sub on which they serve, and from all positions as officers of Newco or any Newco Sub in which they serve.

Section 2.04 Transfer of Communications Assets and Assumption of Communications Liabilities. In furtherance of the Conveyance of Communications Assets and Communications Liabilities provided in Section 1.01 and Section 1.02, on the Separation Date (and thereafter at any time upon the request of Newco): (i) Danaher shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title and assignments of Contracts, assignments of Newco IP in a form required to record transfer of title in each applicable jurisdiction, Consents (to the extent obtained) and Transferable Permits, easements, leases, deeds and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties), as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Danaher’s and its Subsidiaries’ (other than Newco and the Newco Subs) right, title and interest in and to the Communications Assets to Newco and the Newco Subs (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require Danaher or any of its Affiliates to make any representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement except to the extent required to comply with applicable Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement); and (ii) Newco shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Communications Liabilities by Newco. All of the foregoing documents contemplated by this Section 2.04 shall be referred to collectively herein as the “Danaher Transfer Documents.”

Section 2.05 Transfer of Excluded Assets; Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.03: (a) Newco shall execute and deliver, and shall cause the Newco Subs to execute and deliver, such bills of sale, certificates of title, assignments of Contracts and other instruments of Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Assets are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary or appropriate to evidence the Conveyance of all of Newco’s and the Newco Subs’ right, title and interest in and to the Excluded Assets to Danaher and its Subsidiaries (other than Newco and the Newco Subs) (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance shall require Newco or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement, the Merger Agreement or any Ancillary Agreement except to the extent required to comply with applicable local Law, and in which case the Parties shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) Danaher shall execute and deliver such assumptions of Contracts and other instruments of assumption or Conveyance (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Danaher. All of the foregoing documents contemplated by this Section 2.05, together with the Danaher Transfer Documents, shall be referred to collectively herein as the “Transfer Documents.” The Parties shall perform the obligations set forth in Section 2.04 and this Section 2.05, in each case, in accordance with applicable Law.

ARTICLE III

COMPLETION OF THE DISTRIBUTION

Section 3.01 Manner of Distribution. Danaher may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off and shall advise NetScout of the form of the Distribution no later than thirty (30) Business Days prior to the anticipated Closing Date. Danaher will provide notice (with a copy to NetScout) to the Financial Industry Regulatory Authority (“FINRA”) no later than ten (10) days prior to the Record Date (as determined in accordance with Section 3.02(a)) in compliance with Rule 10b-17 under the Exchange Act. All Newco Common Units held by Danaher on the Distribution Date will be distributed to the Record Holders in the manner set forth in Section 3.02(a) and in accordance with Section 3.04(b). At least five (5) days prior to the Distribution Date, Danaher shall provide to Newco and NetScout a list of Record Holders entitled to receive Newco Common Units in connection with the Distribution.

Section 3.02 The Distribution.

(a) To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 3.02(c), each Record Holder will be entitled to receive for each share of common stock, par value $0.01 per share (“Danaher Common Stock”), of Danaher held by such Record Holder as of the Record Date a number of Newco Common Units equal to the total number of Newco Common Units held by Danaher on the Distribution Date, multiplied by a fraction, the numerator of which is the number of Danaher Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total amount of Danaher Common Stock outstanding on the Record Date. To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Danaher Board, in accordance with applicable Law, shall establish (or designate a committee of the Danaher Board to establish) the Record Date for the Distribution and any appropriate procedures in connection with the Spin- Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining Newco Common Units to be distributed by Danaher pursuant to Section 3.02(b), the Danaher Board shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Danaher Common Stock are accepted for payment in the Exchange Offer.

(b) Subject to the terms and conditions thereof, to the extent any of the Distribution is effected as an Exchange Offer, each Danaher shareholder may elect in the Exchange Offer to exchange a number of shares of Danaher Common Stock held by such Danaher stockholder for Newco Common Units. Subject to applicable securities Laws, Danaher shall determine, in its sole discretion, the terms and conditions of the Exchange Offer, including the exchange ratio (including any discount to the reference price of common stock of NetScout), the timing of the offer period and any extensions thereto, and other customary provisions, each as will be set forth in the Newco Registration Statement (as defined below) and Schedule TO; provided, however, that the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to Closing set forth in Article VI and Article VII of the Merger Agreement (other than consummation of the transactions contemplated by this Agreement and satisfaction of those conditions to be satisfied as of the Closing Date) shall be ten (10) Business Days. Before filing the Newco Registration Statement, the Schedule TO or any amendments or supplements thereto, or comparable documents under securities or state “blue sky” laws of any jurisdiction, Danaher and/or Newco (as applicable) will furnish to NetScout and its counsel copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable comment of NetScout and its counsel, and, before filing any such document, Danaher and/or Newco (as applicable) shall reasonably consider any changes thereto that NetScout and its counsel shall reasonably request.

(c) The terms and conditions of any Clean-Up Spin-Off shall be as determined by Danaher in its sole discretion; provided, however, that: (i) any Newco Common Units that are not subscribed for in the Exchange Offer must be distributed to Danaher’s shareholders in the Clean-Up Spin-Off; and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 3.02(a).

(d) No action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of Newco Common Units such stockholder is entitled to in the Distribution. For stockholders of Danaher who own Danaher Common Stock through a broker or other nominee, their Newco Common Units will be credited to their respective accounts by such broker or nominee.

(e) Upon the consummation of the Distribution, Danaher shall deliver to the Exchange Agent a global certificate representing the Newco Common Units being transferred in the Distribution, for the account of Danaher’s stockholders that are entitled thereto. The Exchange Agent shall hold such certificate or certificates, as the case may be, for the account of Danaher’s stockholders pending the Mergers. In no event shall the number of Newco Common Units issued and distributed in the Distribution exceed the number of Newco Common Units determined pursuant to Section 3.02(a), as adjusted if necessary pursuant to Section 3.02(d).

(f) The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.02 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.02.

(g) Neither of the Parties, and none of their respective Affiliates, will be liable to any Person in respect of any Newco Common Units (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.03 Actions Prior to Distribution.

(a) Newco will cooperate with Danaher to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. Danaher will be permitted to reasonably direct and control the efforts, prior to the Distribution Date, of Newco in connection with the Distribution in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements (including the selection of any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or transfer agent or exchange agent and financial, legal, accounting and other advisors for Danaher), and Newco will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Danaher in good faith and in accordance with the terms and subject to the conditions of this Agreement, the Merger Agreement and all Ancillary Agreements. Without limiting the generality of the foregoing, Newco will, and will cause its Subsidiaries and its and their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Danaher in good faith, reasonably cooperate in and take the following actions: (i) preparing and filing the registration under the Securities Act or the Exchange Act of Newco Common Units on an appropriate registration form or forms to be designated by Danaher (the “Newco Registration Statement”) and, if applicable, Schedule TO; (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” in connection with the Distribution (including any marketing efforts); (iii) furnishing to any dealer manager or other similar agent participating in the Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and (iv) furnishing all historical and forward-looking financial and other pertinent financial and other information that is available to Newco and is reasonably required in connection with the Distribution.

(b) Danaher and Newco will prepare and mail, prior to the Distribution Date, to the holders of Danaher Common Stock, such information concerning Newco, NetScout, their respective businesses, operations and management, the Distribution and such other matters as Danaher will reasonably determine and as may be required by applicable Law. Danaher and Newco will prepare, and Newco will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Danaher determines are necessary or desirable to effectuate the Distribution and Danaher and Newco will each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Danaher and Newco will take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(d) Danaher and Newco will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 7.02 to be satisfied and to effect the Distribution on the Distribution Date.

(e) Notwithstanding anything to the contrary, any and all costs, expenses and Liabilities incurred by or on behalf of Newco or any member of the Newco Group as a result of or in connection with the matters set forth in this Section 3.03 shall be the sole responsibility of Danaher and shall be deemed to be “Excluded Liabilities” for the purposes hereof.

(f) Notwithstanding anything to the contrary, without any further action required by any Party, effective as of immediately prior to the Effective Time, all provisions of this Section 3.03, with the exception of Section 3.03(a), shall automatically terminate and be of no further force and the Parties shall cease to have any rights or obligations thereunder.

Section 3.04 Additional Matters.

(a) Tax Withholding. Danaher and Newco, as the case may be, will be entitled, and will instruct the transfer agent or the Exchange Agent, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code or any provision of local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Delivery of Certificates. Upon the consummation of the Distribution, Danaher will deliver to the transfer agent or Exchange Agent, as applicable, a global certificate representing the Newco Common Units being distributed in the Distribution for the account of the Danaher stockholders that are entitled thereto. The Exchange Agent will hold such certificate or certificates, as the case may be, for the account of the Danaher stockholders pending the First Merger, as provided in Section 1.6 of the Merger Agreement. Immediately after the time of the Distribution and prior to the Effective Time, the Newco Common Units will not be transferable and the transfer agent for the Newco Common Units will not transfer any Newco Common Units. The Distribution will be deemed to be effective upon written authorization from Danaher to the transfer agent or the Exchange Agent to proceed as set forth in Section 3.02.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01 Release of Pre-Distribution Date Claims.

(a) Newco Release. Except as provided in Section 4.01(c) and Section 4.03, effective as of the Effective Time, Newco does hereby, for itself and for each other member of the Newco Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Newco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the Danaher Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time, or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer contemplated by this Agreement or any Ancillary Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Newco and each member of the Newco Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Newco hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Danaher Indemnitees from the Liabilities described in the first sentence of this Section 4.01(a). Notwithstanding the foregoing, the release described in this Section 4.01(a) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.07(b)(iv).

(b) Danaher Release. Except as provided in Section 4.01(c) and Section 4.02, effective as of the Effective Time, Danaher does hereby, for itself and for each other member of the Danaher Group and (to the extent permitted by applicable Law) all Persons who at any time prior to the Effective Time were directors, officers, partners, managers, employees or agents of any member of the Danaher Group, in each case, together with their respective heirs, executors, administrators, successors and assigns, release and forever discharge each of the Newco Indemnitees from any and all Liabilities whatsoever (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur on or before the Effective Time or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Newco Transfer. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that Danaher and each member of the Danaher Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Danaher hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Newco Indemnitees from the Liabilities described in the first sentence of this Section 4.01(b). Notwithstanding the foregoing, the release described in this Section 4.01(a) shall not apply with respect to obligations from and after the Closing under or relating to the Contracts referred to in Section 1.07(b)(iv).

(c) No Impairment. Nothing contained in Section 4.01(a) or Section 4.01(b) shall: (i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, this Agreement, the Merger Agreement or any Ancillary Agreement, in each case in accordance with its terms, including (A) the obligation of Newco to assume and satisfy the Communications Liabilities, (B) the obligation of Danaher to retain, assume and satisfy the Excluded Liabilities, (C) the obligations of Danaher and its Affiliates to Convey the Communications Assets free and clear of all Security Interests (other than Permitted Encumbrances) in accordance with this Agreement, (D) the obligations of Danaher and Newco to perform their obligations and indemnify each other under this Agreement, including pursuant to this Article IV, the Merger Agreement and the Ancillary Agreements; (ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 4.01(a) or Section 4.01(b); or (iii) release any Person from, or waive any rights under, any Liability provided in or resulting from any Contract to which any member of the Newco Group, on the one hand, and any Danaher Group, on the other hand, is a party, that does not terminate as of the Distribution Date in accordance with Section 1.07.

(d) No Actions as to Released Claims. Following the Closing, Newco shall not, and shall cause each of its respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Danaher or any member of the Danaher Group, or any other Person released with respect to any Liabilities released pursuant to Section 4.01(a). Danaher shall not, and shall cause each other member of the Danaher Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against Newco or any of its Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 4.01(b).

In addition, nothing in this Section 4.01 shall release Newco or any other member of the Newco Group from indemnifying any current or former director, officer, manager, employee or agent of Danaher or any other member of the Danaher Group who was a director, officer, manager, employee or agent of Newco or any other member of the Newco Group prior to the Distribution Date if such person was entitled to a right of indemnification pursuant to the organizational documents of Newco or any Newco Sub or pursuant to any Contract, it being understood that if the underlying obligation giving rise to such right to indemnification is an Excluded Liability retained by Danaher or any other member of the Danaher Group, Danaher shall indemnify Newco for such Liability (including Newco’s costs to indemnify such director, officer, manager, employee or agent) in accordance with the provisions in Section 4.03.

Section 4.02 Indemnification by the Newco Group. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Newco and each member of the Newco Group shall, on a joint and several basis, indemnify, defend and hold harmless the Danaher Indemnitees from and against, and shall reimburse such Danaher Indemnitees with respect to, any and all Losses that proximately result from, whether prior to, at or following the Effective Time, any of the following items (without duplication):

(a) the Communications Liabilities, including, after the Effective Time, the failure of Newco or any other member of the Newco Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any breach by Newco or any other member of the Newco Group of any obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements subsequent to the Effective Time; and

(c) any breach by NetScout or any of its Affiliates of any covenant of NetScout under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time.

Section 4.03 Indemnification by Danaher. Except as otherwise provided in the Merger Agreement or any Ancillary Agreement, from and after the Effective Time, Danaher shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Newco Indemnitees from and against, and shall reimburse such Newco Indemnitees with respect to, any and all Losses that proximately result from, whether prior to, at or following the Effective Time, any of the following items (without duplication):

(a) any Excluded Liabilities, including the failure of Danaher or any other member of the Danaher Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b) any breach by Danaher or any other member of the Danaher Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements on or subsequent to the Separation Time;

(c) any breach by Danaher or any of its Affiliates of any covenant of Danaher under the Merger Agreement, which, by its terms, is to be performed subsequent to the Effective Time;

(d) any breach of the representations and warranties set forth in the first sentence of Section 2.6(a), Section 2.6(b), the first sentence of Section 2.8(d) and Section 2.8(g) of the Merger Agreement (determined, in each case, for all purposes without regard to any material, materiality, Material Adverse Effect or other similar qualification contained therein).

Section 4.04 Survival. No claim or cause of action for indemnification under Section 4.03(d) may be made following the termination of the applicable survival period set forth in Section 9.3 of the Merger Agreement; it being understood that in the event notice of any claim for indemnification under Section 4.03(d) shall have been given within the applicable survival period set forth in Section 9.3 of the Merger Agreement, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 4.05 Basket and Cap. Danaher’s obligation to indemnify Newco Indemnitees for Losses pursuant to Section 4.03(d) is subject to the limitation that no indemnification shall be made by Danaher with respect to any claim (including any Losses) until the aggregate amount of all such Losses for which indemnification may be sought hereunder exceeds $5,000,000 (the “Deductible”), at which point the Newco Indemnitees shall be entitled to indemnification only for those Losses in excess of the Deductible; provided, however, that only individual claims or series of related claims involving Losses in excess of $100,000 shall be included in the Deductible or be counted for determining the amount of Losses to be indemnified to the Newco Indemnitees. Notwithstanding the foregoing, in no event shall the obligation of Danaher to indemnify Newco Indemnitees pursuant to Section 4.03(d) exceed, in the aggregate, $250,000,000. For the avoidance of doubt, the limitations in this Section 4.05 shall not apply to any claims for indemnification pursuant to Section 4.03(a)-(c). For the avoidance of doubt, nothing herein shall limit the ability of Danaher to Convey Communications Assets to NetScout or Newco in respect of any alleged breach of the first sentence of Section 2.6(a), Section 2.6(b), the first sentence of Section 2.8(d) or Section 2.8(g) of the Merger Agreement.

Section 4.06 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by Section 4.07(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against a Danaher Indemnitee or a Newco Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IV or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) Other than in the case of any Liability being managed by a Party in accordance with any Ancillary Agreement or as provided in Section 4.08(a), an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IV to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 4.06, in the event that: (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim; (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee; (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim; or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) No Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, or does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 9.04, the Merger Agreement or any Ancillary Agreement, following the Closing, the indemnification provisions of this Article IV shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or Losses arising out of or relating to, as the case may be, any Communications Liability or Excluded Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IV against any Indemnifying Party.

Section 4.07 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article IV will be net of any proceeds received by the Indemnitee from any third party (net of any deductible or retention amount or any other third-party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IV to any Indemnitee pursuant to this Article IV will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article IV; provided, however, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 4.08 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 4.06, and subject to the provisions of the Tax Matters Agreement and the Employee Matters Agreement, which shall remain exclusive as to Tax matters and employee and benefit matters, respectively, and except to the extent there are actual or potential conflicts of interest between Danaher and Newco with respect to a particular Action: (i) Danaher may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the Communications Business, the Communications Assets or the Communications Liabilities and as to which a member of the Danaher Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but excluding any such Actions described in clause (ii); and (ii) Newco may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which relate to or arise out of the Communications Business, the Communications Assets or the Communications Liabilities and as to which a member of the Danaher Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder, but only to the extent any such Actions primarily relate to or primarily arise in connection with the Communications Business, the Communications Assets or the Communications Liabilities and do not primarily relate to or primarily arise in connection with Excluded Liabilities; provided, however, that: (i) the Party in control of any such Action shall investigate, prosecute, defend and/or appeal such Action in good faith; (ii) the Parties shall reasonably consult with each other on a regular basis with respect to strategy and developments with respect to any such Action; (iii) the Party not in control of such Action shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense; and (iv) the Party in control of such Action must obtain the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Danaher and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Communications Business, the Communications Assets or the Communications Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person; provided, however, that in no event shall the Indemnifying Party have any rights under this Section 4.08(b) to assert any claim, action or proceeding against any customer or material supplier of the Indemnitee (whether or not the Indemnitee has been indemnified under this Agreement). Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 4.09 Payments. Indemnification required by this Article IV shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

Section 4.10 Non-Applicability to Taxes and Employee Matters. Except as otherwise specifically provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement, employee and employee benefit matters shall be exclusively governed by the Employee Matters Agreement and, in the event of any inconsistency between the Tax Matters Agreement or the Employee Matters Agreement and this Agreement, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall control. The procedures relating to indemnification for Tax matters and for employee and employee benefit matters shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement, respectively.

Section 4.11 Characterization of and Adjustment to Payments.

(a) For all Tax purposes, Danaher and Newco agree to treat any payment required by this Agreement or the Merger Agreement as either a contribution by Danaher to Newco or a distribution by Newco to Danaher, as the case may be, occurring immediately prior to the Closing Date.

(b) Notwithstanding the foregoing, any payment made pursuant to Article IV of this Agreement shall be: (i) decreased to take into account the present value of any Tax Benefit (as defined in the Tax Matters Agreement) made allowable to the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax Benefit would not have arisen or been allowable but for such indemnified item); and (ii) increased to take into account any Tax Cost (as defined in the Tax Matters Agreement) of the Indemnitee (or any of its Affiliates) arising from the receipt of the relevant indemnity payment (but taking into account the present value of all correlative Tax Benefits resulting from the payment of such Tax Cost). For purposes of this Section 4.11(b), any Tax Benefit or Tax Cost, as applicable, shall be determined: (i) using the highest marginal rates in effect at the time of the determination; (ii) assuming the Indemnitee will be liable for such Taxes at such rate and has no Tax Attributes (as defined in the Tax Matters Agreement) at the time of the determination; and (iii) assuming that any such Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 4.11(b) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

ARTICLE V

ACCESS TO INFORMATION

Section 5.01 Access to Personnel and Property. From and after the Separation Time until the sixth anniversary of the Separation Time, each of Danaher and Newco shall afford to the other and the Representatives of each, at such requesting Party’s expense on a time and materials basis, reasonable access during normal business hours, subject to the restrictions for privileged or Confidential Information set forth in this Agreement and to the requirements of any applicable Law (including, without limitation, any applicable requirements relating to privacy or disclosure of personal information) such as a code of conduct or standard of conduct (provided, however, that the Parties will arrange for appropriate substitute access of disclosure to the extent necessary to comply with any such regulation), to the personnel, properties, and, in connection with access to such personnel and properties, Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, upon the reasonable prior written request by such Party for access to specific and identified personnel, properties and Information, and only for the duration such access is reasonably requested and required by the other Party, and (a) relates to such other Party or, in the case of requests from Danaher, the Communications Assets prior to the Separation Time solely as may be reasonably necessary in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement (except for claims, demands or Actions between members of each Group), and in the case of requests from Newco, the Communications Business, prior to the Separation Time or (b) is reasonably required by a Party to perform its obligations under any Ancillary Agreement to which such Party or any of its Affiliates is a party; provided, however, that the Party providing such access may require that such Representatives execute a confidential non-disclosure agreement agreeing to be bound by the provisions of this Article V, unless such individual is already subject to a non-disclosure agreement containing at least substantially the same terms and conditions as this Article V with respect to Confidential Information; provided, further, that nothing in this

Section 5.01 shall be deemed to grant Newco or any Newco Sub any license, easement, servitude or similar right with respect to any real property that is an Excluded Asset; provided, further, that the requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

Section 5.02 Witness Services. For a period of six (6) years from and after the Separation Time (or for any pending matter arising prior to the expiration of such period), each of Danaher and Newco shall use its commercially reasonable efforts to make available to the other, upon reasonable prior written request, its and its Subsidiaries’ directors, officers, employees and agents (taking into account the work schedules and other commitments of such Persons) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action for which the requesting Party may have Liability under this Agreement or in connection with the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement (except for claims, demands or Actions between members of each Group) and (b) there is no adversity in the Action between the requesting Party and the other Party except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party. The out-of-pocket costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such persons (provided, however, that such requesting Party must obtain written approval of the other Party prior to incurring any such costs or expenses), and such requesting Party shall reimburse the other Party for the time expended by its employees in connection therewith in an amount determined by such other Party in good faith.

Section 5.03 Privileged Matters.

(a) The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Communications Business or the other businesses of Danaher, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 5.03. With respect to Privileged Information (as defined below) of Danaher, Danaher will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Newco will not take any action (or permit any member of the Newco Group to take action) without the prior written consent of Danaher that could result in any waiver of any Privilege that could be asserted by any member of the Danaher Group under applicable Law and this Agreement. With respect to Privileged Information of Newco arising after the Separation Time, Newco will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Danaher will take no action (nor permit any member of the Danaher Group to take action) without the prior written consent of Newco that could result in any waiver of any Privilege that could be asserted by any member of the Newco Group under applicable Law and this Agreement. The rights and obligations created by this Section 5.03 will apply to all Information as to which a Party or its respective Groups would be entitled to assert, or has asserted, a Privilege without regard to the effect, if any, of the Transactions (“Privileged Information”).

(b) Privileged Information of the Danaher Group includes: (i) any and all Information regarding the Danaher Group and its businesses (other than Information relating to the Communications Business (“Newco Information”)), whether or not such Information (other than Newco Information) is in the possession of Newco or any Affiliate thereof; (ii) all communications subject to a Privilege between counsel for Danaher (other than counsel for the Communications Business) (including any person who, at the time of the communication, was an employee of the Danaher Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of NetScout, Newco or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Danaher, regardless of whether such employee is or becomes an employee of Newco or any Affiliate thereof; (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Danaher Group generated, received or arising prior to the Separation Time; and (iv) all Information relating to all matters relating to Danaher’s evaluation and negotiation of the Transactions.

(c) Privileged Information of the Newco Group includes: (i) any and all Newco Information, whether or not it is in the possession of Danaher or any member of its Group; (ii) all communications subject to a

Privilege between counsel for the Communications Business (including any person who, at the time of the communication, was an employee of the Danaher Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Danaher or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Danaher, Newco or any member of either Group or the Communications Business, regardless of whether such employee was, is or becomes an employee of Danaher or any of its Subsidiaries; and (iii) all Information generated, received or arising after the Separation Time that discloses Privileged Information of the Newco Group generated, received or arising after the Separation Time.

(d) Upon receipt by Danaher or Newco, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Danaher or Newco, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Danaher or Newco, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third-party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Danaher or Newco, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 5.03 or otherwise to prevent the production or disclosure of Privileged Information. Danaher or Newco, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third-party any of the other Party’s Privileged Information under this Section 5.03 unless: (i) the other Party has provided its express written consent to such production or disclosure; or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Danaher’s transfer of books and records pertaining to the Communications Business and other Information to Newco, Danaher’s agreement to permit Newco to obtain Information existing prior to the Internal Restructuring, Newco’s transfer of books and records pertaining to Danaher, if any, and other Information to Danaher and Newco’s agreement to permit Danaher to obtain Information existing prior to the Internal Restructuring are made in reliance on Danaher’s and Newco’s respective agreements, as set forth in Section 5.01 and this Section 5.03, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Danaher or Newco, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 5.01 and the disclosure to Newco and Danaher of Privileged Information relating to the Communications Business or the other businesses of Danaher pursuant to this Agreement in connection with the Internal Restructuring will not be asserted by Danaher or Newco to constitute, or otherwise deem, a waiver of any Privilege that has been or may be asserted under this Section 5.03 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Danaher and Newco in, or the obligations imposed upon Danaher and Newco by, this Section 5.03.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Further Assurances. Subject to the limitations or other provisions of this Agreement, the Merger Agreement and any Ancillary Agreement: (i) each of the Parties (which shall not include NetScout unless and until the Effective Time shall have occurred) shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement and the Ancillary Agreements, including using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder or in any Ancillary Agreement within its reasonable control and to perform all covenants and agreements herein or any Ancillary Agreement applicable to such Party; and (ii) none of the Parties (which shall not include NetScout unless and until the

Effective Time shall have occurred) will, without the prior written consent of the other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under the Merger Agreement, this Agreement or the Ancillary Agreements, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation.

Section 6.02 Removal of Tangible Assets. Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Communications Assets that are located at any facilities of any member of the Danaher Group shall be moved or caused to be moved by Danaher as promptly as practicable after the Separation Time from such facilities, at Danaher’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Danaher Group and not to cause damage to such facility, and such member of the Danaher Group shall provide reasonable access to such facility to effectuate the same.

Section 6.03 Danaher Guarantees. Following the Closing, if the Parties were unable to novate, assign or replace any Danaher Guarantees prior to the Closing, Newco will: (i) continue to use its reasonable best efforts to novate, assign or replace such Danaher Guarantees with NetScout as guarantor; and (ii) indemnify, defend and hold harmless Danaher and its Affiliates against, and reimburse Danaher and its Affiliates for, any Losses of Danaher and its Affiliates incurred because any such Danaher Guarantee is called upon and Danaher or its Affiliate is required to make any material payment under any such Danaher Guarantee. Newco’s reasonable best efforts with respect to this Section 6.03 shall not require Newco to take any action that would be reasonably expected to expose it or any other member of the Newco Group to any material incremental expenses or losses of benefits.

Section 6.04 Insurance Matters.

(a) Notwithstanding anything to the contrary herein, from and after the Separation Time, Newco, the Communications Assets and the Communications Business shall be, and Danaher shall use commercially reasonable efforts to cause them to continue to be, covered under insurance policies of Danaher or its Subsidiaries (as applicable), to the extent insurance coverage exists, until the Effective Time.

(b) Subject to, and other than as set forth in, Section 6.04(c) and Section 6.04(d), Newco acknowledges that: (i) coverage for Newco, the Communications Assets and the Communications Business for the period after the Effective Time under all of the insurance policies maintained by Danaher prior to the Effective Time will be terminated effective as of the Effective Time; and (ii) upon such termination, Newco, the Communications Assets and the Communications Business will cease to be covered under such policies with respect to the period after the Effective Time.

(c) For any claim asserted against any Newco or any Newco Sub after the Effective Time arising out of an occurrence taking place prior to the Effective Time (“Post-Closing Claims”), Newco and each Newco Sub may access coverage under the occurrence-based insurance policies of Danaher or its Subsidiaries (as applicable) issued or in place prior to the Effective Time under which Newco or any Newco Sub is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Effective Time, Newco or any Newco Sub may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Danaher and its Subsidiaries (as applicable) shall cooperate with Newco and the Newco Subs in connection with the tendering of such claims; provided, however, that: (i) Newco or the Newco Subs shall promptly notify Danaher of all such Post-Closing Claims and; (ii) Newco shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim. In the event that a Post-Closing Claim relates to the same occurrence for which Danaher or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of Newco or any Newco Sub (as applicable) and Danaher or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite. Notwithstanding anything to the contrary in this Agreement, following the Distribution Date members of the Newco Group shall have no rights or claims against or with respect to (1) any captive insurance company of Danaher or any of its Affiliates or (2) any fronted insurance program maintained by Danaher or any of its Affiliates that is not a “risk transfer” insurance program.

(d) Danaher shall maintain in effect for not less than six (6) years after the Effective Time, by prepaid run-off, “tail coverage” endorsement or otherwise (including, by continuing to provide coverage under Danaher existing policies), the coverage provided by directors’ and officers’ liability and fiduciary liability insurance under which Newco and the Newco Subs are insured as of immediately prior to the Effective Time; provided, however, that Danaher may substitute prepaid policies of at least the same coverage containing terms and conditions that are no less advantageous to Newco or any Newco Sub so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

Section 6.05 Casualty and Condemnation. If, between the date hereof and the Separation Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any of the material tangible Assets described in Section 1.05(a) (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any of the Assets described in Section 1.05(a) (a “Condemnation Event”), then: (i) Danaher shall use its reasonable best efforts to (A) replace or repair (as applicable) the asset or property related to such Casualty Loss, and (B) replace the asset or property that has been condemned or taken as necessary consistent with prudent operation of the Communications Business; or (ii) if the Separation is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken Assets have not been repaired or replaced as of the Separation Time, then, without limiting Newco’s or any member of the Newco Group’s other rights hereunder, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Danaher or any of its Affiliates with respect to such Casualty Loss or Condemnation Event have been collected, Danaher shall, or shall cause its Affiliate to, pay to Newco: (x) the aggregate amount, if any, of such casualty insurance proceeds described above in connection with such Casualty Loss; (y) the aggregate amount, if any, of such business interruption insurance proceeds described above that were paid in connection with such Casualty Loss; and (z) the aggregate amount, if any, of such condemnation proceeds described above in connection with such Condemnation Event, in each case net of any deductible or retention amount or any other costs or expenses incurred in obtaining such recovery, including any increased insurance premiums. Danaher shall, and shall cause its Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under insurance policies or programs in respect of any Casualty Loss or as a result of a Condemnation Event. The amount of any insurance or condemnation proceeds paid to Danaher shall be included as a Communications Asset and not be distributable cash available to Danaher or any other member of the Danaher Group.

Section 6.06 Confidentiality.

(a) From and after the Effective Time, the Parties shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as permitted pursuant to this Agreement, the Merger Agreement or the Ancillary Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Group; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information: (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible; (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule; (iii) as required in connection with any legal or other proceeding by one Party against any other Party; or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and, to the extent commercially practicable, shall provide the other Party thirty (30) calendar days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) The provisions of this Section 6.06 do not limit the obligations of: (i) the parties to the Merger Agreement pursuant to Section 4.1 of the Merger Agreement; or (ii) the parties to the Confidentiality Agreement (as defined in the Merger Agreement).

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to the Newco Transfer. The obligations of Danaher to effect the Newco Transfer pursuant to this Agreement shall be subject to fulfillment (or waiver (subject to Section 9.07)) at or prior to the Separation Date of each of the following conditions (provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of NetScout): each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Sections 6 and 7 of the Merger Agreement (other than Sections 6.5 and 7.5 thereto) to such party’s respective obligations to effect the Mergers: (i) has been fulfilled; (ii) will be fulfilled at the Effective Time; or (iii) is or has been waived by such party, as the case may be.

Section 7.02 Conditions to the Distribution. The obligations of Danaher to effect the Distribution pursuant to this Agreement shall be subject to the fulfillment (or waiver (subject to Section 9.07)) at or prior to the Separation Date of each the following conditions; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of NetScout:

(a) the Newco Transfer shall have been consummated;

(b) Danaher shall have established the Record Date (as determined in accordance with Section 3.02(a)) and shall have provided a notice to FINRA no later than ten (10) days prior to the Record Date in compliance with Rule 10b-17 under the Exchange Act;

(c) Danaher and Newco shall have prepared and mailed to the holders of record of Danaher Common Stock such information concerning Newco, its business, operations and management, the Distribution and such other matters as Danaher shall determine in its sole and absolute discretion (after consultation with NetScout) and as may otherwise be required by applicable Law;

(d) Each material Governmental Approval required in connection with the Internal Restructuring or as otherwise may be required in connection with any of the transactions contemplated by the Plan of Reorganization shall have been obtained and must be in full force and effect; and

(e) each of the conditions in Section 7 of the Merger Agreement to Danaher’s obligations to effect the Mergers shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Distribution Date and other than the conditions set forth in Section 7.5 thereto).

Section 7.03 Guarantee. Following the Effective Time, NetScout unconditionally, absolutely and irrevocably guarantees to Danaher the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement and the other Transaction Documents after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement and the other Transaction Documents after the Closing. NetScout’s obligations to Danaher under this Section 7.03 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and NetScout hereby expressly waives to the extent permitted by law, any defense to its obligations under this Section 7.03, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Danaher seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01 Negotiation.

(a) Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”). The Appointed Representative shall have the authority to resolve any such disputes.

(b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed thirty (30) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute; and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise provided in this Agreement, including Section 1.06(b), Section 1.08(b), Section 4.02, Section 4.03, the Merger Agreement or any Ancillary Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the Conveyance of the Assets as contemplated herein) shall be paid by the Party incurring such costs or expenses. For the avoidance of doubt, all Liabilities, costs and expenses incurred in connection with this Agreement, the Merger Agreement, any Ancillary Agreement or the Transfer Documents and the transactions contemplated hereby or thereby by or on behalf of Newco or any of the Newco Subs prior to the Effective Time shall be the responsibility of Danaher and shall be assumed in full by Danaher.

Section 9.02 Entire Agreement. This Agreement, the Merger Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 9.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.04 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Danaher, NetScout and Newco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) further agrees that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.04 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that: (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.05 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.06 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, however, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Danaher:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: Attila Bodi
Facsimile: (202) 419-7676
Email: attila.bodi@danaher.com
Attn: Jonathan Schwarz
Facsimile: (202) 419-7668
Email: jonathan.schwarz@danaher.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Joseph A. Coco
Thomas W. Greenberg
E-mail: joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile: (212) 735-2000

(b)	If to Newco prior to the Distribution Date:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: Attila Bodi
Facsimile: (202) 419-7676
Email: attila.bodi@danaher.com
Attn: Jonathan Schwarz
Facsimile: (202) 419-7668
Email: jonathan.schwarz@danaher.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attn: Joseph A. Coco
Thomas W. Greenberg
E-mail: joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile: (212) 735-2000

(c)	If to NetScout:

NetScout Systems, Inc.
310 Littleton Road
Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO
Email: Anil.Singhal@netscout.com
Facsimile: (978) 614-4004

with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attn: Miguel J. Vega
Barbara Borden
E-mails: mvega@cooley.com
bborden@cooley.com
Facsimile: (617) 937-2400

and with a copy to (which shall not constitute notice):

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94304
Attn: Matthew Gemello
Email: Matthew.Gemello@bakermckenzie.com
Facsimile: (650) 856-9299

(d)	If to Newco on or after the Distribution Date:

c/o NetScout Systems, Inc.
310 Littleton Road
Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO
Facsimile: (978) 614-4004

with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attn: Miguel J. Vega
Barbara Borden
E-mails: mvega@cooley.com
bborden@cooley.com
Facsimile: (617) 937-2400

and with a copy to (which shall not constitute notice):

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94304
Attn: Matthew Gemello
Email: Matthew.Gemello@bakermckenzie.com
Facsimile: (650) 856-9299

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 9.06. Any notice to Danaher will be deemed notice to all members of the Danaher Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

Section 9.07 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or waiver (including, for the avoidance of doubt and without limitation, any waiver of the conditions in Section 7.01 or Section 7.02) shall be subject to the written consent of NetScout. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 9.07(a) and shall be effective only to the extent in such writing specifically set forth.

Section 9.08 Early Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 9.09 No Third-Party Beneficiaries. Except for the provisions of Article IV with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the NetScout Group or the Newco Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 9.10 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding anything to the contrary, and by way of expansion and not limitation, (a) Newco may assign its rights and delegate its duties under this Agreement to the Second Merger Surviving Entity (as defined in the Merger Agreement) or any other Affiliate of NetScout, (b) Danaher hereby consents and agrees to the assignment and delegation by Newco of its rights and duties under this Agreement to the Second Merger Surviving Entity upon the occurrence of the Second Merger Effective Time (as defined in the Merger Agreement) with no further action required hereunder to effect such assignment and delegation. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.11 Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

Section 9.12 Survival of Covenants. The covenants in this Agreement that by their terms are to be performed following the Separation Time will survive each of the Internal Restructuring and the Distribution and will remain in full force and effect in accordance with their terms.

Section 9.13 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.15 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 9.16 Plan of Reorganization. This Agreement and the Merger Agreement together shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) for the Internal Restructuring and the Distribution.

ARTICLE X

DEFINITIONS

Section 10.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Disputes” has the meaning set forth in Section 8.01(b).

“Ancillary Agreements” means the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Trademark License Agreement, the DBS License Agreement, the Cross-License Agreement, the Commercial Lease Agreement and any other agreements mutually agreed to by the Parties pursuant to Section 2.02(a).

“Appointed Representative” has the meaning set forth in Section 8.01(a).

“Assets” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind; (ii) all inventories of materials, parts, raw materials, packing materials, supplies, works-in-process, goods in transit, consigned goods and finished goods and products; (iii) all Real Property Interests; (iv) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person; (v) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements; (vi) all deposits, letters of credit and performance and surety bonds; (vii) all Intellectual Property Rights; (viii) all Technology; (ix) all Software; (x) all cost information, sales and pricing data, customer prospect lists, supplier records, customer, distribution and supplier lists, customer and vendor data, correspondence and lists, product literature (including historical), advertising and promotional materials, and other printed or written materials, artwork; design, development, manufacturing and quality control records, procedures and files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (xi) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivable (whether current or non-current); (xii) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent; and (xiii) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Casualty Loss” has the meaning set forth in Section 6.05.

“Clean-Up Spin-Off” means the distribution by Danaher, pro rata to its shareholders, of any unsubscribed Newco Common Units immediately following the consummation of the Exchange Offer.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Commercial Lease Agreement” has the meaning set forth in Section 2.02(a)(vii).

“Communications Assets” has the meaning set forth in Section 1.05(a).

“Communications Business” means all of the communications group business of Danaher conducted under the brands Tektronix Communications, Fluke Networks and Arbor Networks, and including Newco and its Subsidiaries; provided, however, that the “Communications Business” shall exclude Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business.

“Communications Liabilities” has the meaning set forth in Section 1.06(a).

“Condemnation Event” has the meaning set forth in Section 6.05.

“Confidential Business Information” shall mean all information, data or material other than Confidential Operational Information, including: (i) earnings reports and forecasts; (ii) macro-economic reports and forecasts; (iii) business and strategic plans; (iv) general market evaluations and surveys; (v) litigation presentations and risk assessments; (vi) budgets; and (vii) financing and credit-related information.

“Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to, at or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions of Section 5.01 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been: (i) in the public domain through no action of such Party or its Subsidiaries; (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; (iii) independently developed by a Party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other Party or its Subsidiaries and without a breach of this Agreement; or (iv) approved for release by written authorization of the disclosing Party and/or the third-party owner of the disclosed information; provided, however, that, in the case of clause (ii), to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” shall mean all operational information, data or material including: (i) specifications, ideas and concepts for products, services and operations; (ii) quality assurance policies, procedures and specifications; (iii) customer information; (iv) software; (v) training materials and information; and (vi) all other know-how, methodologies, procedures, techniques and Trade Secrets related to design, development and operational processes.

“Consent Committee” has the meaning set forth in Section 1.08(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Convey” has the meaning set forth in Section 1.01(a). Variants of this term such as “Conveyance” shall have correlative meanings.

“Cross-License Agreement” has the meaning set forth in Section 2.02(a)(viii).

“Danaher” has the meaning set forth in the preamble.

“Danaher Board” has the meaning set forth in the recitals.

“Danaher Group” means Danaher and each of its Subsidiaries, but excluding any member of the Newco Group.

“Danaher Common Stock” has the meaning set forth in Section 3.02(a).

“Danaher Guarantees” means arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person other than any member of the Newco Group to support or facilitate, or otherwise in respect of, the obligations of any member of the Newco Group or the Communications Business or Contracts, commitments, Liabilities and Permits of any member of the Newco Group or the Communications Business.

“Danaher Indemnitees” means Danaher, each member of the Danaher Group, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Danaher Group (in each case, in their respective capacities as such) (excluding any shareholder of Danaher), together with their respective heirs, executors, administrators, successors and assigns.

“Danaher Shared Contract” has the meaning set forth in Section 1.05(b)(viii).

“Danaher Transfer Documents” has the meaning set forth in Section 2.04.

“DBS License Agreement” has the meaning set forth in Section 2.02(a)(vi).

“Deductible” has the meaning set forth in Section 4.03.

“Deferred Asset” has the meaning set forth in Section 1.08(b).

“Distribution” means the distribution by Danaher of all of the outstanding Newco Common Units to the Record Holders.

“Distribution Date” means, as applicable, the date selected by the Danaher Board or its designee for the distribution of the Newco Common Units to the Record Holders in connection with the Distribution as set forth in Section 3.02(b).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in Section 2.02(a)(iv).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources (including non-human species) or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include CERCLA (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Sections 668 et seq.) and state laws analogous to any of the above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a bank or trust company appointed by Danaher as exchange agent and which is reasonably acceptable to NetScout as exchange agent.

“Exchange Offer” means the consummation of the Distribution through an offer to exchange Newco Common Units for outstanding shares of Danaher Common Stock.

“Excluded Assets” has the meaning set forth in Section 1.05(b).

“Excluded Liabilities” has the meaning set forth in Section 1.06(b).

“FINRA” has the meaning set forth in Section 3.01.

“First Merger” has the meaning set forth in the recitals.

“Guaranteed Obligations” has the meaning set for in Section 7.03.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Danaher Group or the Newco Group, as the context requires.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Law.

“Indebtedness” means, with respect to any Person: (i) any indebtedness for borrowed money, including any such obligations evidenced by bonds, debentures, notes or similar obligations; (ii) all guarantee obligations of such Person in respect of obligations of the kind referred to in clause (i) above; (iii) all obligations under any interest rate cap, swap, collar or similar transactions or currency-hedging transactions; (iv) all related accrued and unpaid interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iii) of this definition, in each case, as incurred by such Person prior to the Separation Time or required to be paid in order to discharge fully all such obligations at the Separation Time; and (v) all obligations of the kind referred to in clauses (i) through (iv) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Indemnifying Party” has the meaning set forth in Section 4.06(b).

“Indemnitee” has the meaning set forth in Section 4.06(b).

“Indemnity Payment” has the meaning set forth in Section 4.07(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Intellectual Property Rights” means all worldwide intellectual property and industrial property rights, including all rights in or arising out of any of the following: (a) inventions, technology, processes and designs, (b) trademarks, trade names, service marks, domain names, logos, trade dress, and other source indicators (whether registered, common law, or otherwise) and applications therefor, and all goodwill symbolized thereby (“Trademarks”), (c) copyrights, works of authorship, computer software and systems, and other copyrightable works (“Copyrights”), (d) trade secrets, know-how, and tangible and intangible proprietary information and materials (“Trade Secrets”), and (e) any patent, patent applications, invention disclosures, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing (“Patents”) and (f) all other intellectual property, industrial or similar rights to any of the foregoing.

“Intercompany Account” means any receivable, payable or loan between any member of the Danaher Group, on the one hand, and any member of the Newco Group, on the other hand, that exists prior to the Distribution Date except for any such receivable, payable or loan that arises pursuant to this Agreement, the Merger Agreement or any Ancillary Agreement.

“Internal Distributions” has the meaning set forth in the Merger Agreement.

“Internal Restructuring” has the meaning set forth in Section 1.01.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means Liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys’ fees and expenses) in any case, whether arising under strict liability or otherwise; provided, however, that “Losses” shall not include any (A) punitive, exemplary or special damages or (B) any unforeseeable or speculative damages, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“Mergers” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the recitals.

“NetScout” has the meaning set forth in the recitals.

“Newco” has the meaning set forth in the preamble.

“Newco Balance Sheet” means the combined balance sheets of the Communications Business as of December 31, 2013 as included in the Audited Financial Statements (as such term is defined in the Merger Agreement).

“Newco Books and Records” has the meaning set forth in Section 1.05(a)(x).

“Newco Common Units” has the meaning set forth in the recitals.

“Newco Contracts” has the meaning set forth in Section 1.05(a)(ix).

“Newco Employees” has the meaning set forth in the Employee Matters Agreement.

“Newco Group” means Newco, and each of the Newco Subs.

“Newco Indemnitees” means Newco, each member of the Newco Group, NetScout (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco Information” has the meaning set forth in Section 5.03(b).

“Newco IP” means Intellectual Property Rights owned by, or purported to be owned by, Danaher or its Affiliates (including Newco and the Newco Subs), and exclusively used in the Communications Business as of the Separation Time, including with regard to any Patents included in the foregoing, the applicable Patent Family thereof to the extent exclusively used in the Communications Business as of the Separation Time, and including the Newco Patents and the Trademarks listed on Schedule 10.01.

“Newco Patents” shall mean all Patents listed on Schedule 10.01, together with: (x) any Patent that claims (or is entitled to claim) priority from any of the foregoing Patents; (y) any Patent that is a continuation, continuation in part, divisional or reissue, of any of the foregoing Patents, or that is linked to any of the foregoing Patents by a terminal disclaimer; and (z) any foreign counterpart of any of the foregoing Patents ((x), (y) and (z) collectively, “Patent Family”).

“Newco Registration Statement” has the meaning set forth in Section 3.03(a).

“Newco Shared Contract” has the meaning set forth in Section 1.05(a)(ix).

“Newco Subs” has the meaning set forth in Section 1.05(a)(ii).

“Newco Transfer” means: (i) the transfer of the Communications Assets and the Communications Liabilities as set forth in Section 1.01 and Section 1.02, and the Excluded Assets and Excluded Liabilities in Section 1.03, and (ii) each of the transactions contemplated by Section 1.07.

“Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all franchises, permits, certifications, licenses, easements, servitudes, variances, authorizations, rights, exemptions, approvals, consents, waivers, registrations or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Orders and used or held by Danaher primarily for the operation of Communications Business.

“Permitted Encumbrances” means: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any member of the Newco Group; (iii) licenses to Intellectual Property Rights; and (iv) liens described in Part 2.6(a) of the Danaher Disclosure Letter (as defined in the Merger Agreement).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan of Reorganization” has the meaning set forth in Section 1.01(b).

“Post-Closing Claims” has the meaning set forth in Section 6.04(c).

“Pre-Closing Occurrence Based Policies” has the meaning set forth in Section 6.04(c).

“Preliminary Plan” has the meaning set forth in Section 1.01(a).

“Privileged Information” has the meaning set forth in Section 5.03(a).

“Privileges” has the meaning set forth in Section 5.03(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements and servitudes, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Record Date” means the close of business on the date to be determined by the Danaher Board as the record date for determining stockholders of Danaher entitled to receive Newco Common Units in the Distribution.

“Record Holders” means the holders of record of Danaher Common Stock as of the close of business on the Record Date.

“Related Party Agreements” has the meaning set forth in Section 1.07(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Ruling” means a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Internal Distributions, the Distribution and/or the related transactions that were discussed in the pre-submission memorandum dated September 11, 2014 submitted by Ernst & Young LLP on behalf of Danaher.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Separation” means the Newco Transfer and the other transactions contemplated by this Agreement to transfer the Communications Business to Newco.

“Separation Date” has the meaning set forth in Section 2.01.

“Separation Time” has the meaning set forth in Section 2.01.

“Software” shall mean computer software, programs, data and databases in any form, including Source Code, Object Code, operating systems and specifications, database management code, firmware, utilities, interfaces, menus, images, icons, forms and software engines, software implementations of algorithms, models, methodologies, APIs, software development kits, and all related documentation, developer notes, comments and annotations.

“Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.

“Specified Items” shall mean: (i) all contingent or deferred obligations to provide consideration in connection with any previously completed acquisitions of any Communications Asset or Newco Sub, in each case with respect to periods ending on or before December 31, 2014; (ii) all contingent or deferred obligations to provide consideration in connection with any new acquisitions of any Communications Asset completed after the date of this Agreement and before the Separation Time; (iii) any retention payment obligations (whether accrued or unaccrued) implemented by Danaher in accordance with item 2 of Part 4.2(b)(2) of the Danaher Disclosure Letter to the Merger Agreement; (iv) any accrued but unpaid bonus obligations as of the Closing Date; and (v) any liabilities that Danaher is responsible for under Part 4.2(b)(1) of the Danaher Disclosure Letter to the Merger Agreement.

“Spin-Off” means the consummation of the Distribution through a dividend of Newco Common Units to Danaher shareholders on a pro rata basis.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means: (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments; (ii) any interest, penalties or additions attributable thereto; and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Matters Agreement” has the meaning set forth in Section 2.02(a)(ii).

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Authority with respect to Taxes, including amendments thereto.

“Technology” shall mean any or all of the following: (i) works of authorship, including computer programs in any form, including but not limited to Source Code and Object Code, whether embodied in Software, firmware or otherwise, development tools, documentation, designs, files, records, data and all media on which any of the foregoing is recorded; (ii) technology; (iii) databases, data compilations and collections, and technical data; (iv) tools, methods and processes; and (v) all instantiations and tangible embodiments of the foregoing in any form and embodied in any media, and all documentation related to the foregoing; provided, however, that Technology shall not include any Intellectual Property Rights.

“Third-Party Claim” has the meaning set forth in Section 4.06(b).

“Third-Party Proceeds” has the meaning set forth in Section 4.07(a).

“Trademark License Agreement” has the meaning set forth in Section 2.02(a)(v).

“Transactions” means the Internal Restructuring, the Newco Transfer, the Distribution, the Mergers and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Documents” has the meaning set forth in Section 2.05.

“Transferable Permits” has the meaning set forth in Section 1.05(a)(iv).

“Transition Services Agreement” has the meaning set forth in Section 2.02(a)(iii).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President and Chief Financial Officer

POTOMAC HOLDING LLC

By:	/s/ Frank T. McFaden
	Name:	Frank T. McFaden
	Title:	Vice President and Treasurer

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
	Name:	Anil K. Singhal
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO SEPARATION AND DISTRIBUTION AGREEMENT]

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE SEPARATION AND DISTRIBUTION AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits
Exhibit A:	Form of Tax Matters Agreement
Exhibit B:	Form of Transition Services Agreement
Exhibit C:	Form of Employee Matters Agreement
Exhibit D:	Form of Trademark License Agreement
Exhibit E:	Form of DBS License Agreement
Exhibit F:	Form of Commercial Lease Agreement
Exhibit G:	Form of Intellectual Property Cross-License Agreement

Schedules
Schedule 1.01(a)—Preliminary Plan and Internal Restructuring
Schedule 1.05—Communications Assets; Excluded Assets
Schedule 1.06—Communications Liabilities; Excluded Liabilities
Schedule 10.01—Newco Patents and the Trademarks

NetScout Systems, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that NetScout Systems, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

Annex C

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

October 12, 2014

The Board of Directors

NetScout Systems, Inc.

310 Littleton Road

Westford, Massachusetts 01886

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to NetScout Systems, Inc., a Delaware corporation (“NetScout”), of the Merger Consideration (defined below) to be paid by NetScout pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) proposed to be entered into among Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holding LLC, a Delaware limited liability company and wholly owned subsidiary of Danaher (“Newco”), NetScout, RS Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of NetScout (“Merger Sub II”). As more fully described in the Merger Agreement and after giving effect to the Related Transactions (defined below), NetScout and Danaher will effect a business combination of Danaher’s Communications Business (as defined below) and NetScout (the “Transaction”) in which Merger Sub will be merged with and into Newco (the “First Merger”) and, immediately following the First Merger and as part of a single integrated transaction, NetScout will cause Newco, as the surviving limited liability company in the First Merger, to be merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II as the surviving limited liability company in the Second Merger. The Merger Agreement provides, among other things, that pursuant to the First Merger, each outstanding common unit representing limited liability company membership interests of Newco (“Newco Common Units”) will be converted into the right to receive that number of shares of the common stock, $0.001 par value per share, of NetScout (“NetScout Common Stock”) equal to the quotient of (i) 62.5 million shares of NetScout Common Stock plus the product of (A) 1.46 multiplied by the number of shares of NetScout Common Stock issued in any acquisition effected pursuant to the terms of the Merger Agreement divided by (ii) the aggregate number of Newco Common Units outstanding immediately prior to the effective time of the First Merger. We have been directed by the management of NetScout to assume, for purposes of our analyses and opinion, that no shares of NetScout Common Stock will be issued in connection with any acquisition pursuant to clause (A) above and, accordingly, we have evaluated the aggregate number of shares of NetScout Common Stock issuable in the First Merger on the basis of 62.5 million shares (such aggregate number of shares of NetScout Common Stock so issuable in the First Merger, the “Merger Consideration”).

We have been advised that, prior (and as a condition) to consummation of the Transaction and pursuant to the Merger Agreement and a Separation and Distribution Agreement (the “Separation Agreement” and, together with the Merger Agreement, the “Agreements”) proposed to be entered into among Danaher, Newco and NetScout, (i) Danaher will effect an internal reorganization pursuant to which, among other things, certain assets (including the outstanding capital stock of, or other equity interests in, certain subsidiaries of Danaher) and liabilities related to Danaher’s communications group business conducted under the Arbor Networks, Fluke Networks and Tektronix brands, excluding Danaher’s data communications cable installation business and communication service provider (field and test tool systems) business, will be consolidated and transferred to Newco or one or more its subsidiaries (such consolidated and transferred communications group businesses, collectively, the “Communications Business”) and (ii) Danaher will distribute to holders of the common stock, $0.01 par value per share, of Danaher all Newco Common Units held by Danaher through a split-off, followed by a clean-up spin-off, if necessary, or through a spin-off (such distribution, together with the transactions described in clause

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

(i) above and the other transactions contemplated by the Agreements, the “Related Transactions”). We also have been advised that, in connection with the Transaction, NetScout, Danaher and certain of their respective affiliates, as applicable, will enter into certain related agreements (such agreements, the “Related Agreements”). The terms and conditions of the Transaction and the Related Transactions are set forth more fully in the Agreements.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM or one or more of our affiliates may act as a market maker and broker in the publicly traded securities of NetScout, Danaher and/or any other company that may be involved in the Transaction and the Related Transactions or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of NetScout, Danaher and/or any other company that may be involved in the Transaction and the Related Transactions or their respective affiliates for our or our affiliates’ own account and the accounts of our or our affiliates’ customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities.

We are acting as financial advisor to NetScout in connection with the Transaction and the Related Transactions and we will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Transaction. NetScout also has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses reasonably incurred in connection with our services. RBCCM and its affiliates have not provided investment banking or financial advisory services during the past two years to NetScout or Danaher for which compensation has been received. RBCCM and certain of our affiliates in the future may provide investment banking and financial advisory services to NetScout and Danaher, for which services RBCCM and such affiliates may receive compensation.

For the purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of drafts, each dated October 12, 2014, of the Agreements; (ii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to NetScout made available to us from published sources and internal records of NetScout; (iii) we reviewed certain publicly available financial and other information, and certain historical operating data, with respect to the Communications Business made available to us from published sources and internal records of Danaher; (iv) we reviewed publicly available financial projections and other estimates and data relating to NetScout for the fiscal years ended March 31, 2015 and March 31, 2016 as extrapolated thereafter by the management of NetScout and financial projections and other estimates and data relating to the Communications Business prepared by the management of Danaher for the fiscal year ended December 31, 2014 as adjusted and extrapolated thereafter by the management of NetScout, in each case which we were directed to utilize for purposes of our analyses; (v) we conducted discussions with members of the senior managements of NetScout and Danaher with respect to the respective business prospects and financial outlook of NetScout and the Communications Business and also held discussions with senior management of NetScout regarding the strategic rationale and potential cost savings and other benefits expected by such management to be realized in the Transaction and the Related Transactions (collectively, the “Cost Savings”); (vi) we reviewed the reported prices and trading activity for NetScout Common Stock; (vii) we compared certain financial metrics of NetScout and the Communications Business with those of selected publicly traded companies; (viii) we reviewed the potential pro forma financial impact of the Transaction on the future financial performance of NetScout after taking into account potential Cost Savings; and (ix) we considered other

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

information and performed other studies and analyses as we deemed appropriate. We have not compared the financial terms of the Transaction to financial terms of other transactions given, in our view, the limited comparability of such other transactions to the Transaction.

In arriving at our opinion, we employed several analytical methodologies and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusion we have reached is based on all analyses and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more portions of such analyses or factors.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all of the financial, legal, tax, accounting, operating and other information provided to or discussed with us by or on behalf of NetScout or Danaher (including, without limitation, financial statements and related notes), and upon the assurances of the managements of NetScout and Danaher that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that the publicly available financial projections and other estimates and data relating to NetScout (as extrapolated by the management of NetScout) and the financial projections and other estimates and data relating to the Communications Business (as adjusted and extrapolated by the management of NetScout) which we have been directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments as to the future financial performance of NetScout and the Communications Business and the other matters covered thereby and that the financial results reflected therein will be realized in the amounts and at the times projected. We also have been advised that there currently are no audited financial statements relating to the Communications Business and we have assumed that such audited financial statements, when delivered to NetScout in connection with the Transaction, will not reflect any information that would be meaningful to our analyses or opinion. We express no opinion as to any such financial projections and other estimates and data or the assumptions upon which they were based. We have relied upon the assessments of the managements of NetScout and Danaher as to (i) the Related Transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on NetScout and the Communications Business of market and other trends and prospects for the technology industry, (iii) the products, technology and intellectual property of NetScout and the Communications Business, including the validity of, and risks associated with, such products, technology and intellectual property, (iv) the existing and future relationships, agreements and arrangements with, and NetScout’s ability to retain, key employees and customers of NetScout and the Communications Business, and (v) NetScout’s ability to integrate the Communications Business with the businesses and operations of NetScout. We have assumed that there will be no developments with respect to any such matters that would have an adverse effect on NetScout, the Communications Business, Newco, the Transaction or the Related Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any respect to our analyses or opinion. We also have relied on estimates of the management of NetScout as to the capitalization of NetScout and Newco, including as to the number of fully diluted shares of NetScout Common Stock and Newco Common Units, as of the effective time of the First Merger and we have assumed that such number of shares or units, as the case may be, will not vary in any respect that would be meaningful to our analyses or opinion.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NetScout, the

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

Communications Business or any other entity (including Newco) or business, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of NetScout, the Communications Business or any other entity or business. We have assumed that the Transaction and the Related Transactions will be consummated in accordance with the terms of the Agreements and all applicable laws and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction and the Related Transactions, no delay, limitation, restriction or condition will be imposed, including any divestiture or other requirements, that would have an adverse effect on NetScout, the Communications Business, Newco, the Transaction or the Related Transactions (including the contemplated benefits thereof). We also have assumed that the Transaction and the Related Transactions will have the tax treatment as set forth in the Agreements, including that the First Merger and the Second Merger will be treated as a single integrated transaction and will together qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. We further have assumed that Newco will retain or acquire all assets, properties and rights necessary for the operations of the Communications Business, that appropriate reserves, indemnification arrangements or other provisions have been made with respect to the liabilities of or relating to the Communications Business and that NetScout will not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Transaction, the Related Transactions or otherwise. In addition, we have assumed that the final executed Agreements will not differ, in any respect meaningful to our analyses or opinion, from the drafts of the Agreements we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. Our opinion, as set forth herein, relates to the relative values of NetScout and the Communications Business. We do not express any opinion as to what the value of NetScout Common Stock actually will be when issued in connection with the Transaction or the prices or range of prices at which NetScout Common Stock may trade or otherwise be transferable at any time, whether prior to or following the Transaction and the Related Transactions.

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of NetScout (in its capacity as such) in connection with its evaluation of the Transaction. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote or act with respect to any proposal to be voted upon in connection with the Transaction or any Related Transactions.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein) to NetScout. Our opinion does not in any way address any other terms, conditions, implications or other aspects of the Transaction, the Related Transactions, the Agreements or any Related Agreements, or any adjustment payment or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction, the Related Transactions or otherwise. Our opinion also does not address the underlying business decision of NetScout to engage in the Transaction or any Related Transactions or the relative merits of the Transaction or any Related Transactions compared to any alternative business strategy or transaction that may be available to NetScout or in which NetScout might engage. We have not evaluated the solvency or fair value of NetScout, Danaher, the Communications Business or any other entity (including Newco) or business under any state, federal or other

The Board of Directors

NetScout Systems, Inc.

October 12, 2014

laws relating to bankruptcy, insolvency or similar matters. We do not express any opinion as to any legal, regulatory, tax or accounting matters, as to which we understand that NetScout has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by NetScout in the First Merger is fair, from a financial point of view, to NetScout.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

Annex D

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and among

DANAHER CORPORATION,

POTOMAC HOLDING LLC

and

NETSCOUT SYSTEMS, INC.

dated as of

[—], 201[—]

i

(continued)

ii

(continued)

iii

FORM OF EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is dated as of [—], 201[—], by and among Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holdings LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Danaher (“Newco”), and NetScout Systems, Inc., a Delaware corporation (“NetScout”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, Danaher is engaged, directly or indirectly, in the Communications Business;

WHEREAS, the Board of Directors of Danaher has determined that it is advisable and in the best interests of Danaher and Danaher’s stockholders to separate the Communications Business from the other businesses of Danaher and to divest the Communications Business in the manner contemplated by the Separation and Distribution Agreement, dated as of October 12, 2014 (the “Distribution Agreement”), by and among Danaher, Newco and NetScout, and the Merger Agreement, dated as of October 12, 2014 (the “Merger Agreement”), by and among Danaher, Newco, NetScout, RS Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of NetScout (“Merger Sub II”);

WHEREAS, Danaher currently indirectly owns all of the common units representing limited liability company membership interests of Newco (the “Newco Common Units”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “First Merger”) with and into Newco, with Newco surviving the First Merger as a wholly owned subsidiary of NetScout, and the Newco Common Units shall be converted into the right to receive shares of common stock of NetScout on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

WHEREAS, immediately following the First Merger, Newco will merge with and into Merger Sub II, with Merger Sub II surviving the merger (together with the First Merger, the “Mergers”) in the manner contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act; and

WHEREAS, pursuant to the Distribution Agreement, Danaher and Newco have agreed to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement, and the following terms shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Automatic Transfer Employees” shall mean any Newco Employee, where local employment Laws, including but not limited to the Transfer Regulations, provide for an automatic transfer of such employees to Newco by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation Agreement.

“Benefit Arrangement” means each Benefit Plan and Benefit Policy.

“Benefit Plan” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Benefit Policy” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cancelled Danaher Equity Award Value” means, with respect to each Newco Employee who is a holder of Cancelled Danaher Equity Awards, a dollar value equal to the sum of (i) the Cancelled Danaher Option Value in respect of the Cancelled Danaher Options held by such Newco Employee and (ii) the Cancelled Danaher Restricted Stock Unit Value in respect of the Cancelled Danaher Restricted Stock Units held by such Newco Employee.

“Cancelled Danaher Equity Awards” has the meaning set forth in Section 7.2.

“Cancelled Danaher Option Conversion Ratio” means the quotient of (i) the total number of shares of Danaher Common Stock subject to a Cancelled Danaher Option as of immediately prior to the Closing Date, divided by (ii) 2.5.

“Cancelled Danaher Option Value” means, with respect to each Cancelled Danaher Option, an amount equal to the greater of (i) the product of (x) the total number of shares of Danaher Common Stock subject to such Cancelled Danaher Option as of immediately before the Closing Date and (y) the excess of (1) the Danaher Closing Trading Price over (2) the exercise price per share of such Cancelled Danaher Option; and (ii) the product of (x) the Cancelled Danaher Option Conversion Ratio, multiplied by (y) the Danaher Closing Trading Price.

“Cancelled Danaher Options” has the meaning set forth in Section 7.2.

“Cancelled Danaher Restricted Stock Unit Value” means, with respect to each Cancelled Danaher Restricted Stock Unit, an amount equal to the Danaher Closing Trading Price.

“Cancelled Danaher Restricted Stock Units” has the meaning set forth in Section 7.2.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreement” means all agreements with the collective bargaining representatives, employee representative, trade union, labor or management organization, group of employees, or works councils or similar representative bodies of Newco Employees including all national or sector specific collective agreements which are applicable to Newco Employees, in each case in effect immediately prior to the Separation Time that set forth terms and conditions of employment of Newco Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Communications Business” has the meaning set forth in the Distribution Agreement.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Danaher” has the meaning given to such term in the preamble.

“Danaher Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the Danaher Group or any ERISA Affiliate thereof.

“Danaher Closing Trading Price” means the per share closing trading price of Danaher Common Stock trading on the “regular way” basis on the New York Stock Exchange on the day before the Distribution Date.

“Danaher Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Danaher.

“Danaher Group” means Danaher and each of its Subsidiaries or Affiliates, but excluding any member of the Newco Group.

“Danaher Indemnitees” means Danaher, each member of the Danaher Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Danaher Group (in each case, in their respective capacities as such) (excluding any shareholder of Danaher), together with their respective heirs, executors, administrators, successors and assigns.

“Danaher Non-U.S. Retirement Plan” means the Danaher Benefit Arrangements set forth on Schedule A, which Schedule A may be supplemented from time to time for sixty (60) days following the date hereof.

“Danaher Non-U.S. Savings Plan” means the Danaher Benefit Arrangements set forth on Schedule B, which Schedule B may be supplemented from time to time for sixty (60) days following the date hereof.

“Danaher NQDC Plan” means the Amended & Restated Danaher Corporation & Subsidiaries Executive Deferred Compensation Plan.

“Danaher Option” means an option to purchase shares of Danaher Common Stock granted pursuant to one of the Danaher Stock Plans and held by a Newco Employee as of immediately before the Closing Date.

“Danaher Restricted Stock Unit” means a unit granted by Danaher pursuant to one of the Danaher Stock Plans representing a general unsecured promise by Danaher to deliver a share of Danaher Common Stock upon the satisfaction of a vesting requirement and held by a Newco Employee as of immediately before the Closing Date.

“Danaher Stock Plans” means, collectively, (i) the Danaher Corporation 2007 Stock Incentive Plan, as amended, and (ii) the Danaher Corporation Amended and Restated 1998 Stock Option Plan.

“Danaher U.S. Retirement Plan” means the Danaher Corporation & Subsidiaries Pension Plan.

“Danaher U.S. Savings Plan” means Danaher Corporation & Subsidiaries Retirement & Savings Plan.

“Danaher Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by Danaher or any member of the Danaher Group and in which Newco Employees participate immediately prior to the Separation Time.

“Delayed Transfer Date” means the date on which it is determined in accordance with Section 2.10 of this Agreement that a Delayed Transfer Newco Employee is eligible to return to active service. A Delayed Transfer Newco Employee will become a Newco Employee only if and when such Delayed Transfer Newco Employee returns to active service for any member of the Danaher Group within six (6) months following the Effective Time or such longer period as required by Law or otherwise agreed to by the Parties.

“Delayed Transfer Newco Employee” means each Newco Employee who is not actively at work as of the Separation Date as a result of (i) disability (either long-term or short term, in either case as defined in the applicable program or arrangement maintained or sponsored by Danaher or another member of the Danaher Group) or (ii) approved leave of absence; provided that in no event shall any Newco Employee whose employment transfers to Newco as of or prior to the Separation Date pursuant to applicable Law be deemed to be a Delayed Transfer Newco Employee.

“Designated Person” has the meaning set forth in Section 2.10(b).

“Distribution” has the meaning given to such term in the Merger Agreement.

“Distribution Agreement” has the meaning set forth in the recitals.

“Distribution Date” has the meaning given to such term in the Distribution Agreement.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Employee Representative” means any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Newco Employees.

“Employment Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Employment Tax) required to be supplied to, or filed with, a Tax authority in connection with the determination, assessment or collection of any Employment Tax or the administration of any laws, regulations or administrative requirements relating to any Employment Tax (whether or not a payment is required to be made with respect to such filing).

“Employment Taxes” means any federal, state, local or foreign Taxes, charges, fees, duties, levies, imposts, rates, social security contributions or other assessments or obligations imposed on, due or asserted to be due from (i) employees or deemed employees of the Danaher Group or employees or deemed employees of the Newco Group or (ii) the Danaher Group or the Newco Group as employers or deemed employers of such employees, including employers’ and employees’ portions of Federal Insurance Contributions Act (“FICA”) Taxes, employers’ Federal Unemployment Tax Act (“FUTA”) taxes and state and local unemployment insurance taxes (“SUTA”), and employers’ withholding, reporting and remitting obligations with respect to any such Taxes or employees’ federal, state and local income taxes that are imposed on or due from employees or deemed employees of the Danaher Group or the Newco Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 8.5.

“First Merger” has the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Indemnitee” means each Danaher Indemnitee, Newco Indemnitee or NetScout Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.3(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but in any case excluding back-up tapes.

“Integration Team” has the meaning set forth in Section 2.10(b).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities (including liabilities for Employment Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Employment Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” has the meaning given to such term in the Distribution Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the recitals.

“NetScout” has the meaning set forth in the preamble.

“NetScout Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the NetScout Group or any ERISA Affiliate thereof immediately following the Effective Time.

“NetScout Closing Trading Price” means the per share closing trading price of NetScout Common Stock trading on the “regular way” basis on the NASDAQ Global Market on the Closing Date.

“NetScout Group” means NetScout and each of its Affiliates, including after the Closing, the Newco Group.

“NetScout Indemnitees” means NetScout, each member of the NetScout Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the NetScout Group (in each case, in their respective capacities as such) (excluding any shareholder of NetScout), together with their respective heirs, executors, administrators, successors and assigns.

“NetScout Non-U.S. Retirement Plan” has the meaning set forth in Section 3.2(b).

“NetScout Non-U.S. Savings Plan” has the meaning set forth in Section 4.2(b).

“NetScout Restricted Stock Unit” means a unit issued by NetScout representing a general unsecured promise by NetScout to deliver a share of NetScout Common Stock upon the satisfaction of a vesting requirement, which unit is issued pursuant to Section 7 hereof under a stock plan maintained by NetScout.

“NetScout U.S. Savings Plans” has the meaning set forth in Section 4.1(b).

“NetScout Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by NetScout or any member of the NetScout Group and in which Newco Employees participate following the Effective Time.

“Newco” has the meaning set forth in the preamble.

“Newco Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to exclusively by one or more members of the Newco Group.

“Newco Employee” means, as of the Separation Date (i) each employee of Danaher’s Tektronix Communications business, (ii) each employee of Danaher’s Arbor Networks business and (iii) each other employee of any member of the Danaher Group who is determined in accordance with Section 2.10 hereof to be either (A) primarily dedicated to the Communications Business in the ordinary course or (B) required for the ongoing operation of the Communications Business, and in all cases regardless of whether any such employee is actively at work as of the Separation Date or is not actively at work as of Separation Date as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“Newco Group” means Newco and each of the Newco Subs. Each of the Newco Subs shall be deemed to be members of the Newco Group as of the Separation Time and at all times thereafter up to the Effective Time.

“Newco Indemnitees” means Newco, each member of the Newco Group, NetScout (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco Independent Contractors” means (i) each independent contractor who provides services to Danaher’s Tektronix Communications business, (ii) each independent contractor who provides services to Danaher’s Arbor Networks business and (iii) each other independent contractor of any member of the Danaher Group who is determined in accordance with Section 2.10 hereof to be either (A) primarily dedicated to the Communications Business in the ordinary course or (B) required for the ongoing operation of the Communications Business.

“Newco Subs” has the meaning set forth in the Distribution Agreement.

“Non-Automatic Transfer Employees” shall mean any Newco Employee who is not an Automatic Transfer Employee.

“Non-Designated Person” has the meaning set forth in Section 2.10(b).

“NQDC Plan” means a plan providing for the deferral of compensation that are not tax qualified within the meaning of the Section 401(a) of the Code.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Participating Company” means Danaher or any Person (other than an individual) participating in a Danaher Benefit Arrangement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Pension Transfers” has the meaning set forth in Section 3.2(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Potential Transferees” has the meaning set forth in Section 2.10(b).

“Separation Date” has the meaning set forth in the Distribution Agreement.

“Separation Time” has the meaning set forth in the Distribution Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, receipts, license, stamp, occupation, Employment Taxes or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Benefit Amount” has the meaning set forth in Section 7.3(a).

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“Third-Party Proceeds” has the meaning set forth in Section 9.3(a).

“Transfer Objection” has the meaning set forth in Section 2.9(e).

“Transfer Regulations” means (i) all laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (ii) any similar laws in any jurisdiction providing for an automatic transfer, by operation of law, of employment in the event of a transfer of business.

Section 1.2 References; Interpretation. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(b) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein; and

(c) references to an individual as an “Employee” are descriptive only and are not necessarily intended to mean that an individual is in fact an employee of any Party.

Section 1.3 Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation or Mergers (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Separation for any member of the Danaher Group, Newco Group or NetScout Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Danaher employees or Newco Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Danaher Group or the Newco Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement, Danaher shall, or shall cause one or more members of the Danaher Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Danaher Benefit Arrangements, except for any such Liabilities relating to Newco Employees, whenever incurred; (ii) subject to Section 2.1(b), all Liabilities with respect to the employment, service, termination of employment or termination of service of all employees and independent contractors (other than Newco Employees and Newco Independent Contractors) of any member of the Danaher Group and their dependents and beneficiaries (and any alternate payees in respect thereof); (iii) all Liabilities relating to the transfer of Newco Employees from the Danaher Group to the Newco Group that arise in respect of any applicable notice and/or severance obligations or obligations to notify and/or consult in compliance with a Collective Bargaining Agreement or applicable Law, including but not limited to the Transfer Regulations; provided that any such Liabilities do not arise because of a failure of any member of the Newco Group or NetScout, as applicable, to offer or provide compensation or employee benefits as required by this Agreement, other than Liabilities to the extent caused by an action, or failure to act, by Danaher which in any case constitutes a breach of this Agreement; and (iv) any other Liabilities or obligations expressly assigned to Danaher or any of its Affiliates under this Agreement.

(b) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement but notwithstanding the provisions of Section 2.1(a), Newco shall, or shall cause one or more members of the Newco Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Danaher Benefit Arrangements relating to Newco Employees, whenever incurred, and all Liabilities under Newco Benefit Arrangements; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Newco Employees and Newco Independent Contractors and their dependents and beneficiaries (and any alternate payees in respect thereof); (iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all individuals who are not Newco Employees or Newco Independent Contractors but where (and to the extent) the act or omission giving rise to such Liability arose while such individual was employed in or providing substantial services to the Communications Business; and (iv) any other Liabilities or obligations expressly assigned to Newco or any of its Affiliates under this Agreement.

(c) From time to time after the Separation Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall be equal to the cost actually incurred by the Party requesting reimbursement and shall be submitted to the other Party within 30 days of the payment by the Party requesting reimbursement.

(d) Subject to applicable Law and the Tax Matters Agreement, Danaher shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Danaher shall provide data and information (to the extent permitted by applicable Laws and consistent with Section 10.1) to Newco, which shall be responsible for making such filings in respect of Newco Employees.

(e) Danaher shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the Danaher Group. Danaher shall be liable for all Employment Taxes due on any such Employment Tax Return. Danaher, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Danaher Group. Newco shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the Newco Group with respect to periods (or portions thereof) following the Distribution Date. Newco shall be liable for all Employment Taxes due on any such Employment Tax Return. Newco, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, context, dispute, or other proceeding relating to Employment Taxes of the Newco Group.

(f) Notwithstanding anything set forth in this Agreement to the contrary, to the extent that any provision of this Agreement would require any member of the Newco Group or the NetScout Group to assume any Liability or otherwise perform any obligation in respect of a Delayed Transfer Newco Employee, such assumption or performance shall not occur or otherwise become effective until the Delayed Transfer Date applicable to such Delayed Transfer Newco Employee.

Section 2.2 Treatment of Compensation and Benefit Arrangements.

(a) Unless otherwise required by a Collective Bargaining Agreement and except as otherwise expressly provided for in this Agreement, and subject to the Newco Group’s obligations in relation to employees who transfer to the Newco Group at the Separation Time pursuant to the Transfer Regulations, (i) for a period of twelve (12) months following the Closing Date (or such shorter period as any such Newco Employee is employed by NetScout or one of its Affiliates), NetScout will provide or cause to be provided to each Newco

Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Newco Employee immediately prior to the Separation Time and (B) a target annual cash bonus opportunity no less favorable than the target annual cash bonus opportunity in effect for such Newco Employee, if any, immediately prior to the Separation Time, and (ii) for a period beginning within a reasonable period of time following the Closing Date and ending on December 31 of the calendar year in which the Closing Date occurs (or such shorter period as any such Newco Employee is employed by NetScout or one of its Affiliates), NetScout will use its reasonable best efforts to provide or cause to be provided to each Newco Employee health and welfare and retirement benefits that are no less favorable than those provided by NetScout to similarly situated employees of NetScout in the applicable jurisdiction as of the date hereof (which for U.S. Newco Employees shall be determined by reference to the benefits as described in the NetScout 2014 Summary of Benefits as may be amended for all NetScout U.S. employees).

(b) Without limiting Section 2.2(a) and subject to the Newco Group’s obligations in relation to employees who transfer to the Newco Group as of the Separation Time pursuant to the Transfer Regulations and applicable Law, for a period of twelve (12) months following the Effective Time, NetScout shall provide or cause to be provided to each Newco Employee not covered by Collective Bargaining Agreements severance benefits calculated in a manner no less favorable than those such Newco Employee would have received upon a termination of employment or service immediately prior to the Separation Time.

Section 2.3 Establishment of Newco Benefit Arrangements and Participation in Danaher Benefit Arrangements. Prior to the Effective Time, any member of the Newco Group may establish or maintain Newco Benefit Arrangements in accordance with the provisions of Section 2.10 of this Agreement. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time, (i) Newco and each member of the Newco Group, to the extent applicable, shall cease to be a Participating Company in any Danaher Benefit Arrangement and (ii) each Newco Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Danaher Benefit Arrangement (except to the extent of obligations that accrued before the Effective Time and that remain a Liability of any member of the Danaher Group pursuant to this Agreement), and Danaher and Newco shall take all necessary action to effectuate each such cessation. Notwithstanding the above, and in the event it is not administratively feasible or practicable to provide coverage to Newco Employees immediately as of the Effective Time under NetScout Benefit Arrangements (as determined by NetScout), Danaher will confer with NetScout regarding the provision of continued coverage for Newco Employees in Danaher Benefits Arrangements after the Effective Time on terms and conditions satisfactory to Danaher.

Section 2.4 Service Recognition. Effective as of the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, NetScout shall, and shall cause each member of the NetScout Group to, give each Newco Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any NetScout Benefit Arrangement for such Newco Employee’s service with any member of the Danaher Group or Newco Group or any predecessor thereto prior to the Effective Time, to the same extent such service was recognized by the applicable Danaher Benefit Arrangement immediately prior to the Effective Time; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits. In addition, and without limiting the generality of the foregoing provisions of this Section 2.4, (i) NetScout shall use reasonable efforts to cause each Newco Employee to be immediately eligible to participate, without any waiting time, in any and all NetScout Benefit Arrangements to the extent coverage under the NetScout Benefit Arrangement is provided by NetScout to similarly situated employees in the applicable jurisdiction as of the Effective Time, (ii) for purposes of each NetScout Benefit Arrangement that is a medical, dental or vision benefit plan, NetScout shall use reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such NetScout Benefit Arrangement to be waived for such employee and his or her covered dependents, and (iii) NetScout shall use reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Danaher Benefit Arrangement ending on the date such employee’s participation in the corresponding NetScout Benefit Arrangement begins to be taken into account under such NetScout Benefit

Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the NetScout Benefit Arrangement.

Section 2.5 Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, Danaher and Newco shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Newco or a member of the Newco Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Newco Employees and any Employee Representatives. As of the Effective Time, NetScout shall, or shall cause Newco or a member of the Newco Group to continue to maintain or to assume and honor, to the extent required by applicable Law, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a Newco Employee’s employment by the Newco Group) applicable to any Newco Employee immediately before the Effective Time. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Danaher Group or the Newco Group to any Employee Representative or any other Person as described in such agreement.

Section 2.6 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Newco Employee or other former, current or future employee of the Danaher Group or Newco Group under any Benefit Arrangement of the Danaher Group or Newco Group.

Section 2.7 Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Danaher Group, Newco Group or NetScout Group from amending or terminating any employee benefit plans, policies or compensation programs at any time on or after the Separation Date.

Section 2.8 No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any individual to continue employment with the Danaher Group, Newco Group or NetScout Group or, except as otherwise provided in this Agreement, as a commitment on the part of the Danaher Group, Newco Group or NetScout Group to continue the employment, compensation, or benefits of any individual for any period or to provide any recall or similar rights to an individual on layoff or any type of leave of absence. This Agreement is solely for the benefit of the Danaher Group, Newco Group and NetScout Group and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Newco Employee or other current or former employee, officer, director or contractor of the Danaher Group, Newco Group or NetScout Group, other than the Parties and their respective successors and assigns.

Section 2.9 Certain Employment Transfers.

(a) Danaher shall use reasonable best efforts to cause each Newco Employee to be employed by a member of the Newco Group at the Separation Time in accordance with applicable Law. Danaher Group and Newco Group agree to execute, and to seek to have the applicable Newco Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.9. NetScout shall provide the information, within reason, as requested by Danaher and its Affiliates in sufficient time to enable Danaher and its Affiliates to meet their information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, provided that any such requests are timely received.

(b) Automatic Transfer Employees shall not be terminated upon the Separation Time, but rather the rights, powers, duties, liabilities and obligations of Danaher (or the appropriate member of the Danaher Group) to such employees with respect to their material terms of employment in force immediately before the Separation Date shall be transferred to the appropriate member of the Newco Group, but only to the extent required by, and only then in accordance with, applicable Law.

(c) For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of termination/resignation and re-hire, the appropriate member of the Newco Group shall offer employment to each such employee effective on the Separation Date. Each such offer will be at such employee’s same location and same base salary as is in effect immediately before the Separation Date and otherwise on substantially the same terms and conditions of employment in the aggregate as was provided by the appropriate member of the Danaher Group immediately before the Separation Date, and which shall comply with the requirements of Section 2.2 to the extent permitted by Law. For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of employer substitution, the appropriate member of the Danaher Group shall effectuate an employer substitution on the Separation Date with respect to the employees, in accordance with applicable Law, pursuant to which each appropriate member of the Newco Group will employ the employees, and will acknowledge and accept all rights, obligations, duties, and responsibilities with respect to such employees as of the Separation Date. Such employer substitution shall comply with the requirements of Section 2.2, the extent permitted by Law.

(d) Notwithstanding anything set forth in this Agreement to the contrary, the provisions of this Section 2.9 will not apply to any Delayed Transfer Newco Employee until the Delayed Transfer Date applicable to such Delayed Transfer Newco Employee, unless otherwise required by Law.

(e) To the extent a Newco Employee objects, rejects or refuses to transfer to Newco Group (a “Transfer Objection”), such employee shall remain employed by Danaher, or the appropriate member of the Danaher Group, to the extent permitted by Law. To the extent a Newco Employee transfers to Newco Group despite such employee’s Transfer Objection, provided that the Transfer Objection is not due to NetScout’s failure to comply with any of its obligations under this Agreement, Danaher shall reimburse and otherwise fully indemnify NetScout for any Liabilities arising out of the subsequent termination or separation of employment of such Newco Employee, including the costs of notice and severance, arising or resulting from such employee’s objection, rejection or refusal to transfer. NetScout shall take all reasonable steps to minimize such Liabilities including giving Danaher the opportunity to re-employ such individual.

Section 2.10 Identification of Newco Employees and Independent Contractors.

(a) Each employee of, or independent contractor providing services to, Danaher’s Arbor Networks business or Danaher’s Tektronix Communications business immediately prior to the Separation Time shall automatically be treated as a Newco Employee or Newco Independent Contractor hereunder, respectively.

(b) With respect to identifying which employees and independent contractors of Danaher’s Fluke Network’s business who are not fully dedicated to the Communications Business should be treated as a Newco Employee or Newco Independent Contractor, respectively, (the “Potential Transferees”), the Parties agree to establish a human resources integration team (“Integration Team”) not later than one (1) month following the date of this Agreement consisting from time to time of eight (8) individuals (or such other number as agreed by the Parties), one-half of whom are employees of Danaher as designated by the vice president of human resources of Danaher and one half of whom are employees of NetScout as designated by the vice president of human resources of NetScout or other designee as determined by NetScout. Such integration team shall work in good faith to identify and resolve any dispute regarding whether a Potential Transferee should be designated as a Newco Employee or Newco Independent Contractor (a “Designated Person”) or as a Danaher employee not designated as a Newco Employee or Newco Independent Contractor (a “Non-Designated Person”), with a goal of providing the Newco Group with sufficient operational and management employees and service providers to operate and manage the Communications Business on a reasonable basis in the opinion of Danaher based upon its experience of operating the Communications Business. To the extent such human resources integration team is unable to agree on the identity of Newco Employees and/or Newco Independent Contractors not later than two (2) months prior to the contemplated Separation Time, the respective chief human resources officers of Danaher and NetScout shall act in good faith to resolve such disagreement not later than the Closing Date. If such disagreement cannot be resolved in good faith, then the vice president of human resources of Danaher shall make the final determination. Notwithstanding the foregoing provisions of this Section 2.10 or the definition of “Newco Employee” or “Newco Independent Contractor” to the contrary, the identification of Newco Employees and Newco Independent Contractors shall be made subject to and in accordance with the provisions of any applicable collective bargaining obligation and Collective Bargaining Agreement and otherwise in accordance with applicable Law. Additionally, to the extent any member of the Newco Group desires to adopt or maintain a Newco Benefit Arrangement on behalf of Newco Employees prior to the Effective Time, the terms and conditions of any such Newco Benefit Arrangement must be approved and authorized by the Integration Team. If the Integration team is unable to agree on the establishment or terms and conditions of a Newco Benefit Arrangement, the respective chief human resources officers of Danaher and NetScout shall act in good faith to resolve such disagreement as soon as practicable.

Section 2.11 Information and Consultation.

(a) Following entry into this Agreement, Danaher shall and shall cause its Subsidiaries and each member of the Newco Group that is to employ any Newco Employee to comply with all requirements and obligations to inform, consult or otherwise notify any Newco Employees or Employee Representatives in relation to the Separation, Distribution, Mergers and any other consequence of the transactions contemplated by Distribution Agreement and the Merger Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

(b) NetScout shall and shall cause its Subsidiaries and Merger Sub to comply with all requirements and obligations to inform, consult or otherwise notify any NetScout Group employees or any representatives of them in relation to the Merger and any other consequence of the transactions contemplated by this Agreement and the Merger Agreement whether required pursuant to any collective bargaining agreement applicable to NetScout employees, the Transfer Regulations or other applicable Law.

Section 2.12 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Danaher Group or transferred to or assumed by the Newco Group or NetScout in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

Section 2.13 Sharing of Information. On and after the date hereof and in each case to the extent permitted by applicable Law, Danaher shall, and shall cause each member of the Danaher Group to use reasonable efforts to (i) share any materials and documents with Newco and NetScout that are reasonably determined to be necessary to permit Newco and NetScout to effectuate the provisions of this Agreement and (ii) make available any Newco Employees to Newco and NetScout for purposes of making any communications to such Newco Employees relating to the provisions of this Agreement; provided that Danaher shall be permitted to have a representative present at any meeting between Newco or NetScout and a Newco Employee that occurs prior to the Effective Time.

ARTICLE III

DEFINED BENEFIT PLANS

Section 3.1 U.S. Retirement Plan Participation. Danaher shall retain all assets and Liabilities relating to the Danaher U.S. Retirement Plan, including Liabilities in respect of pension benefits accrued thereunder by Newco Employees through the Effective Time. No assets or Liabilities of a Danaher U.S. Retirement Plan shall be transferred to a retirement plan maintained by Newco, NetScout or any of their respective Affiliates following the Effective Time. No Newco Employee will accrue benefits under the Danaher U.S. Retirement Plan after the Effective Time.

Section 3.2 Non-U.S. Retirement Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the participation of each Newco Employee who is a participant in a Danaher Non-U.S. Retirement Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Danaher Non-U.S. Retirement Plan.

(b) To the extent required by applicable Law, NetScout shall, or shall cause a member of the NetScout Group to, use its reasonable efforts to establish or maintain one or more defined benefit retirement plans (such defined benefit plan or plans, the “NetScout Non-U.S. Retirement Plans”) in which each Newco Employee who participated in a Danaher Non-U.S. Retirement Plan immediately prior to the Separation Time will be eligible to participate as soon as practicable following the Effective Time, with terms substantially similar to the terms of the applicable Danaher Non-U.S. Retirement Plan as in effect immediately prior to the Separation Time. To the extent required by Law, Danaher shall cause the Danaher Non-U.S. Retirement Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Retirement Plans to accept a transfer of) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Danaher Non-U.S. Retirement Plans and Danaher shall cause the Danaher Non-U.S. Retirement Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Retirement Plans to accept a transfer of) assets in an amount equal to the Liabilities so transferred (such transfers, the “Pension Transfers”). In the event that a Danaher Non-U.S. Retirement Plan is unable to transfer assets in an amount equal to the Liabilities transferred in connection with the Pension Transfers, Danaher shall transfer to NetScout an amount of cash equal to the difference between the Liabilities transferred under the Pension Transfers and the assets transferred under the Pension Transfers. The Pension Transfers shall be effected in accordance with applicable Law and local custom and practice; provided that if the mechanism for transfer of such assets and Liabilities is not mandated by applicable Law, then the assets and Liabilities relating to Newco Employees in respect of any applicable Danaher Non-U.S. Retirement Plan in such jurisdiction will be transferred on a projected benefit obligation basis as determined in accordance with U.S. Generally Accepted Accounting Principles and based on the applicable discount rates used in the most recent financial statements relating to the applicable Danaher Non-U.S. Retirement Plan (updated as of the Effective Time). Danaher shall use commercially reasonable efforts to provide that all assets transferred in accordance with this subsection (b) shall be transferred in the form of cash, insurance contracts or marketable securities unless otherwise required by applicable Law. NetScout shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the NetScout Non-U.S. Retirement Plans.

(c) To the extent required by applicable Law, and subject to any Collective Bargaining Agreement, effective as of the Effective Time, NetScout or NetScout Group member shall assume sponsorship of, and shall retain or assume all assets and benefit Liabilities relating to, any Danaher Non-U.S. Retirement Plan in which all participants immediately prior to the Effective Time are Newco Employees or Newco Benefit Arrangement that is a defined benefit retirement plan. If the assets held by any Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement assumed or retained under this Section 3.2(c) are less than the Liabilities accrued under such Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement (determined on a projected benefit obligation basis), Danaher shall transfer to NetScout an amount of cash equal to the difference between the assets held by such Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement and such Liabilities. Danaher shall indemnify, defend and hold harmless the NetScout Indemnitees and the Newco Indemnitees for any Losses or Liabilities (other than Liabilities for benefit payments) related to or arising under any Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement assumed or retained under this Section 3.2(c) which are related to any act or omission or operation of such Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement occurring prior to the Effective Time.

(d) Except as specifically provided in this Section 3.2, no member of the NetScout Group shall have any Liability with respect to any Danaher Non-U.S. Retirement Plan or other Danaher Benefit Arrangement that is a defined benefit retirement plan (including for the avoidance of doubt any “Section 75” debt arising from any Danaher Benefit Arrangement that is a United Kingdom retirement plan).

ARTICLE IV

DEFINED CONTRIBUTION PLANS

Section 4.1 U.S. Savings Plan Participation.

(a) Effective as of the Effective Time, (i) the participation of each Newco Employee who is a participant in a Danaher U.S. Savings Plan shall automatically cease and (ii) Danaher shall cause each such Newco Employee to become fully vested in such Newco Employee’s account balances under such Danaher U.S. Savings Plan.

(b) Effective no later than the Effective Time, NetScout shall, or shall cause a member of the NetScout Group to, use its reasonable effort to establish or maintain one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “NetScout U.S. Savings Plans”) in which each Newco Employee who participated in a Danaher U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms that are fully equivalent to those provided by NetScout to similarly situated employees of NetScout as of the Effective Time.

(c) NetScout shall use reasonable efforts, or shall cause a member of the NetScout Group to use reasonable efforts, to take all necessary actions to cause the applicable NetScout U.S. Savings Plan in which a Newco Employee is eligible to participate to permit each such Newco Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code and inclusive of any loans), in the form of cash, notes or shares of Danaher Common Stock, as applicable, in an amount equal to the full account balance distributed to such Newco Employee from the Danaher U.S. Savings Plan to the applicable NetScout U.S. Savings Plan.

(d) NetScout shall cause the NetScout U.S. Savings Plan to provide that all shares of Danaher Common Stock transferred into the NetScout U.S. Savings Plan in connection with Section 4.1(c) shall, to the extent still held under the NetScout U.S. Savings Plan, be maintained under the NetScout U.S. Savings Plan in compliance with all requirements of ERISA and applicable Laws; provided that NetScout shall not be required to permit the investment of contributions made after the Closing Date into Danaher Common Stock, but will be required to permit Newco Employees who participate in the NetScout U.S. Savings Plan to continue to hold shares of Danaher Common Stock transferred into the NetScout U.S. Savings Plan in connection with Section 4.1(c) through a self-directed brokerage account under the NetScout U.S. Savings Plan.

Section 4.2 Non-U.S. Savings Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the participation of each Newco Employee who is a participant in a Danaher Non-U.S. Savings Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Danaher Non-U.S. Savings Plan.

(b) To the extent required by applicable Law, NetScout shall, or shall cause a member of the NetScout Group to, establish or maintain one or more plans in which each Newco Employee who participated in a Danaher Non-U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms (excluding employer contributions) no less favorable than the terms of the applicable Danaher Non-U.S. Savings Plan as in effect immediately prior to the Separation Time (such plan or plans, the “NetScout Non-U.S. Savings Plans”). To the extent required by Law, Danaher shall cause the Danaher Non-U.S. Savings Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Savings Plans to accept a transfer of) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Danaher Non-U.S. Savings Plans and Danaher shall cause the Danaher Non-U.S. Savings Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Savings Plans to accept a transfer of) assets in an amount equal to the Liabilities so transferred (such transfers, the “Savings Transfers”). In the event that a Danaher Non-U.S. Savings Plan is unable to transfer assets in an amount equal to the Liabilities transferred in connection with the Savings Transfers, Danaher shall transfer to NetScout an amount of cash equal to the difference between the Liabilities transferred under the Savings Transfers and the assets transferred under the Savings Transfers. Except as otherwise agreed by the Parties after the date hereof, such transfer shall be effected in accordance with applicable Law and local custom and practice. NetScout shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the NetScout Non-U.S. Savings Plans.

(c) To the extent required by applicable Law, and subject to any Collective Bargaining Agreement, effective as of the Effective Time, NetScout shall assume sponsorship of, and shall retain or assume all assets and benefit Liabilities relating to any Danaher Non-U.S. Savings Plan in which all participants immediately prior to the Effective Time are Newco Employees or Newco Benefit Arrangement that is a defined contribution plan. Danaher shall indemnify, defend and hold harmless the NetScout Indemnitees and the Newco Indemnitees for any Losses or Liabilities (other than Liabilities for benefit payments) related to or arising under any Danaher Non-U.S. Savings Plan or Newco Benefit Arrangement assumed or retained under this Section 4.2(c) which are related to any act or omission or operation of such Danaher Non-U.S. Savings Plan or Newco Benefit Arrangement occurring prior to the Effective Time.

(d) Except as specifically provided in this Section 4.2, no member of the NetScout Group shall have any Liability with respect to any Danaher Non-U.S. Savings Plan or other Danaher Benefit Arrangement that is a retirement plan.

ARTICLE V

HEALTH AND WELFARE PLANS

Section 5.1 Health and Welfare Plan Participation. Subject and in addition to the Newco Group’s obligations in relation to employees who transfer to Newco Group at the Separation Time pursuant to the Transfer Regulations, effective no later than the Effective Time, NetScout shall or shall cause a member of the NetScout Group to use reasonable efforts to establish or maintain health and welfare plans (which term shall be limited to medical, dental, vision, disability and life insurance coverage) for the benefit of each Newco Employee with terms that are fully equivalent to those provided by NetScout to similarly situated employees of NetScout in the applicable jurisdiction as of the Effective Time (which for U.S. Newco Employees shall be determined by reference to the benefits as described in the NetScout 2014 Summary of Benefits as may be amended for all NetScout U.S. employees).

Section 5.2 Certain Liabilities.

(a) With respect to employee welfare and fringe benefits, (i) Danaher shall fully perform, pay and discharge, under the Danaher Welfare Plans, all claims of Newco Employees that are incurred but not paid prior to the Effective Time and (ii) NetScout shall fully perform, pay and discharge, under the NetScout Welfare Plans, from and after the Effective Time, all claims of Newco Employees that are incurred from and after the Effective Time under the applicable Newco Benefit Arrangement.

(b) For purposes of this Section 5.2, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability, (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability and (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

Section 5.3 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement or by applicable Laws, (i) Newco shall credit each Newco Employee as of the Separation Time with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with Danaher Group as of immediately before the Separation Time, (ii) NetScout shall cause each Newco Employee to be eligible to use on or before December 31 of the year following the Effective Time any accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with Danaher as of immediately before the Effective Time to the extent in excess of the amount that would have been available to the Newco Employee had the Newco Employee’s service with Newco been treated as service with NetScout, (iii) NetScout may cause each Newco Employee to forfeit any excess amount not used in accordance with the foregoing clause (ii), and (iv) as of the Effective Time, each Newco Employee shall be subject to NetScout’s vacation policy (pro-rated as of the Effective Time) for the year in which the Closing occurs; provided, however, that NetScout shall provide Newco Employees with credit for employment service with Danaher for purposes of determining each Newco Employee’s eligibility for and future accruals of vacation days under the NetScout vacation policy. Time-off benefits for Newco Employees will be fully equivalent to those provided by NetScout to similarly situated employees of NetScout in the applicable jurisdiction as of the date hereof (which for U.S. Newco Employees shall be determined by reference to the benefits as described in the NetScout 2014 Summary of Benefits as may be amended for all NetScout U.S. employees).

ARTICLE VI

EXECUTIVE BENEFIT PLANS

Section 6.1 Non-Qualified Deferred Compensation Plans. Effective as of the Effective Time, the active participation of each Newco Employee who is a Participant in a Danaher NQDC Plan shall cease. NetScout shall have no obligation to establish and maintain a NQDC Plan for the benefit of Newco Employees and Danaher shall retain all assets and Liabilities in respect of the Danaher NQDC Plan.

ARTICLE VII

TREATMENT OF DANAHER EQUITY AWARDS

Section 7.1 Retained Danaher Equity Awards.

(a) Treatment of Vested Danaher Options. Each Danaher Option that is vested and exercisable as of immediately before the Effective Time shall remain exercisable for a period of ninety (90) days commencing on the day immediately following the Closing Date, or, in the case of a Danaher Option held by a Delayed Transfer Newco Employee, for ninety (90) days after the date such individual becomes a Newco Employee, provided that in no event shall any such Danaher Option remain exercisable after the expiration of its term. Any such Danaher Option that remains unexercised as of the end of such ninety (90) day period shall terminate and be forfeited without the payment of any consideration to the holder thereof.

(b) Treatment of Unvested Danaher Options Scheduled to Vest Prior to August 4, 2015. If the Closing Date occurs before August 4, 2015, each Danaher Option that is scheduled to vest in accordance with its terms on or after the Closing Date but on or before August 4, 2015, shall continue to vest in accordance with its terms and shall remain exercisable for a period of ninety (90) days commencing on the day immediately following the vesting date of such Danaher Option, or, in the case of a Danaher Option held by a Delayed Transfer Newco Employee, ninety (90) days after such individual becomes a Newco Employee, provided that in no event shall any such Danaher Option remain exercisable after the expiration of its term. Any such Danaher Option that remains unexercised as of the end of such ninety (90) day period shall terminate and be forfeited without the payment of any consideration to the holder thereof.

(c) Treatment of Unvested Danaher Restricted Stock Units Scheduled to Vest Prior to August 4, 2015. If the Closing Date occurs before August 4, 2015, each Danaher Restricted Stock Unit that is scheduled to vest in accordance with its terms on or after the Closing Date but on or before August 4, 2015, shall continue to vest and shall be settled in accordance with its terms.

(d) Tax and Regulatory Compliance for Retained Danaher Equity Awards. To the extent any member of the Newco Group is subject to Tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection with the Retained Danaher Equity Awards, the Parties agree to cooperate to ensure that such obligations are met and that any Employment Taxes payable by any member of the Newco Group in connection with such Retained Danaher Equity Award shall be paid by Danaher.

Section 7.2 Cancelled Danaher Equity Awards. Each (i) Danaher Option that is unvested as of immediately before the Effective Time, or, in the case of a Danaher Option held by a Delayed Transfer Newco Employee that is unvested as of the date such individual becomes a Newco Employee, (other than with respect to any such Danaher Option that is subject to Section 7.1(b) hereof) (together, the “Cancelled Danaher Options”) and (ii) Danaher Restricted Stock Unit that is unvested as of immediately before the Effective Time, or in the case of a Danaher Restricted Stock Unit held by a Delayed Transfer Newco Employee that is unvested as of the date such individual becomes a Newco Employee (other than with respect to any such Danaher Option that is subject to Section 7.1(c) hereof) (together, the “Cancelled Danaher Restricted Stock Units” and together with the Cancelled Danaher Options, the “Cancelled Danaher Equity Awards”) shall, effective as of immediately before the Effective Time or as of the date a Delayed Transfer Newco Employee becomes a Newco Employee, as applicable, be cancelled by Danaher without the payment by Danaher of any consideration to the holder thereof.

Section 7.3 NetScout Retention Awards. NetScout will, as soon as practicable following the Closing Date, and in any event within thirty (30) days after the Closing Date, or, in the case of a Delayed Transfer Newco Employee who becomes a Newco Employee after the Closing Date, within thirty (30) days after such individual becomes a Newco Employee, provide the following to each Newco Employee who is a holder of a Cancelled Danaher Equity Award:

(a) A cash retention award with a value equal to one-half of such Newco Employee’s Cancelled Danaher Equity Award Value, payable on the later of (i) the first anniversary of the Closing Date and (ii) August 4, 2016, in each case subject to the Newco Employee’s continued employment with Newco, NetScout or a member of the NetScout Group through the applicable date and payable no later than ten (10) Business Days thereafter. Danaher shall, within twenty (20) Business Days following the date on which NetScout provides it with written evidence of the making of such cash retention payments, pay to NetScout or the applicable member of the NetScout Group an amount equal to (i) the sum of such cash retention payments and any Employment Taxes payable by NetScout or the applicable member of the NetScout Group in connection therewith, less (ii) the value of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis realizable by NetScout and any member of the NetScout Group as a result of the payment of the such cash retention payments and any related Employment Taxes (the “Tax Benefit Amount”). The amount of such Employment Taxes and the Tax Benefit Amount shall be reasonably determined in good faith by NetScout in consultation with Danaher; and

(b) A number of NetScout Restricted Stock Units (rounded up to the nearest whole share) equal to the quotient of (i) no less than one-half of such Newco Employee’s Cancelled Danaher Equity Award Value and (ii) the NetScout Closing Trading Price; provided, however, that notwithstanding the above, the maximum aggregate value of the NetScout Restricted Stock Units that will be awarded under this Section 7.3(b) will not exceed $15 million (“RSU Cap”), where the “value” of a NetScout Restricted Stock Unit for this purpose is equal to the NetScout Closing Trading Price. The NetScout Restricted Stock Units granted in accordance with this Section 7.3(b) shall be subject to the terms and conditions of the applicable stock plan maintained by NetScout pursuant to which they are granted and an award agreement provided by NetScout thereunder. If the RSU Cap applies, the reduction to the number of NetScout Restricted Stock Units awarded with respect to each Cancelled Danaher Equity Award will occur on a pro rata basis.

Section 7.4 Necessary Actions. The Parties shall, as soon as practicable after the date hereof and in no event later than the Business Day prior to the Closing Date, take all actions as may be necessary to implement the provisions of this Section 7, including adopting any necessary resolutions and making any required plan amendments and award modifications and obtaining any required consents from Newco Employees.

Section 7.5 Adjustments. Each Danaher Option and Danaher Restricted Stock Unit shall at all times remain subject to adjustment in accordance with the terms and conditions of the applicable Danaher Stock Plan and award agreement.

Section 7.6 SEC Registration. All shares of common stock of NetScout to be issued in respect of the NetScout Restricted Stock Units shall be subject to an effective registration statement on Form S-8 (or another appropriate form) maintained by NetScout. NetScout shall use reasonable best efforts to keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any such NetScout Restricted Stock Units remain outstanding.

Section 7.7 Compliance. In the event that the treatment specified in this Section 7 hereof does not comply with applicable Law or results in adverse Tax consequences to the Parties or any Newco Employees (or if it would be onerous, as determined by NetScout, to comply with applicable Law in order to provide such treatment), the Parties agree to negotiate in good faith alternative treatment that complies with applicable Law and does not result in adverse Tax consequences to the Parties or any Newco Employees.

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

Section 8.1 Workers’ Compensation Liabilities. Effective as of the Effective Time, NetScout shall assume all Liabilities (other than any Liabilities related to medical or other similar services performed, or compensation in respect of lost work for periods, prior to the Effective Time) for Newco Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia, and arising at or after the Effective Time, and NetScout shall be fully responsible for the administration of all such claims. If NetScout is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Danaher shall retain such Liabilities and NetScout shall reimburse and otherwise fully indemnify Danaher for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Danaher shall retain all Liabilities for workers’ compensation claims to the extent arising prior to the Effective Time.

Section 8.2 Code Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary, the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that (i) a federal income Tax deduction for the payment of such compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code or the denial of any Tax deduction by reason of Section 162(m) of the Code.

Section 8.3 Certain Payroll and Bonus Matters.

(a) Post-Distribution Payroll for Pre-Distribution Service. In the case of each Newco Employee, the employer of such individual as of immediately before the Closing Date shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Closing Date, unless otherwise agreed to by Danaher and NetScout.

(b) Annual Bonus Programs. As soon as practicable following the Effective Time, Danaher shall for each Newco Employee either (i) pay to NetScout or Newco who shall apply for the benefit of the relevant Newco Employee; or (ii) reimburse NetScout or Newco, in either case an amount equal to (A) for the fiscal year ending immediately prior to the Effective Time, any accrued but unpaid bonus for an Newco Employee and (B) for the fiscal year in which the Effective Time occurs, the product of (1) the annual cash incentive bonus (if any) the Newco Employee could have earned for the year during which the Effective Time occurs based on projected actual performance for the full year as determined by Danaher in good faith as of the Effective Time and (2) a fraction, the numerator of which is the number of days elapsed in the applicable bonus period through the Effective Time and the denominator of which is 365.

Section 8.4 Danaher Retention Plan. Danaher may, in its sole discretion, implement and adopt a cash retention plan for certain Newco Employees as set forth on Annex A hereto.

Section 8.5 Employee Stock Purchase Plan. Each Newco Employee (other than any Newco Employees outside of the United States or who are otherwise ineligible to participate under the applicable terms) will be immediately eligible to participate in the NetScout Systems, Inc. Amended and Restated 2011 Employee Stock Purchase Plan or a successor plan (the “ESPP”) on the same basis as similarly situated NetScout employees as of the first offering date thereunder on or after the Closing Date.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Parties. Except as otherwise specifically set forth in any provision of this Agreement (including Section 2.1(c)), (i) Danaher shall indemnify, defend and hold harmless the NetScout Indemnitees and Newco Indemnitees from and against, and shall reimburse such Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Distribution, any breach by any member of the Danaher Group of any provision of this Agreement and (ii) NetScout and Newco shall, on a joint and several basis, indemnify, defend and hold harmless the Danaher Indemnitees from and against, and shall reimburse such Danaher Indemnitees with respect to, any and all Losses that proximately result from, relate to or arise, whether prior to, at or following the Separation Time, any breach by any member of the NetScout Group or Newco Group of any provision of this Agreement.

Section 9.2 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 9.2(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IX to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IX to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.2, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, that such access shall not require the Indemnifying

Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) No Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.3, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.3 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article IX will be net of any proceeds received by the Indemnitee from any third party (net of any deductible or retention amount or any other third party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IX to any Indemnitee pursuant to this Article IX will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article IX; provided, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 9.4 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 9.2, Danaher may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which otherwise would be subject to this Article IX and as to which a member of the Danaher Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder; provided, however, that (i) Danaher and Newco shall investigate, prosecute, defend and/or appeal such Actions in good faith, (ii) Danaher shall reasonably consult with Newco on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Newco shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) Danaher must obtain the written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require Newco (or any of its Affiliates) to admit any guilt or fault or incur any Liability, does not release such Party (or any of its Affiliates) completely in connection with such Action, or imposes injunctive or other equitable relief against Newco (or any of its Affiliates). After any such compromise, settlement, consent to entry of judgment or entry of judgment, Danaher and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to Newco, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IX shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.5 Payments. Indemnification required by this Article IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Sharing of Information. To the extent permitted by applicable Law, Danaher, Newco and NetScout shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, its obligations under this Agreement, and otherwise to comply with provisions of applicable Law. Danaher shall comply with all applicable data privacy Laws and requirements when collecting, processing, sharing and/or transferring information relating to an individual or which on its own or with other information may identify or be used to identify an individual. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Article VII of the Distribution Agreement; provided, that, notwithstanding anything in such Article VII and without otherwise limiting the provisions of such Article VII, each of the Parties shall comply with any requirement of applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 10.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure Consents from employees, former employees and their respective dependents to the extent required by Law or otherwise to permit the Parties to share Information as contemplated in this Section 10.1.

Section 10.2 Reasonable Efforts/Cooperation. (i) Each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, including adopting plans or plan amendments and using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control and to perform all covenants and agreements herein applicable to such Party and (ii) none of the Parties will, without the prior written consent of any other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation. Without limiting the foregoing provisions of this Section 10.2, each of the Parties shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3 Employer Rights. Without limiting Section 2.8 and except as otherwise expressly provided in this Agreement (including Section 2.2), nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Arrangements at any time within their sole discretion.

Section 10.4 Effect on Employment. Without limiting Section 2.3 or Section 2.4, except as expressly provided in this Agreement, the mere occurrence of the Separation, Distribution or Mergers shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Danaher Benefit Arrangements (provided that Newco Employees may become eligible for a distribution from the Danaher U.S. Savings Plan, a Danaher Non-U.S. Savings Plan or the Danaher NQDC Plan, in each case in accordance with the terms of the applicable plan).

Section 10.5 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 10.6 Access to Employees. On and after the Effective Time, Danaher, Newco and NetScout shall, and shall cause each of their respective Affiliates to, use their reasonable efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Danaher Group, Newco Group or NetScout Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Effective Time. The Party to whom an employee is made available in accordance with this Section 10.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses.

Section 10.7 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Newco Employees under Danaher Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding NetScout Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Newco Employee.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, the Confidentiality Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.3 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Danaher, NetScout and Newco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.3 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.4 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to NetScout or Newco:

NetScout Systems, Inc. 310 Littleton Road Westford, Massachusetts 01886 Attn: Anil K. Singhal, CEO Email: Anil.Singhal@netscout.com Facsimile: (978) 614-4004 with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
	Attn:	Miguel J. Vega
Barbara Borden
	Facsimile:	(617) 937-2400

and with a copy to (which shall not constitute notice):

Baker & McKenzie LLP 660 Hansen Way Palo Alto, CA 94304 Attn: Matthew Gemello Facsimile: (650) 856-9299

(b)	If to Danaher:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
	Attn:	Attila Bodi
	Email:	attila.bodi@danaher.com
	Facsimile:	(202) 419-7676
	Attn:	Jonathan Schwarz
	Email:	jonathan.schwarz@danaher.com
	Facsimile:	(202) 419-7668

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
	Attn:	Joseph A. Coco
Thomas W. Greenberg
	Facsimile:	(212) 735-2000

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.5. Any notice to Danaher will be deemed notice to all members of the Danaher Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

Section 11.6 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.6(a) and shall be effective only to the extent in such writing specifically set forth.

Section 11.7 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 11.8 No Third-Party Beneficiaries. Except for the provisions of Article IX with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Danaher Group, the Newco Group or the NetScout Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 11.9 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.10 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 11.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or joint employer relationship between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

Section 11.14 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

Section 11.15 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby or thereby shall be subject to the dispute resolutions procedures set forth in Article VIII of the Distribution Agreement.

Section 11.16 Guarantee. Following the Effective Time, NetScout unconditionally, absolutely and irrevocably guarantees to Danaher the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement and the other Transaction Documents after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement and the other Transaction Documents after the Closing. NetScout’s obligations to Danaher under this Section 11.16 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and NetScout hereby expressly waives to the extent permitted by law, any defense to its obligations under this Section 11.16, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Danaher seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DANAHER CORPORATION

By:
Name:
Title:

POTOMAC HOLDING LLC

By:
Name:
Title:

NETSCOUT SYSTEMS, INC.

By:
Name:
Title:

Annex E

FORM OF

TAX MATTERS AGREEMENT

by and among

Danaher Corporation,

Potomac Holding LLC

and

NetScout Systems, Inc.

Dated as of [—]

FORM OF TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [—], is by and among Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holding LLC, a Delaware limited liability company (“Newco”), and NetScout Systems, Inc., a Delaware corporation (“NetScout”). Each of Danaher, Newco and NetScout is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Danaher is engaged, directly and indirectly, in the Communications Business;

WHEREAS, the Board of Directors of Danaher has determined that it is advisable and in the best interests of Danaher and Danaher’s shareholders to separate the Communications Business from the other businesses of Danaher and to divest the Communications Business in the manner contemplated by the Distribution Agreement and the Merger Agreement;

WHEREAS, Danaher and Newco have entered into the Distribution Agreement pursuant to which (a) (i) Danaher will, and will cause its Subsidiaries to, transfer certain assets, liabilities and subsidiaries of the Communications Business to Newco and its Subsidiaries, and (ii) Newco will, and/or will cause one or more of its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and/or businesses to Danaher and its Subsidiaries, as a result of which Newco will own, directly and indirectly through its Subsidiaries, the Communications Business and will not own, directly or indirectly through its Subsidiaries, any of the Danaher Business (collectively, the “Restructuring”), and (b) Danaher will distribute the interests in Newco to its shareholders (the “Distribution”) as described therein;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, certain steps of the Restructuring and the Distribution shall qualify as tax-free transactions within the meaning of Section 355(a) and/or Section 368(a)(1)(D) of the Code;

WHEREAS, Danaher has requested the IRS Ruling from the IRS;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, RS Merger Sub I, Inc. shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned subsidiary of NetScout, and the Newco Common Units shall be converted into the right to receive shares of common stock of NetScout on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

WHEREAS, immediately following the Merger, Newco will merge with and into RS Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of NetScout (“Merger Sub II”) with Merger Sub II surviving the merger (such merger, the “LLC Merger”) in the manner contemplated by the Merger Agreement; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback” has the meaning set forth in Section 4.02(b).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Communications Business” has the meaning set forth for in the Distribution Agreement.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Danaher” has the meaning set forth in the preamble to this Agreement.

“Danaher Business” means any businesses currently or formerly conducted by any member of the Danaher Group, other than the Communications Business.

“Danaher Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Danaher as the Common Parent.

“Danaher Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Danaher Consolidated Return.

“Danaher Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Danaher or any Danaher Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Danaher, any assets of Danaher or any assets of any Danaher Entity that, or (c) any breach by Danaher or any Danaher Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Tax-Free Status of the Transactions; provided, however, the term “Danaher Disqualifying Action” shall not include any action described in or contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution.

“Danaher Entity” means any Subsidiary of Danaher immediately after the Effective Time.

“Danaher Group” means, individually or collectively, as the case may be, Danaher and any Danaher Entity.

“Danaher Taxes” means, without duplication, (a) any Danaher Consolidated Taxes, (b) any (i) gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Newco or any member of the Newco Group at the time of the Distribution, (ii) net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) associated with deferred intercompany transactions between a Newco Group member and a Danaher Group member, and (iii) gains described in clause (i) or (ii) that are imposed under similar state, local or non-U.S. Law, (c) any Taxes imposed on Newco or any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Newco or any such member being or having been included as part of a Danaher Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law), (d) any Taxes not described in clause (a), (b) or (c) (including any Taxes resulting from an Adjustment) of Danaher or any Subsidiary or former Subsidiary of Danaher for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (e) any Taxes attributable to a Danaher Disqualifying Action, (f) any Transaction Taxes, and (g) any Transfer Taxes, in each case other than Newco Taxes.

“Disqualifying Action” means a Danaher Disqualifying Action or a Newco Disqualifying Action.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agreement” means the Separation and Distribution Agreement by and between Danaher and Newco dated as of October 12, 2014.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of [—].

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement (including, without limitation, the LLC Merger) or that is undertaken pursuant to the Restructuring or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (a) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (b) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a).

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” means the U.S. federal income Tax ruling, and any supplements thereto, issued to Danaher by the IRS in connection with the Restructuring and the Distribution.

“IRS Ruling Request” means any letter filed by Danaher with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“LLC Merger” has the meaning set forth in the recitals to this Agreement.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the Distribution Agreement.

“Merger Sub II” has the meaning set forth in the recitals to this Agreement.

“Mixed Business Income Tax Return” means any Income Tax Return (other than a Danaher Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that reflects or reports Income Taxes that relate to at least one asset or activity that is part of the Danaher Business, on the one hand, and at least one asset or activity that is part of the Communications Business, on the other hand.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that reflects or reports Non-Income Taxes that relate to at least one asset or activity that is part of the Danaher Business, on the one hand, and at least one asset or activity that is part of the Communications Business, on the other hand.

“Mixed Business Non-Income Taxes” means any U.S. federal, state or local, or foreign Non-Income Taxes attributable to any Mixed Business Non-Income Tax Return.

“Mixed Business Non-U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business Non-U.S. Income Taxes are reflected or reported.

“Mixed Business Non-U.S. Income Taxes” means any foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business U.S. Income Taxes are reflected or reported.

“Mixed Business U.S. Income Taxes” means any U.S. federal, state or local Income Taxes attributable to any Mixed Business Income Tax Return.

“NetScout” has the meaning set forth in the preamble to this Agreement.

“Newco” has the meaning set forth in the preamble to this Agreement.

“Newco capital stock” means the equity interests in Newco, treated as stock for U.S. federal income tax purposes.

“Newco Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Newco or any Newco Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Newco, any assets of Newco or any assets of any Newco Entity that, or (c) any breach by Newco or any Newco Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Tax-Free Status of the Transactions; provided, however, that the term “Newco Disqualifying Action” shall not include any action (including, without limitation, the LLC Merger) described in or contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution.

“Newco Employee” has the meaning set forth in Section 4.04(b).

“Newco Entity” means any Subsidiary of Newco immediately after the Effective Time.

“Newco Excluded Taxes” means (a) any Transaction Taxes and (b) Taxes caused by a Danaher Disqualifying Action, in each case except to the extent attributable to a Newco Disqualifying Action.

“Newco Group” means, individually or collectively, as the case may be, Newco and any Newco Entity.

“Newco Taxes” means, without duplication, (a) any Taxes of Danaher or any Subsidiary or former Subsidiary of Danaher for any Post-Closing Period attributable to the Tax Items properly attributable to assets or activities of the Communications Business, as determined pursuant to Section 2.08, and (b) any Taxes attributable to a Newco Disqualifying Action, in each case including any Taxes resulting from an Adjustment. For the avoidance of doubt, Newco Taxes shall not include any Newco Excluded Taxes.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinions” means the opinions of Counsel with respect to certain Tax aspects of the Transactions.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Distribution Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Newco management or shareholders, is a hostile acquisition, or otherwise, as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Newco and/or one or more holders of outstanding shares of Newco capital stock, as the case may be, a number of shares of Newco capital stock that would, when combined with any other direct or indirect changes in ownership of Newco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger and the LLC Merger), comprise 50% or more of (a) the value of all outstanding shares of stock of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Newco or NetScout of, or the issuance of stock pursuant to, a shareholder rights plan or (ii) issuances by Newco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders (except to the extent provided otherwise in the IRS Ruling). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, neither the Merger nor the LLC Merger shall constitute a Proposed Acquisition Transaction.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Restructuring VAT” means any VAT arising pursuant to the Restructuring or otherwise arising prior to the Closing Date.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Danaher Business, on the one hand, or the Communications Business, on the other (but not both).

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“Single Business Taxes” means any U.S. federal, state or local, or foreign Taxes attributable to any Single Business Return.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Distribution Agreement.

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax-Free Status of the Transactions” means the qualification of the Transactions for the intended tax treatment set forth in the Opinions and/or the IRS Ruling.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Materials” has the meaning set forth in Section 6.01(a).

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the Danaher Business or the Communications Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Taxes” means (a) any Taxes imposed on or by reason of the Restructuring, other than any such Taxes caused by a Newco Disqualifying Action, and (b) any Taxes payable by reason of the distribution of cash or any other property from Newco to Danaher. For the avoidance of doubt, Transaction Taxes include, without limitation, Taxes payable by reason of the settlement of Intercompany Accounts as contemplated by Section 1.07 of the Distribution Agreement.

“Transactions” means the Restructuring, the Distribution and the other transactions contemplated by the Distribution Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Danaher, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

“U.S. Income Taxes” means any Income Taxes imposed by or payable to the United States, any State or any political subdivision of the United States or any State.

“VAT” means the value added tax provided for in European Union Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or European Union Directive 77/388/EEC together with legislation supplemental thereto and any similar tax in any other jurisdiction.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 U.S. Income Tax Returns.

(a) Danaher Consolidated Returns. Danaher shall prepare and file all Danaher Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Newco or any Newco Entity on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

(c) Mixed Business U.S. Income Tax Returns.

(i) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Mixed Business U.S. Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Danaher or a Danaher Entity and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(ii) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Mixed Business U.S. Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity after the Closing Date, if any, and shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

(d) Single Business U.S. Income Tax Returns.

(i) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Danaher or a Danaher Entity, if any, and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(ii) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity after the Closing Date, if any, and shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

Section 2.02 Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns.

(a) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Danaher or a Danaher Entity and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(b) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Returns, in each case for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity after the Closing Date, and Newco shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

Section 2.03 Single Business Returns. Except as set forth in Section 2.01(d), (a) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Danaher or a Danaher Entity and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes, and (b) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity and shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

Section 2.04 Tax Return Procedures.

(a) Procedures relating to Tax Returns other than Single Business Returns.

(i) Danaher Consolidated Returns. With respect to all Danaher Consolidated Returns for the taxable year which includes the Closing Date, Danaher shall use the closing of the books method under Treasury Regulation Section 1.1502-76. Danaher shall inform Newco of (i) any changes to accounting methods relating to the Communications Business reflected on a Danaher Consolidated Return, and (ii) any election filed under Treasury Regulations Section 301.7701-3 with respect to a Newco Entity.

(ii) Mixed Business Tax Returns. To the extent that the positions taken on any Mixed Business U.S. Income Tax Return, Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 2.01 or 2.02 (the “Reviewing Party”) for any period after the Closing, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Communications Business or the Danaher Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Procedures relating to Single Business Returns. The Party that is required to prepare and file any Single Business Return pursuant to Section 2.01(d) or 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.01(d) or 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c) Notwithstanding anything to the contrary in this Article II, (i) the portion of any Tax Return that relates to any Taxes attributable to a Danaher Disqualifying Action shall be prepared by Danaher in the manner determined by Danaher in its sole discretion (or, if such Tax Return is required to be prepared by Newco, be prepared by Newco in the manner determined by Danaher in its sole discretion), and (ii) the portion of any Tax Return that relates to any Taxes attributable to a Newco Disqualifying Action shall be prepared by Newco in the manner determined by Newco in its sole discretion (or, if such Tax Return is required to be prepared by Danaher, be prepared by Danaher in the manner determined by Newco in its sole discretion). For the avoidance of doubt, the foregoing sentence shall apply only to the extent that the Parties shall be aware of the Danaher Disqualifying Action or the Newco Disqualifying Action at the time such Tax Return is prepared.

Section 2.05 Straddle Period Tax Allocation. Danaher and Newco shall take all actions necessary or appropriate to close the taxable year of Newco and each Newco Entity for all Tax purposes as of the close of the Closing Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit Newco or a Newco Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of Newco or such Newco Entity as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.06 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Danaher or a Danaher Entity or Newco or a Newco Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Danaher or Newco to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 2.07 Expenses. Except as provided in Section 8.01 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.08 Apportionment of Newco Taxes. For all purposes of this Agreement, but subject to Section 4.03, Danaher shall determine in good faith which Tax Items are properly attributable to assets or activities of the Communications Business (and in the case of a Tax Item that is properly attributable to both the Communications Business and the Danaher Business, the allocation of such Tax Item between the Communications Business and the Danaher Business). To the extent that Newco may in good faith disagree with any such apportionment, any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by Danaher. Danaher shall pay, and shall indemnify and hold Newco harmless from and against, without duplication, (a) all Danaher Taxes, (b) all Taxes incurred by Newco or any Newco Entity by reason of the breach by Danaher of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02 Indemnification by Newco. Newco shall pay, and shall indemnify and hold Danaher harmless from and against, without duplication, (a) all Newco Taxes, (b) all Taxes incurred by Danaher or any Danaher Entity by reason of the breach by Newco of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03 Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Danaher and Newco agree to treat any payment required by this Agreement (other than payments with respect to interest accruing after the Closing Date) as either a contribution by Danaher to Newco or a distribution by Newco to Danaher, as the case may be, occurring immediately prior to the Closing Date.

(b) Notwithstanding the foregoing, any payment made pursuant to Article III of this Agreement shall be (i) decreased to take into account the present value of any Tax Benefit made allowable to the Indemnified Party (or any of its affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any Tax Cost of the Indemnified Party (or any of its affiliates) arising from the receipt of the relevant indemnity payment (but taking into account the present value of all correlative Tax Benefits resulting from the payment of such Tax Cost). For purposes of this Section 3.03(b), any Tax Benefit or Tax Cost, as applicable, shall be determined (i) using the highest marginal rates in effect at the time of the determination, (ii) assuming the Indemnified Party will be liable for such Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii) assuming that any such Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 3.03(b) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 4.01 Refunds and Credits.

(a) Except as provided in Section 4.02, Danaher shall be entitled to all Refunds of Taxes for which Danaher is responsible pursuant to Article III, and Newco shall be entitled to all Refunds of Taxes for which Newco is responsible pursuant to Article III. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Article III, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and III hereof with the Tax liability of such

Party as determined under Section 2.08, taking into account the facts as utilized for purposes of claiming such Refund. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d) If Newco or any of its Subsidiaries receives a Refund attributable to Restructuring VAT, or otherwise utilizes the benefits of a payment of Restructuring VAT (including by way of credit), Newco shall pay, or cause to be paid, to Danaher, within ten (10) days of the receipt of any such Refund or the filing of the Tax Return utilizing any such benefit the amount of such Restructuring VAT to the extent of such Refund, credit or other benefit. For purposes of determining whether Newco or any of its Subsidiaries have received such a Refund, credit or otherwise utilized the benefits of a payment of Restructuring VAT, any refund, credit or other benefit received by Newco or its Subsidiaries shall be considered to be attributable to Restructuring VAT prior to any refund, credit or other benefit being considered to be attributable to other payments of VAT. Newco agrees to claim any refund, offset, credit or other allowance attributable to Restructuring VAT as soon as reasonably possible and to furnish to Danaher at Danaher’s request all information, records and assistance reasonably necessary to verify the amount of any such refund, offset, credit or other allowance.

(e) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

(f) Notwithstanding anything to the contrary in this Agreement, neither Danaher nor Newco shall be required to pay or cause to be paid any Refund to the other Party pursuant to this Section 4.01 if the amount of such Refund is less than $50,000.

Section 4.02 Carrybacks.

(a) The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b) Except to the extent otherwise consented to by Danaher or prohibited by applicable Law, Newco shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period (a “Carryback”). In the event that Newco (or the appropriate member of the Newco Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Danaher consents to a Carryback), Danaher shall cooperate with Newco, at Newco’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to Newco the amount of such Refund, net of any Taxes imposed on the receipt of such Refund, within ten (10) days after such Refund is received; provided, however, that Newco shall indemnify and hold the members of the Danaher Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Danaher Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

Section 4.03 Tax Attributes.

(a) Danaher shall reasonably determine in good faith the allocation of Tax Attributes arising in a Pre-Closing Period to the Danaher Group and the Newco Group in accordance with the Code and Treasury Regulations. Danaher shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice, where applicable. Danaher shall consult in good faith with NetScout regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall incorporate any reasonable comments received in writing from NetScout regarding such allocation and determinations. Danaher and Newco hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

Section 4.04 Treatment of Deductions Associated with Equity-Related Compensation.

(a) Unless otherwise prohibited by applicable Law, from and after the Closing Date, solely Danaher or any member of the Danaher Group, as the case may be, shall be entitled to claim any Tax deduction associated with the exercise in any taxable period of any Danaher stock options or stock appreciation rights by any Newco Employee.

(b) “Newco Employee” means any person employed or formerly employed by any member of the Newco Group at the time of the exercise, vesting, settlement disqualifying disposition or payment, as appropriate.

Section 4.05 Timing Differences. If pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Newco Group as a result of an Adjustment to any Taxes for which a member of the Danaher Group is responsible hereunder (or Tax Attribute of a member of the Danaher Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, or if pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Danaher Group as a result of an Adjustment to any Taxes for which a member of the Newco Group is responsible hereunder (or Tax Attribute of a member of the Newco Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, Newco or Danaher, as the case may be, shall make a payment to either Danaher or Newco, as appropriate, within thirty (30) days following such Final Determination, in an amount equal to the present value of such Tax Benefit (including any Tax Benefit made allowable as a result of the payment) determined (i) using the highest marginal rates in effect at the time of the determination, (ii) assuming the Party to which such Tax Benefit is made allowable will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii) assuming that the Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the Final Determination.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures Generally.

(a) Tax Proceedings relating to Danaher Consolidated Returns, Mixed Business U.S. Income Tax Returns and Single Business U.S. Income Tax Returns.

(i) Except as provided in Section 5.03, Danaher shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Danaher Consolidated Return, Mixed Business U.S. Income Tax Return, or Single Business Return required to be prepared by Danaher or a Danaher Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Newco is responsible pursuant to Article III, Danaher (A) shall keep Newco informed in a timely manner of all actions proposed to be taken by Danaher with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Newco is responsible pursuant to Article III) and (B), shall permit Newco to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Newco is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Newco, which shall not be unreasonably withheld, delayed or conditioned.

(ii) Except as provided in Section 5.03, Newco shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business U.S. Income Tax Return or Single Business Return required to be prepared by Newco or a Newco Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Danaher is responsible pursuant to Article III, Newco (A) shall keep Danaher informed in a timely manner of all actions proposed to be taken by Newco with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Danaher is responsible pursuant to Article III) and (B) shall permit Danaher to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Danaher is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Danaher, which shall not be unreasonably withheld, delayed or conditioned.

(b) Tax Proceedings relating to Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns. The Preparing Party with respect to any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to such Tax Return and any such defense shall be made diligently and in good faith; provided that the Preparing Party shall (i) keep the Reviewing Party informed in a timely manner of all actions proposed to be taken by the Preparing Party with respect to such

Tax Proceeding and, (ii) to the extent such Tax Proceeding could materially affect the amount of Taxes for which the Reviewing Party is responsible pursuant to Article III, shall permit the Reviewing Party to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Reviewing Party is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of the Reviewing Party, which shall not be unreasonably withheld, delayed or conditioned.

(c) Tax Proceedings relating to Single Business Returns. Except as provided in Sections 5.02(a) and 5.03, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding.

Section 5.03 Tax Proceedings in respect of Disqualifying Actions.

(a) Danaher and Newco shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Newco Disqualifying Action.

(b) Danaher shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Danaher Disqualifying Action; provided, that Danaher shall keep Newco informed in a timely manner of all actions proposed to be taken by Danaher and shall permit Newco to participate in all proceedings with respect to such Tax Proceeding.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01 Representations and Warranties.

(a) Newco. Newco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in (i) the IRS Ruling, (ii) the Opinions, (iii) each submission to the IRS in connection with the IRS Ruling Request, (iv) the representation letter from Danaher addressed to Counsel supporting the Opinions, (v) the representation letter from Newco addressed to Counsel supporting the Opinions and (vi) any other materials delivered or deliverable by Danaher or Newco in connection with the rendering by Counsel of the Opinions and the issuance by the IRS of the IRS Ruling (all of the foregoing, collectively, the “Tax Materials”), to the extent they both (A) are descriptive of the Newco Group (including the business purposes for each of the distributions described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Newco Group and the plans, proposals, intentions and policies of the Newco Group after the Effective Time), and (B) relate to the actions or non-actions of the Newco Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(b) Danaher. Danaher hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to Newco and NetScout and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Danaher Group at any time or (B) the Newco Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the distributions described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Danaher Group at any time or the Newco Group at any time at or prior to the

Effective Time, and (y) the plans, proposals, intentions and policies of the Danaher Group at any time or the Newco Group at any time at or prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c) No Contrary Knowledge. Each of Danaher and Newco represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Restructuring or the Distribution to be other than the Tax-Free Status of the Transactions.

(d) No Contrary Plan. Each of Danaher and Newco represents and warrants that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Neither Danaher nor Newco shall, nor shall Danaher or Newco permit, any Danaher Entity or any Newco Entity, respectively, to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of Danaher Disqualifying Action and Newco Disqualifying Action, respectively.

(b) Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), Newco:

(i) shall continue and cause to be continued the active conduct of the Communications Business, in each case taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution;

(ii) shall not voluntarily dissolve or liquidate itself or any Newco Entity (including any action that is a liquidation for federal income tax purposes);

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Newco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through a Subsidiary) any stock, or rights to acquire stock, other than repurchases satisfying the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003-48, 2003-2 C.B. 86), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (other than pursuant to the Merger and the LLC Merger) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials), in each case which in the aggregate (and taking into account the Merger, the LLC Merger and any other transactions described in this Section 6.02(b)(iii)) would, when combined with any other direct or indirect changes in ownership of Newco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger and the LLC Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Newco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions; and

(iv) shall not, and shall not permit any member of the Newco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 25% of the consolidated gross assets of Newco or the Newco Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Newco or any member of the Newco Group. The percentages of gross assets or consolidated gross assets of Newco or the Newco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Newco and the members of the Newco Group as of the Closing Date. For purposes of this Section 6.02(b)(iv), a merger of Newco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Newco or NetScout shall constitute a disposition of all of the assets of Newco or such Subsidiary.

(c) Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Newco may proceed with any of the actions or transactions described therein, if (i) Newco shall first have requested Danaher to obtain a supplemental ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Danaher shall have received such a supplemental ruling in form and substance reasonably satisfactory to it, (ii) Newco shall have provided to Danaher an Unqualified Tax Opinion in form and substance reasonably satisfactory to Danaher, or (iii) Danaher shall have waived in writing the requirement to obtain such ruling or opinion. For the avoidance of doubt, the presence of a supplemental ruling, an Unqualified Tax Opinion or a waiver from Danaher shall not relieve Newco from indemnification obligations otherwise present under Article III of this Agreement. In determining whether a ruling or opinion is satisfactory, Danaher may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d) Tax Reporting. Each of Danaher and Newco covenants and agrees that it will not take, and will cause its respective Subsidiaries to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

(e) For the avoidance of the doubt, notwithstanding the restrictions set forth in this Section 6.02, (i) Newco shall be permitted to enter into the Merger and the LLC Merger, (ii) Merger Sub II shall be permitted to liquidate or merge with and into NetScout, (iii) Newco may adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Newco notifies Danaher that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Danaher shall cooperate with Newco and use its reasonable best efforts to seek to obtain a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Newco to take the Notified Action unless Danaher shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Danaher shall apply for such ruling and Danaher and Newco shall jointly control the process of obtaining such ruling. In no event shall Danaher be required to file any ruling request under this Section 6.03(a) unless Newco represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the Newco Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Newco shall reimburse Danaher for all reasonable costs and expenses incurred by the Danaher Group in obtaining or seeking to obtain a ruling or Unqualified Tax Opinion requested by Newco within ten (10) days after receiving an invoice from Danaher therefor.

(b) Danaher shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Danaher determines to obtain such ruling or opinion, Newco shall (and shall cause each Newco Entity to) cooperate with Danaher and take any and all actions reasonably requested by Danaher in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided, that Newco shall not be required to make (or cause a Newco Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control. In connection with obtaining such ruling, Danaher shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Danaher shall reimburse Newco for all reasonable costs and expenses incurred by the Newco Group in cooperating with Danaher’s efforts to obtain a supplemental ruling or Unqualified Tax Opinion within ten (10) days after receiving an invoice from Newco therefor.

(c) Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither Newco nor any Newco Subsidiary shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or the Distribution (including the impact of any transaction on the Restructuring or Distribution).

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Danaher Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return that relates to Taxes for which Newco is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries (or, in the case of any Danaher Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which Newco is responsible pursuant to this Agreement).

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 7.02 Retention of Records. Danaher and Newco shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case that relate to a Pre-Closing Period, until seven years following the Closing Date (the “Retention Date”). After the Retention Date, a Party intending to destroy any material records or documents shall provide the other Party with ninety (90) days’ prior written notice and the opportunity to copy or take possession of such records and documents. If, prior to the Retention Date, a Party reasonably determines that any records or documents that it would otherwise be required to preserve and keep under this Section 7.02 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such records or documents upon ninety (90) days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 7.02 shall include a list of the records or documents to be disposed of describing in reasonable detail each file, book, or other record being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy take possession of such records and documents.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Danaher and Newco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Danaher and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.03 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.04 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including without limitation any successor of Danaher or Newco succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. As of the Effective Time, this Agreement shall be binding on NetScout and NetScout shall be subject to the obligations and restrictions imposed on Newco hereunder, including, without limitation, with respect to the restrictions imposed on Newco under Section 6.02, and for the avoidance of doubt any restrictions applicable to Newco shall apply to NetScout mutatis mutandis.

Section 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.07 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.09 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Danaher and Newco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.12 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.13 Confidentiality. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives hereunder (including any Information and any Tax Returns).

Section 8.14 Expenses. Except as otherwise provided in this Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses. For the avoidance of doubt, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of Newco or any member of the Newco Group prior to the Effective Time shall be the responsibility of Danaher and shall be assumed in full by Danaher.

Section 8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.16 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to: Danaher, to:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn:	Attila Bodi
Email:	attila.bodi@danaher.com
Facsimile:	(202) 419-7676
Attn:	Jonathan Schwarz
Email:	jonathan.schwarz@danaher.com
Facsimile:	(202) 419-7668

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square
New York, New York 10036
Tel:	(212) 735-3000
Attention:	Joseph A. Coco
Thomas W. Greenberg
E-mail:	joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile:	(917) 777-2000

If to: NetScout or Newco, to:

NetScout Systems, Inc. 310 Littleton Road
Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO
Email: Anil.Singhal@netscout.com
Facsimile:	(978) 614-4004

with a copy to:

Baker & McKenzie LLP 660 Hansen Way Palo Alto, CA 94304
Attn: Matthew Gemello
Facsimile:	(650) 856-9299

with an additional copy to:

Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116
Tel:	(617) 937-2319
Attention:	Miguel J. Vega and Barbara Borden
E-mails:	mvega@cooley.com
bborden@cooley.com
Facsimile:	(617) 937-2400

Any notice to Danaher will be deemed notice to all members of the Danaher Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

Section 8.17 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Danaher Corporation

By
Name:
Title:

Potomac Holding LLC

By
Name:
Title:

NetScout Systems, Inc.

By
Name:
Title:

SPECIAL MEETING OF STOCKHOLDERS OF
NETSCOUT SYSTEMS, INC.
, 2015
Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through [··] PM Eastern Time on , 2015.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet http://www._________________ Use the internet to vote your proxy. Have your proxy card in hand when you access the Web site.
OR
Telephone 1-________________ Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
Mail Mark, sign and date your proxy card and mail it in the envelope provided as soon as possible.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
? Please detach along perforated line and mail in the envelope provided. ?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
Proposal 1.
To approve the issuance of shares of NetScout common stock in connection with the First Merger contemplated by the Agreement and Plan of Merger and Reorganization, dated as of October 12, 2014, by and among Danaher, Newco, NetScout, Merger Sub and Merger Sub II (as the same may be amended from time to time).
FOR ☐
AGAINST ☐
ABSTAIN ☐
Proposal 2.
To adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the issuance of shares of NetScout common stock in merger listed in proposal 1 above.
FOR ☐
AGAINST ☐
ABSTAIN ☐
INSTRUCTION:
Please indicate if you plan to attend this special meeting.
Yes No
☐ ☐
To change the address on your account, please check the box at right and indicate your new address in the address space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving your full title as such. If signer is a partnership, please sign in the partnership’s name by an authorized person.

NETSCOUT SYSTEMS, INC.
PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD , 2015
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking all prior proxies, hereby appoint(s) Anil K. Singhal and Jean Bua, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of NetScout Systems, Inc., or the Company, which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts 01886, , 2015 at , local time, and at any adjournments or postponements thereof.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (1) “FOR” PROPOSAL 1 AND (2) “FOR” PROPOSAL 2.
(Continued and to be signed on the reverse side)